UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.                     Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM Savings Plan

Director of Compensation and Benefits

Capital Accumulation Programs

IBM Corporation

North Castle Drive

Armonk, New York 10504

B.       Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM SAVINGS PLAN

Table of Contents

Report of Independent Registered Public Accounting Firm

Financial Statements and Schedule

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2005 and 2004

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2005

Notes to Financial Statements

Supplemental Schedule*:

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Exhibits

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*                    Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM Savings Plan

Date: June 27, 2006	By:	/s/ Timothy S. Shaughnessy
Timothy S. Shaughnessy
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Members of the International Business Machines Corporation (“IBM”) Retirement Plans Committee and the Participants of the IBM Savings Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of IBM Savings Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 27, 2006

IBM SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31,

	2005	2004
	(Dollars in thousands)
Assets:
Investments, at fair value (Note 7)	$28,421,430	$27,045,734
Participant loans, at fair value	291,865	293,193
Total investments	28,713,295	27,338,927

Receivables:
Participant contributions	35,538	33,525
Employer contributions	10,914	10,559
Income, sales proceeds and other receivables	8,794	5,347
Total receivables	55,246	49,431

Total assets	28,768,541	27,388,358

Liabilities:
Payable for cash collateral	1,909,001	1,932,125
Accrued expenses and other liabilities	10,577	1,070
Total Liabilities	1,919,578	1,933,195

Net assets available for benefits	$26,848,963	$25,455,163

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31,

2005
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 7)	$756,087
Interest income from investments	354,877
Dividends	96,023
1,206,987

Contributions
Participants	1,204,249
Employer	331,621
1,535,870

Transfers from other benefit plans, net	136,406

Total additions	2,879,263

Deductions from net assets attributed to:

Distributions to participants	1,462,965

Administrative expenses	22,498

Total deductions	1,485,463

Net increase in net assets during the year	1,393,800

Net assets available for benefits:

Beginning of year	25,455,163

End of year	$26,848,963

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of  the IBM Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan prospectus for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of IBM’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants. The Plan offers all eligible active, full-time and part-time regular and long-term supplemental U.S. employees of IBM and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for contribution to any of twenty-three investment funds. The investment objectives of the twenty-three funds are described in Note 3, Description of Investment Funds. In addition, participants are able to contribute up to 10% of their eligible compensation on an after-tax basis. (After-tax contributions are not available for employees working in Puerto Rico.)  Annual contributions are subject to the legal limits allowed by Internal Revenue Service (“IRS”) regulations.

Effective January 1, 2005, the Plan allows participants to invest their account balances in more than 175 mutual fund investment options through a “mutual fund window”. Participants may direct investments into this mutual fund window in addition to the various primary investment funds offered by the Plan.

Effective January 1, 2005, participants also have the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their 401(k) deferral contributions and/or matching contributions into their accounts in the event the participant becomes disabled while insured.

At December 31, 2005 and 2004, the number of participants with an account balance in the Plan was 223,186 and 223,578, respectively.

The Plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan. The Committee appointed State Street Bank and Trust Corporation (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of State Street Bank and Trust Corporation, The Vanguard Group and other investment managers to direct investments in the various funds. Hewitt Associates (“Hewitt”) is the provider of record keeping, participant services, and operator of the IBM Savings Plan Service Center in Lincolnshire, Illinois. Communications services are provided by Hewitt as well as The Vanguard Group.

Fidelity Investments Institutional Operations Company, Inc. is the provider of administrative services relating to the mutual fund window that became effective January 1, 2005.

Contributions

For eligible employees hired prior to January 1, 2005 (and certain employees hired thereafter in connection with a particular transaction, as noted in the IBM Savings Plan document), IBM contributes to the Plan a “matching contribution” equal to fifty percent of the first six percent of annual eligible compensation the employee defers (such that the maximum match is three percent of eligible compensation).

Effective January 1, 2005, other eligible employees (i.e., generally those hired on and after January 1, 2005) participate in the IBM Savings Plan under certain new Plan provisions referred to as the “IBM Pension Program offered through the IBM Savings Plan.”  These employees are automatically enrolled to make 401(k) contributions at three percent of eligible compensation after approximately thirty days of employment with IBM unless they elect otherwise. After completing one year of service, IBM contributes to the Plan a “matching contribution” equal to one hundred percent of the first six percent of annual eligible compensation the employee defers (such that the maximum match is six percent). IBM matching contributions for such employees will be automatically adjusted after year-end to provide the full IBM matching contribution for their aggregate 401(k) deferral contributions for the year.

Starting January 1, 2008, IBM intends to introduce an enhanced plan design that will be called the 401(k) Plus Plan and will provide employer contributions for eligible participants as follows, based upon which, if any, IBM pension formula the employee was eligible for on December 31, 2007:

IBM Pension Plan Eligibility at 12/31/07	2008 Automatic Contribution	2008 IBM Matching Contribution
Pension Credit Formula	4%	100% on 6% of eligible pay
Personal Pension Account	2%	100% on 6% of eligible pay
401(k) Pension Program	1%	100% on 5% of eligible pay

Under the intended 2008 plan design, some participants who were eligible to participate in the Personal Pension Account may also receive transition credits contributed to the IBM Savings Plan, if they had been eligible for transition credits under the IBM Personal Pension Account formula. In addition, an additional contribution equal to 5% of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees and who participated in the Pension Credit Formula as of December 31, 2007.

Eligible compensation under the IBM Savings Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under any form of employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay, and vacation pay, but excludes payments made under any executive incentive pay plan.

Participants may choose to have their contributions invested entirely in one of, or in any combination of, the following funds in multiples of one percent. These funds and their investment objectives are more fully described in Note 3, Description of Investment Funds.

Life Strategy Funds (4)

Income Plus Life Strategy Fund
Conservative Life Strategy Fund
Moderate Life Strategy Fund
Aggressive Life Strategy Fund

Core Funds (6)

Stable Value Fund
Inflation Protected Bond Fund
Total Bond Market Fund
Total International Stock Market Index Fund
Total Stock Market Index Fund
Real Estate Investment Trust Index Fund

Extended Choice Funds (13)

Money Market Fund
Long-Term Corporate Bond Fund
High Yield and Emerging Markets Bond Fund
Equity Income Fund
European Stock Index Fund
Large Company Index Fund
Large-Cap Value Index Fund
Small-Cap Value Index Fund
Large-Cap Growth Index Fund
Pacific Stock Index Fund
Small/Mid-Cap Stock Index Fund
Small-Cap Growth Index Fund
IBM Stock Fund

IBM Savings Plan participants also have access to the “ mutual fund window” investments effective January 1, 2005, as previously described.

Participants may change their deferral percentage and investment selection for future contributions at any time. The changes will take effect for the next eligible pay cycle so long as the request is completed before the respective cutoff dates. Also, the participant may transfer part or all of existing account balances among funds in the Plan once daily, subject to the IBM Savings Plan restrictions on trading. The restrictions include:

•                  Direct transfers from the Stable Value Fund to the Money Market Fund are prohibited. Any funds that are transferred out of the Stable Value Fund cannot be transferred into the Money Market Fund for a period of 90 days.

•                  30-Day Trading Block. When money is transferred out of an investment fund other than the Stable Value Fund, the Money Market Fund or the Mutual Fund Window, the participant must wait 30 calendar days before being able to transfer money back into that fund.

A service fee will be assessed for each transfer in excess of eight in a calendar year.

IBM is committed to preserving the integrity of the IBM Savings Plan as a long-term savings vehicle for its employees. Frequent, short-term trading that is intended to attempt to take advantage of pricing lags in mutual funds can harm long-term investors, or increase trading expense in general. Therefore, the IBM Savings Plan reserves the right to take appropriate action to curb short-term round trip transactions (buying/selling) into the same fund within five (5) business days.

Participant Accounts

The Plan record keeper (Hewitt) maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded. The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of pre-tax dollars from other qualified savings plans or conduit Individual Retirement Accounts (IRAs that exclusively hold a pre-tax distribution from a qualified plan) into their Plan accounts. Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers cannot be accepted. These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan. Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may rollover a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan. After-tax funds may also be rolled over in the Plan. Participant contributions for 2005 of $1,204 million include rollover activity totaling approximately $84 million.

The interest of each participant in each of the funds is represented by units/shares credited to the participant’s account.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund. The investment value of assets equals the market value of assets for all funds except the Stable Value Fund for which the investment value of assets equals the contract value of assets. In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation. The number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the unit value for the applicable fund as determined on the valuation date.

Contributions made to the Plan as well as interest, dividends or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant. Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.

Consistent with provisions established by the IRS, the Plan’s 2005 limit on employee salary deferrals was $14,000. (The limit increases to $15,000 for 2006.)  Those who were age 50 or older during 2005 could take advantage of a higher pre-tax contribution limit of $18,000 (which increases to $20,000 for 2006). The IRS scheduled increases for the maximum contribution limit will stop in 2006. The 2005 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to the lesser of $8,000 or ten percent of eligible compensation.

Vesting

Participants in the Plan are at all times fully vested in their account balance, including deferral contributions, employer matching contributions and earnings thereon, if any.

Distributions

Participants who have attained age 59 1/2 may request a distribution of all or part of the value in the account. Up to four distributions are allowed each year and the minimum amount of any such distribution shall be the lesser of the participant’s account balance or $500.

In addition, participants who (1) retire under the prior IBM Retirement Plan provisions of the IBM Personal Pension Plan, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) separate and have attained age 55, may also elect to receive the balance of their account either in annual installments over a period not to exceed ten years or over the participant’s life expectancy, recalculated annually, or defer distribution until age 70 1/2.

Withdrawals for financial hardship are permitted provided they are for a severe and immediate financial need, and the distribution is necessary to satisfy that need. Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal. Only an employee’s deferral contributions are eligible for hardship withdrawal; earnings and IBM matching contributions are not eligible for withdrawal. Employees must submit evidence of hardship to Hewitt, who will determine whether the situation qualifies for a hardship withdrawal based on direction from IBM. A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

Upon the death of a participant, the value of the participant’s account will be distributed to the participant’s beneficiary in a lump-sum payment. If the participant is married, the beneficiary must be the participant’s spouse, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary. If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary. If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan. In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally. If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

Participant Loans

Participants may borrow up to one-half of the value of the account balance, not to exceed $50,000 within a twelve month period. Loans will be granted in $50 increments subject to a minimum loan amount of $500. Participants are limited to two simultaneous outstanding Plan loans. Repayment of a loan shall be made through semi-monthly payroll deductions over a term of one to four years. The loan shall bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 percent above the prime rate. The interest shall be credited to the participant’s account as the semi-monthly repayments of principal and interest are made. Interest rates on outstanding loans at December 31, 2005 and 2004 ranged from 5.00 percent to 11.00 percent and 5.00 percent to 11.50 percent, respectively.

Participants may prepay the entire remaining loan principal after payments have been made for three full months. Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan. Participants may continue to contribute to the Plan while having an outstanding loan, provided that the loan is not in default.

Participants who retire or separate from IBM and have outstanding Plan loans may make coupon payments to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment as soon as practical following the termination of the participant’s employment with IBM. If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Committee. In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in such manner as the Committee shall determine at its discretion.

In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be nonforfeitable.

Risks and Uncertainties

The Plan provides for various investment options that include in any combination of mutual funds, commingled funds, life-cycle funds, equities, fixed income securities, synthetic guaranteed investment contracts (“GICs”), and derivative contracts. Investment securities are exposed to various risks, such as interest rates, credit and overall market volatility. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Plan is exposed to credit loss in the event of non-performance by the companies with whom the investment contracts are placed.  However, the Committee does not anticipate non-performance by these companies.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.

Valuation of Investments

The Plan’s investments are stated at fair value, except benefit-responsive investment contracts, which are stated at contract value. Investments in mutual funds and commingled funds are valued at the net asset values per share as quoted by such companies or funds as of the valuation date. IBM common stock is valued daily at the New York Stock Exchange closing price. Other equity securities are valued at the last reported sales price or closing price. Fixed income securities traded in the over-the-counter market are valued at the bid prices. Short-term securities are valued at amortized cost, which includes cost and accrued interest, which approximates fair value. Participant loans are valued at cost plus accrued interest, which approximates fair value.

Investment Contracts

The Plan entered into benefit-responsive investment contracts, such as synthetic investment contracts (GICs), (through the Stable Value Fund) with various third parties. Contract value represents contributions made to investment contracts, plus earnings, less participant withdrawals and administrative expenses.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., monthly crediting rate, through fully benefit-responsive wrapper contracts issued by a third party, which are backed by underlying assets owned by the Plan. The contract value of the synthetic GIC held by the Stable Value Fund was $5,713 million and $5,191 million at December 31, 2005 and 2004, respectively. The fair value of the synthetic GIC was ($122) million and ($274) million at December 31, 2005 and 2004, respectively, attributable to the amounts by which the contract value of the investment contracts were less than the value of the underlying assets.

The average yield and crediting interest rates of the investment contracts was 5.57 percent and 5.42 percent at December 31, 2005 and 2004, respectively. Fully benefit-responsive investment contracts are reported at contract value, which approximates fair value.

On December 29, 2005, the Financial Accounting Standards Board (FASB) released FASB Staff Position No. AAG INV-1 and SOP94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare and Pension Plans (the "FSP"). The FSP clarifies the definition of fully benefit responsive investment contracts for contracts held by defined contribution plans. The FSP also establishes enhanced financial statement presentation and disclosure requirements for defined contribution plans subject to the FSP effective for financial statements for annual periods ending after December 15, 2006.

Upon adoption of the FSP for the Plan year ending December 31, 2006, the Plan’s statement of net assets available for benefits will present net assets reflecting all investments at fair value and separately, the amount necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The adoption of this FSP is not expected to have any impact on the net assets of the Plan.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date, and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

All administrative costs of the Plan are deducted from participants’ account balances. These costs include (a) brokerage fees and commissions, which are included in the cost of investments and in determining net proceeds on sales of investments, (b) investment management fees, which are paid from the assets of the respective funds; those fees comprise fixed annual charges and charges based on a percentage of net asset value and are included as part of administrative expenses, and (c) operational expenses required for administration of the Plan including trustee, recordkeeping, participant reports and communications, and service center expenses, which are charged against the fund’s assets on a pro rata basis throughout the year and are included as part of administrative expenses.

NOTE 3 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the twenty-three investment funds to which employees may contribute monies are described below:

Life Strategy Funds - four blended funds that build a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks and fixed-income investments — from the existing core funds noted below. The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

☒           Income Plus Life Strategy Fund - target allocation 30% stocks, 70% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

☒           Conservative Life Strategy Fund - target allocation 50% stocks, 50% bonds; seeks returns that moderately outpace inflation over the long term.

☒           Moderate Life Strategy Fund - target allocation 65% stocks, 35% bonds; seeks relatively high returns at a moderate risk level.

☒           Aggressive Life Strategy Fund - target allocation 85% stocks, 15% bonds; seeks high returns over the long term.

Core Funds - six funds that provide an opportunity to custom-build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds tracking the fixed-income markets.

☒           Stable Value Fund - seeks to preserve principal and provide income at a stable rate of interest that is competitive with intermediate-term rates of return. The fund is managed by multiple money managers.

☒           Inflation Protected Bond Fund - seeks over the long term to provide a rate of return over and above the rate of inflation, thereby preserving the long-term spending power of the money invested. The fund is managed by State Street Global Advisors.

☒           Total Bond Market Fund - seeks to modestly exceed the return of its benchmark index (Lehman Brothers Aggregate Bond Index), which consists of more than 5,000 U.S. Treasury, federal agency, mortgage-backed, and corporate securities. The fund is managed by State Street Global Advisors.

☒           Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world. It attempts to match the performance of the Morgan Stanley Capital International All Country World Ex-U.S. Free Index. The fund is managed by State Street Global Advisors.

☒           Total Stock Market Index Fund - seeks long-term growth of capital and income. It attempts to match the performance of the Dow Jones Wilshire 5000 Total Market Index. The fund is managed by The Vanguard Group.

☒           Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index. Investment consists of U.S. publicly traded real estate equity securities. The fund is managed by Barclays Global Investors.

Extended Choice Funds - thirteen funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

☒           Money Market Fund - seeks liquidity and preservation of capital while providing a variable rate of income based on current short-term market interest rates. The fund is managed by State Street Global Advisors.

☒           Long-Term Corporate Bond Fund - seeks a high and sustainable level of interest income by investing in a widely diversified group of long-term bonds issued by corporations with strong credit ratings. The fund is managed by State Street Global Advisors.

☒           Equity Income Fund - seeks both long-term capital appreciation and dividend income by investing in large- and mid-cap U.S. stocks. The fund is managed by State Street Global Advisors.

☒           European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks. It attempts to match the investment results of the Morgan Stanley Capital International Europe Index. The fund is managed by The Vanguard Group.

☒           Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index. The fund is managed by The Vanguard Group.

☒           Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends. The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index. The fund is managed by The Vanguard Group.

☒           Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to replicate the performance of the Russell 2000 Value Index. The fund is managed by The Vanguard Group.

☒           Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index. The fund is managed by The Vanguard Group.

☒           Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the Morgan Stanley Capital International Pacific Index. The fund is managed by The Vanguard Group.

☒           Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks. The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index. The fund is managed by State Street Global Advisors.

☒           Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index. The fund is managed by The Vanguard Group.

☒           IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.25% for liquidity purposes. The fund is managed by State Street Global Advisors.

☒           High Yield and Emerging Markets Bond Fund - seeks to provide attractive returns, with somewhat less volatility than stocks. The fund invests in “below investment grade” U.S. corporate and emerging market dollar bonds and is managed by Pacific Investment Management Company, LLC (PIMCO).

Securities Lending

Stock loan transactions are permitted with the objective to add investment return to the portfolio. Certain funds may lend securities held in that fund to unaffiliated broker-dealers registered under the Securities Exchange Act of 1934, or banks organized in the United States of America. At all times, the borrower must maintain cash or equivalent collateral equal in value to at least 102 percent of the value of the domestic securities loaned and 105 percent of the value of international securities loaned. The cash collateral is reinvested to generate income that is credited to the portfolio return.

The primary risk in lending securities is a borrower may default during a sharp rise in the price of the security that was borrowed, resulting in a deficiency in the collateral posted by the borrower. The funds seek to minimize this risk by requiring that the value of the securities that are loaned to be computed each day and that additional collateral is furnished each day, if necessary. The addition of the securities lending provision does not change the investment objectives for the funds. The value of  loaned securities in the State Street Bank agency program amounted to $1,852 million and  $1,879 million at December 31, 2005 and 2004, respectively. The value of cash collateral obtained and reinvested in short-term investments of $1,909 million and $1,932 million for December 31, 2005 and 2004, respectively, is reflected as a liability in the Plan’s financial statements. Securities lending is also permitted in the Vanguard and SSGA commingled funds.

NOTE 4 - PLAN TRANSFERS

The transfers below represent participant investment account balances attributable to employees transferred to IBM in 2005 primarily as a result of IBM acquisitions:

Significant transfers were:

☒           Ascential Corporation - net transfer totaling $111,239,156

☒           Healthlink, Inc. - net transfer totaling $12,886,149

☒           Corio, Inc. - net transfer totaling $9,125,280

In 2005, there were also transfers into the Plan totaling $3,154,996 related to participant account balances from other companies. Total plan transfers were $136,405,581, which includes participant loan balances in addition to the transfers noted above.

NOTE 5 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code and the Trustee intends to continue it as a qualified trust. The Plan received a favorable determination letter from the IRS on September 10, 2004. The Plan administrator continues to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code. Accordingly, a provision for federal income taxes has not been made.

NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	2005	2004
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$26,848,963	$25,455,163
Benefit obligations currently payable	7,116	3,871
Net assets available for benefits per the Form 5500	$26,841,847	$25,451,292

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31, 2005
(Dollars in thousands)

Benefits paid to participants per the financial statements	$1,462,965
Less:
Amounts payable at December 31, 2004	3,871
Plus:
Amounts payable at December 31, 2005	7,116

Benefits paid to participants per the Form 5500	$1,466,210

NOTE 7 - INVESTMENT VALUATIONS

The following schedules summarize the value of investments, and the related net appreciation in fair value of investments by type of investment:

	Value Determined By
	Quoted Market Prices	Contract Value	Total
	(Dollars in thousands)
At December 31, 2005

Investments at Fair Value
Commingled Funds	$14,207,603	—	$14,207,603
Common Stock—non-employer	3,141,918	—	3,141,918
IBM Common Stock	2,044,358	—	2,044,358
Short-Term Investments	2,144,121	—	2,144,121
Mutual Funds	1,098,412	—	1,098,412
Fixed Income Securities	71,761	—	71,761
Total	$22,708,173	—	$22,708,173

Investments at Contract Value
Investment contracts	—	$5,713,257	5,713,257
Total	$22,708,173	$5,713,257	$28,421,430

At December 31, 2004

Investments at Fair Value
Commingled Funds	$12,016,899	—	$12,016,899
Common Stock—non-employer	4,574,368	—	4,574,368
IBM Common Stock	2,590,210	—	2,590,210
Short-Term Investments	2,188,918	—	2,188,918
Mutual Funds	481,377	—	481,377
Fixed Income Securities	3,397	—	3,397
Total	$21,855,169	—	$21,855,169

Investments at Contract Value
Investment contracts	—	$5,190,565	5,190,565
Total	$21,855,169	$5,190,565	$27,045,734

Net Appreciation in Fair Value of Investments (including gains and losses on investments bought and sold, as well as held during the year):

2005
(Dollars in thousands)
Investments at fair value as determined by quoted market price:
Commingled Funds	$558,453
Common Stock—non-employer	506,669
IBM Common Stock	(396,167)
Fixed Income	(520)
Mutual Funds	87,652
Total	$756,087

Investments

The investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2005 and 2004 are as follows:

Investments	2005	2004
	(Dollars in thousands)
Large Company Index Fund (Vanguard)	$4,562,615	$4,883,337
Total Stock Market Index Fund (Vanguard)	2,201,948	2,004,369
IBM Common Stock	2,044,358	2,590,210
Investment Contract—Royal Bank of Canada, 5.57% (5.42%—2004)	1,428,314	1,297,641
Investment Contract —JPMorgan Chase, 5.57% (5.42%—2004)	1,428,314	2,335,754

NOTE 8 - RELATED-PARTY TRANSACTIONS

At December 31, 2005, a significant portion of the Plan’s assets were invested in State Street Global Advisors funds. State Street Global Advisors’ parent company, State Street Bank and Trust Corporation, also acts as the trustee for the Plan and, therefore, these investments qualify as party-in-interest transactions. The Plan also pays a fee to the trustee and the trustee also is a security lending agent. These transactions qualify as party-in-interest transactions as well.

At December 31, 2005 the Plan held 24,862,508 shares of IBM common stock valued at $2,044,358,384. At December 31, 2004, the Plan held 26,269,305 shares of IBM common stock valued at $2,590,209,713.

IBM SAVINGS PLAN
Schedule H, line 4i - Schedule of Assets (Held at End of Year)
AT DECEMBER 31, 2005

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current value

	IBM Stock Fund
*	Managed by State Street Global Advisors	IBM Common Stock* 24,862,508 shares		$2,044,358,384
*	Managed by State Street Global Advisors	SSBT Short-Term Investments*		1,848,568

	Mutual Funds

	Managed by the Vanguard Group	European Stock Index		262,513,573
	Managed by the Vanguard Group	Pacific Stock Index		487,645,110
	Managed by Fidelity Investments	Mutual Fund Window		348,253,390

	Commingled Trust Funds

	Managed by The Vanguard Group	Large Company Index		4,562,615,228
	Managed by The Vanguard Group	Total Stock Market Index		2,201,947,903
*	Managed by State Street Global Advisors	SSBT Inflation Protected Bond*		1,031,854,355
*	Managed by State Street Global Advisors	SSBT Money Market*		916,114,096
*	Managed by State Street Global Advisors	SSBT Total Bond Market*		780,025,443
*	Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current value

	Commingled Trust Funds - continued

	Managed by Barclays Global Investors	BGI Real Estate Investment Trust		$691,657,580
	Managed by The Vanguard Group	Small Cap Value Index		690,636,074
	Managed by The Vanguard Group	Large Cap Value Index		574,529,628
	Managed by The Vanguard Group	Large Cap Growth Index		313,461,235
*	Managed by The Vanguard Group Managed by State Street Global Advisors	Small Cap Growth Index SSBT Long-Term Corporate Bond*		281,933,146 231,162,969

	Separately-Managed Funds—IBM

*	Managed by State Street Global Advisors	SSBT Small/Mid Cap Stock Index* (refer to Exhibit A - investments)		3,025,056,406
*	Managed by State Street Global Advisors	SSBT Total International Stock Market Index* (refer to Exhibit B - investments)		1,931,665,572
*	Managed by State Street Global Advisors	SSBT Equity Income* (refer to Exhibit C - investments)		117,138,578
	Managed by Pacific Management Investment Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit D — investments)		71,483,473
*	Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current value

	Short-Term Investments
	Managed by JPMorgan Chase Bank N.A.	Short-Term Investments purchased with cash collateral from securities lending(refer to Exhibit E - investments)		$1,909,000,935

	Stable Value Fund—Investment Contracts†
	Underlying assets managed by various investment companies	Synthetic GIC Global Wrapper (the fair value of wrap contracts is ($122) million, Rate of Interest 5.57%, refer to Exhibit F - investments)		5,713,257,446

	Short-Term Investments
*	Managed by State Street Global Advisors	SSGA Short-Term Investments*		233,271,214

*	Loans to Participants	Interest rates range: 5.00% - 11.00%, Terms: one to four years		291,864,892

*	Party-In-Interest

†	Royal Bank of Canada, 5.57%			$1,428,314,362

†	JPMorgan Chase, 5.57%			1,428,314,362

†	UBS, 5.57%			1,142,651,489

†	Bank of America, 5.57%			1,142,651,489

†	State Street Bank and Trust, 5.57%			571,325,744

EXHIBIT A—Small/Mid-Cap Stock Index
(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2005

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Current value
			Shares	(n/a)

	1 800 CONTACTS	COM	6,900		$80,799
	1ST SOURCE CORP	COM	15,690		394,604
	21ST CENTURY INS GROUP	COM	29,300		474,074
	3COM CORP	COM	427,350		1,538,460
	3D SYS CORP DEL	COM	14,715		264,870
	4 KIDS ENTERTAINMENT INC	COM	16,100		252,609
	99 CENTS ONLY STORES	COM	49,464		517,393
	A C MOORE ARTS + CRAFTS INC	COM	15,700		228,435
	A S V INC	COM	18,200		454,636
	AAMES INVT CORP MD	COM	41,000		264,860
	AAON INC	COM	10,650		190,848
	AAR CORP	COM	39,200		938,840
	AARON RENTS INC	CL B	39,775		838,457
	AASTROM BIOSCIENCES INC	COM	82,355		173,769
	ABAXIS INC	COM	18,100		298,288
	ABERCROMBIE AND FITCH CO	CL A	87,230		5,685,651
	ABGENIX INC	COM	96,075		2,066,573
	ABIOMED INC	COM	20,000		184,800
	ABM INDS INC	COM	43,500		850,425
	ABX AIR INC	COM	66,454		520,335
	ACADIA PHARMACEUTICALS INC	COM	23,000		226,550
	ACADIA RLTY TR	COM	31,500		631,575
	ACCO BRANDS CORP	COM	35,736		875,532

ACCREDITED HOME LENDERS HLDG	COM	19,900	986,642
ACCURIDE CORP	COM	5,295	68,306
ACE CASH EXPRESS INC	COM	8,557	199,806
ACTEL CORP	COM	26,400	336,072
ACTIVISION INC NEW	COM	247,598	3,401,997
ACTUANT CORP	CL A	28,600	1,595,880
ACUITY BRANDS INC	COM	49,100	1,561,380
ACXIOM CORP	COM	90,600	2,083,800
ADAMS RESPIRATORY THERAPEUTICS	COM	4,863	197,730
ADAPTEC INC	COM	125,800	732,156
ADE CORP MASS	COM	6,200	149,172
ADESA INC	COM	87,100	2,126,982
ADMINISTAFF INC	COM	23,100	971,355
ADOLOR CORP	COM	47,242	689,733
ADTRAN INC	COM	69,700	2,072,878
ADVANCE AMER CASH ADVANCE	COM	63,800	791,120
ADVANCE AUTO PARTS	COM	112,000	4,867,520
ADVANCED DIGITAL INFORMATION	COM	76,000	744,040
ADVANCED ENERGY INDS INC	COM	20,600	243,698
ADVANCED MED OPTICS INC	COM	65,164	2,723,855
ADVANTA CORP	CL B	23,000	746,120
ADVENT SOFTWARE INC	COM	25,698	742,929
ADVISORY BRD CO	COM	21,400	1,020,138
ADVO INC	COM	33,950	956,711
AEROFLEX INC	COM	85,400	918,050
AEROPOSTALE	COM	60,900	1,601,670
AFC ENTERPRISES INC	COM	16,175	244,566
AFFILIATED MANAGERS GROUP INC	COM	34,949	2,804,657
AFFORDABLE RESIDENTIAL CMNTYS	COM	21,900	208,707
AFFYMETRIX INC	COM	65,200	3,113,300
AFTERMARKET TECHNOLOGY CORP	COM	15,061	292,786
AGCO CORP	COM	102,200	1,693,454
AGERE SYS INC	COM	188,600	2,432,940
AGILE SOFTWARE CORP DEL	COM	57,200	342,056
AGILYSYS INC	COM	36,180	659,200
AGL RES INC	COM	78,300	2,725,623
AGREE RLTY CORP	COM	2,540	73,406

AIRGAS INC	COM	65,800	2,164,820
AIRSPAN NETWORKS INC	COM	17,785	101,197
AIRTRAN HOLDINGS INC	COM	92,600	1,484,378
AK STL HLDG CORP	COM	120,727	959,780
AKAMAI TECHNOLOGIES INC	COM	142,948	2,848,954
ALABAMA NATL BANCORPORATION DE	COM	16,180	1,047,817
ALAMO GROUP INC	COM	4,900	100,450
ALAMOSA HOLDINGS INC	COM	133,557	2,485,496
ALASKA AIR GROUP INC	COM	29,900	1,068,028
ALASKA COMMUNICATIONS SYS INC	COM	1,200	12,192
ALBANY INTL CORP	CL A	27,860	1,007,418
ALBANY MOLECULAR RESH INC	COM	34,300	416,745
ALBEMARLE CORP	COM	35,800	1,372,930
ALDERWOODS GROUP INC	COM	46,300	734,781
ALERIS INTL INC	COM	33,900	1,092,936
ALEXANDER + BALDWIN INC	COM	45,200	2,451,648
ALEXANDERS INC	COM	2,100	515,550
ALEXANDRIA REAL ESTATE EQUIT	COM	23,100	1,859,550
ALEXION PHARMACEUTICALS INC	COM	26,200	530,550
ALFA CORP	COM	33,700	542,570
ALICO INC	COM	3,600	162,684
ALIGN TECHNOLOGY INC	COM	54,000	349,380
ALKERMES INC	COM	98,000	1,873,760
ALLEGHANY CORP DEL	COM	4,977	1,413,468
ALLETE INC	COM	24,300	1,069,200
ALLIANCE DATA SYSTEMS CORP	COM	82,000	2,919,200
ALLIANCE GAMING CORP	COM	55,000	716,100
ALLIANCE IMAGING INC DEL	COM	10,700	63,665
ALLIANCE ONE INTL INC	COM	85,000	331,500
ALLIANT ENERGY CORP	COM	121,300	3,401,252
ALLIANT TECHSYSTEMS INC	COM	37,934	2,889,433
ALLIED CAP CORP NEW	COM	141,552	4,157,382
ALLIED HEALTHCARE INTL INC	COM	28,625	175,758
ALLOY INC	COM	39,900	115,311
ALLSCRIPTS HEATHCARE SOLUT	COM	29,800	399,320
ALON USA ENERGY INC	COM	10,700	210,255
ALPHA NAT RES INC	COM	27,245	523,376

ALPHARMA INC	CL A	43,050	1,227,356
ALTIRIS INC	COM	22,200	374,958
AMB PPTY CORP	COM	88,300	4,341,711
AMBASSADORS GROUP INC	COM	13,200	302,148
AMCOL INTL CORP	COM	24,800	508,896
AMCORE FINL INC	COM	28,100	854,521
AMEDISYS INC	COM	14,700	620,928
AMERCO	COM	9,583	690,455
AMERICA SVC GROUP INC	COM	12,100	191,906
AMERICAN AXLE + MFG HLDGS INC	COM	46,400	850,512
AMERICAN CAMPUS CMNTYS INC	COM	12,500	310,000
AMERICAN CAP STRATEGIES LTD	COM	106,743	3,865,164
AMERICAN DENTAL PARTNERS INC	COM	14,850	268,488
AMERICAN EAGLE OUTFITTERS INC	COM	126,000	2,895,480
AMERICAN ECOLOGY CORP	COM	12,700	183,261
AMERICAN EQUITY INVT LIFE	COM	25,900	337,995
AMERICAN FINL GROUP INC OHIO	COM	51,100	1,957,641
AMERICAN FINL RLTY TR	COM	120,400	1,444,800
AMERICAN GREETINGS CORP	CL A	65,500	1,439,035
AMERICAN HEALTHWAYS INC	COM	34,900	1,579,225
AMERICAN HOME MTG INVT CORP	COM	40,928	1,333,025
AMERICAN ITALIAN PASTA CO	CL A	19,550	132,940
AMERICAN MED SYS HLDGS	COM	66,400	1,183,912
AMERICAN NATL INS CO	COM	8,500	994,415
AMERICAN PHARMACEUTICAL PART	COM	22,000	853,380
AMERICAN PHYSICIANS CAP INC	COM	10,200	467,058
AMERICAN REPROGRAPHICSCO	COM	17,000	431,970
AMERICAN RETIREMENT CORP	COM	23,935	601,487
AMERICAN SCIENCE + ENGR INC	COM	9,760	608,731
AMERICAN STS WTR CO	COM	18,000	554,400
AMERICAN SUPERCONDUCTOR CORP	COM	25,100	197,537
AMERICAN TOWER CORP	CL A	412,864	11,188,614
AMERICAN VANGUARD CORP	COM	9,600	225,600
AMERICAN WOODMARK CORP	COM	11,300	280,127
AMERICANWEST BANCORPORATION	COM	13,980	330,347
AMERICAS CAR MART INC	COM	8,850	146,202
AMERICREDIT CORP	COM	145,800	3,736,854

AMERIGROUP CORP	COM	57,200	1,113,112
AMERIS BANCORP	COM	12,480	247,603
AMERISTAR CASINOS INC	COM	28,400	644,680
AMERITRADE HLDG CORP NEW	COM	250,200	6,004,800
AMERON INTL CORP	COM	8,800	401,104
AMERUS GROUP CO	COM	42,300	2,397,141
AMES NATL CORP	COM	6,870	176,628
AMETEK INC NEW	COM	72,200	3,071,388
AMICAS INC	COM	23,170	114,923
AMIS HLDGS INC	COM	33,300	354,645
AMKOR TECHNOLOGY INC	COM	119,400	668,640
AMLI RESIDENTIAL PPTYS TR	SH BEN INT	29,893	1,137,429
AMN HEALTHCARE SVCS INC	COM	15,490	306,392
AMPHENOL CORP NEW	CL A	92,700	4,102,902
AMR CORP DEL	COM	186,900	4,154,787
AMSURG CORP	COM	31,600	722,376
AMYLIN PHARMACEUTICALS INC	COM	116,100	4,634,712
ANALOGIC CORP	COM	16,100	770,385
ANAREN INC	COM	22,100	345,423
ANCHOR BANCORP WIS INC	COM	22,460	681,436
ANDERSONS INC	COM	6,425	276,789
ANDRX CORP DEL	COM	80,120	1,319,576
ANGELICA CORP	COM	9,400	155,476
ANIMAS CORP DEL	COM	15,500	374,325
ANIXTER INTL INC	COM	35,450	1,386,804
ANNALY MTG MGMT INC	COM	129,700	1,418,918
ANNTAYLOR STORES CORP	COM	74,650	2,576,918
ANSOFT CORP	COM	7,526	256,260
ANSYS INC	COM	36,800	1,570,992
ANTEON INTERNATIONAL CORP	COM	31,800	1,728,330
ANTHRACITE CAP INC	COM	55,500	584,415
ANTIGENICS INC DEL	COM	27,700	131,852
ANWORTH MTG ASSET CORP 1	COM	58,800	429,240
APOGEE ENTERPRISES INC	COM	28,300	459,026
APOLLO INVT CORP	COM	71,950	1,290,064
APPLEBEES INTL INC	COM	79,312	1,791,658
APPLERA CORP CELERA GENOMICS	COM	89,534	981,293

APPLIED DIGITAL SOLUTIONS INC	COM	55,305	158,725
APPLIED FILMS CORP	COM	18,300	380,091
APPLIED INDL TECHNOLOGIES INC	COM	33,950	1,143,776
APPLIED SIGNAL TECHNOLOGY INC	COM	10,700	242,890
APRIA HEALTHCARE GROUP INC	COM	53,900	1,299,529
APTARGROUP INC	COM	37,800	1,973,160
AQUA AMER INC	COM	132,620	3,620,526
AQUANTIVE INC	COM	58,800	1,484,112
AQUILA INC DEL NEW	COM	380,266	1,368,958
ARAMARK CORP	CL B	69,700	1,936,266
ARBITRON INC	COM	33,660	1,278,407
ARBOR RLTY TR INC	COM REITS	8,900	230,688
ARCH CHEMICALS INC	COM	24,800	741,520
ARCH COAL INC	COM	65,673	5,221,004
ARCHIPELAGO HLDGS INC	COM	28,100	1,398,537
ARCTIC CAT INC	COM	18,600	373,116
ARDEN GROUP INC	CL A	2,400	218,376
ARDEN RLTY INC	COM	69,400	3,111,202
ARENA PHARMACEUTICALS INC	COM	34,680	493,150
ARES CAP CORP	COM	29,860	479,850
ARGON ST INC	COM	7,895	244,587
ARGONAUT GROUP INC	COM	33,000	1,081,410
ARIAD PHARMACEUTICALS INC	COM	57,500	336,375
ARIBA INC	COM	73,011	536,631
ARKANSAS BEST CORP	COM	25,300	1,105,104
ARMOR HLDGS INC	COM	37,100	1,582,315
ARQULE INC	COM	10,600	64,872
ARRAY BIOPHARMA INC	COM	24,701	173,154
ARRIS GROUP INC	COM	105,800	1,001,926
ARROW ELECTRS INC	COM	122,650	3,928,480
ARROW FINL CORP	COM	8,751	228,839
ARROW INTERNATIONAL INC	COM	20,500	594,295
ARTESYN TECHNOLOGIES INC	COM	38,900	400,670
ARTHROCARE CORP	COM	21,800	918,652
ARVINMERITOR INC	COM	76,712	1,103,886
ASBURY AUTOMOTIVE GROUP INC	COM	15,500	255,130
ASHFORD HOSPITALITY TR INC	COM	35,300	370,297

ASIAINFO HLDGS INC	COM	35,000	139,300
ASPECT MED SYS INC	COM	14,900	511,815
ASPEN TECHNOLOGY INC	COM	42,530	333,861
ASSET ACCEP CAP CORP	COM	7,000	157,220
ASSOCIATED BANC CORP	COM	143,415	4,668,158
ASSURANT INC	COM	113,200	4,923,068
ASTA FDG INC	COM	7,300	199,582
ASTEC INDS INC	COM	17,400	568,284
ASTORIA FINL CORP	COM	103,500	3,042,900
ASYST TECHNOLOGIES INC	COM	57,300	327,756
ATARI INC	COM	14,120	15,250
ATHEROGENICS INC	COM	44,200	884,442
ATHEROS COMMUNICATIONS INC	COM	27,700	360,100
ATLAS AMER INC	COM	11,908	717,100
ATMEL CORP	COM	468,280	1,446,985
ATMI INC	COM	40,700	1,138,379
ATMOS ENERGY CORP	COM	86,100	2,252,376
ATP OIL + GAS CORPORATION	COM	15,780	584,018
ATWOOD OCEANICS INC	COM	14,200	1,108,026
AUDIBLE INC	COM	21,030	270,025
AUDIOVOX CORP	CL A	20,700	286,902
AUGUST TECHNOLOGY CORP	COM	23,680	260,243
AUTOBYTEL INC	COM	40,100	198,094
AUTOLIV	COM	93,600	4,251,312
AVALONBAY CMNTYS INC	COM	76,200	6,800,850
AVANIR PHARMACEUTICALS	CL A	86,365	297,096
AVATAR HLDGS INC	COM	6,500	356,980
AVIALL INC	COM	32,100	924,480
AVID TECHNOLOGY INC	COM	41,878	2,293,239
AVISTA CORP	COM	57,100	1,011,241
AVNET INC	COM	152,283	3,645,655
AVOCENT CORP	COM	55,875	1,519,241
AVX CORP NEW	COM	62,000	897,760
AXCELIS TECHNOLOGIES INC	COM	122,100	582,417
AZTAR CORP	COM	39,730	1,207,395
BADGER METER INC	COM	5,235	205,421
BALCHEM CORP	COM	10,155	302,721

BALDOR ELEC CO	COM	36,700	941,355
BALDWIN + LYONS INC	CL B	9,250	224,775
BANCFIRST CORP	COM	4,600	363,400
BANCORP INC DEL	COM	4,025	68,425
BANCORPSOUTH INC	COM	87,860	1,939,070
BANCTRUST FINL GROUP INC	COM	8,034	161,483
BANDAG INC	COM	12,200	520,574
BANK CORP	COM	2,970	33,888
BANK GRANITE CORP	COM	14,850	275,171
BANK HAWAII CORP	COM	55,900	2,881,086
BANK MUTUAL CORP	COM	52,092	552,175
BANK OF THE OZARKS INC	COM	12,400	457,560
BANKATLANTIC BANCORP INC	CL A	52,900	740,600
BANKFINANCIAL CORP	COM	16,168	237,346
BANKRATE INC	COM	12,000	354,240
BANKUNITED FINL CORP	COM	32,700	868,839
BANNER CORP	COM	11,800	368,160
BANTA CORP	COM	27,200	1,354,560
BARNES + NOBLE INC	COM	54,600	2,329,782
BARNES GROUP INC	COM	18,400	607,200
BARR PHARMACEUTICALS INC	COM	108,628	6,766,438
BARRETT BILL CORP	COM	11,200	432,432
BASSETT FURNITURE INDS INC	COM	10,700	197,950
BE AEROSPACE INC	COM	64,000	1,408,000
BEA SYS INC	COM	361,860	3,401,484
BEACON ROOFING SUPPLY INC	COM	15,300	439,569
BEARINGPOINT INC	COM	175,400	1,378,644
BEASLEY BROADCAST GROUP INC	CL A	5,400	72,954
BEAZER HOMES USA INC	COM	45,188	3,291,494
BEBE STORES INC	COM	20,137	282,522
BECKMAN COULTER INC	COM	65,150	3,707,035
BEDFORD PPTY INVS INC	COM	17,300	379,562
BEL FUSE INC	CL B	11,600	368,880
BELDEN CDT INC	COM	50,450	1,232,494
BELL MICROPRODUCTS INC	COM	23,200	177,480
BELO CORP	COM SER A	104,200	2,230,922
BENCHMARK ELECTRS INC	COM	45,149	1,518,361

BENTLEY PHARMACEUTICALS INC	COM	18,600	305,226
BERKLEY W R CORP	COM	112,814	5,372,203
BERKSHIRE HILL BANCORP INC	COM	5,500	184,250
BERRY PETE CO	CL A	20,300	1,161,160
BEVERLY ENTERPRISES INC	COM	120,800	1,409,736
BEVERLY HILLS BANCORP DE	COM	5,700	59,109
BFC FINL CORP	CL A	9,975	55,062
BIG 5 SPORTING GOODS CORP	COM	20,341	445,264
BIMINI MTG MGMT INC	CL A	17,700	160,185
BIO RAD LABORATORIES INC	CL A	19,400	1,269,536
BIO REFERENCE LABS INC	COM	3,800	71,478
BIOENVISION INC	COM	49,685	324,443
BIOMARIN PHARMACEUTICAL INC	COM	76,300	822,514
BIOMED RLTY TR INC	COM	45,600	1,112,640
BIOSCRIP INC	COM	36,842	277,789
BIOSITE INC	COM	18,400	1,035,736
BISYS GROUP INC	COM	135,800	1,902,558
BJS RESTAURANTS INC	COM	13,800	315,468
BJS WHSL CLUB INC	COM	75,950	2,245,082
BKF CAP GROUP INC	COM	7,900	149,705
BLACK BOX CORP	COM	20,400	966,552
BLACK HILLS CORP	COM	34,950	1,209,620
BLACKBAUD INC	COM	4,700	80,276
BLACKBOARD INC	COM	15,500	449,190
BLACKROCK INC	CL A	20,200	2,191,296
BLAIR CORP	COM	5,250	204,435
BLOCKBUSTER INC	CL A	197,500	740,625
BLOUT INTL INC NEW	COM	26,400	420,552
BLUE COAT SYS INC	COM	9,100	416,052
BLUE NILE INC	COM	13,100	528,061
BLUEGREEN CORP	COM	25,400	401,320
BLYTH INC	COM	30,300	634,785
BOB EVANS FARMS INC	COM	37,600	867,056
BOIS D ARC ENERGY LLC 1	COM	12,500	198,250
BOK FINL CORP	COM	22,352	1,015,451
BOMBAY COMPANY INC	COM	42,900	126,984
BON TON STORES INC	COM	3,200	61,216

BORDERS GROUP INC	COM	77,100	1,670,757
BORG WARNER INC	COM	59,800	3,625,674
BORLAND SOFTWARE CORP	COM	87,300	570,069
BOSTON BEER INC	CL A	7,900	197,500
BOSTON PPTYS INC	COM	113,825	8,437,847
BOSTON PRIVATE FINL HLDGS INC	COM	30,600	930,852
BOTTOMLINE TECHNOLOGIES DEL	COM	15,235	167,890
BOWATER INC	COM	58,950	1,810,944
BOWNE + CO INC	COM	36,700	544,628
BOYD GAMING CORP	COM	43,500	2,073,210
BOYKIN LODGING CO	COM	5,750	70,265
BRADY CORP	CL A	45,000	1,628,100
BRANDYWINE RLTY TR	SH BEN INT	57,700	1,610,407
BRE PPTYS INC	COM	53,100	2,414,988
BRIGGS + STRATTON CORP	COM	55,900	2,168,361
BRIGHAM EXPL CO	COM	21,500	254,990
BRIGHT HORIZONS FAMILY SOLUT	COM	28,200	1,044,810
BRIGHTPOINT INC	COM	24,000	665,520
BRINKER INTL INC	COM	90,800	3,510,328
BRINKS CO	COM	63,332	3,034,236
BRISTOL WEST HLDGS INC	COM	10,500	199,815
BROADWING CORP	COM	42,870	259,364
BROCADE COMMUNICATIONS SYS INC	COM	285,300	1,161,171
BROOKDALE SR LIVING INC	COM	9,300	277,233
BROOKFIELD HOMES CORP	COM	17,223	856,500
BROOKLINE BANCORP INC DEL	COM	71,017	1,006,311
BROOKS AUTOMATION INC NEW	COM	81,885	1,026,019
BROWN + BROWN INC	COM	115,500	3,527,370
BROWN SHOE INC NEW	COM	20,400	865,572
BRUKER BIOSCIENCES CORP	COM	22,307	108,412
BRUSH ENGINEERED MATLS INC	COM	22,000	349,800
BUCKEYE TECHNOLOGIES INC	COM	33,550	270,078
BUCKLE INC	COM	7,900	254,696
BUCYRUS INTL INC NEW	CL A	18,900	996,030
BUFFALO WILD WINGS INC	COM	2,400	79,704
BUILD A BEAR WORKSHOP INC	COM	10,000	296,400
BUILDERS FIRSTSOURCE INC	COM	7,600	162,412

BUILDING MATLS HLDG CORP	COM	15,100	1,029,971
BURLINGTON COAT FACTORY WHSE	COM	19,800	796,158
C COR NET CORPORATION	COM	50,100	243,486
C D I CORP	COM	13,860	379,764
C H ROBINSON WORLDWIDE INC	COM	176,200	6,524,686
C+D TECHNOLOGIES	COM	25,600	195,072
CABELAS INC	COM	28,400	471,440
CABLEVISION SYS CORP	COM	206,575	4,848,315
CABOT CORP	COM	65,500	2,344,900
CABOT MICROELECTRONICS CORP	COM	29,155	855,116
CABOT OIL + GAS CORP	COM	54,450	2,455,695
CACHE INC	COM	15,150	262,398
CACI INTL INC	CL A	32,600	1,870,588
CADENCE DESIGN SYS INC	COM	285,418	4,829,273
CAL DIVE INTL INC	COM	83,200	2,986,048
CALAMOS ASSET MGMT INC	CL A	21,780	684,981
CALGON CARBON CORP	COM	43,500	247,515
CALIFORNIA COASTAL CMNTYS INC	COM	8,980	352,285
CALIFORNIA PIZZA KITCHEN INC	COM	22,800	728,916
CALIFORNIA WATER SERVICE GRP	COM	19,900	760,777
CALIPER LIFE SCIENCES INC	COM	9,115	53,596
CALLAWAY GOLF CO	COM	79,250	1,096,820
CALLON PETE CO DEL	COM	16,900	298,285
CAMBREX CORP	COM	27,900	523,683
CAMDEN NATL CORP	COM	11,600	381,408
CAMDEN PPTY TR	COM	49,683	2,877,639
CANDELA CORP	COM	25,200	363,888
CANTEL MED CORP	COM	12,950	232,323
CAPITAL CITY BK GROUP INC	COM	13,781	472,550
CAPITAL CORP OF THE WEST	COM	6,460	209,627
CAPITAL CROSSING BK	COM	2,100	70,140
CAPITAL LEASE FDG INC	COM	24,300	255,879
CAPITAL SOUTHWEST CORP	COM	3,000	271,500
CAPITAL TR INC MD	CL A	13,700	401,136
CAPITALSOURCE INC	COM	80,200	1,796,480
CAPITOL BANCORP LTD	COM	13,900	520,416
CAPITOL FED FINL	COM	25,300	833,382

CARACO PHARMACEUTICAL LABS	COM	4,400	39,512
CARAUSTAR INDS INC	COM	32,800	285,032
CARBO CERAMICS INC	COM	22,650	1,280,178
CARDINAL FINL CORP	COM	15,444	169,884
CAREER ED CORP	COM	101,500	3,422,580
CARLISLE COS INC	COM	33,450	2,313,068
CARMAX INC	COM	102,300	2,831,664
CARMIKE CINEMAS INC	COM	10,000	253,600
CARPENTER TECHNOLOGY CORP	COM	26,800	1,888,596
CARRAMERICA RLTY CORP	COM	59,900	2,074,337
CARRIZO OIL + GAS INC	COM	15,640	386,464
CARTER HOLDINGS	COM	17,400	1,023,990
CASCADE BANCORP	COM	18,000	414,180
CASCADE CORP	COM	14,400	675,504
CASCADE NAT GAS CORP	COM	10,100	197,051
CASELLA WASTE SYS INC	CL A	13,500	172,665
CASEYS GEN STORES INC	COM	53,700	1,331,760
CASH AMER INTL INC	COM	33,300	772,227
CASTLE A MCO	COM	8,300	181,272
CASUAL MALE RETAIL GROUP INC	COM	38,000	232,940
CATALINA MARKETING CORP	COM	60,000	1,521,000
CATAPULT COMMUNICATIONS CORP	COM	7,000	103,530
CATHAY GENERAL BANCORP	COM	49,182	1,767,601
CATO CORP NEW	CL A	28,650	614,543
CB RICHARD ELLIS GROUP INC	CL A	48,700	2,865,995
CBIZ INC	COM	83,643	503,531
CBL + ASSOC PPTYS INC	COM	45,600	1,801,656
CBOT HLDGS INC	CL A	3,300	309,408
CBRL GROUP INC	COM	51,600	1,813,740
CCC INFORMATION SVCS GROUP INC	COM	11,224	294,293
CDW CORP	COM	65,000	3,742,050
CEC ENTMT INC	COM	36,625	1,246,715
CEDAR SHOPPING CTRS INC	COM	23,100	325,017
CELANESE CORP DE	COM SER A	55,100	1,053,512
CELGENE CORP	COM	173,580	11,247,984
CELL GENESYS INC	COM	46,500	275,745
CELL THERAPEUTICS INC	COM	61,500	134,070

CENTENE CORP DEL	COM	43,600	1,146,244
CENTENNIAL BK HLDGS INC DEL	COM	31,800	393,366
CENTENNIAL COMMUNICATIONS CORP	CL A	18,300	284,016
CENTER FINL CORP CA	COM	12,004	302,021
CENTERPOINT PPTYS TR	COM	50,800	2,513,584
CENTRACORE PPTYS TR	COM	11,500	309,005
CENTRAL COAST BANCORP	COM	14,253	352,619
CENTRAL EUROPEAN DISTR CORP	COM	15,013	602,622
CENTRAL GARDEN + PET CO		21,300	978,522
CENTRAL PAC FINL CORP	COM	32,563	1,169,663
CENTRAL PKG CORP	COM	18,200	249,704
CENTRAL VT PUBLIC SERVICE	COM	13,800	248,538
CENTURY ALUM CO	COM	21,500	563,515
CENVEO INC	COM	42,545	559,892
CEPHALON INC	COM	62,538	4,048,710
CEPHEID	COM	39,800	349,444
CERADYNE INC CALIF	COM	26,525	1,161,795
CERES GROUP INC	COM	39,300	203,181
CERIDIAN CORP NEW	COM	160,900	3,998,365
CERNER CORP	COM	31,300	2,845,483
CERTEGY INC	COM	55,400	2,247,024
CF INDS HLDGS INC	COM	45,100	687,775
CH ENERGY GROUP INC	COM	17,700	812,430
CHAMPION ENTERPRISES INC	COM	79,000	1,075,980
CHAPARRAL STL CO DEL	COM	23,963	724,881
CHARLES AND COLVARD LTD	COM	15,085	304,717
CHARLES RIV LABORATORIES INTL	COM	73,136	3,098,772
CHARLOTTE RUSSE HLDG INC	COM	14,200	295,786
CHARMING SHOPPES INC	COM	126,500	1,669,800
CHARTER COMMUNICATIONS INC DEL	CL A	322,100	392,962
CHARTER FINL CORP WEST PT GA	COM	5,200	185,692
CHARTERMAC	SH BEN INT	42,700	904,386
CHATTEM INC	COM	21,200	771,468
CHECKFREE CORP NEW	COM	85,800	3,938,220
CHECKPOINT SYS INC	COM	41,900	1,032,835
CHEESECAKE FACTORY	COM	82,450	3,082,806
CHEMED CORP NEW	COM	26,200	1,301,616

CHEMICAL FINL CORP	COM	28,356	900,587
CHEMTURA CORP	COM	235,225	2,987,358
CHENIERE ENERGY INC	COM	51,200	1,905,664
CHEROKEE INC DEL NEW	COM	7,700	264,803
CHESAPEAKE CORP	COM	20,900	354,882
CHESAPEAKE ENERGY CORP	COM	355,435	11,277,953
CHICAGO MERCANTILE EXCHANGE	COM	35,690	13,115,718
CHICOS FAS INC	COM	187,800	8,250,054
CHILDRENS PL RETAIL STORES INC	COM	22,000	1,087,240
CHINA ENERGY SVGS TECHNOLOGY	COM	2,715	22,589
CHIQUITA BRANDS INTL INC	COM	45,200	904,452
CHITTENDEN CORP	COM	50,287	1,398,481
CHOICE HOTELS INC	COM	37,000	1,545,120
CHOICEPOINT INC	COM	94,399	4,201,699
CHRISTOPHER + BANKS CORP	COM	42,575	799,559
CHURCH + DWIGHT INC	COM	66,100	2,183,283
CHURCHILL DOWNS INC	COM	7,300	268,129
CIBER INC	COM	61,000	402,600
CIMAREX ENERGY CO	COM	82,152	3,533,358
CINCINNATI BELL INC NEW	COM	266,432	935,176
CIRCOR INTL INC	COM	15,600	400,296
CIRRUS LOGIC INC	COM	86,300	576,484
CITADEL BROADCASTING CORP	COM	58,400	784,896
CITIZENS + NORTHN CORP	COM	9,084	232,812
CITIZENS BKG CORP MICH	COM	49,882	1,384,226
CITIZENS INC AMER	CL A	35,313	192,457
CITY BK LYNNWOOD WASH	COM	9,700	345,029
CITY HLDG CO	COM	19,600	704,620
CITY NATL CORP	COM	43,000	3,114,920
CKE RESTAURANTS INC	COM	62,600	845,726
CKX INC	COM	20,165	262,145
CLAIRE S STORES INC	COM	90,400	2,641,488
CLARCOR INC	COM	55,600	1,651,876
CLARK INC	COM	16,800	222,600
CLEAN HBRS INC	COM	16,010	461,248
CLEAR CHANNEL OUTDOOR HLDGS IN	COM CL A	36,200	725,810
CLECO CORP NEW	COM	55,700	1,161,345

CLEVELAND CLIFFS INC	COM	23,400	2,072,538
CLICK COMM INC	COM	9,500	199,690
CLIFTON SVGS BANCORP INC	COM	11,691	117,611
CMG INFORMATION SVCS INC	COM	485,600	738,112
CNA FINL CORP	COM	28,900	945,897
CNA SURETY CORP	COM	15,900	231,663
CNET NETWORKS INC	COM	143,008	2,100,788
CNF INC	COM	56,000	3,129,840
CNS INC	COM	17,035	373,237
COACHMEN INDS INC	COM	22,100	261,001
COASTAL FINL CORP DEL	COM	16,421	211,174
COBIZ INC	COM	13,950	254,309
COCA COLA BOTTLING CO CONS	COM	3,900	167,700
COEUR D ALENE MINES CORP IDAHO	COM	252,000	1,008,000
COGENT COMMUNICATIONS GRP INC	COM	1,200	6,588
COGENT INC	COM	23,200	526,176
COGNEX CORP	COM	41,500	1,248,735
COGNIZANT TECHNOLOGY SOLUTIONS	CL A	139,300	7,013,755
COHERENT INC	COM	33,300	988,344
COHU INC	COM	23,700	542,019
COINSTAR INC	COM	26,600	607,278
COLDWATER CREEK INC	COM	37,305	1,138,922
COLE KENNETH PRODTNS INC	CL A	7,400	188,700
COLLEGIATE FDG SVCS INC	COM	13,708	270,733
COLONIAL BANCGROUPINC	COM	160,740	3,828,827
COLONIAL PPTYS TR	SH BEN INT	47,860	2,009,163
COLONY BANKCORP CORP	COM	1,005	25,105
COLOR KINETICS INC	COM	12,000	172,680
COLUMBIA BANCORP	COM	7,800	321,750
COLUMBIA BKY SYS INC	COM	16,427	468,991
COLUMBIA EQUITY TR INC	COM	10,600	171,190
COLUMBIA SPORTSWEAR CO	COM	15,950	761,294
COMFORT SYS USA INC	COM	40,100	368,920
COMMERCE BANCORP INC N J	COM	181,660	6,250,921
COMMERCE BANCSHARES INC	COM	66,942	3,489,017
COMMERCE GROUP INC MASS	COM	27,780	1,591,238
COMMERCIAL BANKSHARES INC	COM	4,335	153,329

COMMERCIAL CAP BANCORP INC	COM	38,239	654,652
COMMERCIAL METALS CO	COM	62,800	2,357,512
COMMERCIAL NET LEASE RLTY INC	COM	55,542	1,131,391
COMMERCIAL VEH GROUP INC	COM	16,469	309,288
COMMONWEALTH TEL ENTERPRISES	COM	22,900	773,333
COMMSCOPE INC	COM	61,900	1,246,047
COMMUNITY BANCORP NEV	COM	2,800	88,508
COMMUNITY BK SYS INC	COM	31,400	708,070
COMMUNITY BKS INC MILLERSBURG	COM	24,852	695,856
COMMUNITY HEALTH SYS INC NEW	COM	94,000	3,603,960
COMMUNITY TR BANCORP INC	COM	16,857	518,353
COMPASS MINERALS INTL INC	COM	17,900	439,266
COMPUCREDIT CORP	COM	23,038	886,502
COMPUTER PROGRAMS + SYS INC	COM	7,900	327,297
COMPX INTL INC	CL A	9,000	144,180
COMSTOCK RES INC	COM	41,500	1,266,165
COMSYS IT PARTNERS INC	COM	1,394	15,404
COMTECH TELECOMMUNICATIONS	COM	22,395	683,943
CONCUR TECHNOLOGIES INC	COM	25,900	333,851
CONEXANT SYS INC	COM	511,451	1,155,879
CONMED CORP	COM	35,690	844,425
CONNECTICUT WTR SVC INC	COM	8,850	216,914
CONNETICS CORP	COM	37,000	534,650
CONNS INC	COM	10,600	390,822
CONOR MEDSYSTEMS INC	COM	10,600	205,110
CONSECO INC	COM	148,600	3,443,062
CONSOL ENERGY INC	COM	95,100	6,198,618
CONSOLIDATED COMM HOLDINGS INC	COM	18,200	236,418
CONSOLIDATED GRAPHICS INC	COM	13,600	643,824
CONSOLIDATED TOMOKA LD CO	COM	6,500	460,850
CONTINENTAL AIRLS INC	COM CL B	91,000	1,938,300
COOPER CAMERON CORP	COM	114,800	4,752,720
COOPER COS INC	COM	44,388	2,277,104
COPART INC	COM	72,650	1,675,309
CORINTHIAN COLLEGES INC	COM	99,200	1,168,576
CORN PRODUCTS INTL INC	COM	78,200	1,868,198
CORPORATE EXECUTIVE BRD CO	COM	42,100	3,776,370

CORPORATE OFFICE PPTYS TR	COM	33,800	1,201,252
CORRECTIONS CORP AMER NEW	COM	42,162	1,896,025
CORUS BANKSHARES INC	COM	20,400	1,147,908
CORVEL CORP	COM	7,500	142,425
COST PLUS INC CALIF	COM	21,350	366,153
COSTAR GROUP INC	COM	18,000	777,060
COTHERIX INC	COM	19,400	206,028
COURIER CORP	COM	11,250	386,325
COUSINS PPTYS INC	COM	40,900	1,157,470
COVANCE INC	COM	65,000	3,155,750
COVANSYS CORP	COM	29,833	406,027
COVANTA HLDG CORP	COM	116,510	1,754,641
COVENANT TRANS INC	CL A	7,700	107,646
COX RADIO INC	CL A	40,700	573,056
CRA INTL INC	COM	10,500	500,745
CRANE CO	COM	54,300	1,915,161
CRAWFORD + CO	COM	15,825	91,152
CREDENCE SYSTEMS CORP	COM	95,379	663,838
CREE INC	COM	81,200	2,049,488
CRESCENT REAL ESTATE EQUITIES	COM	81,700	1,619,294
CRIIMI MAE INC	COM	18,400	364,320
CROSS CTRY HEALTHCARE INC	COM	29,791	529,684
CROSSTEX ENERGY INC	COM	7,200	454,032
CROWN CASTLE INTL CORP	COM	225,400	6,065,514
CROWN HLDGS INC	COM	179,900	3,513,447
CROWN MEDIA HLDGS INC	CL A	16,100	147,637
CSG SYS INTL INC	COM	56,200	1,254,384
CSK AUTO CORP	COM	52,200	787,176
CSS INDS INC	COM	5,795	178,080
CT COMMUNICATIONS INC	COM	23,800	288,932
CTS CORP	COM	38,680	427,801
CUBIC CORP	COM	19,700	393,212
CUBIST PHARMACEUTICALS INC	COM	57,450	1,220,813
CULLEN FROST BANKERS INC	COM	55,700	2,989,976
CUMULUS MEDIA INC	CL A	52,720	654,255
CURAGEN CORP	COM	49,050	151,074
CURIS INC	COM	53,034	188,801

CURTISS WRIGHT CORP	COM	23,900	1,304,940
CV THERAPEUTICS INC	COM	39,100	966,943
CVB FINL CORP	COM	50,871	1,033,190
CYBERGUARD CORP	COM	14,338	126,605
CYBERONICS INC	COM	21,250	686,375
CYBERSOURCE CORP DEL	COM	24,354	160,736
CYMER INC	COM	40,400	1,434,604
CYPRESS BIOSCIENCES INC	COM	34,500	199,410
CYPRESS SEMICONDUCTOR CORP	COM	135,100	1,925,175
CYTEC INDS INC	COM	45,200	2,152,876
CYTYC CORP	COM	122,100	3,446,883
DADE BEHRING HLDGS INC	COM	92,800	3,794,592
DAKTRONICS INC	COM	17,700	523,389
DARLING INTL INC	COM	65,600	260,432
DATASCOPE CORP	COM	12,400	409,820
DAVE + BUSTERS INC	COM	13,200	232,452
DAVITA INC	COM	104,284	5,280,942
DEAN FOODS CO NEW	COM	145,120	5,465,219
DEB SHOPS INC	COM	6,200	184,326
DECKERS OUTDOOR CORP	COM	10,000	276,200
DECODE GENETICS INC	COM	56,770	468,920
DEERFIELD TRIARC CAP CORP	COM	25,400	347,980
DEL MONTE FOODS CO	COM	201,500	2,101,645
DELIA S INC NEW	COM	19,950	165,585
DELPHI FINL GROUP INC	COM	27,598	1,269,784
DELTA + PINE LD CO	COM	39,600	911,196
DELTA FINL CORP	COM	2,900	24,302
DELTA PETE CORP	COM	31,780	691,851
DELTIC TIMBER CORP	COM	10,100	523,786
DELUXE CORP	COM	52,700	1,588,378
DENBURY RES INC	COM	116,600	2,656,148
DENDREON CORP	COM	61,900	335,498
DENDRITE INTL INC	COM	37,800	544,698
DENNYS CORP	COM	78,315	315,609
DENTSPLY INTL INC NEW	COM	82,950	4,453,586
DEVELOPERS DIVERSIFIED RLTY	COM	112,798	5,303,762
DEVRY INC DEL	COM	64,600	1,292,000

DEX MEDIA INC	COM	157,200	4,258,548
DHB INDS INC	COM	25,300	113,091
DIAGNOSTIC PRODS CORP	COM	25,150	1,221,033
DIAMOND OFFSHORE DRILLING INC	COM	61,500	4,277,940
DIAMONDCLUSTER INTL INC	COM	31,800	252,492
DIAMONDROCK HOSPITALITY CO	COM	16,225	194,051
DICKS SPORTING GOODS INC	COM	35,400	1,176,696
DIEBOLD INC	COM	76,125	2,892,750
DIGENE CORP	COM	16,600	484,222
DIGI INTL INC	COM	18,879	198,041
DIGITAL INSIGHT CORP	COM	40,200	1,287,204
DIGITAL RIV INC	COM	34,000	1,011,160
DIGITAL RLTY TR INC	COM	20,600	466,178
DIGITAS INC	COM	87,228	1,092,095
DIME CMNTY BANCORP INC	COM	36,000	525,960
DIODES INC	COM	19,100	593,055
DIONEX CORP	COM	22,900	1,123,932
DIRECT GEN CORP	COM	16,900	285,610
DIRECTV GROUP INC	COM	717,607	10,132,611
DISCOVERY HLDG CO	COM SER A	280,615	4,251,317
DISCOVERY LABORATORIES INC NEW	COM	45,400	303,272
DITECH COMMUNICATIONS CORP	COM	32,000	267,200
DIVERSA CORP	COM	28,000	134,400
DIXIE GROUP INC	CL A	12,100	166,738
DJ ORTHOPEDICS INC	COM	18,700	515,746
DOBSON COMMUNICATIONS CORP	CL A	122,942	922,065
DOLBY LABORATORIES INC	CL A	20,600	351,230
DOLLAR THRIFTY AUTOMOTIVE GRP	COM	27,100	977,497
DOLLAR TREE STORES INC	COM	106,955	2,560,503
DOMINOS PIZZA INC	COM	26,800	648,560
DONALDSON CO INC	COM	78,700	2,502,660
DONEGA GROUP INC	CL A	5,200	120,848
DORAL FINL CORP	COM	95,675	1,014,155
DOT HILL SYSTEMS CORP	COM	45,400	314,622
DOV PHARMACEUTICAL INC	COM	13,000	190,840
DOVER DOWNS GAMING + ENTMT INC	COM	13,599	192,426
DOVER MOTORSPORTS INC	COM	16,100	98,371

DOWNEY FINL CORP	COM	22,800	1,559,292
DPL INC	COM	131,169	3,411,706
DREAMWORKS ANIMATION SKG	CL A	43,900	1,078,184
DRESS BARN INC	COM	22,800	880,308
DRESSER RAND GROUP INC	COM	25,300	611,754
DREW INDS INC NEW	COM	15,600	439,764
DRIL QUIP INC	COM	7,400	349,280
DRS TECHNOLOGIES INC	COM	25,400	1,306,068
DRUGSTORE COM INC	COM	42,500	121,125
DSP GROUP INC	COM	32,900	824,474
DST SYS INC DEL	COM	65,500	3,924,105
DSW INC	CL A	8,800	230,736
DTS INC	COM	17,800	263,440
DUKE RLTY CORP	COM	149,600	4,996,640
DUN + BRADSTREET CORP DEL NEW	COM	70,500	4,720,680
DUQUESNE LT HLDGS INC	COM	85,500	1,395,360
DURATEK INC	COM	9,200	137,356
DURECT CORP INC	COM	33,900	171,873
DUSA PHARMACEUTICALS INC	COM	10,697	115,207
DYCOM INDS INC	COM	51,100	1,124,200
DYNAMEX INC	COM	3,250	61,945
DYNAMIC MATLS CORP	COM	3,900	117,078
EAGLE MATLS INC	COM	20,716	2,534,810
EARTHLINK INC	COM	123,822	1,375,662
EAST WEST BANCORP INC	COM	57,900	2,112,771
EASTGROUP PPTYS INC	COM	23,100	1,043,196
EATON VANCE CORP	COM NON VTG	139,700	3,822,192
ECC CAP CORP	COM	48,400	109,384
ECHELON CORP	COM	34,000	266,220
ECHOSTAR COMMUNICATIONS CORP N	CL A	239,515	6,507,623
ECLIPSYS CORP	COM	43,700	827,241
ECOLLEGE COM	COM	17,700	319,131
EDGE PETE CORP DEL	COM	13,146	327,467
EDO CORP	COM	19,800	535,788
EDUCATE INC	COM	18,800	221,840
EDUCATION MGMT CORP	COM	78,200	2,620,482
EDUCATION RLTY TR INC	COM	18,600	239,754

EDWARDS A G INC	COM	78,800	3,692,568
EDWARDS LIFESCIENCES CORP	COM	58,335	2,427,319
EFUNDS CORP	COM	42,300	991,512
EGL INC	COM	40,500	1,521,585
EL PASO ELEC CO	COM	52,100	1,096,184
ELECTRO RENT	COM	21,800	325,038
ELECTRO SCIENTIFIC INDS INC	COM	30,200	729,330
ELETRONICS FOR IMAGING INC	COM	57,700	1,535,397
ELIZABETH ARDEN INC	COM	22,300	447,338
ELKCORP	COM	21,850	735,471
ELLIS PERRY INTL INC	COM	8,100	153,900
EMAGEON INC	COM	11,700	186,030
EMC INS GROUP INC	COM	6,100	121,634
EMCOR GROUP INC	COM	15,800	1,066,974
EMCORE CORP	COM	38,168	283,207
EMDEON CORP	COM	343,165	2,903,176
EMMIS COMMUNICATIONS CORP	COM	37,316	742,962
EMPIRE DIST ELEC CO	COM	27,000	548,910
EMULEX CORP	COM	90,500	1,790,995
ENCORE AQUISITION CO	COM	47,250	1,513,890
ENCORE CAP GROUP INC	COM	16,700	289,745
ENCORE MED CORP	COM	27,000	133,650
ENCORE WIRE CORP	COM	18,300	416,508
ENCYSIVE PHARMACEUTICALS INC	COM	61,350	484,052
ENDEAVOUR INTL CORP	COM	53,400	176,220
ENDO PHARMACEUTICALS HLDGS	COM	51,100	1,546,286
ENDWAVE CORP	COM	5,615	66,145
ENERGEN CORP	COM	78,200	2,840,224
ENERGIZER HLDGS INC	COM	70,781	3,524,186
ENERGY CONVERSION DEVICES INC	COM	24,000	978,000
ENERGY EAST CORP	COM	145,744	3,322,963
ENERGY PARTNERS LTD	COM	36,000	784,440
ENERGYSOUTH INC	COM	8,550	228,969
ENERSYS	COM	41,700	543,768
ENGINEERED SUPPORT SYS INC	COM	42,787	1,781,651
ENNIS INC	COM	31,400	570,538
ENPRO INDS INC	COM	23,400	630,630

ENSCO INTL INC	COM	157,538	6,986,810
ENSTAR GROUP INC GA	COM	2,805	185,831
ENTEGRIS INC	COM	125,656	1,183,680
ENTERCOM COMMUNICATIONS CORP	COM	40,100	1,189,767
ENTERPRISE FINL SVCS CORP	COM	1,470	33,340
ENTERTAINMENT PPTYS TR	COM SH BEN INT	29,100	1,185,825
ENTRAVISION COM CORP	COM	70,000	498,400
ENTRUST INC	COM	58,000	280,720
ENZO BIOCHEM INC	COM	29,108	361,521
ENZON PHARMACEUTICALS INC	COM	50,320	372,368
EPICOR SOFTWARE CORP	COM	59,600	842,148
EPIQ SYS INC	COM	15,200	281,808
EPIX PHARMACEUTICALS INC	COM	18,500	74,740
EQUINIX INC	COM	17,200	701,072
EQUITABLE RES INC	COM	127,000	4,659,630
EQUITY INNS INC	COM	58,285	789,762
EQUITY LIFESTYLE PPTYS INC	COM	21,100	938,950
EQUITY ONE INC	COM	38,800	897,056
ERESEARCH TECHNOLOGY INC	COM	47,700	720,270
ERIE INDTY CO	CL A	43,900	2,335,480
ESCALA GROUP INC	COM	2,800	56,784
ESCALADE INC	COM	9,100	107,107
ESCO TECHNOLOGIES INC	COM	24,400	1,085,556
ESPEED INC	CL A	29,325	226,096
ESSEX CORP	COM	19,370	330,259
ESSEX PROPERTY TRUST	COM	24,828	2,289,142
ESTERLINE TECHNOLOGIES CORP	COM	27,400	1,019,006
ETHAN ALLEN INTERIORS INC	COM	35,900	1,311,427
EUROBANCSHARES INC	COM	7,617	107,933
EURONET WORLDWIDE INC	COM	33,600	934,080
EVERGREEN SOLAR INC	COM	31,515	335,635
EXAR CORP	COM	39,043	488,818
EXCEL TECHNOLOGY INC	COM	12,500	297,250
EXELIXIS INC	COM	87,900	828,018
EXPEDIA INC DEL	COM	195,168	4,676,225
EXPEDITORS INTL WA INC	COM	112,300	7,581,373
EXPONENT INC	COM	10,500	297,990

EXPRESSJET HOLDINGS INC	COM	36,700	296,903
EXTRA SPACE STORAGE INC	COM	41,400	637,560
EXTREME NETWORKS INC	COM	120,000	570,000
F N B CORP PA	COM	58,328	1,012,574
F N B CORP VA	COM	7,325	224,658
F5 NETWORKS INC	COM	39,961	2,285,370
FACTSET RESH SYS INC	COM	37,050	1,524,978
FAIR ISAAC CORPORATION	COM	70,960	3,134,303
FAIRCHILD SEMICONDUCTOR INTL	CL A	131,400	2,221,974
FAIRPOINT COMMUNICATIONS INC	COM	23,700	245,532
FALCONSTOR SOFTWARE INC	COM	42,600	314,814
FARGO ELECTRONICS INC	COM	5,431	104,547
FARMER BROS CO	COM	8,100	156,654
FARMERS CAP BK CORP	COM	5,900	181,366
FARO TECHNOLOGIES INC	COM	10,700	214,000
FASTENAL CO	COM	132,600	5,196,594
FBL FINL GROUP INC	CL A	13,695	449,333
FEDERAL AGRIC MTG CORP	CL C	9,000	269,370
FEDERAL RLTY INVT TR	SH BEN INT	54,700	3,317,555
FEDERAL SIGNAL CORP	COM	51,550	773,766
FEI CO	COM	29,700	569,349
FELCOR LODGING TR INC	COM	55,700	958,597
FERRO CORP	COM	46,150	865,774
FIDELITY BANKSHARES INC NEW	COM	25,050	819,135
FIDELITY NATL FINL INC	COM	170,509	6,273,026
FIDELITY NATL TITLE GROUP INC	CL A	28,805	701,402
FIELDSTONE INVT CORP	COM	47,100	558,606
FILENET CORP	COM	44,900	1,160,665
FINANCIAL FED CORP	COM	19,600	871,220
FINANCIAL INSTNS INC	COM	12,000	235,440
FINISAR CORP	COM	177,900	370,032
FINISH LINE INC	CL A	40,800	710,736
FIRST ACCEP CORP	COM	20,800	214,032
FIRST ADVANTAGE CORP	CL A	3,690	98,560
FIRST AMERICAN CORP	COM	84,950	3,848,235
FIRST BANCORP N C	COM	13,050	263,088
FIRST BANCORP P R	COM	74,800	928,268

FIRST BUSE CORP	CL A	13,500	282,015
FIRST CASH FINANCIAL SERVICES	COM	11,258	328,283
FIRST CHARTER CORP	COM	32,700	773,682
FIRST CMNTY BANCORP CALIF	COM	14,200	772,054
FIRST CMNTY BANCSHARES INC NEW	COM	10,890	339,332
FIRST COMWLTH FINL CORP PA	COM	78,661	1,017,087
FIRST CTZNS BANCSHARES INC N C	COM	6,900	1,203,498
FIRST DEFIANCE FINL CORP	COM	3,364	91,131
FIRST FINL BANCORP	COM	37,625	659,190
FIRST FINL BANKSHARES INC	COM	21,716	761,363
FIRST FINL CORP IND	COM	15,200	410,400
FIRST FINL HLDGS INC	COM	14,300	439,296
FIRST HORIZON PHARMACEUTICAL	COM	22,850	394,163
FIRST IND CORP	COM	11,544	396,883
FIRST INDL RLTY TR INC	COM	46,000	1,771,000
FIRST MARBLEHEAD CORP	COM	24,600	808,356
FIRST MERCHANTS CORP	COM	23,666	615,316
FIRST MIDWEST BANCORP INC DEL	COM	50,100	1,756,506
FIRST NIAGARA FINL GROUP INC	COM	125,311	1,813,250
FIRST OAK BROOK BANCSHARES INC	CL A	8,700	243,165
FIRST PL FINL CORP DEL	COM	12,500	300,625
FIRST POTOMAC RLTY TR	COM	14,130	375,858
FIRST REGL BANCORP	COM	3,400	229,670
FIRST REP BK SAN FRANCISCO CA	COM	22,700	840,127
FIRST SOUTH BACORP INC VA	COM	915	32,318
FIRST ST BANCORPORATION	COM	16,200	388,638
FIRSTFED FINL CORP DEL	COM	20,500	1,117,660
FIRSTMERIT CORP	COM	87,600	2,269,716
FISHER COMMUNICATIONS INC	COM	8,200	339,726
FLAGSTAR BANCORP INC	COM	38,000	547,200
FLEETWOOD ENTERPRISES INC	COM	60,220	743,717
FLIR SYS INC	COM	61,900	1,382,227
FLORIDA EAST COAST IND INC	COM	33,800	1,432,106
FLORIDA ROCK INDS INC	COM	50,250	2,465,265
FLOWERS COM INC	CL A	23,700	152,154
FLOWERS FOODS INC	COM	58,545	1,613,500
FLOWSERVE CORP	COM	58,900	2,330,084

FLUSHING FINL CORP	COM	17,550	273,254
FMC CORP	COM	38,800	2,062,996
FMC TECHNOLOGIES INC	COM	72,732	3,121,657
FOOT LOCKER INC	COM	164,600	3,882,914
FOREST CITY ENTERPRISES INC	COM	68,300	2,590,619
FOREST OIL CORP	COM	53,900	2,456,223
FORMFACTOR INC	COM	29,300	715,799
FORRESTER RESH INC	COM	15,800	296,250
FORWARD AIR CORP	COM	32,790	1,201,754
FOSSIL INC	COM	53,462	1,149,968
FOUNDATION COAL HLDGS INC	COM	26,000	988,000
FOUNDRY NETWORKS INC	COM	132,900	1,835,349
FOXHOLLOW TECHNOLOGIES INC	COM	12,200	363,438
FPIC INS GROUP INC	COM	6,400	222,080
FRANKLIN BANK CORP	COM	12,700	228,473
FRANKLIN ELEC INC	COM	23,900	945,006
FREDS INC	CL A	46,309	753,447
FREIGHTCAR AMER INC	COM	10,350	497,628
FREMONT GEN CORP	COM	71,000	1,649,330
FRIEDMAN BILLINGS RAMSEY GROUP	CL A	152,560	1,510,344
FRONTIER AIRLS INC NEW	COM	43,600	402,864
FRONTIER FINL CORP WA	COM	29,550	945,600
FRONTIER OIL CORP	COM	59,800	2,244,294
FROZEN FOOD EXPRESS INDS INC	COM	15,500	170,965
FTI CONSULTING INC	COM	46,000	1,262,240
FUELCELL ENERGY INC	COM	49,100	415,877
FULLER H B CO	COM	31,000	994,170
FULTON FINL CORP PA	COM	167,376	2,945,818
FURNITURE BRANDS INTL INC	COM	53,000	1,183,490
FX ENERGY INC	COM	42,956	342,789
G + K SERVICES	CL A	22,400	879,200
GALLAGHER ARTHUR J + CO	COM	95,800	2,958,304
GAMCO INVS INC	COM	8,100	352,593
GAMESTOP CORP NEW	CL B	41,682	1,204,610
GAMESTOP CORP NEW	CL A	10,006	318,391
GARDNER DENVER INC	COM	25,600	1,262,080
GARTNER INC	COM	71,900	927,510

GASCO ENERGY INC	COM	48,500	316,705
GATX	COM	46,100	1,663,288
GAYLORD ENTMT CO NEW	COM	38,900	1,695,651
GB+T BANCSHARES INC	COM	9,750	208,748
GEHL CO	COM	14,025	368,156
GEMSTAR TV GUIDE INTL INC	COM	252,800	659,808
GEN PROBE INC NEW	COM	53,100	2,590,749
GENCORP INC	COM	61,300	1,088,075
GENENTECH INC	COM	481,300	44,520,250
GENERAL COMMUNICATION INC	CL A	57,595	594,956
GENERAL GROWTH PPTYS INC	COM	186,605	8,768,569
GENERALE CABLE CORP DEL NEW	COM	45,700	900,290
GENESCO INC	COM	24,800	961,992
GENESEE + WYO INC	CL A	22,900	859,895
GENESIS HEALTHCARE CORP	COM	24,100	880,132
GENESIS MICROCHIP INC DEL	COM	38,100	689,229
GENITOPE CORP	COM	3,765	29,932
GENLYTE GROUP INC	COM	28,100	1,505,317
GENTEX CORP	COM	164,700	3,211,650
GENTIVA HEALTH SVCS INC	COM	26,700	393,558
GEO GROUP INC	COM	10,200	233,886
GEORGIA GULF CORP	COM	36,500	1,110,330
GERON CORP	COM	68,036	585,790
GETTY IMAGES INC	COM	50,300	4,490,281
GETTY RLTY CORP NEW	COM	21,500	565,235
GEVITY HR INC	COM	25,400	653,288
GFI GROUP INC	COM	6,600	313,038
GIANT INDS INC	COM	15,200	789,792
GIBRALTAR INDS INC	COM	22,700	520,738
GLACIER BANCORP INC	COM	35,546	1,068,157
GLADSTONE CAP CORP	COM	14,700	314,286
GLADSTONE INVT CORP	COM	8,772	119,211
GLATFELTER	COM	49,800	706,662
GLENAYRE TECHNOLOGIES INC	COM	55,045	178,896
GLENBOROUGH RLTY TR INC	COM	37,841	684,922
GLIMCHER RLTY TR	COM	39,827	968,593
GLOBAL CASH ACCESS HLDGS INC	COM	12,500	182,375

GLOBAL IMAGING SYS INC	COM	27,700	959,251
GLOBAL INDUSTRIES INC	COM	98,100	1,113,435
GLOBAL PMTS INC	COM	67,378	3,140,489
GLOBAL PWR EQUIP GROUP INC	COM	30,400	137,408
GLOBAL SIGNAL INC	COM	15,100	651,716
GLOBETEL COMMUNICATIONS CORP	COM	87,085	321,344
GMH CMNTYS TR	COM	30,900	479,259
GOLD BANC CORP INC	COM	43,100	785,282
GOLD KIST INC	COM	49,100	734,045
GOLDEN TELECOM INC	COM	20,145	522,964
GOODRICH PETE CORP	COM	14,515	365,052
GOOGLE INC	CL A	171,025	70,951,432
GORMAN RUPP CO	COM	11,000	243,210
GOVERNMENT PPTYS TR INC	COM	14,200	132,486
GRACE W R + CO DEL NEW	COM	77,300	726,620
GRACO INC	COM	72,075	2,629,296
GRAFTECH INTL LTD	COM	110,100	684,822
GRAMERCY CAP CORP	COM	10,200	232,356
GRANITE CONSTR INC	COM	38,000	1,364,580
GRANT PRIDECO INC	COM	131,800	5,815,016
GRAPHIC PACKAGING CORP DEL	COM	83,400	190,152
GRAY TELEVISION INC	COM	48,700	478,234
GREAT AMERICAN FINL RES INC	COM	8,800	174,592
GREAT ATLANTIC + PAC TEA INC	COM	20,700	657,846
GREAT PLAINS ENERGY INC	COM	80,300	2,245,188
GREAT SOUTHN BANCORP INC	COM	12,600	347,886
GREAT WOLF RESORTS INC	COM	16,246	167,496
GREATBATCH INC	COM	24,700	642,447
GREATER BAY BANCORP	COM	56,458	1,446,454
GREEN MTN COFFEE ROASTERS	COM	3,661	148,637
GREENBRIER COS INC	COM	3,400	96,560
GREENE CNTY BANCSHARES INC	COM	9,280	253,901
GREENHILL + CO INC	COM	10,800	606,528
GREIF INC	CL A	17,500	1,159,900
GREY WOLF INC	COM	209,400	1,618,662
GRIFFON CORP	COM	33,820	805,254
GROUP 1 AUTOMOTIVE INC	COM	20,400	641,172

GSI COMM INC	COM	35,300	532,677
GTECH HLDGS CORP	COM	128,200	4,069,068
GTX INC DEL	COM	3,300	24,948
GUESS INC	COM	18,900	672,840
GUITAR CTR INC	COM	26,600	1,330,266
GULF IS FABRICATION INC	COM	8,900	216,359
GULFMARK OFFSHORE INC	COM	14,000	414,680
GYMBOREE CORP	COM	36,500	854,100
HAEMONETICS CORP MASS	COM	27,700	1,353,422
HAIN CELESTIAL GROUP INC	COM	26,400	558,624
HANCOCK HLDG CO	COM	31,600	1,194,796
HANDLEMAN CO DEL	COM	28,000	347,760
HANMI FINL CORP	COM	33,220	593,309
HANOVER COMPRESSOR CO	COM	91,100	1,285,421
HANOVER INS GROUP INC	COM	57,400	2,397,598
HANSEN NAT CORP	COM	15,600	1,229,436
HARBOR FL BANCSHARES INC	COM	22,900	848,445
HARLAND JOHN H CO	COM	28,700	1,079,120
HARLEYSVILLE GROUP INC	COM	12,900	341,850
HARLEYSVILLE NATL CORP PA	COM	31,665	604,802
HARMAN INTL INDS INC NEW	COM	70,400	6,888,640
HARMONIC INC	COM	84,114	407,953
HARRIS + HARRIS GROUP INC	COM	25,300	351,670
HARRIS CORP DEL	COM	140,900	6,060,109
HARRIS INTERACTIVE INC	COM	49,300	212,483
HARSCO CORP	COM	43,000	2,902,930
HARTE HANKS INC	COM	63,750	1,682,363
HARTMARX CORP	COM	23,900	186,659
HARVEST NAT RES INC	COM	41,200	365,856
HAVERTY FURNITURE COS INC	COM	20,000	257,800
HAWAIIAN ELEC INDS INC	COM	88,900	2,302,510
HAYES LEMMERZ INTL INC	COM	40,200	141,504
HCC INS HLDGS INC	COM	116,999	3,472,530
HEADWATERS INC	COM	44,400	1,573,536
HEALTH CARE PPTY INVS INC	COM	140,272	3,585,352
HEALTH CARE REIT INC	COM	61,500	2,084,850
HEALTH NET INC	COM	115,800	5,969,490

HEALTHCARE RLTY TR	COM	51,500	1,713,405
HEALTHCARE SVCS GROUP INC	COM	28,975	600,072
HEALTHEXTRAS INC	COM	19,300	484,430
HEALTHTRONICS INC	COM	29,865	228,467
HEARST ARGYLE TELEVISION INC	COM	37,800	901,530
HEARTLAND EXPRESS INC	COM	50,633	1,027,344
HEARTLAND FINL USA INC	COM	10,350	224,595
HEARTLAND PMT SYS INC	COM	3,900	84,474
HECLA MNG CO	COM	132,700	538,762
HEICO CORP NEW	COM	26,200	678,056
HEIDRICK + STRUGGLES INTL INC	COM	20,300	650,615
HELMERICH AND PAYNE INC	COM	52,900	3,275,039
HENRY JACK + ASSOC INC	COM	77,300	1,474,884
HERCULES OFFSHORE INC	COM	3,500	99,435
HERITAGE COMM CORP	COM	9,317	200,316
HERITAGE PPTY INVT TR INC	COM	32,600	1,088,840
HERLEY INDUSTRIES INC	COM	18,900	312,039
HERSHA HOSPITALITY TR	COM	5,870	52,889
HEWITT ASSOCS INC	CL A	40,859	1,144,461
HEXCEL CORP NEW	COM	63,800	1,151,590
HI TECH PHARMACAL CO INC	COM	6,700	296,743
HIBBETT SPORTING GOODS INC	COM	31,575	899,256
HIGHLAND HOSPITALITY CORP	COM	35,900	396,695
HIGHWOODS PPTYS INC	COM	56,600	1,610,270
HILB ROGAL + HOBBS CO	COM	31,800	1,224,618
HILLENBRAND INDS INC	COM	59,600	2,944,836
HNI CORP	COM	58,700	3,224,391
HOLLINGER INTERNATIONAL INC	CL A	62,550	560,448
HOLLY CORP	COM	22,100	1,301,027
HOLOGIC INC	COM	47,600	1,804,992
HOME PROPERTIES INC	COM	30,300	1,236,240
HOMEBANC CORP GA	COM	65,500	489,940
HOMESTORE INC	COM	156,191	796,574
HOOKER FURNITURE CORP	COM	4,800	82,320
HOOPER HOLMES INC	COM	63,350	161,543
HORACE MANN EDUCATORS CORP NEW	COM	46,200	875,952
HORIZON FINL CORP WASH	COM	13,000	283,920

HORIZON HEALTH CORP	COM	10,690	241,915
HORMEL FOODS CORP	COM	77,700	2,539,236
HORNBECK OFFSHORE SVCS INC NEW	COM	16,300	533,010
HOSPITALITY PPTYS TR	COM SH BEN INT	74,100	2,971,410
HOST MARRIOTT CORP NEW	COM	366,200	6,939,490
HOT TOPIC INC	COM	50,075	713,569
HOUSTON EXPL CO	COM	27,700	1,462,560
HOVNANIAN ENTERPRISES INC	CL A	36,000	1,787,040
HRPT PPTYS TR	COM SH BEN INT	223,063	2,308,702
HUB GROUP INC	CL A	20,990	741,997
HUBBELL INC	CLB	63,322	2,857,089
HUDSON CITY BANCORP INC	COM	620,843	7,524,617
HUDSON HIGHLAND GROUP INC	COM	19,200	333,312
HUDSON UTD BANCORP	COM	48,726	2,030,900
HUGHES SUPPLY INC	COM	69,600	2,495,160
HUMAN GENOME SCIENCES INC	COM	145,103	1,242,082
HUNGARIAN TEL + CABLE CORP	COM	210	3,266
HUNT J B TRANS SVCS INC	COM	122,000	2,762,080
HUNTSMAN CORP	COM	60,300	1,038,366
HURON CONSULTING GRP INC	COM	900	21,591
HUTCHINSON TECHNOLOGY INC	COM	28,800	819,360
HYDRIL COMPANY	COM	19,000	1,189,400
HYPERCOM CORP	COM	35,000	223,650
HYPERION SOLUTIONS CORP	COM	64,350	2,305,017
I FLOW CORP	COM	17,493	255,748
IAC INTERACTIVECORP	COM	183,068	5,182,655
IBERIABANK CORP	COM	10,875	554,734
ICOS CORP	COM	67,160	1,855,631
ICU MEDICAL INC	COM	12,600	494,046
IDACORP INC	COM	43,800	1,283,340
IDENIX PHARMACEUTICALS INC	COM	9,600	164,256
IDENTIX INC	COM	92,864	465,249
IDEX CORP	COM	53,825	2,212,746
IDEXX LABS INC	COM	34,900	2,512,102
IDT CORP	CL B	62,600	732,420
IDX SYS CORP	COM	23,300	1,023,336
IGATE CORP	COM	24,000	116,640

IHOP CORP NEW	COM	23,500	1,102,385
IHS INC	CL A	15,700	322,164
II VI INC	COM	22,700	405,649
IKON OFFICE SOLUTIONS INC	COM	125,800	1,309,578
ILLUMINA INC	COM	32,221	454,316
IMATION CORP	COM	32,300	1,488,061
IMCLONE SYS INC	COM	72,256	2,474,045
IMMUCOR CORP	COM	48,980	1,144,173
IMMUNOGEN INC	COM	48,500	248,805
IMPAC MORT HOLDINGS INC	COM	76,300	717,983
INAMED CORP	COM	39,350	3,450,208
INCYTE CORP	COM	81,800	436,812
INDEPENDENCE CMNTY BK CORP	COM	84,052	3,339,386
INDEPENDENCE HLDG CO NEW	COM	5,200	101,660
INDEPENDENT BK CORP MASS	COM	15,800	450,774
INDEPENDENT BK CORP MI	COM	24,238	660,001
INDYMAC BANCORP INC	COM	64,800	2,528,496
INFINITY PPTY + CAS CORP	COM	22,200	826,062
INFOCROSSING INC	COM	12,158	104,680
INFORMATICA CORP	COM	90,400	1,084,800
INFOSPACE INC	COM	35,600	919,192
INFOUSA INC NEW	COM	37,100	405,503
INGLES MKTS INC	COM	13,400	209,710
INGRAM MICRO INC	CL A	132,200	2,634,746
INLAND REAL ESTATE CORP	COM	63,800	943,602
INNKEEPERS USA TR	COM	45,294	724,704
INNOVATIVE SOLUTIONS + SUPPORT	COM	15,000	191,700
INNOVO GROUP INC	COM	100	103
INPHONIC INC	COM	16,800	145,992
INPUT/OUTPUT INC	COM	80,300	564,509
INSIGHT ENTERPRISES INC	COM	56,150	1,101,102
INSITUFORM TECHNOLOGIES INC	CL A	29,100	563,667
INSPIRE PHAMACEUTICAL INC	COM	49,900	253,492
INTEGRA BK CORP	COM	18,940	404,180
INTEGRA LIFESCIENCES CORP	COM	23,100	819,126
INTEGRAL SYS INC MD	COM	5,690	107,313
INTEGRATED DEVICE TECHNOLOGY	COM	206,110	2,716,530

INTEGRATED SILICON SOLUTION	COM	40,200	258,888
INTER PARFUMS INC	COM	3,800	68,248
INTER TEL INC	COM	22,250	435,433
INTERACTIVE DATA CORP	COM	43,300	983,343
INTERCHANGE FINL SVCS CORP	COM	18,600	320,850
INTERCONTINENTALEXCHANGE INC	COM	12,400	450,740
INTERDIGITAL COMM CORP	COM	60,700	1,112,024
INTERFACE INC	CL A	50,100	411,822
INTERGRAPH CORP	COM	32,800	1,633,768
INTERLINE BRANDS INC	COM	9,700	220,675
INTERMAGNETICS GEN CORP	COM	31,144	993,494
INTERMEC INC	COM	55,600	1,879,280
INTERMUNE INC	COM	30,400	510,720
INTERNATIONAL BANCSHARES CORP	COM	47,498	1,394,541
INTERNATIONAL DISPLAYWORKS INC	COM	4,215	25,037
INTERNATIONAL RECTIFIER CORP	COM	72,800	2,322,320
INTERNATIONAL SECS EXCHANGE	CL A	14,030	386,106
INTERNATIONAL SPEEDWAY CORP	CL A	34,100	1,633,390
INTERNET CAP GROUP INC	COM	38,700	318,114
INTERNET SEC SYS INC	COM	46,600	976,270
INTERPOOL INC	COM	10,600	200,128
INTERSIL CORP	CL A	161,848	4,026,778
INTERVIDEO INC	COM	1,300	13,715
INTERVOICE BRITE INC	COM	42,400	337,504
INTERWOVEN INC	COM	52,024	440,643
INTEVAC INC	COM	9,900	130,680
INTRADO INC	COM	17,200	395,944
INTRALASE CORP	COM	10,000	178,300
INTUITIVE SURGICAL INC	COM	36,500	4,280,355
INVACARE CORP	COM	34,200	1,076,958
INVERNESS MED INNOVATIONS INC	COM	14,600	346,166
INVESTMENT TECHNOLOGY GROUP	COM	37,000	1,311,280
INVESTORS BANCORP INC	COM	15,900	175,377
INVESTORS FINL SERVICES CORP	COM	65,500	2,412,365
INVESTORS REAL ESTATE TR	SH BEN INT	47,300	436,579
INVITROGEN CORP	COM	48,450	3,228,708
IONATRON INC	COM	30,975	313,157

IOWA TELECOMMUNICATION SVCS	COM	19,600	303,604
IPASS INC	COM	46,600	305,696
IPAYMENT INC	COM	11,534	478,892
IRIS INTL INC	COM	20,665	451,737
IRON MTN INC PA	COM	112,902	4,766,722
IRWIN FINL CORP	COM	19,500	417,690
ISIS PHARMACEUTICALS	COM	53,300	279,292
ISLE CAPRI CASINOS INC	COM	15,800	384,888
ISTA PHARMACEUTICALS INC	COM	4,000	25,440
ISTAR FINL INC	COM	117,518	4,189,517
ITC HLDGS CORP	COM	11,600	325,844
ITLA CAP CORP	COM	5,900	288,215
ITRON INC	COM	25,000	1,001,000
ITT EDL SVCS INC	COM	46,700	2,760,437
IVAX CORP	COM	210,266	6,587,634
IVILLAGE INC	COM	50,193	402,548
IXIA	COM	28,800	425,664
IXYS CORP DEL	COM	21,800	254,842
J + J SNACK FOODS CORP	COM	7,400	439,634
J JILL GROUP INC	COM	21,400	407,242
J2 GLOBAL COMMUNICATIONS	COM	23,400	1,000,116
JACK IN THE BOX INC	COM	38,000	1,327,340
JACKSON HEWITT TAX SVC INC	COM	41,600	1,152,736
JACOBS ENGR GROUP INC	COM	59,100	4,011,117
JACUZZI BRANDS INC	COM	93,300	783,720
JAKKS PAC INC	COM	29,500	617,730
JAMDAT MOBILE INC	COM	9,800	260,484
JAMES RIV COAL CO	COM	10,335	394,797
JARDEN CORP	COM	72,275	2,179,091
JDA SOFTWARE GROUP INC	COM	35,200	598,752
JEFFRIES GROUP INC NEW	COM	54,800	2,464,904
JER INVS TR INC	COM	12,400	210,180
JETBLUE AWYS CORP	COM	150,450	2,313,921
JLG INDS INC	COM	54,700	2,497,602
JO ANN STORES INC	COM	20,400	240,720
JONES LANG LASALLE INC	COM	35,100	1,767,285
JORGENSEN EARLE M CO	COM	3,600	33,228

JOS A BANK CLOTHIERS INC	COM	14,537	631,051
JOURNAL COMMUNICATIONS INC	CL A	21,100	294,345
JOURNAL REGISTER CO	COM	41,400	618,930
JOY GLOBAL INC	COM	124,275	4,971,000
JUNIPER NETWORKS INC	COM	567,612	12,657,748
JUPITERMEDIA CORP	COM	25,090	370,830
K SWISS INC	CL A	28,700	931,028
K V PHARMACEUTICAL COMPANY	CL A	40,650	837,390
K+ F INDS HLDGS INC	COM	11,700	179,712
K2 INC	COM	57,900	585,369
KADANT INC	COM	14,644	270,914
KAMAN CORP	COM	26,400	519,816
KANBAY INTL INC	COM	22,396	355,872
KANSAS CITY LIFE INS CO	COM	2,600	130,208
KANSAS CITY SOUTHERN	COM	84,550	2,065,557
KAYDON CORP	COM	30,400	977,056
KCS ENERGY INC	COM	55,800	1,351,476
KEANE INC	COM	55,700	613,257
KEARNY FINL CORP	COM	13,000	158,600
KEITHLEY INSTRS INC	COM	11,800	164,964
KELLWOOD CO	COM	29,200	697,296
KELLY SVCS INC	CL A	19,800	519,156
KEMET CORP	COM	100,900	713,363
KENNAMETAL INC	COM	40,950	2,090,088
KENSEY NASH CORP	COM	9,600	211,488
KERYX BIOPHARMACEUTICALS INC	COM	20,955	306,781
KEYNOTE SYS INC	COM	18,600	239,010
KEYSTONE AUTOMOTIVE INDS INC	COM	15,900	500,532
KFORCE INC	COM	28,600	319,176
KFX INC	COM	60,000	1,026,600
KILROY RLTY CORP	COM	32,400	2,005,560
KIMBALL INTL INC	CL B	24,700	262,561
KIMCO RLTY CORP	COM	207,690	6,662,695
KINDRED HEALTHCARE INC	COM	28,400	731,584
KINETIC CONCEPTS INC	COM	47,700	1,896,552
KIRBY CORP	COM	22,900	1,194,693
KITE RLTY GROUP TR	COM	19,000	293,930

KKR FINL CORP	COM	35,100	842,049
KMG AMER CORP	COM	24,200	222,156
KNBT BANCORP INC	COM	32,400	527,796
KNIGHT CAP GROUP INCbcf	COM	126,900	1,255,041
KNIGHT TRANSN INC	COM	58,088	1,204,154
KNOLL INC	COM	8,600	147,146
KOMAG INC	COM	31,600	1,095,256
KOPIN CORP	COM	79,550	425,593
KORN / FERRY INTL	COM	36,200	676,578
KOS PHARMACEUTICALSINC	COM	13,800	713,874
KRAFT FOODS INC	CL A	260,060	7,318,088
KRISPY KREME DOUGHNUTS INC	COM	60,000	344,400
KRONOS INC	COM	33,100	1,385,566
KRONOS WORLDWIDE INC	COM	4,974	144,296
KULICKE + SOFFA INDS INC	COM	61,000	539,240
KYPHON INC	COM	30,799	1,257,523
LA BARGE INC	COM	12,805	184,008
LA QUINTA CORP	CL B	216,200	2,408,468
LA Z BOY INC	COM	56,900	771,564
LABOR READY INC	COM	57,150	1,189,863
LABRANCHE + CO INC	COM	62,500	631,875
LACLEDE GROUP INC	COM	23,100	674,751
LAFARGE NORTH AMERICA INC	COM	35,900	1,975,218
LAIDLAW INTL INC	COM	98,100	2,278,863
LAKELAND BANCORP INC	COM	15,193	223,337
LAKELAND FINANCIAL CORP	COM	6,600	266,508
LAM RESH CORP	COM	145,700	5,198,576
LAMAR ADVERTISING CO	CL A	89,400	4,124,916
LANCASTER COLONY CORP	COM	29,550	1,094,828
LANCE INC	COM	35,800	666,954
LANDAMERICA FINL GROUP INC	COM	21,300	1,329,120
LANDAUER INC	COM	10,500	483,945
LANDRYS RESTAURANTS INC	COM	20,600	550,226
LANDSTAR SYS INC	COM	66,700	2,784,058
LAS VEGAS SANDS CORP	COM	26,200	1,034,114
LASALLE HOTEL PPTYS	COM SH BEN INT	32,000	1,175,040
LASERSCOPE	COM	23,200	521,072

LATTICE SEMICONDUCTOR CORP	COM	124,900	539,568
LAUDER ESTEE COS INC	CL A	142,100	4,757,508
LAUREATE ED INC	COM	51,500	2,704,265
LAWSON PRODS INC	COM	5,300	200,022
LAWSON SOFTWARE INC	COM	56,100	412,335
LAYNE CHRISTENSEN CO	COM	12,200	310,246
LCA VISION INC	COM	22,050	1,047,596
LEAPFROG ENTERPRISES INC	COM	22,300	259,795
LEAR CORP	COM	66,200	1,884,052
LEARNING TREE INTL INC	COM	10,100	129,583
LECG CORP	COM	14,015	243,581
LECROY CORP	COM	4,500	68,805
LEE ENTERPRISES INC	COM	47,650	1,758,762
LEGG MASON INC	COM	118,800	14,219,172
LENNOX INTL INC	COM	53,600	1,511,520
LEUCADIA NATL CORP	COM	84,279	3,999,881
LEVEL 3 COMMUNICATIONS INC	COM	750,130	2,152,873
LEVITT CORP FLA	CL A	17,825	405,341
LEXAR MEDIA INC	COM	73,700	605,077
LEXICON GENETICS INC	COM	63,937	233,370
LEXINGTON CORPORATE PPTY TR	COM	56,200	1,197,060
LIBBEY INC	COM	15,600	159,432
LIBERTY CORP S C	COM	17,900	837,899
LIBERTY GLOBAL INC	COM SER C	243,490	5,161,988
LIBERTY GLOBAL INC	COM SER A	247,390	5,566,275
LIBERTY MEDIA CORP	COM SER A	2,893,453	22,771,475
LIBERTY PROPERTY	SH BEN INT	91,600	3,925,060
LIFE TIME FITNESS INC	COM	21,600	822,744
LIFECELL CORP	COM	36,300	692,241
LIFELINE SYS INC	COM	12,900	471,624
LIFEPOINT HOSPS INC	COM	58,670	2,200,125
LIFETIME BRANDS INC	COM	10,600	219,102
LIN TV CORP	CL A	32,600	363,164
LINCARE HLDGS INC	COM	97,400	4,082,034
LINCOLN ELEC HLDGS INC	COM	37,450	1,485,267
LINDSAY MFG CO	COM	13,700	263,451
LINENS N THINGS INC	COM	49,300	1,311,380

LIONBRIDGE TECHNOLOGIES INC	COM	38,000	266,760
LITHIA MTRS INC	CL A	15,600	490,464
LITTELFUSE INC	COM	23,900	651,275
LKQ CORP	COM	12,413	429,738
LO JACK CORP	COM	20,105	485,134
LODGENET ENTMT CORP	COM	12,300	171,462
LODGIAN INC	COM	13,685	146,840
LOEWS CORP	COM	70,700	3,110,093
LONE STAR STEAKHOUSE + SALOON	COM	17,400	413,076
LONE STAR TECHNOLOGIES INC	COM	32,700	1,689,282
LONGS DRUG STORES CORP	COM	32,700	1,189,953
LONGVIEW FIBRE CO WASHINGTON	COM	54,900	1,142,469
LSI INDS INC	COM	21,987	344,316
LTC PROPERTIES	COM	27,000	567,810
LTX CORP	COM	71,900	323,550
LUBRIZOL CORP	COM	71,800	3,118,274
LUBYS CAFETERIAS INC	COM	29,000	385,700
LUFKIN INDS INC	COM	14,800	738,076
LUMINENT MTG CAP INC	COM	38,600	289,886
LUMINEX CORP DEL	COM	23,700	275,394
LYON WILLIAM HOMES	COM	1,800	181,620
LYONDELL CHEMICAL CO	COM	207,660	4,946,461
M + F WORLDWIDE CORP	COM	11,500	187,680
M.D.C. HOLDINGS INC	COM	33,865	2,098,953
M/I HOMES INC	COM	13,200	536,184
MACATAWA BK CORP	COM	11,283	410,476
MACDERMID INC	COM	34,500	962,550
MACERICH CO	COM	60,900	4,088,826
MACK CA RLTY CORP	COM	66,250	2,862,000
MACROVISION CORP	COM	51,600	863,268
MADDEN STEVEN LTD	COM	10,800	315,684
MAF BANCORP INC	COM	35,415	1,465,473
MAGELLAN HEALTH SVCS INC	COM	29,200	918,340
MAGMA DESIGN AUTOMATION INC	COM	27,100	227,911
MAGNA ENTMT CORP	CL A	49,700	354,858
MAGUIRE PPTYS INC	COM	36,800	1,137,120
MAIN STR BKS INC NEW	COM	17,400	473,802

MAINSOURCE FINL GROUP INC	COM	14,459	258,093
MAIR HLDGS INC	COM	20,800	97,968
MANHATTAN ASSOCS INC	COM	33,800	692,224
MANITOWOC INC	COM	32,900	1,652,238
MANNATECH INC	COM	8,200	113,242
MANNKIND CORP	COM	14,400	162,144
MANPOWER INC WIS	COM	95,333	4,432,985
MANTECH INTL CORP	CL A	16,600	462,476
MAPINFO CORP	COM	13,845	174,585
MARCHEX INC	CL B	16,200	364,338
MARCUS CORP	COM	25,200	592,200
MARINE PRODS CORP	COM	10,425	109,358
MARINEMAX INC	COM	10,200	322,014
MARITRANS INC	COM	11,230	292,205
MARKEL CORP	COM	10,100	3,202,205
MARKETAXESS HLDGS INC	COM	18,100	206,883
MARLIN BUSINESS SVCS CORP	COM	3,500	83,615
MARSHALL EDWARDS INC	COM	5,100	31,875
MARTEK BIOSCIENCES CORP	COM	35,200	866,272
MARTEN TRANS LTD	COM	15,300	278,766
MARTHA STEWART LIVING INC	CL A	25,100	437,493
MARTIN MARIETTA MATLS INC	COM	47,400	3,636,528
MARVEL ENTMT INC	COM	78,050	1,278,459
MASSEY ENERGY CORP	COM	81,900	3,101,553
MASTEC INC	COM	22,100	231,387
MATRIA HEALTHCARE INC	COM	16,649	645,315
MATRIXONE INC	COM	53,800	268,462
MATTHEWS INTL CORP	CL A	35,500	1,292,555
MATTSON TECHNOLOGY INC	COM	37,500	377,250
MAUI LD + PINEAPPLE INC	COM	5,100	173,043
MAVERICK TUBE CORP	COM	48,200	1,921,252
MAXIMUS INC	COM	19,500	715,455
MAXTOR CORP	COM	248,016	1,721,231
MAXYGEN INC	COM	28,500	214,035
MB FINL INC	COM	20,700	732,780
MBT FINL CORP	COM	16,876	273,391
MCAFEE INC	COM	167,955	4,556,619

MCCLATCHY CO	CL A	21,300	1,258,830
MCCORMICK + SCHMICKS SEAFOOD	COM	4,700	106,267
MCDATA CORPORATION	CL A	125,800	478,040
MCG CAP CORP	COM	55,500	809,745
MCGRATH RENTCORP	COM	24,448	679,654
MCI INC	COM	292,885	5,778,621
MCMORAN EXPLORATION CO	COM	14,800	292,596
MDU RES GROUP INC	COM	125,350	4,103,959
MEASUREMENT SPECIALTIES INC	COM	14,700	357,945
MEDAREX INC	COM	117,900	1,632,915
MEDCATH CORP	COM	2,400	44,520
MEDIA GEN INC	CL A	22,400	1,135,680
MEDIACOM COMMUNICATIONS CORP	CL A	65,000	356,850
MEDICINES CO	COM	51,400	896,930
MEDICIS PHARMACEUTICAL CORP	CL A	57,800	1,852,490
MEDIS TECHNOLOGIES LTD	COM	12,160	178,874
MEMC ELECTR MATLS INC	COM	145,900	3,234,603
MENS WEARHOUSE INC	COM	49,200	1,448,448
MENTOR CORP MINN	COM	34,400	1,585,152
MENTOR GRAPHICS CORP	COM	83,100	859,254
MERCANTILE BANKCORP	COM	9,219	354,932
MERCANTILE BANKSHARES CORP	COM	82,596	4,661,718
MERCER INTL INC	SH BEN INT	34,530	271,406
MERCURY COMPUTER SYS INC	COM	27,400	565,262
MERCURY GEN CORP	COM	30,200	1,758,244
MERGE TECHNOLOGIES INC	COM	19,443	486,853
MERIDIAN BIOSCIENCE INC	COM	22,312	449,364
MERIDIAN RESOURCE CORP	COM	103,300	433,860
MERISTAR HOSPITALITY CORP	COM	79,100	743,540
MERIT MED SYS INC	COM	27,476	333,559
MERITAGE HOME CORP	COM	24,300	1,528,956
MESA AIR GROUP INC	COM	33,200	347,272
MESTEK INC	COM	10,600	138,860
METAL MGMT INC	COM	16,900	393,094
METHODE ELECTRS INC	COM	38,060	379,458
METROLOGIC INSTRS INC	COM	9,600	184,896
METTLER TOLEDO INTL INC	COM	41,800	2,307,360

MFA MTG INVTS INC	COM	100,200	571,140
MGE ENERGY INC	COM	21,700	735,847
MGI PHARMA INC	COM	84,100	1,443,156
MGM MIRAGEINC	COM	124,900	4,580,083
MICHAELS STORES INC	COM	143,600	5,079,132
MICREL INC	COM	70,200	814,320
MICRO THERAPEUTICS INC NEW	COM	11,200	77,616
MICROCHIP TECHNOLOGY INC	COM	219,102	7,044,129
MICROMUSE INC	COM	68,700	679,443
MICROS SYS INC	COM	41,200	1,990,784
MICROSEMI CORP	COM	66,600	1,842,156
MICROSTRATEGY INC	COM	14,700	1,216,278
MICROTUNE INC DEL	COM	60,963	254,216
MID AMER APT CMNTYS INC	COM	21,112	1,023,932
MID STATE BANCSHARES	COM	29,000	775,750
MIDAS INC	COM	17,500	321,300
MIDDLEBY CORP	COM	4,800	415,200
MIDDLESEX WTR CO	COM	13,099	227,137
MIDLAND CO	COM	12,400	446,896
MIDWAY GAMES INC	COM	22,410	425,118
MIDWEST BANC HLDGS INC	COM	14,800	329,300
MIKOHN GAMING CORP	COM	24,785	244,628
MILLENNIUM PHARMACEUTICALS	COM	333,317	3,233,175
MILLER HERMAN INC	COM	72,700	2,049,413
MILLS CORP	COM	59,255	2,485,155
MINE SAFETY APPLIANCES CO	COM	32,200	1,165,962
MINERALS TECHNOLOGIES INC	COM	21,000	1,173,690
MIPS TECHNOLOGIES INC COM	COM	54,046	306,981
MKS INSTRS INC	COM	34,870	623,824
MOBILE MINI INC	COM	16,700	791,580
MOBILITY ELECTRONICS INC	COM	35,071	338,786
MODINE MFG CO	COM	37,100	1,209,089
MOHAWK INDS INC	COM	54,372	4,729,277
MOLECULAR DEVICES CORP	COM	16,100	465,773
MOLINA HEALTHCARE INC	COM	13,300	354,312
MOMENTA PHARMACEUTICALS INC	COM	9,700	213,788
MONACO COACH CORP	COM	30,175	401,328

MONARCH CASINO + RESORT INC	COM	10,800	244,080
MONEYGRAM INTL INC	COM	83,700	2,182,896
MONOGRAM BIOSCIENCES INC	COM	100,935	188,748
MONOLITHIC PWR SYS INC	COM	19,300	289,307
MONRO MUFFLER BRAKE INC	COM	11,550	350,196
MOOG INC	CL A	36,175	1,026,647
MORNINGSTAR INC	COM	10,400	360,256
MORTGAGEIT HLDGS INC	COM	19,700	269,102
MOSAIC CO	COM	134,800	1,972,124
MOVADO GROUP INC	COM	18,600	340,380
MOVIE GALLERY INC	COM	24,950	139,970
MPS GROUP INC	COM	117,300	1,603,491
MRO SOFTWARE INC	COM	23,200	325,728
MRV COMMUNICATIONS INC	COM	130,250	267,013
MSC INDL DIRECT INC	CL A	44,700	1,797,834
MTC TECHNOLOGIES INC	COM	6,300	172,494
MTR GAMING GROUP INC	COM	26,900	280,029
MTS SYS CORP	COM	20,500	710,120
MUELLER INDS INC	6% 01 Nov 2014	288,900	277,344
MUELLER INDS INC	COM	37,600	1,030,992
MULTI FINELINE ELECTRONIX INC	COM	8,200	394,994
MULTIMEDIA GAMES INC	COM	29,200	270,100
MYERS IND INC	COM	27,343	398,661
MYOGEN INC	COM	22,900	690,664
MYRIAD GENETICS INC	COM	33,600	698,880
NABI BIOPHARMACEUTICALS	COM	64,600	218,348
NACCO INDS INC	CL A	6,170	722,816
NALCO HLDG CO	COM	80,300	1,422,113
NANOGEN INC	COM	26,044	68,235
NARA BANCORP INC	COM	23,400	416,052
NASB FINL INC	COM	4,400	173,184
NASDAQ STK MKT INC	COM ACCREDITED INVS	41,835	1,471,755
NASH FINCH CO	COM	16,600	422,968
NASTECH PHARMACEUTICAL INC	COM	17,538	258,159
NATIONAL BEVERAGE CORP	COM	9,900	96,723
NATIONAL FINL PARTNERS CORP	COM	36,500	1,918,075
NATIONAL FUEL GAS CO N J	COM	86,900	2,710,411

NATIONAL HEALTH INVS INC	COM	26,300	682,748
NATIONAL HEALTHCARE CORP	COM	8,200	306,516
NATIONAL INSTRS CORP	COM	57,450	1,841,273
NATIONAL PENN BANCSHARES INC	COM	47,447	903,865
NATIONAL PRESTO INDS INC	COM	4,900	217,315
NATIONAL WESTN LIFE INS CO	CL A	2,400	496,584
NATIONWIDE FINL SVCS INC	CL A	62,200	2,736,800
NATIONWIDE HEALTH PPTYS INC	COM	74,000	1,583,600
NATURES SUNSHINE PRODS INC	COM	10,500	189,840
NAUTILUS INC	COM	32,387	604,341
NAVARRE CORP	COM	21,900	121,107
NAVIGANT CONSULTING CO	COM	53,900	1,184,722
NAVIGATORS GROUP INC	COM	8,000	348,880
NAVTEQ CORP	COM	91,400	4,009,718
NBC CAP CORP	COM	6,266	149,068
NBT BANCORP INC	COM	37,614	812,086
NBTY INC	COM	60,800	988,000
NCI BLDG SYS INC	COM	23,320	990,634
NCO GROUP INC	COM	23,300	394,236
NDCHEALTH CORP	COM	39,500	759,585
NEENAH PAPER INC	COM	19,100	534,800
NEKTAR THERAPEUTICS	COM	91,700	1,509,382
NELNET INC	CL A	14,200	577,656
NELSON THOMAS INC	COM	16,100	396,865
NEOPHARM INC	COM	19,721	212,790
NESS TECHNOLOGIES INC	COM	22,300	240,171
NETBANK INC	COM	57,600	413,568
NETFLIX COM INC	COM	38,000	1,028,280
NETGEAR INC	COM	27,700	533,225
NETIQ	COM	65,316	802,734
NETLOGIC MICROSYSTEMS INC	COM	11,845	322,658
NETRATINGS INC	COM	12,800	157,824
NETSCOUT SYS INC	COM	22,500	122,625
NEUROCRINE BIOSCIENCES INC	COM	38,200	2,396,286
NEUROGEN CORP	COM	32,300	212,857
NEUROMETRIX INC	COM	7,100	193,688
NEUSTAR INC	CL A	23,300	710,417

NEW CENTY FINL CORP MD	COM	51,000	1,839,570
NEW JERSEY RES CORP	COM	30,450	1,275,551
NEW PLAN EXCEL RLTY TR INC	COM	108,340	2,511,321
NEW RIV PHARMACEUTICALS INC	COM	7,700	399,476
NEW YORK + CO INC	COM	14,000	296,800
NEW YORK CMNTY BANCORP INC	COM	277,184	4,579,080
NEWALLIANCE BANCSHARES INC	COM	119,800	1,741,892
NEWCASTLE INVT CORP NEW	COM	42,100	1,046,185
NEWFIELD EXPL CO	COM	133,200	6,669,324
NEWMARKET CORP	COM	15,900	388,914
NEWPARK RES INC	COM	93,800	715,694
NEWPORT CORP	COM	46,600	630,964
NEXTEL PARTNERS INC	CL A	158,200	4,420,108
NGP CAP RES CO	COM	17,203	225,875
NIC INC	COM	37,100	228,536
NII HLDGS INC	CL B	126,600	5,529,888
NITROMED INC	COM	14,600	203,670
NL INDS INC	COM	10,000	140,900
NN INC	COM	12,400	131,440
NOBLE ENERGY INC	COM	182,486	7,354,186
NOBLE INTL LTD	COM	1,000	20,840
NORDSON CORP	COM	29,900	1,211,249
NORTH PITTSBURGH SYS INC	COM	18,500	349,095
NORTHEAST UTILS	COM	138,944	2,735,807
NORTHERN EMPIRE BANCSHARES	COM	8,610	203,713
NORTHFIELD LABORATORIES INC	COM	17,600	235,840
NORTHSTAR RLTY FIN CORP	COM	2,610	26,596
NORTHWEST BANCORP INC PA	COM	16,500	350,790
NORTHWEST NAT GAS CO	COM	29,400	1,004,892
NORTHWESTERN CORP	COM	33,695	1,046,904
NOVASTAR FINL INC	COM	31,600	888,276
NOVATEL WIRELESS INC	COM	18,800	227,668
NOVEN PHARMACEUTICALS INC	COM	25,200	381,276
NPS PHARMACEUTICALS INC	COM	39,100	462,944
NRG ENERGY INC	COM	86,300	4,066,456
NS GROUP INC	COM	22,300	932,363
NSTAR	COM	105,010	3,013,787

NTL INC DEL	COM	76,457	5,205,193
NU SKIN ENTERPRISES INC	CL A	57,500	1,010,850
NUANCE COMMUNICATIONS INC	COM	95,538	728,955
NUCO2 INC	COM	5,000	139,400
NUTRI SYS INC NEW	COM	25,505	918,690
NUVASIVE INC	COM	11,900	215,390
NUVEEN INVTS INC	CL A	55,100	2,348,362
NUVELO INC	COM	29,225	237,015
NVR INC	COM	5,600	3,931,200
O CHARLEYS INC	COM	27,500	426,525
O REILLY AUTOMOTIVE INC	COM	107,800	3,450,678
OAKLEY INC	COM	28,100	412,789
OCEANEERING INTL INC	COM	28,600	1,423,708
OCEANFIRST FINL CORP	COM	9,150	208,254
OCTEL CORP	COM	12,500	203,375
OCWEN FINL CORP	COM	48,800	424,560
ODYSSEY HEALTHCARE INC	COM	39,075	728,358
ODYSSEY MARINE EXPLORATION	COM	5,625	19,913
ODYSSEY RE HLDGS CORP	COM	16,000	401,280
OFFSHORE LOGISTICS INC	COM	24,900	727,080
OGE ENERGY CORP	COM	96,600	2,587,914
OHIO CAS CORP	COM	65,700	1,860,624
OIL STATES INTL INC	COM	40,800	1,292,544
OLD DOMINION FGHT LINES INC	COM	27,787	749,693
OLD NATL BANCORP IND	COM RTS CALLABLE THRU 3/2/20	75,521	1,634,274
OLD REP INTL CORP	COM	192,350	5,051,111
OLD SECOND BANCORP INC DEL	COM	16,732	511,497
OLIN CORP	COM	76,082	1,497,294
OM GROUP INC	COM	32,400	607,824
OMEGA FINL CORP	COM	13,800	384,606
OMEGA HEALTHCARE INVESTORS	COM	48,900	615,651
OMERGA FLEX INC	COM	1,600	27,824
OMNICARE INC	COM	110,100	6,299,922
OMNIVISION TECHNOLOGIES INC	COM	58,600	1,169,656
ON SEMICONDUCTOR CORP	COM	129,200	714,476
ONE LIBRTY PROPERTIES INC	COM	12,700	233,807
ONEOK INC NEW	COM	104,300	2,777,509

ONLINE RES CORP	COM	9,265	102,378
ONYX PHARMACEUTICALS INC	COM	38,900	1,118,764
OPEN SOLUTIONS INC	COM	13,300	304,836
OPENWAVE SYS INC	COM	78,899	1,378,366
OPLINK COMMUNICATIONS INC	COM	17,242	250,009
OPSWARE INC	COM	61,100	414,869
OPTICAL COMMUNICATION PRODS	CL A	16,100	37,191
OPTION CARE INC	COM	23,025	307,614
OPTIONSXPRESS HLDGS INC	COM	16,700	409,985
ORASURE TECHNOLOGIES INC	COM	46,800	412,776
ORBITAL SCIENCES CORP	CL A	60,000	770,400
ORCHID CELLMARK INC	COM	11,460	87,096
OREGON STL MLS INC	COM	35,900	1,056,178
ORIENTAL FINL GROUP INC	COM	20,962	259,090
ORLEANS HOMEBUILDERS INC	COM	2,200	40,370
ORMAT TECHNOLOGIES INC	COM	2,800	73,192
OSHKOSH TRUCK CORP	COM	74,400	3,317,496
OSI PHARMACEUTICALS INC	COM	57,235	1,604,874
OSI SYS INC	COM	16,100	296,079
OTTER TAIL CORP	COM	30,900	895,482
OUTBACK STEAKHOUSE INC	COM	68,000	2,829,480
OUTDOOR CHANNEL HLDGS INC	COM	12,400	167,400
OVERSEAS SHIPHOLDING GROUP INC	COM	29,500	1,486,505
OVERSTOCK COM INC DEL	COM	14,200	399,730
OWENS + MINOR INC NEW	COM	42,200	1,161,766
OWENS ILL INC	COM	156,600	3,294,864
OXFORD INDS INC	COM	15,400	842,380
P A M TRANSN SVCS INC	COM	7,990	142,142
P F CHANGS CHINA BISTRO INC	COM	28,000	1,389,640
PACER INTL INC TN	COM	34,900	909,494
PACIFIC CAP BANCORP NEW	COM	50,000	1,779,000
PACIFIC ETHANOL INC	COM	2,625	28,403
PACIFIC SUNWEAR OF CALIF	COM	82,762	2,062,429
PACKAGING CORP AMER	COM	70,300	1,613,385
PACKETEER INC	COM	29,800	231,546
PAIN THERAPEUTICS INC	COM	29,200	197,392
PAINCARE HLDGS INC	COM	37,200	121,272

PALM HBR HOMES INC	COM	10,500	197,400
PALM INC NEW	COM	43,800	1,392,840
PALOMAR MED TECHNOLOGIES INC	COM	19,200	672,768
PAN PAC RETAIL PPTYS INC	COM	44,011	2,943,896
PANAMSAT HLDG CORP	COM	47,365	1,160,443
PANERA BREAD CO	CL A	30,100	1,976,968
PANTRY INC	COM	15,600	733,044
PAPA JOHNS INTL INC	COM	14,100	836,271
PAR PHARMACEUTICAL COS INC	COM	37,600	1,178,384
PAR TECHNOLOGY	COM	6,600	183,216
PARALLEL PETE CORP DEL	COM	40,730	692,817
PAREXEL INTL CORP	COM	32,000	648,320
PARK ELECTROCHEMICAL CORP	COM	24,250	630,015
PARK NATL CORP	COM	13,137	1,348,382
PARKER DRILLING CO	COM	108,500	1,175,055
PARKWAY PPTYS INC	COM	16,742	672,024
PARLUX FRAGRANCES INC	COM	5,700	174,021
PARTNERS TR FINL GROUP INC NEW	COM	53,226	641,373
PATHMARK STORES INC NEW	COM	36,700	366,633
PATTERSON UTI ENERGY INC	COM	176,600	5,818,970
PAXAR CORP	COM	41,000	804,830
PAYLESS SHOESOURCE INC	COM	70,730	1,775,323
PDF SOLUTIONS INC	COM	18,600	302,250
PDL BIOPHARMA INC	COM	117,000	3,325,140
PEABODY ENERGY CORP	COM	133,636	11,014,279
PEAPACK GLADSTONE FINL CORP	COM	7,964	222,196
PEDIATRIX MED GROUP	COM	23,900	2,116,823
PEETS COFFEE AND TEA INC	COM	13,400	406,690
PEGASUS SOLUTIONS INC	COM	29,800	267,306
PEGASYSTEMS INC	COM	12,400	90,644
PENN NATL GAMING INC	COM	73,800	2,431,710
PENN VA CORP	COM	20,000	1,148,000
PENNFED FINL SVCX INC	COM	11,200	206,304
PENNSYLVANIA COMM BANCORP INC	COM	3,300	105,105
PENNSYLVANIA REAL ESTATE INVT	SH BEN INT	36,418	1,360,576
PENTAIR INC	COM	107,000	3,693,640
PENWEST PHARMACEUTICALS CO	COM	19,000	370,880

PEOPLES BANCORP INC	COM	12,495	356,482
PEOPLES BK BRIDGEPORT CONN	COM	63,673	1,977,683
PEP BOYS MANNY MOE + JACK	COM	64,580	961,596
PEPCO HLDGS INC	COM	197,276	4,413,064
PEPSIAMERICAS INC	COM	72,184	1,679,000
PER SE TECHNOLOGIES INC	COM	23,266	543,494
PERFORMANCE FOOD GROUP CO	COM	47,800	1,356,086
PERICOM SEMICONDUCTOR CORP	COM	26,100	208,017
PERINI CORP	COM	22,900	553,035
PEROT SYS CORP	CL A	89,400	1,264,116
PERRIGO CO	COM	89,700	1,337,427
PETCO ANIMAL SUPPLIES INC	COM	56,000	1,229,200
PETROHAWK ENERGY CORP	COM	51,375	679,178
PETROLEUM DEV CORP	COM	19,800	660,132
PETROQUEST ENERGY INC	COM	48,065	397,978
PETSMART INC	COM	152,500	3,913,150
PFF BANCORP INC	COM	21,480	655,570
PHARMACEUTICAL PROD DEV INC	COM	52,100	3,227,595
PHARMION CORP	COM	18,000	319,860
PHASE FORWARD INC	COM	22,500	219,375
PHH CORP	COM	56,000	1,569,120
PHILADELPHIA CONS HLDG CORP	COM	18,900	1,827,441
PHILLIPS VAN HEUSEN CORP	COM	35,300	1,143,720
PHOENIX COS INC NEW	COM	113,500	1,548,140
PHOENIX TECHNOLOGIES LTD	COM	26,915	168,488
PHOTON DYNAMICS INC	COM	19,850	362,858
PHOTRONICS INC	COM	43,000	647,580
PICO HLDGS INC	COM	8,700	280,662
PIEDMONT NAT GAS INC	COM	83,100	2,007,696
PIER 1 IMPORTS INC	COM	98,250	857,723
PIKE ELEC CORP	COM	8,000	129,760
PILGRIMS PRIDE CORP	COM	18,100	600,196
PINNACLE AIRL CORP	COM	21,800	145,406
PINNACLE ENTMT INC	COM	44,100	1,089,711
PINNACLE FINL PARTNERS INC	COM	1,260	31,475
PIONEER COS INC	COM	11,485	344,205
PIONEER DRILLING CO	COM	22,405	401,722

PIONEER NAT RES CO	COM	132,855	6,811,476
PIPER JAFFRAY COS	COM	23,000	929,200
PIXAR	COM	53,400	2,815,248
PIXELWORKS INC	COM	42,300	214,884
PLACER SIERRA BANCSHARES	COM	5,308	147,085
PLAINS EXPL + PRODTN CO	COM	81,621	3,242,802
PLANTRONICS INC NEW	COM	49,700	1,406,510
PLAYBOY ENTERPRISES INC	CL B	18,400	255,576
PLAYTEX PRODS INC	COM	33,700	460,679
PLEXUS CORP	COM	47,300	1,075,602
PLUG PWR INC	COM	33,742	173,096
PLX TECHNOLOGY INC	COM	20,200	173,720
PMA CAP CORP	CL A	27,300	249,249
PMI GROUP INC	COM	97,800	4,016,646
PNM RES INC	COM	66,050	1,617,565
POGO PRODUCING CO	COM	63,800	3,177,878
POLARIS INDS INC	COM	41,700	2,093,340
POLO RALPH LAUREN CORP	CL A	57,700	3,239,278
POLYCOM INC	COM	107,342	1,642,333
POLYMEDICA CORP	COM	26,953	902,117
POLYONE CORP	COM	114,425	735,753
POPULAR INC	COM	290,647	6,147,184
PORTALPLAYER INC	COM	12,600	356,832
PORTFOLIO RECOVERY ASSOCS INC	COM	15,400	715,176
POST PPTYS INC	COM	44,600	1,781,770
POTLATCH CORP	COM	32,200	1,641,556
POWELL INDS INC	COM	8,200	147,272
POWER INTEGRATIONS	COM	34,250	815,493
POWER ONE INC	COM	60,000	361,200
POWERWAVE TECHNOLOGIES INC	COM	113,410	1,425,564
POZEN INC	COM	28,200	270,438
PRA INTL	COM	8,573	241,330
PRE PAID LEGAL SVCS INC	COM	12,200	466,162
PRECISION CASTPARTS CORP	COM	138,430	7,172,058
PREFERRED BK LOS ANGELES CA	COM	1,800	80,100
PREFORMED LINE PRODS CO	COM	3,400	145,486
PREMIERE GLOBAL SVCS INC	COM	82,000	666,660

PREMIERWEST BANCORP	COM	18,475	258,650
PREMIUM STD FARMS INC	COM	13,800	206,448
PRENTISS PPTYS TR	SH BEN INT	43,800	1,781,784
PRESIDENTIAL LIFE CORP	COM	25,600	487,424
PRESSTEK INC	COM	27,100	244,984
PRESTIGE BRANDS HLDGS INC	COM	30,800	385,000
PRG SHULTZ INTL INC	COM	45,300	27,633
PRICE COMMUNICATIONS CORP	COM	53,308	792,690
PRICELINE COM INC	COM	24,932	556,482
PRIDE INTERNATIONAL INC	COM	167,100	5,138,325
PRIMEDIA INC	COM	148,063	238,381
PRIVATEBANKCORP INC	COM	17,400	618,918
PROASSURANCE CORP	COM	28,170	1,370,189
PROGENICS PHAARMACEUTICALS INC	COM	22,105	552,846
PROGRESS SOFTWARE CORP	COM	43,300	1,228,854
PROQUEST COMPANY	COM	26,300	734,033
PROSPERITY BANCSHARES INC	COM	19,300	554,682
PROTECTIVE LIFE CORP	COM	73,500	3,217,095
PROVIDE COMM INC	COM	5,300	175,483
PROVIDENCE SVC CORP	COM	5,155	148,412
PROVIDENT BANKSHARES CORP	COM	36,104	1,219,232
PROVIDENT FINACIAL SERVICES	COM	78,110	1,445,816
PROVIDENT FINL HLDGS INC	COM	6,717	176,657
PROVIDENT NEW YORK BANCORP	COM	42,999	473,419
PS BUSINESS PKS INC CA	COM	16,500	811,800
PSS WORLD MED INC	COM	83,100	1,233,204
PSYCHIATRIC SOLUTIONS INC	COM	25,738	1,511,850
PUGET ENERGY INC	COM	118,900	2,427,938
QAD INC	COM	13,600	103,904
QUALITY SYSTEMS	COM	7,900	606,404
QUANEX CORP	COM	27,370	1,367,679
QUANTA SERVICES INC	COM	123,750	1,629,788
QUANTUM CORP	COM	179,300	546,865
QUANTUM FUEL SYS TECHN WORLDWI	COM	7,335	19,658
QUEST SOFTWARE INC	COM	65,300	952,727
QUESTAR CORP	COM	88,900	6,729,730
QUICKSILVER RES INC	COM	55,050	2,312,651

QUIKSILVER INC	COM	127,200	1,760,448
R + B INC	COM	16,425	155,709
R + G FINANCIAL CORP	CL B	34,150	450,780
RADIAN GROUP INC	COM	91,080	5,336,377
RADIANT SYS INC	COM	28,175	342,608
RADIATION THERAPY SVCS INC	COM	8,800	310,728
RADIO ONE INC	CL D	96,600	999,810
RADISYS CORP	COM	23,150	401,421
RAILAMERICA INC	COM	35,500	390,145
RAIT INVT TR	COM	28,200	730,944
RALCORP HLDGS INC NEW	COM	32,000	1,277,120
RAMBUS INC DEL	COM	93,900	1,520,241
RAMCO GERSHENSON PPTYS TR	COM SH BEN INT	16,100	429,065
RANGE RES CORP	COM	134,250	3,536,145
RARE HOSPITALITY INTL INC	COM	36,374	1,105,406
RAVEN INDS INC	COM	19,100	551,035
RAYMOND JAMES FINANCIAL INC	COM	67,875	2,556,851
RAYONIER INC	COM	80,986	3,227,292
RC2 CORP	COM	16,900	600,288
RCN CORP	COM	20,500	480,725
READERS DIGEST ASSN INC	COM	109,100	1,660,502
REALNETWORKS INC	COM	113,800	883,088
REALTY INCOME CORP	COM	87,000	1,880,940
RECKSON ASSOCS RLTY CORP	COM	87,300	3,141,054
RED HAT INC	COM	184,900	5,036,676
RED ROBIN GOURMET BURGERS INC	COM	11,600	591,136
REDBACK NETWORKS INC	COM	53,465	751,718
REDDY ICE HLDGS INC	COM	12,400	270,444
REDWOOD TR INC.	COM	16,700	689,042
REGAL BELOIT CORP	COM	29,300	1,037,220
REGAL ENTMT GROUP	CL A	46,200	878,724
REGENCY CTRS CORP	COM	71,330	4,204,904
REGENERON PHARMACEUTICALS INC	COM	35,000	558,250
REGENT COMMUNICATIONS INC DEL	COM	40,800	189,312
REGIS CORP MINNESOTA	COM	48,200	1,859,074
REHABCARE GROUP INC	COM	18,700	377,740
REINSURANCE GROUP AMER INC	COM	30,875	1,474,590

RELIANCE STL + ALUM CO	COM	29,200	1,784,704
RELIANT ENERGY INC	COM	297,161	3,066,702
REMINGTON OIL GAS CORP	COM	24,900	908,850
RENAISSANCE LEARNING INC	COM	9,500	179,645
RENAL CARE GROUP INC	COM	70,250	3,323,528
RENASANT CORP	COM	11,350	359,001
RENOVIS INC	COM	24,900	380,970
RENT A CTR INC NEW	COM	74,950	1,413,557
RENT WAY INC	COM	26,700	170,613
REPUBLIC AWYS HLDGS INC	COM	15,400	234,080
REPUBLIC BANCORP INC	COM	82,209	978,287
REPUBLIC BANCORP INC KY	COM	12,237	262,484
REPUBLIC SVCS INC	COM	140,555	5,277,840
RES CARE INC	COM	14,700	255,339
RESMED INC	COM	72,450	2,775,560
RESOURCE AMER INC	COM	21,100	359,755
RESOURCES GLOBAL PROFESSIONALS	COM	48,600	1,266,516
RESPIRONICS INC	COM	74,200	2,750,594
RESTORATION HARDWARE INC DEL	COM	24,500	147,490
RETAIL VENTURES INC	COM	10,800	134,352
REVLON INC	CL A	154,944	480,326
REYNOLDS + REYNOLDS CO	CL A	68,500	1,922,795
RF MICRO DEVICES INC	COM	213,140	1,153,087
RH DONNELLEY CORP	COM	24,700	1,522,014
RIGEL PHARMACEUTICALS INC	COM	19,900	166,364
RIGHTNOW TECHNOLOGIES INC	COM	5,100	94,146
RIMAGE CORP	COM	7,700	223,146
RITE AID CORP	COM	531,600	1,849,968
RLI CORP	COM	24,200	1,206,854
ROANOKE ELEC STL CORP	COM	11,100	261,960
ROBBINS + MYERS INC	COM	9,700	197,395
ROCK TENN CO	CL A	27,100	369,915
ROCKWOOD HLDGS INC	COM	23,200	457,736
ROFIN SINAR TECHNOLOGIES INC	COM	18,100	786,807
ROGERS CORP	COM	16,300	638,634
ROLLINS INC	COM	32,550	641,561
ROPER INDS	COM	90,100	3,559,851

ROSS STORES INC	COM	151,900	4,389,910
ROYAL BANCSHARES PA INC	CL A	7,417	171,788
ROYAL GOLD INC	COM	20,100	698,073
RPC INC	COM	25,650	675,621
RPM INTL INC	COM	127,500	2,214,675
RSA SEC INC	COM	79,550	893,347
RTI INTL METALS INC	COM	23,900	907,005
RUBY TUESDAY INC	COM	68,100	1,763,109
RUDDICK CORP	COM	36,500	776,720
RUDOLPH TECHNOLOGIES INC	COM	14,000	180,320
RUSH ENTERPRISES INC	CL A	16,615	247,231
RUSS BERRIE + CO INC	COM	10,600	121,052
RUSSELL CORP	COM	36,500	491,290
RUTHS CHRIS STEAK HSE INC	COM	14,858	268,930
RYANS RESTAURANT GROUP INC	COM	49,200	593,352
RYERSON INC	COM	29,200	710,144
RYLAND GROUP INC	COM	49,200	3,548,796
S + T BANCORP INC	COM	29,100	1,071,462
S Y BANCORP INC	COM	12,400	310,248
S1 CORP	COM	88,010	382,844
SAFENET INC	COM	23,524	757,943
SAFETY INS GROUP INC	COM	12,300	496,551
SAGA COMMUNICATIONS	CL A	17,500	190,225
SAKS INC	COM	128,100	2,159,766
SALEM COMMUNICATIONS CORP DEL	CL A	9,800	171,402
SALESFORCE COM INC	COM	65,800	2,108,890
SALIX PHARMACEUTICALS LTD	COM	47,550	835,929
SANDERS MORRIS HARIS GROUP INC	COM	10,207	167,293
SANDERSON FARMS INC	COM	19,650	599,915
SANDISK CORP	COM	185,875	11,676,668
SANDY SPRING BANCORP INC	COM	19,350	674,928
SANFILIPPO JOHN B + SON INC	COM	6,300	81,459
SANTANDER BANCORP	COM	7,066	177,498
SAPIENT CORP	COM	96,500	549,085
SAUER DANFOSS INC	COM	11,500	216,315
SAUL CTRS INC	COM	13,435	485,004
SAVIENT PHARMACEUTICALS INC	COM	56,835	212,563
SAXON CAP INC	COM	55,900	633,347

SBA COMMUNCATIONS CORP	COM	79,000	1,414,100
SCANA CORP NEW	COM	120,046	4,727,411
SCANSOURCE INC	COM	13,100	716,308
SCBT FINL CORP	COM	8,736	291,957
SCHAWK INC	CL A	11,300	234,475
SCHEIN HENRY INC	COM	90,800	3,962,512
SCHNITZER STL INDS INC	CL A	23,934	732,141
SCHOLASTIC CORP	COM	33,300	949,383
SCHOOL SPECIALTY INC	COM	21,346	777,848
SCHULMAN A INC	COM	30,400	654,208
SCHWEITZER MAUDUIT INTL INC	COM	18,600	460,908
SCIENTIFIC GAMES CORP	CL A	63,400	1,729,552
SCORE BRD INC	COM	137	0
SCOTTS MIRACLE GRO CO	CL A	48,200	2,180,568
SCP POOL CORP	COM	56,374	2,098,240
SCS TRANSA INC	COM	14,650	311,313
SEABORD CORP DEL	COM	320	483,520
SEACHANGE INTL INC	COM	29,550	233,445
SEACOAST BKG CORP FLA	COM	14,480	332,316
SEACOR HLDGS INC	COM	20,562	1,400,272
SEATTLE GENETICS INC	COM	34,700	163,784
SECURE COMPUTING CORP	COM	40,100	491,626
SECURITY BK CORP	COM	7,696	179,240
SEI INVESTMENTS CO	COM	68,400	2,530,800
SELECT COMFORT CORP	COM	39,600	1,083,060
SELECTIVE INS GROUP INC	COM	28,800	1,529,280
SEMITOOL INC	COM	20,400	221,952
SEMTECH CORP	COM	80,900	1,477,234
SENIOR HSG PPTSY TR	SH BEN INT	62,590	1,058,397
SENOMYX INC	COM	17,285	209,494
SENSIENT TECHNOLOGIES CORP	COM	50,600	905,740
SEPRACOR INC	COM	109,000	5,624,400
SEQUA CORP	CL A	6,300	435,015
SERENA SOFTWARE INC	COM	28,350	664,524
SEROLOGICALS CORP	COM	38,571	761,392
SERVICE CORP INTL	COM	319,000	2,609,420
SERVICE MASTER COMPANY	COM	303,300	3,624,435

SFBC INTL INC	COM	20,000	320,200
SHARPER IMAGE CORP	COM	9,200	89,608
SHAW GROUP INC	COM	81,500	2,370,835
SHENANDOAH TELECOMMUNICATIONS	COM	7,400	294,816
SHOE CARNIVAL INC	COM	9,400	206,048
SHUFFLE MASTER INC	COM	36,825	925,781
SHURGARD STORAGE CTRS	CL A	51,000	2,892,210
SI INTL INC	COM	8,800	269,016
SIERRA BANCORP	COM	3,700	84,323
SIERRA HEALTH SVCS INC	COM	26,600	2,126,936
SIERRA PAC RES NEW	COM	188,300	2,455,432
SIGMATEL INC	COM	26,400	345,840
SIGNATURE BK NEW YORK NY	COM	14,000	392,980
SILGAN HLDGS INC	COM	26,200	946,344
SILICON IMAGE INC	COM	91,000	823,550
SILICON LABORATORIES INC	COM	44,300	1,624,038
SILICON STORAGE TECHNOLOGY INC	COM	95,300	481,265
SIMMONS 1ST NATL CORP	CL A	16,200	448,740
SIMPSON MFG INC	COM	37,600	1,366,760
SINCLAIR BROADCAST GROUP INC	CL A	47,600	437,920
SIRF TECHNOLOGY HLDGS INC	COM	31,800	947,640
SIRIUS SATELLITE RADIO INC	COM	1,380,400	9,248,680
SIRVA INC	COM	21,400	171,200
SIX FLAGS INC	COM	104,600	806,466
SIZELER PPTY INVS INC	COM	17,785	228,537
SJW CORP	COM	7,500	341,250
SKECHERS U S A INC	CL A	22,200	340,104
SKY FINL GROUP INC	COM	101,415	2,821,365
SKYLINE CORP	COM	8,900	323,960
SKYWEST INC	COM	59,800	1,606,228
SKYWORKS SOLUTIONS INC	COM	170,086	865,738
SL GREEN RLTY CORP	COM	44,400	3,391,716
SMART + FINAL INC	COM	14,100	181,608
SMITH A O CORP	COM	16,228	569,603
SMITH INTL INC	COM	223,400	8,290,374
SMITHFIELD FOODS INC	COM	92,350	2,825,910
SMUCKER J M CO	COM	50,365	2,216,060

SMURFIT STONE CONTAINER CORP	COM	270,410	3,831,710
SOHU COM INC	COM	17,800	326,452
SOMANETICS CORP	COM	12,131	388,192
SONIC AUTOMOTIVE INC	CL A	32,900	733,012
SONIC CORP	COM	66,284	1,955,378
SONIC SOLUTIONS	COM	20,300	306,733
SONICWALL INC	COM	67,700	536,184
SONOCO PRODS CO	COM	103,900	3,054,660
SONOSITE INC	COM	17,900	626,679
SONUS NETWORKS INC	COM	236,315	879,092
SOTHEBYS HLDGS INC	CL A	50,800	932,688
SOUND FED BANCORP INC	COM	3,795	72,485
SOURCE INTERLINK COS INC	COM	32,326	359,465
SOURCECORP INC	COM	17,150	411,257
SOUTH FINL GROUP INC	COM	69,960	1,926,698
SOUTH JERSEY INDS INC	COM	30,600	891,684
SOUTHERN COPPER CORP DEL	COM	24,700	1,654,406
SOUTHERN UN CO NEW	COM	100,843	2,382,920
SOUTHSIDE BANCSHARES INC	COM	14,701	296,960
SOUTHWEST BANCORP INC OKLA	COM	11,600	232,000
SOUTHWEST GAS CORP	COM	37,600	992,640
SOUTHWEST WTR CO	COM	16,979	242,962
SOUTHWESTERN ENERGY CO	COM	174,400	6,267,936
SOVRAN SELF STORAGE INC	COM	16,702	784,493
SPANISH BROADCASTING SYS INC	CL A	37,906	193,700
SPARTAN STORES INC	COM	5,958	62,082
SPARTECH CORP	COM	36,425	799,529
SPATIALIGHT INC	COM	10,200	35,394
SPECIALTY LABORATORIES INC	COM	7,500	97,875
SPECTRALINK CORP	COM	20,000	237,400
SPECTRUM BRANDS INC	COM	35,400	718,974
SPEEDWAY MOTORSPORTSINC	COM	18,100	627,527
SPHERION CORP	COM	73,900	739,739
SPIRIT FIN CORP	COM	71,000	805,850
SPORTS AUTH INC NEW	COM	25,143	782,702
SPSS INC	COM	20,600	637,158
SPX CORP	COM	68,100	3,116,937

SRA INTL INC	CL A	25,800	787,932
SSA GLOBAL TECHNOLOGIES INC	COM	8,882	161,564
ST JOE CO	COM	79,200	5,323,824
ST MARY LD + EXPL CO	COM	63,200	2,326,392
STAGE STORES INC	COM	25,499	759,345
STAMPS COM INC	COM	22,050	506,268
STANCORP FINL GROUP INC	COM	54,600	2,727,270
STANDARD MICROSYSTEMS CORP	COM	18,900	542,241
STANDARD MTR PRODS INC	COM	11,600	107,068
STANDARD PAC CORP NEW	COM	72,400	2,664,320
STANDARD REGISTER	COM	15,800	249,798
STANDEX INTL CORP	COM	16,100	446,936
STANLEY FURNITURE CO INC	COM	15,100	350,018
STAR SCIENTIFIC INC	COM	31,400	73,790
STARTEK INC	COM	12,600	226,800
STATE AUTO FINL CORP	COM	16,300	594,298
STATE BANCORP INC N Y	COM	8,863	148,367
STATION CASINOS INC	COM	59,050	4,003,590
STEEL DYNAMICS INC	COM	39,700	1,409,747
STEEL TECHNOLOGIES INC	COM	10,900	305,091
STEELCASE INC	CL A	57,200	905,476
STEIN MART INC	COM	24,800	450,120
STEINWAY MUSICAL INSTRS INC	COM	4,900	124,999
STELLENT INC	COM	31,000	307,830
STEMCELLS INC	COM	62,500	215,625
STEPAN CHEM CO	COM	8,800	236,632
STERICYCLE INC	COM	45,600	2,684,928
STERIS CORP	COM	74,200	1,856,484
STERLING BANCORP	COM (RTS CALLABLE THRU 03 MAR99)	22,012	434,297
STERLING BANCSHARES INC	COM	46,050	711,012
STERLING FINL CORP	COM	29,807	590,179
STERLING FINL CORP WASH	COM	38,485	961,355
STEWART + STEVENSON SVCS INC	COM	30,600	646,578
STEWART ENTERPRISES INC	CL A	120,400	651,364
STEWART INFORMATION SVCS CORP	COM	19,200	934,464
STIFEL FINL CORP	COM	7,000	263,130
STILLWATER MNG CO	COM	43,043	498,008

STONE ENERGY CORP	COM	23,677	1,078,014
STRATASYS INC	COM	9,500	237,595
STRATEGIC HOTEL CAP INC	COM	41,900	862,302
STRATTEC SEC CORP	COM	3,200	129,344
STRAYER ED INC	COM	16,000	1,499,200
STRIDE RITE CORP	COM	38,600	523,416
STUDENT LN CORP	COM	4,400	920,612
STURM RUGER + CO INC	COM	24,500	171,745
SUFFOLK BANCORP	COM	13,000	439,010
SUMMIT BANKSHARES INC FT WORTH	COM	14,040	252,439
SUN BANCORP INC N J	COM	10,996	217,171
SUN CMNTYS INC	COM	17,800	558,920
SUNRISE SENIOR LIVING INC	COM	38,800	1,307,948
SUNSTONE HOTEL INVS INC NEW	COM	24,700	656,279
SUNTERRA CORP	COM	26,200	372,564
SUPERGEN INC	COM	49,500	249,975
SUPERIOR ENERGY SVCS INC	COM	82,400	1,734,520
SUPERIOR ESSEX INC	COM	13,805	278,309
SUPERIOR INDS INTL INC	COM	21,400	476,364
SUPERTEX INC	COM	10,798	477,812
SUPPORTSOFT INC	COM	33,400	140,948
SUREWEST COMMUNICATIONS	COM	17,100	450,927
SURMODICS INC	COM	16,600	614,034
SUSQUEHANNA BANCSHARES INC PA	COM	51,345	1,215,850
SVB FINL GROUP	COM	38,000	1,779,920
SWIFT ENERGY CO	COM	28,400	1,279,988
SWIFT TRANSN INC	COM	47,500	964,250
SWS GROUP INC	COM	15,973	334,475
SYBASE INC	COM	98,107	2,144,619
SYBRON DENTAL SPECIALTIES	COM	42,200	1,679,982
SYCAMORE NETWORKS INC	COM	200,700	867,024
SYKES ENTERPRISES INC	COM	27,700	370,349
SYMBION INC DE	COM	20,000	460,000
SYMMETRICOM INC	COM	44,300	375,221
SYMS CORP	COM	6,600	95,304
SYMYX TECHNOLOGIES INC	COM	28,800	785,952
SYNAPTICS INC	COM	21,400	529,008

SYNIVERSE HLDGS INC	COM	11,400	238,260
SYNNEX CORP	COM	11,000	166,210
SYNOPSYS INC	COM	153,338	3,075,960
SYNTEL INC	COM	6,100	127,063
SYNTROLEUM CORP	COM	44,572	402,485
SYPRIS SOLUTIONS INC	COM	8,300	82,834
SYSTEMAX INC	COM	9,800	61,152
T HQ INC	COM	67,412	1,607,764
TAKE TWO INTERACTIVE SOFTWARE	COM	71,250	1,261,125
TALBOTS INC	COM	26,000	723,320
TALK AMER HLDGS INC	COM	34,466	297,442
TALX CORP	COM	24,720	1,129,951
TANGER FACTORY OUTLET CTRS INC	COM	30,396	873,581
TANOX INC	COM	28,500	466,545
TARRAGON CORPORATION	COM	11,947	246,347
TASER INTL INC	COM	51,600	360,168
TAUBMAN CENTERS INC	REIT	54,600	1,897,350
TAYLOR CAP GROUP INC	COM	4,600	185,840
TCF FINANCIAL CORP	COM	143,500	3,894,590
TD BANKNORTH INC	COM	75,359	2,189,179
TECH DATA CORP	COM	63,575	2,522,656
TECHNE CORP	COM	39,500	2,217,925
TECHNICAL OLYMPIC USA INC	COM	17,287	364,583
TECHNITROL INC	COM	47,400	810,540
TECHNOLOGY INVT CAP CORP	COM	13,600	205,360
TECUMSEH PRODS CO	CL A	16,284	373,066
TEJON RANCH CO	COM	8,300	331,336
TEKELEC INC	COM	61,400	853,460
TELEDYNE TECHNOLOGIES INC	COM	35,711	1,039,190
TELEFLEX INC	COM	38,000	2,469,240
TELEPHONE + DATA SYS INC	COM	112,000	4,035,360
TELETECH HLDGS INC	COM	43,400	522,970
TELEWEST GLOBAL INC	COM	255,200	6,078,864
TELIK INC	COM	47,200	801,928
TELKONET INC	COM	49,900	207,085
TEMPUR PEDIC INTL INC	COM	40,800	469,200
TENNANT CO	COM	10,300	535,600

TENNECO INC	COM	52,100	1,021,681
TERAYON COMMUNICATION SYS	COM	81,600	188,496
TERCICA INC	COM	5,100	36,567
TEREX CORP NEW	COM	52,863	3,140,062
TERRA INDS INC	COM	102,100	571,760
TERREMARK WORLDWIDE INC	COM	25,270	117,506
TESORO CORP	COM	72,100	4,437,755
TESSERA TECHNOLOGIES INC	COM	42,300	1,093,455
TETRA TECH INC NEW	COM	63,675	997,787
TETRA TECHNOLOGIES INC DEL	COM	38,250	1,167,390
TEXAS CAP BANCSHARES INC	COM	20,917	468,750
TEXAS INDS INC	COM	23,963	1,194,316
TEXAS REGL BANCSHARES INC	CL A	43,791	1,239,285
TEXAS ROADHOUSE INC	CL A	39,000	606,450
THE STEAK AND SHAKE COMPANY	COM	29,110	493,415
THERMOGENESIS CORP	COM	38,581	186,346
THOMAS + BETTS CORP	COM	64,500	2,706,420
THOR INDS INC	COM	39,300	1,574,751
THORATEC CORP	COM	47,845	989,913
THORNBURG MTG INC	COM	106,400	2,787,680
TIBCO SOFTWARE INC	COM	235,400	1,758,438
TIDEWATER INC	COM	66,500	2,956,590
TIERONE CORP	COM	25,100	738,191
TIMBERLAND CO	CL A	56,200	1,829,310
TIME WARNER TELECOM INC	CL A	50,200	494,470
TIMKEN CO	COM	83,900	2,686,478
TITAN INTL INC ILL	COM	15,600	269,100
TITANIUM METALS CORP	COM	11,400	721,164
TIVO INC	COM	45,800	234,496
TNS INC	COM	5,700	109,326
TODCO	CL A	46,600	1,773,596
TOLL BROS INC	COM	110,000	3,810,400
TOMPKINS TRUSTCO INC	COM	9,438	422,822
TOO INC	COM	37,900	1,069,159
TOOTSIE ROLL INDS INC	COM	27,835	805,267
TOPPS COMPANY INC	COM	39,800	295,714
TOREADOR RES CORP	COM	15,410	324,689

TORO CO	COM	45,400	1,987,158
TOTAL SYS SVCS INC	COM	41,900	829,201
TOWER GROUP INC	COM	16,469	361,989
TOWN + CNTRY TR	SH BEN INT	17,510	592,013
TRACTOR SUPPLY CO	COM	32,500	1,720,550
TRADESTATION GROUP INC	COM	19,300	238,934
TRAMMELL CROW CO	COM	33,400	856,710
TRANS WORLD ENTMT CORP	COM	24,500	139,650
TRANSACTION SYS ARCHITECTS INC	CL A	43,000	1,237,970
TRANSATLANTIC HLDGS INC	COM	28,350	1,905,120
TRANSMONTAIGNE INC	COM	23,000	151,800
TRANSWITCH CORP	COM	14,735	26,965
TRAVELZOO INC	COM	2,200	48,400
TREDEGAR INDS INC	COM	36,800	474,352
TREEHOUSE FOODS INC	COM	29,884	559,428
TREX INC	COM	9,600	269,280
TRI VY CORP	COM	18,000	140,040
TRIAD GTY INC	COM	9,500	417,905
TRIAD HOSPS INC	COM	89,443	3,508,849
TRIARC COS INC	CL B SER 1	44,100	654,885
TRICO BANCSHARES	COM	14,100	329,799
TRIDENT MICROSYSTEMS INC	COM	55,000	990,000
TRIMBLE NAVIGATION LTD	COM	53,750	1,907,588
TRIMERIS INC	COM	17,050	195,905
TRINITY INDS INC	COM	42,700	1,881,789
TRIPATH IMAGING INC	COM	23,200	140,128
TRIQUINT SEMICONDUCTOR INC	COM	161,570	718,987
TRIUMPH GROUP INC NEW	COM	18,600	680,946
TRIZEC PPTYS INC	COM	102,200	2,342,424
TRIZETTO GROUP INC	COM	46,500	790,035
TRUSTCO BK CORP N Y	COM	82,833	1,028,786
TRUSTMARK CORP	COM	50,200	1,378,994
TRUSTREET PPTYS INC	COM	54,600	798,252
TRW AUTOMOTIVE HLDGS CORP	COM	40,600	1,069,810
TTM TECHNOLOGIES	COM	43,200	406,080
TUESDAY MORNING CORP	COM	27,800	581,576
TUPPERWARE BRANDS CORP	COM	57,700	1,292,480

TURBOCHEF TECHNOLOGIES INC	COM	13,000	186,680
TYLER TECHNOLOGIES INC	COM	45,030	395,363
U S B HLDG INC	COM	18,669	404,371
U S I HLDGS CORP	COM	46,200	636,174
U S XPRESS ENTERPRISES INC	CL A	7,400	128,612
U STORE IT TR	COM	43,800	921,990
UAP HLDG CORP	COM	29,700	606,474
UBIQUITEL INC	COM	89,667	886,807
UCBH HLDGS INC	COM	101,600	1,816,608
UGI CORP NEW	COM	110,900	2,284,540
UICI	COM	43,100	1,530,481
UIL HLDG CORP	COM	14,500	666,855
ULTICOM INC	COM	14,000	137,340
ULTIMATE SOFTWARE GROUP INC	COM	22,543	429,895
ULTRALIFE BATTERIES INC	COM	14,300	171,600
ULTRATECH INC	COM	24,300	399,006
UMB FINL CORP	COM	16,201	1,035,406
UMPQUA HLDGS CORP	COM	51,305	1,463,732
UNDER ARMOUR INC	CL A	5,800	222,198
UNIFIRST CORP	COM	10,300	320,330
UNION BANKSHARES CORP	COM	8,100	349,110
UNIONBANCAL CORP	COM	59,861	4,113,648
UNISOURCE ENERGY CORP	COM	38,600	1,204,320
UNIT CORP	COM	46,850	2,578,156
UNITED AUTO GROUP INC	COM	25,000	955,000
UNITED BANKSHARES INC W VA	COM	39,400	1,388,456
UNITED CAP CORP	COM	6,700	165,289
UNITED CMNTY BKS INC BLAIRSVIL	COM	33,750	899,775
UNITED DOMINION RLTY TR INC	COM	146,600	3,436,304
UNITED FIRECAS CO	COM	18,800	760,084
UNITED INDL CORP	COM	11,800	488,166
UNITED NAT FOODS INC	COM	45,800	1,209,120
UNITED ONLINE INC	COM	51,800	736,596
UNITED PANAM FINL CORP	COM	5,200	134,524
UNITED RENTALS INC	COM	64,800	1,515,672
UNITED SEC BANCSHARES INC	COM	1,020	27,346
UNITED STATES CELLULAR CORP	COM	15,750	778,050

UNITED STATIONERS INC	COM	37,330	1,810,505
UNITED SURGICAL PARTNERS	COM	46,049	1,480,475
UNITED THERAPEUTICS CORP DEL	COM	21,600	1,492,992
UNITRIN INC	COM	52,000	2,342,600
UNIVERSAL AMERN FINL CORP	COM	29,800	449,384
UNIVERSAL COMPRESSION HLDGS	COM	20,700	851,184
UNIVERSAL CORP VA	COM	27,900	1,209,744
UNIVERSAL DISPLAY CORP	COM	20,400	214,404
UNIVERSAL ELECTRS INC	COM	16,600	286,018
UNIVERSAL FST PRODS INC	COM	19,400	1,071,850
UNIVERSAL HEALTH RLTY INCOME	SH BEN INT	14,100	441,894
UNIVERSAL HEALTH SVCS INC	CL B	49,700	2,322,978
UNIVERSAL TECHNICAL INST INC	COM	20,000	618,800
UNIVEST CORP PA	COM	14,150	343,421
UNIZAN FINL CORP	COM	26,625	707,160
URBAN OUTFITTERS INC	COM	112,500	2,847,375
URS CORP NEW	COM	43,000	1,617,230
URSTADT BIDDLE PPTYS INC	CL A	22,500	364,725
US PHYSICAL THERAPY INC	COM	6,401	118,226
USA MOBILITY INC	COM	25,060	694,663
USA TRUCK INC	COM	900	26,217
USANA HEALTH SCIENCES	COM	10,000	383,600
USEC INC	COM	95,900	1,146,005
USG CORP	COM	39,100	2,541,500
UTD COMMUNITY FINL	COM	35,000	413,350
UTSTARCOM INC	COM	101,500	818,090
VAIL RESORTS INC	COM	32,100	1,060,263
VALASSIS COMMUNICATIONS INC	COM	54,300	1,578,501
VALEANT PHARMACEUTICALS INTL	COM	91,700	1,657,936
VALENCE TECHNOLOGY INC	COM	66,600	102,564
VALHI INC NEW	COM	11,300	209,050
VALLEY NATL BANCORP	COM	111,015	2,675,462
VALMONT INDS INC	COM	18,100	605,626
VALOR COMMUNICATIONS GROUP INC	COM	25,400	289,560
VALSPAR CORP	COM	109,200	2,693,964
VALUE LINE INC	COM	1,800	62,874
VALUECLICK INC	COM	92,600	1,676,986

VALUEVISION MEDIA INC	CL A	35,300	444,780
VARIAN INC	COM	36,700	1,460,293
VARIAN MED SYS INC	COM	138,900	6,992,226
VARIAN SEMI EQUIP ASSOC INC	COM	42,100	1,849,453
VASCO DATA SEC INTL INC	COM	26,945	265,678
VCA ANTECH INC	COM	80,300	2,264,460
VECTOR GROUP LTD	COM	30,494	554,076
VECTREN CORP	COM	83,490	2,267,588
VEECO INSTRS INC DEL	COM	27,300	473,109
VENTANA MED SYS INC	COM	29,000	1,228,150
VENTAS INC	COM	103,400	3,310,868
VENTIV HEALTH INC	COM	28,300	668,446
VERIFONE HLDGS INC	COM	21,335	539,776
VERINT SYS INC	COM	14,500	499,815
VERISIGN INC	COM	275,163	6,031,573
VERITAS DGC INC	COM	36,200	1,284,738
VERITY INC	COM	30,100	405,447
VERTEX PHARMACEUTICALS INC	COM	99,360	2,749,291
VERTRUE INC	COM	7,000	247,310
VIAD CORP	COM	25,194	738,940
VIASAT INC	COM	25,880	691,772
VIASYS HEALTHCARE INC	COM	36,100	927,770
VICOR CORP	COM	23,300	368,373
VIGNETTE CORP	COM	29,080	474,295
VIISAGE TECHNOLOGY INC	COM	16,912	297,820
VINEYARD NATL BANCORP	COM	9,993	308,184
VINTAGE PETE INC	COM	54,900	2,927,817
VIRGINIA COMM BANCORP INC	COM	10,756	312,892
VIRGINIA FINL GROUP INC	COM	8,000	288,240
VISHAY INTERTECHNOLOGY INC	COM	176,132	2,423,576
VISTACARE INC	CL A	12,600	157,500
VITAL IMAGES INC	COM	8,400	219,660
VITAL SIGNS INC	COM	7,200	308,304
VITESSE SEMICONDUCTOR CORP	COM	231,500	444,480
VOLCOM INC	COM	6,600	224,466
VOLT INFORMATION SCIENCES INC	COM	8,500	161,670
VOLTERRA SEMICONDUCTOR CORP	COM	19,300	289,500

W H ENERGY SVCS INC	COM	28,300	936,164
W HLDG CO INC	COM	119,055	979,823
W+T OFFSHORE INC	COM	10,200	299,880
WABASH NATL CORP	COM	33,000	628,650
WABTEC	COM	45,068	1,212,329
WADDELL + REED FINL INC	CL A	73,340	1,537,940
WALTER INDS INC	COM	35,100	1,745,172
WARNACO GROUP INC	COM	53,300	1,424,176
WARNER MUSIC GROUP CORP	COM	29,270	564,033
WARREN RES INC	COM	21,498	340,098
WASHINGTON FED INC	COM	91,643	2,106,873
WASHINGTON GROUP INTL INC	COM	27,700	1,467,269
WASHINGTON POST CO	CL B	5,821	4,453,065
WASHINGTON REAL ESTATE INVT TR	SH BEN INT	44,500	1,350,575
WASHINGTON TR BANCORP INC	COM	17,400	455,532
WASTE CONNECTIONS INC	COM	45,450	1,566,207
WASTE INDS USA	COM	1,900	24,472
WASTE SVCS INC DE	COM	40,705	135,548
WATER PIK TECH INC	COM	5,600	120,232
WATSCO INC	COM	26,400	1,578,984
WATSON WYATT WORLDWIDE INC	CL A	43,900	1,224,810
WATTS WATER TECHNOLOGIES INC	CL A	26,700	808,743
WAUSAU PAPER CORP	COM	52,500	622,125
WCI CMNTYS INC	COM	36,500	980,025
WD 40 CO	COM	19,100	501,566
WEBEX COMMUNICATIONS	COM	30,100	651,063
WEBMETHODS INC	COM	55,538	428,198
WEBSENSE INC	COM	25,700	1,686,948
WEBSIDESTORY INC	COM	12,400	224,812
WEBSTER FINL CORP WATERBURY	COM	58,658	2,751,060
WEIGHT WATCHERS INTL INC NEW	COM	37,500	1,853,625
WEINGARTEN RLTY INVS	SH BEN INT	85,450	3,230,865
WEIS MKTS INC	COM	16,000	688,640
WELLCARE HEALTH PLANS INC	COM	20,400	833,340
WELLMAN INC	COM	37,800	256,284
WELLPOINT INC	COM	16,196	1,292,272
WERNER ENTERPRISES INC	COM	53,432	1,052,610

WESBANCO INC	COM	24,000	729,840
WESCO FINL CORP	COM	1,600	616,000
WESCO INTL INC	COM	30,300	1,294,719
WEST BANCORPORATION INC	COM	18,690	349,503
WEST COAST BANCORP ORE NEW	COM	18,600	491,970
WEST CORP	COM	21,500	906,225
WEST MARINE INC	COM	14,100	197,118
WEST PHARMACEUTICAL SVCS INC	COM	32,300	808,469
WESTAMERICA BANCORPORATION	COM	34,000	1,804,380
WESTCORP INC	COM	26,632	1,773,958
WESTELL TECHNOLOGIES	CL A	49,200	221,400
WESTERN DIGITAL CORP	COM	226,100	4,207,721
WESTERN GAS RES INC	COM	58,400	2,750,056
WESTERN SIERRA BANCORP	COM	5,794	210,844
WESTFIELD FINANCIAL INC	COM	4,100	98,441
WESTLAKE CHEM CORP	COM	13,000	374,530
WESTSTAR ENERGY INC	COM	94,000	2,021,000
WESTWOOD ONE INC	COM	83,000	1,352,900
WET SEAL INC	CL A	30,897	137,183
WEYCO GROUP INC	COM	7,200	137,520
WFS FINL INC	COM	6,755	514,393
WGL HLDGS INC	COM	54,000	1,623,240
WHEELING PITTSBURGH CORP	COM	8,746	78,889
WHITING PETE CORP NEW	COM	35,900	1,436,000
WHITNEY HLDG CORP	COM	68,700	1,893,372
WHOLE FOODS MKT INC	COM	134,510	10,409,729
WILD OATS MKTS INC	COM	31,100	375,688
WILEY JOHN + SON	CL A	48,300	1,885,632
WILLIAMS CLAYTON ENERGY INC	COM	5,700	237,918
WILLIAMS SCOTSMAN INTL INC	COM	2,500	43,275
WILLIAMS SONOMA INC	COM	118,900	5,130,535
WILMINGTON TR CORP	COM	71,400	2,778,174
WILSHIRE BANCORP INC	COM	19,800	340,362
WIND RIV SYS INC	COM	78,166	1,154,512
WINNEBAGO IND INC.	COM	34,300	1,141,504
WINSTON HOTELS	COM	29,400	291,060
WINTRUST FINL CORP	COM	23,750	1,303,875

WIRELESS FACS INC	COM	42,800	218,280
WISCONSIN ENERGY CORP	COM	120,850	4,720,401
WITNESS SYS INC	COM	20,900	411,103
WMS INDUSTRIES INC	COM	23,900	599,651
WOLVERINE WORLD WIDE INC	COM	65,900	1,480,114
WOODWARD GOVERNOR CO	COM	9,700	834,297
WORLD ACCEPTANCE CORP	COM	17,100	487,350
WORLD AIR HLDGS INC	COM	26,725	257,095
WORLD FUEL SERVICES CORP.	COM	29,500	994,740
WORLD WRESTLING ENTMT INC	CL A	16,500	242,220
WORTHINGTON INDS IN	COM	73,200	1,406,172
WPS RES CORP	COM	42,400	2,345,144
WRIGHT EXPRESS CORP	COM	38,200	840,400
WRIGHT MED GROUP INC	COM	28,800	587,520
WSFS FINL CORP	COM	5,400	330,750
WYNN RESORTS LTD	COM	46,800	2,566,980
X RITE INC	COM	25,600	256,000
XM SATELLITE RADIO HLDGS INC	CL A	217,768	5,940,711
YANKEE CANDLE INC	COM	43,700	1,118,720
YARDVILLE NATIONAL BANCORP	COM	8,900	308,385
YOUNG INNOVATIONS INV	COM	5,200	177,216
YRC WORLDWIDE INC	COM	61,859	2,759,530
ZALE CORP NEW	COM	52,800	1,327,920
ZEBRA TECHNOLOGIES CORP	CL A	75,925	3,253,386
ZENITH NATL INS CORP	COM	25,650	1,182,978
ZHONE TECHNOLOGIES INC NEW	COM	49,339	104,599
ZOLL MED CORP	COM	9,850	248,122
ZOLTEK COMPANIES INC	COM	18,200	159,796
ZORAN CORP	COM	49,619	804,324
ZYMOGENETICS INC	COM	29,207	496,811
Unsettled Transactions			536,887

	Total :		$3,025,056,406

n/a - Cost is not applicable

EXHIBIT B - Total International Stock Market Index
(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2005

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		Shares	(d) Cost	(e) Current value
					(n/a)
	ALPARGATAS	ARP1	ARGENTINA	153		$234
	CRESUD	ARS1	ARGENTINA	4		4
	GPO FIN GALICIA	B ARSI	ARGENTINA	8		6
	PETROBRAS ENER	B ARS1	ARGENTINA	7		9
	TELEC ARGENTINA SA	CL B ARS1	ARGENTINA	6		16
	TRANSPORT GAS SUR	CLASS B ARS1	ARGENTINA	3		3
	ALINTA LTD	NPV	AUSTRALIA	38,535		315,181
	ALUMINA LIMITED	NPV	AUSTRALIA	178,118		969,485
	AMCOR LIMITED	NPV	AUSTRALIA	132,515		726,131
	AMP LIMITED	NPV	AUSTRALIA	284,669		1,605,817
	ANSELL LTD	NPV	AUSTRALIA	21,417		173,600
	APN NEWS + MEDIA	NPV	AUSTRALIA	44,064		155,151
	ARISTOCRAT LEISURE	NPV+E55	AUSTRALIA	47,186		426,436
	AUST + NZ BANK GRP	NPV	AUSTRALIA	279,485		4,910,137
	AUST GAS + LIGHT	NPV	AUSTRALIA	69,873		881,079
	AUSTRALIAN STOCK EXCHANGE	NPV	AUSTRALIA	15,626		372,530
	AXA ASIA PAC HLDGS	NPV	AUSTRALIA	131,549		490,209
	BABCOCK + BROWN LTD	NPV	AUSTRALIA	22,196		279,234
	BHP BILLITON LTD	NPV	AUSTRALIA	548,992		9,161,720
	BILLABONG INTERNATL	NPV	AUSTRALIA	19,816		211,063
	BLUESCOPE STEEL LTD	NPV	AUSTRALIA	107,802		551,175
	BORAL LIMITED NEW	NPV	AUSTRALIA	88,005		522,904
	BRAMBLES INDS LTD	NPV	AUSTRALIA	148,469		1,102,163
	CALTEX AUSTRALIA	NPV	AUSTRALIA	19,962		283,784
	CENTRO PROPS GP	UNITS NPV(STAPLED)	AUSTRALIA	121,599		564,629
	CFS GANDEL RETAIL	UNITS NPV (RFD 29AUG05)	AUSTRALIA	7,244		10,495
	CFS GANDEL RETAIL	UNITS NPV	AUSTRALIA	225,821		331,302
	CHALLENGER FIN SER	NPV	AUSTRALIA	60,478		179,673
	CMNWLTH BK OF AUST	NPV	AUSTRALIA	196,033		6,147,448
	COCA COLA AMATIL	NPV	AUSTRALIA	78,920		446,345
	COCHLEAR LTD	NPV	AUSTRALIA	8,199		275,037
	COLES MYER LIMITED	NPV	AUSTRALIA	180,022		1,348,283
	COMMONWEALTH PROPE	UNITS NPV	AUSTRALIA	231,520		216,535
	COMPUTERSHARE REG	NPV	AUSTRALIA	59,587		296,791
	CSL	ORD NPV	AUSTRALIA	28,586		891,193
	CSR LIMITED	NPV	AUSTRALIA	139,321		355,652
	DB RREEF TRUST	NPV (STAPLED)	AUSTRALIA	391,962		399,658
	DCA GROUP LIMITED	NPV	AUSTRALIA	60,664		177,110
	DOWNER GROUP	NPV	AUSTRALIA	41,662		219,429

FAIRFAX(JOHN)	NPV	AUSTRALIA	140,447	413,130
FOSTERS GROUP	NPV	AUSTRALIA	306,364	1,254,012
FUTURIS CORP LTD	NPV	AUSTRALIA	80,706	114,852
GPT GROUP	NPV (UNITS)	AUSTRALIA	273,944	823,901
HARVEY NORMAN HLDG NPV	COM	AUSTRALIA	80,462	172,347
ILUKA RESOURCES	NPV	AUSTRALIA	33,757	194,138
ING INDUSTRIAL FD	UNITS NPV	AUSTRALIA	111,567	182,503
INSURANCE AUST GRP	NPV	AUSTRALIA	244,057	970,332
INVESTA PROPERTY GROUP	UNITS NPV	AUSTRALIA	230,382	335,458
LEIGHTON HOLDINGS	NPV	AUSTRALIA	20,590	270,056
LEND LEASE CORP	NPV	AUSTRALIA	55,798	592,675
LION NATHAN LTD	NPV(AUST LIST)	AUSTRALIA	44,461	249,174
MACQUARIE AIRPORTS	NPV STAPLED FULLY PAID	AUSTRALIA	96,460	224,304
MACQUARIE BANK LTD	NPV	AUSTRALIA	35,247	1,762,047
MACQUARIE COMM INF	NPV (STAPLED SECURITY)	AUSTRALIA	50,331	209,707
MACQUARIE GOODM G	NPV (SAPLED UNITS)	AUSTRALIA	181,995	638,141
MACQUARIE INFRASTRUCTURE GRP	NPV (STAPLED)	AUSTRALIA	360,694	941,930
MAYNE PHARMA LTD NPV	NPV	AUSTRALIA	98,442	183,419
MIRVAC GROUP	STAPLED SECS	AUSTRALIA	130,662	394,890
MULTIPLEX GROUP	NPV	AUSTRALIA	92,870	214,593
NATL AUSTRALIA BK	NPV	AUSTRALIA	239,687	5,696,644
NEWCREST MINING	NPV	AUSTRALIA	50,590	901,780
ONESTEEL	NPV	AUSTRALIA	85,186	209,335
ORICA LTD	NPV	AUSTRALIA	52,270	782,190
ORIGIN ENERGY	NPV	AUSTRALIA	118,873	654,866
PACIFIC BRANDS	NPV	AUSTRALIA	74,439	145,249
PAPERLINX	NPV	AUSTRALIA	64,219	180,894
PATRICK CORPORATION LTD	NPV	AUSTRALIA	98,637	535,428
PERPETUAL LIMITED	NPV	AUSTRALIA	6,083	303,428
PUBLISHING + BROADCASTING LTD	NPV	AUSTRALIA	20,143	243,507
QANTAS AIRWAYS	NPV	AUSTRALIA	139,275	412,747
QBE INS GROUP	NPV	AUSTRALIA	117,644	1,691,436
RINKER GROUP	NPV	AUSTRALIA	143,041	1,726,061
RIO TINTO LIMITED	NPV	AUSTRALIA	43,475	2,200,484
SANTOS LTD	NPV	AUSTRALIA	90,505	813,277
SFE CORPORATION	NPV	AUSTRALIA	20,226	205,341
SONIC HEALTHCARE LTD	NPV	AUSTRALIA	39,532	429,181
STOCKLAND	NPV	AUSTRALIA	195,964	934,371
STOCKLAND TRUST GP	NPV STAPLED (RFD 01SEP05)	AUSTRALIA	6,533	31,294
SUNCORP METWAY	NPV	AUSTRALIA	83,623	1,229,900
SYMBION HEALTH LIMITED	NPV	AUSTRALIA	98,442	254,909
TABCORP HLDGS LTD	NPV	AUSTRALIA	80,179	915,754
TELSTRA CORP	NPV	AUSTRALIA	323,723	933,245
TOLL HLDGS LIMITED	NPV	AUSTRALIA	36,952	403,881
TRANSURBAN GROUP	STAPLED UNITS NPV	AUSTRALIA	119,517	578,633
UNITAB LTD	AUD0.2	AUSTRALIA	17,744	176,889
WESFARMERS	NPV	AUSTRALIA	57,596	1,561,965
WESTFIELD GROUP	NPV DFD STAPLED SECURITIES	AUSTRALIA	226,361	3,015,415
WESTPAC BKG CORP	NPV	AUSTRALIA	285,926	4,771,607
WOODSIDE PETROLEUM	NPV	AUSTRALIA	71,417	2,053,083
WOOLWORTHS LTD	NPV	AUSTRALIA	174,933	2,162,227
ANDRITZ AG	NPV BR	AUSTRIA	1,363	149,277
BOHLER UDDEHOLM	NPV	AUSTRIA	1,158	195,190

ERSTE BANK DER OST	NPV	AUSTRIA	19,896	1,104,185
FLUGHAFEN WIEN AG	NPV	AUSTRIA	1,465	104,529
IMMOFINANZ IMMOBIL NPV	NPV	AUSTRIA	51,012	487,988
MAYR MELNHOF KARTO	ATS100	AUSTRIA	586	81,564
OEST ELEKTRIZITATS	CLASS A NPV	AUSTRIA	1,154	410,130
OMV AG	NPV(VAR)	AUSTRIA	24,820	1,449,183
RHI AG	NPV	AUSTRIA	2,511	67,530
TELEKOM AUSTRIA	NPV	AUSTRIA	52,653	1,180,030
VOESTALPINE AG	NPV	AUSTRIA	3,872	388,899
WIENERBERGER AG	NPV	AUSTRIA	9,484	378,116
AGFA GEVAERT NV	ORD NPV	BELGIUM	15,756	286,395
BARCO	NPV	BELGIUM	1,676	125,535
BEKAERT SA	NEW NPV	BELGIUM	2,275	211,860
BELGACOM SA	NPV	BELGIUM	26,535	862,297
CMB(CIE MARITIME)	NPV (POST SPLIT)	BELGIUM	2,621	86,101
COFINIMMO SA	NPV	BELGIUM	961	151,555
COLRUYT SA	NPV(POST SPLIT)	BELGIUM	2,642	363,369
D IETEREN TRADING	NPV	BELGIUM	392	107,504
DELHAIZE GROUP	NPV	BELGIUM	11,577	753,792
DEXIA	NPV	BELGIUM	89,320	2,052,362
FORTIS	UNIT(FORTIS SA/NV NPV/0.42)	BELGIUM	190,861	6,067,256
GPE BRUXELLES LAM	NPV (NEW)	BELGIUM	11,271	1,101,466
INBEV	NPV	BELGIUM	29,649	1,285,938
KBC GROUP	NPV	BELGIUM	29,862	2,770,346
MOBISTAR	NPV	BELGIUM	4,638	366,540
OMEGA PHARMA	NPV	BELGIUM	3,160	164,042
SOLVAY	NPV	BELGIUM	10,345	1,136,048
UCB	NPV	BELGIUM	14,271	667,948
UMICORE	NPV	BELGIUM	3,941	463,001
BRILLIANCE CHINA	USD0.01	BERMUDA	342,000	50,725
CENT EURO MEDIA	COM USD0.08 CLASS A	BERMUDA	3,661	209,635
CHEUNG KONG INFRAS	HKD1	BERMUDA	66,000	205,996
COFCO INTERNATIONAL LTD	HKD0.10	BERMUDA	88,000	39,156
COSCO PACIFIC LTD	HKD0.10	BERMUDA	176,000	320,060
CREDICORP LTD	SHS	BERMUDA	8,300	189,157
DIGITAL CHINA HLDG	SHS	BERMUDA	52,000	14,252
ESPRIT HOLDINGS	HKD0.10	BERMUDA	143,281	1,018,215
FRONTLINE LTD	USD2.50	BERMUDA	7,880	300,246
GIORDANO INTL LTD	HKD0.05	BERMUDA	214,000	120,061
GOME ELECTRICAL AP	HKD0.1(POST CON)	BERMUDA	86,000	58,231
JOHNSON ELEC HLDGS	HKD0.0125	BERMUDA	213,736	202,612
KERRY PROPERTIES	HKD1	BERMUDA	71,737	190,132
LI + FUNG	HKD0.025	BERMUDA	262,000	505,175
NOBLE GROUP	HKD0.25	BERMUDA	136,000	104,691
ORIENT O/SEAS INTL	USD0.10	BERMUDA	31,900	108,205
SCMP GROUP	HKD0.10	BERMUDA	128,395	47,609
SHANGRI LA ASIA LTD	HKD1	BERMUDA	162,242	270,977
SHIP FINANCE INTL	COM USD1	BERMUDA	2,048	34,611
SMARTONE TELECOM	HKD0.10	BERMUDA	36,915	43,087
TEXWINCA HLDGS	HKD0.05	BERMUDA	84,000	60,669
TPV TECHNOLOGY	USD0.01	BERMUDA	166,000	161,642
YUE YUEN INDL HLDG	HKD0.25	BERMUDA	72,238	200,776
AMBEV CIA DE BEBID	PRF NPV	BRAZIL	3,207,767	1,233,387

ARACRUZ CELULOS SA	PRF B NPV	BRAZIL	24,000	95,568
ARCELOR BRASIL S.A COM	NPV	BRAZIL	11,802	141,493
BCO BRADESCO SA	PRF NPV	BRAZIL	72,028	2,087,902
BCO ITAU HOLDING F	PRF NPV	BRAZIL	81,930	1,975,020
BRASIL TELECOM PAR	COM NPV	BRAZIL	12,933,021	131,573
BRASKEM S A	NEW PRF A NPV	BRAZIL	24,560	199,803
BRAXIL TELECOM PAR	PRF NPV	BRAZIL	24,869,185	183,151
BRAZIL REALTY S A	COM NPV	BRAZIL	10,000	137,016
CAEMI MIN E METAL	PRF NPV	BRAZIL	234,000	341,657
CELULAR CRT PARTIC	PRF NPV CLS A	BRAZIL	1,990	51,124
CEMIG CIA ENERG MG	PREF BRL0.01	BRAZIL	14,338,789	583,252
CIA DE CONCESSOES	COM NPV	BRAZIL	5,200	164,761
CONTAX PARTICIPACO	PRF NPV	BRAZIL	36,230	43,591
CONTAX PARTICIPACOES SA	SPONSORED ADR	BRAZIL	4,373	4,854
COPEL PARANA ENERG	PREF B NPV	BRAZIL	14,007,400	107,897
COTEMINAS CIA TEC	PREF SHS NPV	BRAZIL	556,100	50,955
DURATEX SA	PRF NPV	BRAZIL	3,388	43,084
ELECTROBRAS (CENTR)	PREF B SHS NPV	BRAZIL	10,652,892	180,627
ELETROBRAS (CENTR)	COM NPV	BRAZIL	16,938,590	275,601
EMBRATEL PARTICIPA	PRF NPV	BRAZIL	74,741,044	217,615
EMRAER EMP AER BR	PRF NPV	BRAZIL	55,870	549,012
GERDAU SA SIDERURG	PRF NPV	BRAZIL	31,968	537,933
GOL LINHAS AEREAS	PRF NPV	BRAZIL	7,700	218,983
KLABIN SA	PRF NPV	BRAZIL	90,000	159,923
LOJAS AMERICANAS	LOJAS AMERICANAS PN	BRAZIL	6,000,000	183,661
NATURA COSMETICOS	COM NPV	BRAZIL	3,200	141,099
PAO DE ACUCAR CIA	PREF NPV	BRAZIL	4,128,844	135,949
PETROL BRASILEIROS	PREF NPV	BRAZIL	197,952	3,153,840
PETROL BRASILIEROS	COM NPV	BRAZIL	179,172	3,168,402
SABESP CIA SANEAM	COM NPV	BRAZIL	2,130,000	143,186
SADIA SA	PRF NPV	BRAZIL	61,666	174,265
SIDER NACIONAL CIA	COM	BRAZIL	22,498	484,543
SOUZA CRUZ (CIA)	COM NPV	BRAZIL	11,953	148,421
TELE CENTRO OESTE	PRF NPV	BRAZIL	10,843	124,331
TELE NORTE LESTE P	PRF NPV	BRAZIL	36,230	643,779
TELE NORTE LESTE P	COM NPV	BRAZIL	9,247	211,032
TELEMIG CELULAR PA	PRF NPV	BRAZIL	29,814,331	57,956
TELESP CELULAR PAR	PRF NPV	BRAZIL	35,547	134,700
TIMPARTICIPACOES	PRF NPV	BRAZIL	62,348,335	157,506
UNIBANCO UNIAO DE	UNITS COMP 1B PRF 1 PRF HLDG	BRAZIL	79,594	1,000,250
USIMINAS USI SD MG	PRF A NPV	BRAZIL	17,560	418,042
VALE RIO DOCE(CIA)	PREF A NPV	BRAZIL	42,600	1,527,617
VALE RIO DOCE(CIA)	COM NPV	BRAZIL	52,900	2,163,113
VOTORANTIM CELULOS	NEW PRF STK NPV	BRAZIL	12,799	158,926
ABER DIAMOND CORP	COM	CANADA	7,500	275,885
ABITIBI CONSOLIDATED INC	COM	CANADA	60,289	240,506
AGNICO EAGLE MINES LTD	COM	CANADA	14,700	289,684
AGRIUM INC	COM	CANADA	20,087	440,550
ALCAN INC	COM	CANADA	56,757	2,320,519
ALGOMA STL INC	COM NEW	CANADA	6,000	121,320
ALIANT INC	COM	CANADA	6,398	169,240
ANGIOTECH PHARMACEUTICALS INC	COM	CANADA	12,400	162,835
ATI TECHNOLOGIES INC	COM	CANADA	38,318	649,485

BANK MONTREAL QUE	COM	CANADA	76,694	4,267,526
BANK N S HALIFAX	COM	CANADA	152,638	6,028,949
BARRICK GOLD CORP	COM	CANADA	77,034	2,137,287
BCE INC	COM	CANADA	46,423	1,107,571
BIOVAIL CORP	COM	CANADA	20,577	484,942
BOMBARDIER INC	CLASS B	CANADA	214,399	506,563
BROOKFIELD ASSET MGMT INC	VOTING SHS CL A	CANADA	35,945	1,803,481
BROOKFIELD PPTYS CORP	COM	CANADA	20,295	597,826
CAE INC	COM	CANADA	38,051	277,528
CAMECO CORP	COM	CANADA	26,684	1,685,582
CANADIAN NATL RY CO	COM	CANADA	42,521	3,390,323
CANADIAN NATURAL RES LTD	COM	CANADA	82,320	4,061,209
CANADIAN PAC RY	LTD COM	CANADA	24,152	1,007,100
CANADIAN TIRE LTD	CL A	CANADA	11,862	706,145
CANFOR CORP	COM	CANADA	13,900	159,806
CDN IMPERIAL BK OF COMMERCE	COM	CANADA	51,415	3,363,113
CELESTICA INC	SUB VTG SHS	CANADA	30,880	326,207
CGI GROUPE INC	CL A SUB VTG	CANADA	43,730	348,148
CI FINANCIAL INC	COM	CANADA	24,119	516,179
COGNOS INC	COM	CANADA	13,903	482,615
COTT CORP QUE	COM	CANADA	8,800	129,798
DOFASCO INC	COM NPV	CANADA	11,688	650,162
DOMTAR INC	COM NPV	CANADA	28,788	165,362
ENBRIDGE INC	COM	CANADA	50,420	1,568,517
ENCANA CORP	COM	CANADA	133,838	6,021,937
FAIRFAX FINL HLDGS LTD	SUB VTG	CANADA	2,560	368,172
FAIRMONT HOTELS RESORTS INC	COM	CANADA	11,160	469,940
FALCONBRIDGE LTD NEW 2005	COM	CANADA	44,845	1,324,447
FINNING INTL INC	COM NEW	CANADA	13,300	422,858
FOUR SEASONS HOTELS INC	LTD VTG SHS	CANADA	3,807	188,501
GILDAN ACTIVEWEAR INC	SUB VTG SHS CL A	CANADA	9,200	393,785
GLAMIS GOLD LTD	COM	CANADA	19,900	544,624
GOLDCORP INC NEW	COM	CANADA	51,300	1,137,414
GREAT WEST LIFECO INC	COM	CANADA	40,818	1,072,733
HUDSONS BAY CO	ORD	CANADA	9,600	121,793
HUSKY ENERGY INC	COM	CANADA	19,290	974,284
IGM FINL INC	COM	CANADA	18,100	714,610
IMPERIAL OIL LTD	COM NEW	CANADA	18,180	1,796,134
INCO LTD	COM	CANADA	28,713	1,241,285
INTRAWEST CORP		CANADA	7,399	211,110
IPSCO INC	COM	CANADA	7,300	604,360
IVANHOE MINES LTD	COM	CANADA	32,300	230,882
JEAN COUTU GROUP PJC INC	CL A SUB VTG	CANADA	20,800	249,283
KINROSS GOLD CORP	COM	CANADA	53,000	487,283
LOBLAW COS LTD	COM	CANADA	16,611	801,577
MAGNA INTL INC	CL A SUB VTG	CANADA	16,528	1,188,505
MANULIFE FINL CORP	COM	CANADA	122,417	7,154,397
MDS INC	COM	CANADA	21,160	364,275
MERIDIAN GOLD INC	COM	CANADA	15,100	329,365
METHANEX CORP	COM	CANADA	18,600	348,068
MI DEVS INC	CL A SUB VTG SHS	CANADA	7,314	250,948
NATIONAL BK CDA MONTREAL QUE	COM	CANADA	25,335	1,308,229
NEXEN INC	COM	CANADA	39,890	1,892,483

NORTEL NETWORKS CORP	COM	CANADA	654,863	1,990,124
NOVA CHEMICALS CORP	COM	CANADA	12,651	420,310
NOVELIS INC	COM	CANADA	11,371	237,417
ONEX CORP	SUB VTG	CANADA	17,855	289,189
OPEN TEXT CORP	COM	CANADA	6,300	88,717
PETRO CDA	COM	CANADA	79,704	3,182,974
PLACER DOME INC	COM	CANADA	66,966	1,526,033
POTASH CORP SASK INC	COM	CANADA	16,744	1,334,475
POWER CORP CDA	COM	CANADA	49,022	1,328,628
POWER FINL CORP	COM	CANADA	37,400	1,069,349
QLT INC	COM	CANADA	13,129	83,956
QUEBECOR WORLD INC	COM SUB VTG	CANADA	12,736	171,391
RESEARCH IN MOTION LTD	COM	CANADA	24,900	1,635,984
ROGERS COMMUNICATIONS INC	CL B	CANADA	31,771	1,338,127
RONA INC	COM	CANADA	17,500	321,341
ROYAL BK CDA MONTREAL QUE	COM	CANADA	99,280	7,717,859
SAPUTO INC	COM	CANADA	6,900	200,771
SHAW COMMUNICATIONS	CL B NV	CANADA	29,916	646,133
SHELL CDA LTD	COM	CANADA	31,640	1,138,948
SHOPPERS DRUG MART CORP	COM	CANADA	29,100	1,095,594
SNC LAVALIN GROUP INC	COM	CANADA	7,700	502,941
SUN LIFE FINL INC	COM	CANADA	89,607	3,584,587
SUNCOR ENERGY INC	COM NPV	CANADA	70,048	4,396,627
TALISMAN ENERGY INC	COM	CANADA	56,283	2,967,969
TECK COMINCO LTD FORMERLY TECK	CL B SUB VTG	CANADA	30,463	1,618,139
TELUS CORP	NON VTG SHS	CANADA	24,724	987,775
TELUS CORP	COM	CANADA	9,200	376,931
THOMSON CORP	COM	CANADA	34,749	1,179,767
TRANSALTA CORP	COM	CANADA	30,296	659,009
TRANSCANADA CORP	COM	CANADA	74,665	2,342,569
TSX GROUP INC	COM	CANADA	10,400	416,926
WESTON GEORGE LTD	COM	CANADA	7,815	577,420
ASM PACIFIC TECH	HKD0.10	CAYMAN ISLANDS	26,000	147,545
CHAODA MODERN AGRICULTURE	HKD0.10	CAYMAN ISLANDS	210,000	87,347
CHINA MENGNIU DAIRY	HKD0.1	CAYMAN ISLANDS	132,000	114,064
CHINA RESOURCES LAND LIMITED	HKD0.10	CAYMAN ISLANDS	94,000	39,098
GLOBAL BIO CHEM TECH	HKD0.10	CAYMAN ISLANDS	182,000	79,809
HUTCHISON TELECOM	HKD0.25	CAYMAN ISLANDS	216,000	312,012
KINGBOARD CHEMICAL	HKD0.10	CAYMAN ISLANDS	82,000	222,092
LI NING CO LTD	HKD0.1	CAYMAN ISLANDS	82,000	58,167
SEMICONDUCTOR MFG	USD0.0004	CAYMAN ISLANDS	1,186,000	156,021
SOLOMON SYSTECH	HKD0.1	CAYMAN ISLANDS	272,386	112,418
TCL MULTIMEDIA TEC	HKD0.10	CAYMAN ISLANDS	162,000	23,401
AIR CHINA LTD	H CNY1	CHINA	372,000	118,746
ALUMINIUM CORP CHN	H CNY1	CHINA	384,000	292,202
ANGANG NEW STEEL	H CNY1	CHINA	130,000	70,000
ANHUI CONCH CEMENT	H CNY1	CHINA	64,000	78,828
AVICHINA INDUSTRY	CNY1 H	CHINA	212,000	10,800
BANK OF COMMUNICAT	H CNY1.00	CHINA	937,000	425,989
BEIJING CAPITAL IN	H CNY1	CHINA	164,000	75,088
BYD CO	H SHS CNY1	CHINA	22,000	33,907

CHINA CONST BK		H CNY1	CHINA	3,587,000	1,237,527
CHINA COSCO HLDGS		CNY1.00 H SHS	CHINA	232,500	102,703
CHINA EAST AIRLINE		H CNY1	CHINA	222,000	35,217
CHINA INTL MARINE		B CNY1	CHINA	80,300	64,728
CHINA LIFE INSURANCE		HCNY1	CHINA	1,083,000	956,794
CHINA PETROLIUM + CHEMICAL		H SHS	CHINA	2,728,000	1,345,784
CHINA SHIPPING CONTAINER LINES		CNY1	CHINA	333,000	114,886
CHINA SHIPPING DEV		H CNY1	CHINA	199,000	146,294
CHINA TELECOM CORP		H CNY1	CHINA	2,132,000	776,793
DATANG INTL POWER		H CNY1	CHINA	223,000	163,938
GUANGDON ELECTRIC		B CNY1	CHINA	89,600	36,286
GUANGSHEN RAILWAY		H CNY1	CHINA	203,000	60,872
HUADIAN POWER INTL		H CNY1	CHINA	192,000	49,030
HUANENG POWER INTL		H CNY1	CHINA	392,000	257,843
JIANGSU EXPRESSWAY		H CNY1	CHINA	190,000	107,209
JIANGXI COPPER CO		H CNY 1	CHINA	226,000	107,119
MAANSHAN IRON + ST		H CNY1	CHINA	252,000	78,816
PETROCHINA CO		H CNY1	CHINA	3,086,000	2,507,471
PICC PROPERTY + CA		H CNY1	CHINA	392,000	111,226
PING AN INSURANCE		H CNY1	CHINA	207,000	380,439
QINGLING MOTORS		CNYU1 H SHS	CHINA	86,046	13,317
SHANGHAI ELECTRIC		CNY1 H SHS	CHINA	442,000	151,066
SHANGHAI FORTE LAN		H CNY0.20	CHINA	130,000	44,431
SHENZHEN EXPRESSWAY		H CNY1	CHINA	108,000	35,519
SINOPEC S/PETROCHE		ORD H CNY1	CHINA	377,000	144,653
SINOPEC YIZHENG CHEM		H CNY1	CHINA	190,000	41,168
SINOTRANS LIMITED		H SHARES CNY1	CHINA	247,000	100,348
TSINGTAO BREWERY		SER H CNYU1	CHINA	44,000	46,534
WEICHAI POWER CO		H CNY1	CHINA	19,000	31,979
WEIQIAO TEXTILE CO		H CNY1	CHINA	53,000	72,457
YANZHOU COAL MININ		H CNY1	CHINA	316,800	203,272
ZHEJIANG EXPRESSWA		H CNY1	CHINA	222,000	137,434
ZHEJIANG SOUTHEAST		B CNY1	CHINA	93,000	34,224
ZIJIN MINING GROUP CO LTD		H CNY0.01	CHINA	224,000	98,226
ZTE CORPN		H CNY1	CHINA	24,600	82,650
CESKY TELECOM		CZK100	CZECH REPUBLIC	16,903	360,729
CEZ		CZK100	CZECH REPUBLIC	29,855	893,572
KOMERCNI BANKA		ORD CZK500	CZECH REPUBLIC	974	136,030
PHILIP MORRIS CR AS		CZK1000	CZECH REPUBLIC	101	74,856
UNIPETROL		CZK100	CZECH REPUBLIC	8,580	81,257
A P MOLLER MAERSK		SER B DKK1000	DENMARK	185	1,907,503
BANG + OLUFEN A/S	S	DKK10 SER B	DENMARK	1,681	172,262
CARLSBERG		B DKK20	DENMARK	4,718	252,186
COLOPLAST		SER B DKK5	DENMARK	3,658	226,186
DANISCO		DKK20	DENMARK	7,636	582,652
DANSKE BANK		DKK10	DENMARK	66,200	2,324,111
DSV		DKK2	DENMARK	3,089	380,052
FLSMIDTH + CO DKK		SER B DKK20	DENMARK	3,183	93,626
GN STORE NORD		DKK4	DENMARK	32,746	427,226
H LUNDBECK A S		DKK5	DENMARK	9,872	203,733
NKT HOLDING		DKK20	DENMARK	2,995	136,880
NOVO NORDISK AS		DKK2 SER B	DENMARK	36,620	2,052,960
NOVOZYMES AS B SHS		SER B DKK10	DENMARK	7,823	426,814

OSTASIATISKE KOMPA	DKK70	DENMARK	2,721	255,600
TDC A/S	DKK5	DENMARK	30,262	1,806,594
TOPDANMARK ARIN	DKK10(REGD)	DENMARK	3,410	294,977
TORM D/S	DKK10	DENMARK	2,200	106,113
VESTAS WIND SYSTEMS	DKK1	DENMARK	25,317	414,380
WILLIAM DEMANT HOL	DKK1	DENMARK	4,017	221,386
AL WATANY BK EGYPT	EGP10	EGYPT	5,502	27,899
COMMERCIAL INTL BK	EGP10	EGYPT	16,286	166,727
EASTERN TOBACCO CO	EGP15	EGYPT	807	46,406
EGYPT INT PHARM ID	EGP10	EGYPT	5,929	25,746
EGYPT MEDIA PRODUCT	EGP10	EGYPT	6,705	16,240
MEDINET NASR HOUSI	EGP5	EGYPT	2,043	39,876
MOBINIL	EGP10	EGYPT	5,992	209,348
ORASCOM CONSTR IND	EGP5	EGYPT	9,228	353,763
ORASCOM TELECOM HLDGS	EGP5(POST SUBDIVISION)	EGYPT	7,103	736,447
AMER SPORTS CORP	A NPV	FINLAND	9,900	183,688
CARGOTEC CORP	NPV ORD B	FINLAND	5,555	191,920
ELISA CORPORATION	SER A EUR0.5	FINLAND	24,835	458,453
FORTUM OYJ	EUR3.40	FINLAND	68,550	1,280,793
KCI KONECRANES OYJ	EUR2	FINLAND	1,900	93,276
KESKO OYJ	NPV SER B	FINLAND	10,100	285,327
KONE CORPORATION NPV	ORD B	FINLAND	11,110	439,404
METSO OYJ	FIM50	FINLAND	15,600	425,431
NESTE OIL OYJ	EUR3.4	FINLAND	20,116	566,620
NOKIA OYJ	EUR0.06	FINLAND	695,670	12,677,922
NOKIAN RENKAAT OYJ	EUR0.20	FINLAND	15,360	192,955
ORION OYJ	SER B EUR1.70	FINLAND	10,190	187,987
OUTOKUMPU OYJ	NPV	FINLAND	15,700	232,413
RAUTARUUKKI OY	K FIM10	FINLAND	13,000	315,117
SAMPO OYJ	SER A NPV	FINLAND	62,500	1,085,186
STORA ENSO OYJ	NPV SER R	FINLAND	95,724	1,291,705
TIETOENATOR OYJ	ORD NPV	FINLAND	12,690	461,778
UPM KYMMENE OY	NPV	FINLAND	82,116	1,604,000
UPONOR OYJ	EUR2	FINLAND	8,000	169,855
WARTSILA	B EUR3.5	FINLAND	8,750	258,027
YIT YHTYMA	EUR1	FINLAND	9,050	385,685
ACCOR	EUR3	FRANCE	29,729	1,629,205
AIR FRANCE KLM	EUR8.50	FRANCE	17,372	370,685
AIR LIQUIDE(L)	EUR11	FRANCE	16,499	3,162,477
ALCATEL	EUR2	FRANCE	186,864	2,307,749
ALSTOM	EUR14	FRANCE	16,642	954,414
ATOS ORIGIN	EUR1	FRANCE	10,179	668,169
AUTOROUTES PARIS	EUR0.30	FRANCE	4,923	350,738
AUTOROUTES SUD FRA	NPV	FRANCE	8,659	510,686
AXA	EUR2.29	FRANCE	226,750	7,291,040
BIC	EUR3.82	FRANCE	4,767	282,551
BNP PARIBAS	EUR2	FRANCE	119,468	9,631,777
BOUYGUES	EUR1	FRANCE	29,915	1,457,322
BUSINESS OBJECTS	EUR0.10	FRANCE	9,602	387,237
CAP GEMINI	EUR8	FRANCE	18,551	742,013
CARREFOUR	EUR2.50	FRANCE	85,397	3,986,894
CASINO GUICH PERR	EUR1.53	FRANCE	5,831	386,885
CIE DE ST GOBAIN	EUR4	FRANCE	46,808	2,774,422

CNP ASSURANCES	EUR4	FRANCE	5,247	412,194
CREDIT AGRICOLE SA	EUR3	FRANCE	88,789	2,786,893
DASSAULT SYSTEMES	EUR1	FRANCE	8,184	460,372
ESSILOR INTL	EUR0.35	FRANCE	14,717	1,183,914
FRANCE TELECOM	EUR4	FRANCE	255,892	6,335,567
GECINA	EUR7.5	FRANCE	1,356	155,149
GROUPE DANONE	EUR0.50	FRANCE	36,002	3,747,638
HERMES INTL	NPV	FRANCE	3,327	829,218
IMERYS	EUR2	FRANCE	4,535	326,840
KLEPIERRE	EUR4	FRANCE	3,426	320,462
LAFARGE	EUR4	FRANCE	26,449	2,371,042
LAGARDERE S.C.A.	EUR6.10(REGD)	FRANCE	18,027	1,382,144
LOREAL	EUR0.2	FRANCE	44,878	3,324,371
LVMH MOET HENNESSY LOUIS VUITT	EUR0.30	FRANCE	37,085	3,282,958
MICHELIN(CGDE)	EUR2(REGD)	FRANCE	21,501	1,204,164
NEOPOST	EUR1	FRANCE	4,632	462,773
PAGESJAUNES GROUPE	EUR0.20	FRANCE	18,899	490,208
PERNOD RICARD	NPV	FRANCE	10,602	1,843,324
PEUGEOT SA	EUR1	FRANCE	23,922	1,374,177
PPR	EUR4	FRANCE	9,979	1,119,985
PUBLICIS GROUPE SA	EUR0.40	FRANCE	20,778	720,555
RENAULT (REGIE NATIONALE)	EUR3.81	FRANCE	27,900	2,267,461
SAFRAN SA	EUR0.20	FRANCE	24,349	580,161
SANEF	EUR1	FRANCE	3,283	221,505
SANOFI AVENTIS	EUR2	FRANCE	158,734	13,855,366
SCHNEIDER ELECTRIC	EUR8	FRANCE	34,243	3,043,487
SCOR	EUR0.7876972	FRANCE	119,864	257,322
SOC GENERALE	EUR1.25	FRANCE	53,364	6,540,038
SODEXHO ALLIANCE	EUR4	FRANCE	14,163	581,368
SUEZ	EUR2	FRANCE	16,360	507,137
SUEZ	EUR 2	FRANCE	134,872	4,184,021
SUEZ LYONN EAUX	VVPR STRIP	FRANCE	16,360	193
TECHNIP	NPV	FRANCE	13,086	784,128
TF1 TV FRANCAISE	EUR0.20	FRANCE	17,591	486,367
THALES	EUR3	FRANCE	11,480	518,629
THOMSON SA	EUR3.75	FRANCE	38,934	812,865
TOTAL SA	EUR10	FRANCE	85,700	21,450,752
UNIBAIL	EUR5	FRANCE	6,813	903,277
VALEO	EUR3	FRANCE	10,196	377,758
VEOLIA ENVIRONNEMENT	EUR5.00	FRANCE	51,797	2,336,355
VINCI	EUR5	FRANCE	24,843	2,128,904
VIVENDI UNIVERSAL	EUR5.5	FRANCE	162,608	5,075,140
ZODIAC	NPV	FRANCE	5,465	349,709
ADIDAS SALOMON AG	DEM5	GERMANY	7,568	1,428,293
ALLIANZ AG	NPV(REGD)(VINKULIERT)	GERMANY	55,863	8,430,376
ALTANA AG	NPV	GERMANY	10,146	550,515
BASF AG	NPV	GERMANY	80,517	6,145,756
BAYER AG	ORD NPV	GERMANY	98,556	4,102,523
BEIERSDORF AG	SER A B C NPV(VAR)	GERMANY	2,302	282,394
CELESIO AG	NPV	GERMANY	5,534	474,298
COMMERZBANK AG	NPV	GERMANY	88,634	2,720,345
CONTINENTAL AG	ORD NPV	GERMANY	18,913	1,672,716
DAIMLERCHRYSLER AG	ORD NPV(REGD)	GERMANY	135,401	6,889,986

DEUTSCHE BANK AG	ORD NPV (REGD)	GERMANY	73,296	7,080,770
DEUTSCHE BOERSE AG	NPV	GERMANY	14,549	1,485,480
DEUTSCHE LUFTHANSA	ORD NPV (REGD)(VINK)	GERMANY	32,764	483,471
DEUTSCHE POST AG	NPV REGD	GERMANY	11,103	266,283
DEUTSCHE POST AG	NPV REGD	GERMANY	88,493	2,137,742
DEUTSCHE TELEKOM	NPV(REGD)	GERMANY	405,299	6,731,231
DOUGLAS HLDG AG	NPV	GERMANY	4,753	182,208
E ON AG	NPV	GERMANY	92,511	9,536,114
EPCOS	ORD NPV	GERMANY	6,480	84,537
FRESENIUS MEDICAL	NON VTG PRF NPV	GERMANY	3,731	347,011
FRESENIUS MEDICAL	DEM5	GERMANY	5,058	530,989
HEIDELBERGER DRUCK	ORD NPV	GERMANY	7,351	280,243
HENKEL KGAA	NON VTG PRF NPV	GERMANY	8,583	860,547
HOCHTIEF AG	NPV	GERMANY	8,413	375,408
HYPO REAL ESTATE	NPV	GERMANY	19,199	995,979
INFINEON TECHNOLOGIES AG	ORD NPV	GERMANY	90,004	820,649
IVG IMMOBILEN AG	NPV	GERMANY	9,926	207,352
KARSTADT QUELLE AG	NPV	GERMANY	7,305	110,551
LINDE AG	NPV	GERMANY	12,138	941,654
MAN AG	ORD NPV	GERMANY	20,496	1,089,857
MERCK KGAA	ORD NPV	GERMANY	7,354	606,775
METRO AG	ORD NPV	GERMANY	21,468	1,033,161
MLP AG	NPV	GERMANY	9,051	187,045
MUENCHENER RUCKVERS AG	NPV(REGD)	GERMANY	26,555	3,582,719
PORSCHE AG	NON VTG PRF NPV	GERMANY	1,145	819,764
PREMIERE AG	NPV (REGD)	GERMANY	6,432	112,286
PROSIEBENSAT1 MEDIA AG	NPV PREF	GERMANY	11,281	217,561
PUMA AG	NPV	GERMANY	2,353	684,156
RWE AG (NEU)	NPV A	GERMANY	62,783	4,632,183
RWE AG (NEU)	NON VTG PFD NPV	GERMANY	5,524	354,722
SAP AG	NPV	GERMANY	33,198	5,997,546
SCHERING AG	ORD NPV	GERMANY	23,999	1,602,234
SIEMENS AG	NPV (REGD)	GERMANY	119,126	10,173,291
SUEDZUCKER AG	NPV	GERMANY	7,800	182,446
THYSSENKRUPP AG	NPV	GERMANY	50,924	1,058,388
TUI AG	NPV (REGD)	GERMANY	30,480	621,981
VOLKSWAGEN AG	ORD NPV	GERMANY	33,002	1,736,556
VOLKSWAGEN AG	NON VTG PRF NPV	GERMANY	14,906	571,427
WINCOR NIXDORF AG	NPV	GERMANY	2,241	236,238
ALPHA BANK	EUR5.0(CR)	GREECE	41,848	1,217,262
BK OF PIRAEUS	EUR4.77(REGD)	GREECE	25,182	537,038
COCA COLA HELL BOT	EUR0.50(CB)	GREECE	16,718	490,627
COSMOTE MOBILE TEL	EUR0.47	GREECE	20,121	445,719
DUTY FREE SHOPS	EUR0.3(CR)	GREECE	2,526	44,395
EFG EUROBANK ERGAS	EUR3.30(CR)	GREECE	29,196	913,988
EMPORIKI BANK OF GREECE SA	EUR5.5 (REGD)	GREECE	12,024	405,348
FOLLI FOLLIE	EUR0.30 (CR)	GREECE	2,120	56,265
GERMANOS SA	EUR0.32 CR	GREECE	8,578	143,881
HELLENIC EXCH HLDS	EUR 3.00(CR)	GREECE	6,990	73,876
HELLENIC PETROLEUM	EUR2.18	GREECE	16,761	234,873
HELLENIC TECHNODOM TEV	EUR0.81(REGD)	GREECE	9,637	62,066
HYATT REGENCY HOTEL	GRD500	GREECE	5,446	68,606
INTRACOM HOLDINGS EUR2.11	GRD700	GREECE	11,088	73,242

NATL BK OF GREECE	EUR4.80 (REGD)	GREECE	41,582	1,762,787
OPAP (ORG OF FOOTB)	EUR0.30 (CR)	GREECE	33,783	1,159,598
OTE (HELLENIC TLCM)	EUR2.39(CR)	GREECE	44,531	945,478
PUBLIC POWER CORP	EUR4.60	GREECE	15,661	341,010
TECHNIKI OLYMPIAKI	EUR1	GREECE	10,420	57,767
TITAN CEMENT CO	EUR2	GREECE	8,978	365,355
VIOHALCO	EUR0.30	GREECE	17,203	137,984
BANK OF EAST ASIA	HKD 2.50	HONG KONG	213,136	643,239
BEIJING ENTERPRISE	ORD HKD0.10 H SHS	HONG KONG	34,000	57,445
BOC HONG KONG HOLDINGS LTD	HKD5	HONG KONG	564,000	1,087,476
CATHAY PACIFIC AIR	HKD0.20	HONG KONG	150,000	263,105
CHEUNG KONG(HLDGS)	HKD0.50	HONG KONG	227,000	2,331,906
CHINA EVERBRIGHT	HKD1	HONG KONG	96,000	39,001
CHINA MERCHANTS HLDGS INTL	HKD0.10	HONG KONG	177,788	385,222
CHINA MOBILE (HK)	HKD0.10	HONG KONG	801,000	3,786,221
CHINA O/SEAS LAND	HKD0.10	HONG KONG	514,000	220,422
CHINA PHARMA GROUP	HKD0.10	HONG KONG	92,000	14,239
CHINA RES PWR HLDG	HKD1	HONG KONG	170,000	95,924
CHINA RESOURCES EN	HKD1	HONG KONG	160,000	283,741
CHINA STHN AIRLINE	H CNY1	HONG KONG	158,000	45,341
CHINA TRAVEL INTL	HKD0.10	HONG KONG	408,000	97,875
CITIC PACIFIC LTD	HKD0.40	HONG KONG	177,000	488,525
CLP HOLDINGS	HKD5	HONG KONG	272,000	1,576,878
CNOOC LTD	HKD0.02	HONG KONG	1,991,500	1,322,778
DENWAY MOTORS LTD	HKD0.10	HONG KONG	792,400	263,161
GUANGDONG INVEST	ORD HKD0.50	HONG KONG	324,000	120,139
GUANGZHOU INVMNT	HKD0.10	HONG KONG	454,000	46,843
HANG LUNG PROP	HKD1	HONG KONG	271,500	423,696
HANG SENG BANK	HKD5	HONG KONG	115,200	1,505,086
HENDERSON LAND DEV	HKD2	HONG KONG	111,000	522,535
HONG KONG ELECTRIC	HKD1	HONG KONG	211,500	1,048,832
HONG KONG EXCHANGE	HKD1	HONG KONG	160,000	663,438
HONGKONG+CHINA GAS	HKD0.25	HONG KONG	546,090	1,162,111
HOPEWELL HLDGS	HKD2.50	HONG KONG	95,000	238,923
HUTCHISON WHAMPOA	HKD0.25	HONG KONG	321,100	3,060,442
HYSAN DEVELOPMENT	HKD5	HONG KONG	93,319	231,084
LENOVO GROUP LTD	HKD0.025	HONG KONG	522,000	240,683
LINK REAL ESTATE I	NPV	HONG KONG	321,500	609,534
MTR CORP	HKD1	HONG KONG	210,711	415,794
NEW WORLD DEVEL CO	HKD1	HONG KONG	336,811	464,804
PCCW LIMITED	HKD0.25	HONG KONG	552,028	339,965
S/INDUSTRIAL HLDG	HKD0.10	HONG KONG	62,000	129,541
SHENZHEN INVESTMEN	HKD0.05	HONG KONG	124,800	17,384
SINO LAND CO	HKD1.00	HONG KONG	226,876	276,516
SUN HUNG KAI PROPS	HKD0.50	HONG KONG	199,000	1,944,174
SWIRE PACIFIC	A HKD0.60	HONG KONG	139,000	1,245,945
TECHTRONIC INDUSTR	ORD HKD0.1	HONG KONG	163,522	389,110
TELEVISION BROADCT	HKD0.05	HONG KONG	43,000	228,489
TRAVELSKY TECHNOLO	CLS H CNY1	HONG KONG	44,000	40,575
WHARF(HLDGS)	HKD1	HONG KONG	187,000	662,039
WING HANG BANK LTD	HKD1	HONG KONG	25,500	183,516
MOL HUNGARIAN OIL	HUF1000(REGD)	HUNGARY	10,936	1,019,395
OTP BANK	HUF100	HUNGARY	36,376	1,184,136

RICHTER GEDEON VEG	HUF1000	HUNGARY	2,017	361,090
ABB LTD	INR10	INDIA	1,203	51,378
ARVIND MILLS	INR10 (DEMAT)	INDIA	14,935	31,722
ASHOK LEYLAND	INR1	INDIA	60,882	42,946
ASIAN PAINTS INDIA	INR10 (DEMAT)	INDIA	3,358	42,898
ASSOC CEMENT CO	INR10(DEMAT)	INDIA	6,775	80,258
BAJAJ AUTO	INR10(DEMAT)	INDIA	4,036	179,114
BHARAT ELECTRONICS	INR10	INDIA	2,446	53,909
BHARAT FORGE	INR2 (POST SUBDIVISION)	INDIA	6,047	52,799
BHARAT HEAVY ELECT	INR10 DEMAT	INDIA	8,599	264,141
BHARAT PETROL CORP	INR10 (DEMAT)	INDIA	8,251	79,238
BIOCON	INR5	INDIA	3,669	40,423
BK OF BARODA	INR10 (DEMAT)	INDIA	6,884	36,844
BRITANNIA INDS	INR10 (DEMAT)	INDIA	1,030	30,870
CASTROL INDIA	INR10(DEMAT)	INDIA	3,447	19,330
CIPLA	INR2	INDIA	9,895	97,389
COLGATE PALMOLIVE	INR10(DEMAT)	INDIA	3,795	22,605
DR REDDYS LABS	INR5 (DEMAT T5)	INDIA	6,879	150,158
GAIL (INDIA)LD	INR10	INDIA	35,669	210,400
GLAXOSMITHKLINE PHAMACEUTICAL	INR10 (DEMAT T5)	INDIA	3,068	76,543
GLENMARK PHARM	INR2	INDIA	7,248	50,483
GRASIM INDUSTRIES	INR10 (DEMAT)	INDIA	4,665	143,546
GUJARAT AMBUJA CEM	INR2 (POST SUBDIVISION)	INDIA	71,752	127,132
HDFC BANK	INR10	INDIA	29,289	458,889
HERO HONDA	INR2(DEMAT T5)	INDIA	11,001	208,264
HINDALCO INDS	INR1 (POST SUBDIVISION)	INDIA	51,880	166,094
HINDALCO INDS	EX/DATE 21NOV05	INDIA	12,970	10,135
HINDUSTAN LEVER	INR1(DEMAT)	INDIA	122,549	535,012
HINDUSTAN PETROL	INR10 (DEMAT)	INDIA	11,188	81,779
HOUSING DEVEL FIN	INR10 (DEMAT)	INDIA	27,513	738,407
I FLEX SOLUTIONS	INR5	INDIA	5,633	134,474
ICICI BANKING	INR10 (DEMAT)	INDIA	31,912	413,062
INDIAN HOTELS	INR10(DEMAT)	INDIA	4,431	97,076
INDIAN PETROCHEMIC	INR10(DEMAT)	INDIA	11,255	58,938
INFOSYS TECHNOLOGI	INR5 (DEMAT)	INDIA	31,831	2,118,059
INFRASTRUCTURE DEV FINANCE	INR10	INDIA	42,037	68,365
ITC	INR1(POST SUBDIVISION)	INDIA	84,165	265,341
JET AIRWAYS INDIA	NPV	INDIA	2,640	66,865
JINDAL STEEL + PWR	INR5	INDIA	1,883	66,225
KOTAK MAHINDRA BANK LTD	INR10	INDIA	14,433	71,540
LARSEN + TOUBRO	SHS GLOBAL DEPOSIT RECEIPTS	INDIA	4,689	178,182
LARSEN + TOUBRO	INR2	INDIA	2,203	90,058
MAHANAGAR TELE NIGAM	INR10 (DEMAT)	INDIA	25,991	83,268
MAHINDRA + MAHINDRA	INR10 (DEMAT)	INDIA	11,884	134,497
MARUTI UDYOG	INR5	INDIA	9,509	134,037
MATRIX LABORATORIE	INR2	INDIA	10,898	59,078
MOSER BEAR	INR10 (DEMAT)	INDIA	4,897	21,216
NESTLE INDIA	INR10 (DEMAT)	INDIA	3,182	66,418
NICHOLAS PIRAMAL	INR2	INDIA	7,828	47,827
OIL + NATURAL GAS	INR10(DEMAT)	INDIA	27,218	710,534
RANBAXY LABORATORIES LTD	SHS GLOBAL DEPOSIT RECEIPTS EQ	INDIA	6,052	48,355
RANBAXY LABS	INR5 (POST SUBDIVISION)	INDIA	14,614	117,860
RELIANCE ENERGY	INR10	INDIA	9,144	122,909

RELIANCE INDS	INR10 (DEMAT)	INDIA	77,061	1,521,189
SATYAM COMPUTER	INR2	INDIA	35,909	591,170
STATE BK OF INDIA	INR10(DEMAT)	INDIA	3,060	61,554
STATE BK OF INDIA	GDR EACH REP 2 SHS INR10(REG S)	INDIA	3,821	192,961
SUN PHARMACEUTICAL	INR5	INDIA	6,388	95,941
TATA CONSULTANCY SERVICES LTD	INR1	INDIA	9,505	359,420
TATA IRON STEEL	INR10 (DEMAT)	INDIA	21,129	178,383
TATA MOTORS LTD	INR (DEMAT)	INDIA	28,167	410,052
TATA POWER CO	INR10 (DEMAT)	INDIA	7,522	73,031
TATA TEA	INR10 (DEMAT)	INDIA	3,527	73,906
ULTRATECH CEMENT	INR10	INDIA	3,642	35,073
ULTRATECH CEMENT LTD	SPONSORED GDR REG S	INDIA	1,876	31,892
UTI BANK	INR10	INDIA	16,707	106,790
VIDESH SANCHAR	INR10 (DEMAT T5)	INDIA	6,743	57,243
WIPRO	INR2 (DEMAT)	INDIA	26,952	278,143
ZEE TELEFILMS	INR1 (DEMAT)	INDIA	29,588	103,502
ANEKA TAMBANG	IDR500	INDONESIA	75,950	27,594
ASTRA ARGO LESTARI	IDR500	INDONESIA	55,500	27,637
BDNI TBK	IDR500	INDONESIA	365,000	-
BK CENTRAL ASIA	IDR125	INDONESIA	829,000	286,443
BK DANAMON	IDR50000	INDONESIA	202,000	97,510
BK INTL INDONESIA	LKD SHS(IDR900 +225+225+22.50	INDONESIA	2,890,000	45,523
BK MANDIRI	IDR500	INDONESIA	839,500	139,917
BK PAN INDONESIA	IDR100	INDONESIA	1,048,777	44,765
BK RAKYAT	IDR500	INDONESIA	799,000	245,628
BUMI RESOURCES TBK	IDR500	INDONESIA	2,640,500	203,941
ENERGI MEGA PERSAD	IDR100	INDONESIA	430,500	32,813
FISKARAGUNG PERK	IDR500	INDONESIA	81,250	-
GUDANG GARAM (PERUS)	IDR500	INDONESIA	81,000	95,899
INDOCEMENT TUNGGAL	IDR500	INDONESIA	129,000	46,540
INDOFOODS SUKSES M	IDR100	INDONESIA	572,000	52,898
INDOSAT	IDR100	INDONESIA	359,500	202,767
INTL NICKEL INDONE	IDR250(POST SUBD)	INDONESIA	30,000	40,091
KALBE FARMA	IDR50	INDONESIA	502,720	50,579
MATAHARI PUTRA(DEMAT)	IDR 500	INDONESIA	232,000	22,634
PERUSAHAAN GAS NEG	IDR1000000	INDONESIA	268,000	187,927
PT ASTRA INTL	IDR 500 DEMAT	INDONESIA	367,338	380,777
RAMAYANA LESTARI	IDR50.00	INDONESIA	355,000	29,223
SEMEN GRESIK(PERS)	IDR1000	INDONESIA	22,470	40,647
TELEKOMUNIKASI IND	SER B IDR250	INDONESIA	1,524,000	913,780
TEMPO SCAN PACIFIC	IDR500	INDONESIA	18,000	10,335
UNILEVER INDONESIA	IDR10	INDONESIA	230,500	100,141
UTD TRACTORS	IDR250 DEMAT	INDONESIA	218,000	81,418
ALLIED IRISH BANKS	ORD EUR0.32	IRELAND	4,993	106,953
ALLIED IRISH BANKS	EUR0.32 (DUBLIN LISTING)	IRELAND	131,504	2,799,835
BK OF IRELAND	ORD STK EUR0.64	IRELAND	144,638	2,270,789
BK OF IRELAND	ORD STK EUR0.64	IRELAND	7,604	119,292
C+C GROUP	ORD EUR0.01	IRELAND	42,118	268,274
CRH	ORD IEP0.32(DUBLIN LISTING)	IRELAND	81,012	2,374,609
CRH	ORD EURO.32	IRELAND	2,671	78,260
DCC	ORD EUR0.25	IRELAND	12,132	259,016
DEPFA BANK PLC	ORD EUR0.30	IRELAND	50,518	744,260
EIRCOMGROUPPLC	ORD EUR0.10	IRELAND	83,039	193,938

ELAN CORP	ORD EUR0.05	IRELAND	59,946	806,086
ELAN CORP	EURO 0.05	IRELAND	6,401	83,959
FYFFES	ORD EUR0.06(DUBLIN LISTING)	IRELAND	43,304	117,482
GRAFTON GROUP	UTS(COMPR 1 ORD + 1C + 7A SHS)	IRELAND	33,040	358,545
GREENCORE GROUP	ORD EUR0.63	IRELAND	21,685	85,944
IAWS GROUP PLC	ORD EUR0.30 (DUBLIN)	IRELAND	14,782	211,849
INDEPENDENT NEWS+M	ORD EUR0.30	IRELAND	77,260	231,475
IRISH LIFE + PERM	ORD EUR0.32	IRELAND	40,366	821,813
IRISH LIFE + PERM	ORD EUR0.32	IRELAND	1,999	40,533
KERRY GROUP	A ORD I0.10(DUBLIN LIST)	IRELAND	19,455	429,360
KINGSPAN GROUP	ORD EUR0.13(DUBLIN LISTING)	IRELAND	17,760	223,105
PADDY POWER	ORD EUR0.10	IRELAND	6,339	90,474
RYANAIR HLDGS	ORD EUR0.0127	IRELAND	26,249	256,985
WATERFORD WEDGEWOOD	RESTRICTED LINE	IRELAND	20,463	1,448
AFRICA ISRAEL INV	ILS0.10	ISRAEL	1,397	48,673
ALADDIN KNOWLEDGE SYSTEM LTD	SHS	ISRAEL	1,810	31,168
ALVARION LTD	SHS	ISRAEL	7,138	62,243
AUDIO CODES LTD	SHS	ISRAEL	4,131	45,854
BEZEK ISRAEL TELCM	ILS1	ISRAEL	164,312	210,790
BK HAPOALIM BM	ILS1	ISRAEL	148,715	690,638
BK LEUMI LE ISRAEL	ORD ILS1	ISRAEL	122,653	470,231
BLUE SQUARE ISRAEL	ILSI	ISRAEL	919	9,632
CLAL INDUSTRIES	ILS1	ISRAEL	8,994	47,082
CLAL INSURANCE ENT	ILS1	ISRAEL	1,852	38,100
DELEK AUTOMOTIVE	ILS1	ISRAEL	3,860	26,746
DISCOUNT INV CORP	ILS1	ISRAEL	2,818	69,046
ELBIT SYSTEMS LTD	COM	ISRAEL	2,653	65,061
ELCO HOLDINGS	ILS0.25	ISRAEL	0	1
GIVEN IMAGING	ORD SHS	ISRAEL	1,914	49,950
HAREL HAMISHMAR IN	ILS1	ISRAEL	1,111	50,003
ICL ISRAEL CHEM	ILS1	ISRAEL	75,787	299,115
IDB DEVELOPMENT	ILS1	ISRAEL	3,203	93,368
ISRAEL DISCOUNT BK	ILS0.10 SER A	ISRAEL	67,742	126,545
ISRAEL LAND DEVEL	4%30 Jun 2012	ISRAEL	6,552	-
KOOR INDUSTRIES	ILS 0.001	ISRAEL	1,702	93,437
LIPMAN ELECTRONIC ENGINEERING	SHS	ISRAEL	3,182	74,045
M SYS FLASH DISK PIONEERS LTD	SHS	ISRAEL	5,039	166,892
MAKHTESHIM AGAM IN	ILS1	ISRAEL	45,048	259,891
MATAV CABLE SYSTEM	ILS1	ISRAEL	2,243	16,643
MIGDAL INSURANCE	ILSO.01	ISRAEL	26,642	37,847
NICE SYSTEMS	ILS1	ISRAEL	636	29,978
OSEM INVESTMENT	ORD ILS1	ISRAEL	4,062	34,358
PARTNER COMMUNICAT	ILS0.01	ISRAEL	8,988	75,613
RADWARE LTD	COM	ISRAEL	2,124	38,572
RETALIX	ILS1	ISRAEL	2,126	53,707
STRAUSS ELITE LIMITED	ILS1(SER A)	ISRAEL	2,584	23,031
SUPER SOL	ORD ILS0.1 B SHS	ISRAEL	10,914	27,358
SYNERON MEDICAL LTD	ORD SHS	ISRAEL	2,313	73,438
TADIRAN WIRELE	COM ILS0.01	ISRAEL	1,171	35,381
TEVA PHARMA IND	ILS0.1 (POST CONS)	ISRAEL	59,396	2,590,653
THE ISRAEL CORPORA	ORD ILS1	ISRAEL	300	111,291
UTD MIZRAHI BANK	ILS0.01	ISRAEL	18,957	109,202
ALLEANZA ASSICURAZ	EUR0.5	ITALY	65,440	805,861

ARN MONDADORI EDIT	EUR0.26	ITALY	18,025	167,008
ASSIC GENERALI	EUR1.00	ITALY	147,993	5,153,163
AUTOGRILL SPA	EUR0.52	ITALY	17,676	241,231
AUTOSTRADE	EUR1	ITALY	44,205	1,056,397
BANCA INTESA SPA	EUR0.52	ITALY	508,906	2,686,253
BANCA INTESA SPA	DI RISP EUR0.52 (NON CNV)	ITALY	143,977	709,032
BCA ANTONVENETA	EUR3	ITALY	14,324	444,193
BCA FIDEURAM SPA	EUR0.26	ITALY	45,407	245,840
BCA NAZ DEL LAVORO	EUR0.50	ITALY	164,251	539,572
BCA POP DI MILANO	EUR3	ITALY	60,877	664,578
BCE POP UNITE	ORD EUR2.50	ITALY	53,169	1,161,491
BCP POP VERON NOV	EUR3.6	ITALY	57,488	1,158,872
BENETTON GROUP SPA	EUR1.30	ITALY	9,522	108,049
BULGARI SPA	EUR0.07	ITALY	22,280	247,824
CAPITALIA SPA	EUR1	ITALY	223,249	1,287,700
ENEL	EUR1	ITALY	665,616	5,209,320
ENI	EUR1	ITALY	402,515	11,124,248
FIAT SPA	EUR5	ITALY	70,725	613,998
FINECO GROUP	EUR1	ITALY	24,370	233,702
FINMECCANICA SPA	EUR 4.40	ITALY	45,106	869,898
GR ED L ESPRESSO	EUR0.15	ITALY	25,962	136,428
ITALCEMENTI	EUR1	ITALY	10,956	203,798
LOTTOMATICA SPA	EUR1	ITALY	4,523	162,881
LUXOTTICA GROUP	EUR0.06	ITALY	21,076	532,754
MEDIASET	EUR0.52	ITALY	127,868	1,349,899
MEDIOBANCA SPA	EUR0.5	ITALY	73,912	1,406,260
MEDIOLANUM	EUR0.1	ITALY	38,049	249,985
MONTE PASCHI SIENA	EUR0.67	ITALY	170,388	793,373
PIRELLI + CO SPA	EURO 0.52	ITALY	440,622	403,315
SAN PAOLO IMI SPA	EUR2.80	ITALY	171,837	2,677,539
SEAT PAGINE GIALLE	EUR0.03	ITALY	626,496	291,529
SNAM RETE GAS	EUR1	ITALY	151,187	619,260
T.E.R.N.A	ORD EUR0.22	ITALY	185,571	456,386
TELECOM ITALIA	EUR.55	ITALY	1,653,938	4,799,220
TELECOM ITALIA	DI RISP EUR.55	ITALY	931,895	2,302,859
TELECOM ITALIA MEDIA	EUR0.03	ITALY	210,886	111,192
TISCALI SPA	EUR0.5	ITALY	36,812	116,153
UNICREDITO ITALIAN	EUR0.50	ITALY	844,272	5,795,911
UNICREDITO ITALIAN	EUR .5	ITALY	401,495	2,746,784
77TH BANK	JPY50	JAPAN	41,000	311,243
ACOM CO	JPY50	JAPAN	10,550	677,531
ADERANS COMPANY	JPY50	JAPAN	4,900	146,963
ADVANTEST	JPY50	JAPAN	11,100	1,118,182
AEON CO LTD	JPY50	JAPAN	97,800	2,485,809
AEON CREDIT SERV	JPY50	JAPAN	4,100	387,664
AIFUL CORP	JPY50	JAPAN	9,550	796,980
AISIN SEIKI CO	JPY50	JAPAN	28,000	1,027,196
AJINOMOTO CO INC	JPY50	JAPAN	86,000	879,454
ALFRESA HOLDINGS C	NPV	JAPAN	3,600	168,364
ALL NIPPON AIRWAYS	JPY50	JAPAN	82,000	333,475
ALPS ELECTRIC CO	JPY50	JAPAN	25,200	350,789
AMADA CO	JPY50	JAPAN	51,000	449,377
AMANO CORPORATION	JPY50	JAPAN	9,000	171,567

ANRITSU CORP	JPY50	JAPAN	13,000	73,905
AOYAMA TRADING CO	JPY50	JAPAN	8,400	283,962
ARIAKE JAPAN CO	JPY50(OTC)	JAPAN	2,700	66,453
ASAHI BREWERIES	JPY50	JAPAN	56,600	690,057
ASAHI GLASS CO	JPY50	JAPAN	149,000	1,922,621
ASAHI KASEI CORP	JPY50	JAPAN	182,000	1,230,501
ASATSU DK	JPY50	JAPAN	4,600	146,149
ASHIKAGA FINANCIAL ORD SHS	NPV	JAPAN	91,000	771
ASTELLAS PHARMA INC	NPV	JAPAN	81,400	3,172,414
AUTOBACS SEVEN CO	JPY50	JAPAN	3,900	204,533
BANK OF KYOTO	JPY50	JAPAN	37,000	446,708
BANK OF YOKOHAMA	JPY50	JAPAN	177,000	1,447,132
BENESSE CORP	JPY50	JAPAN	9,500	332,415
BRIDGESTONE CORP	JPY50	JAPAN	100,000	2,079,980
CANON INC	JPY50	JAPAN	113,200	6,617,640
CANON SALES CO INC	JPY50	JAPAN	11,000	234,856
CASIO COMPUTER CO	JPY50	JAPAN	31,200	521,806
CENTRAL GLASS CO	JPY50	JAPAN	26,000	143,845
CENTRAL JPAN RLWY	JPY50000	JAPAN	235	2,249,852
CHIBA BANK	JPY50	JAPAN	107,000	896,577
CHIYODA CORP	JPY50	JAPAN	21,000	482,166
CHUBU ELEC POWER	JPY500	JAPAN	87,200	2,076,015
CHUGAI PHARM CO	JPY50	JAPAN	40,500	868,127
CIRCLE K SUNKUS CO	NPV	JAPAN	6,100	155,045
CITIZEN WATCH CO	JPY50	JAPAN	51,900	430,924
COCA COLA WEST JAPAN	JPY50	JAPAN	5,900	137,715
COMSYS HOLDINGS	NPV	JAPAN	17,000	242,981
CREDIT SAISON CO	JPY50	JAPAN	23,500	1,172,710
CSK HOLDINGS CORPORATION	JPY50	JAPAN	9,800	489,045
DAI NIPPON PRINTNG	JPY50	JAPAN	94,000	1,672,456
DAICEL CHEM INDS	JPY50	JAPAN	42,000	301,754
DAIDO STEEL CO	JPY50	JAPAN	52,000	496,518
DAIICHI SANKYO	COM NPV	JAPAN	96,987	1,869,401
DAIKIN INDUSTRIES	JPY50	JAPAN	34,700	1,014,276
DAIMARU INC	JPY50	JAPAN	32,000	461,442
DAINIPPON INK+CHEM	JPY50	JAPAN	95,000	411,294
DAINIPPON SCREEN	JPY50	JAPAN	32,000	267,593
DAITO TRUST CONST	JPY50	JAPAN	11,400	589,172
DAIWA HOUSE INDS	JPY50	JAPAN	73,000	1,140,490
DAIWA SECURITIES GROUP INC	NPV	JAPAN	190,000	2,152,249
DENKI KAGAKU KOGYO	JPY50	JAPAN	69,000	304,575
DENSO CORP	JPY50	JAPAN	79,500	2,741,379
DENTSU INC	NPV	JAPAN	265	862,154
DOWA MINING CO	JPY50	JAPAN	40,000	433,110
E TRADE SECURITIES	NPV	JAPAN	68	524,850
EACCESS LTD	NPV	JAPAN	174	123,096
EAST JAPAN RAILWAY	JPY50000	JAPAN	509	3,497,407
EBARA CORP	JPY50	JAPAN	42,000	226,671
EISAI CO	JPY50	JAPAN	37,800	1,585,275
ELEC POWER DEV	NPV	JAPAN	20,600	706,854
ELPIDA MEMORY INC	NPV	JAPAN	5,200	155,079
FAMILYMART CO	JPY50	JAPAN	9,500	321,147
FANUC	JPY50	JAPAN	26,600	2,255,918

FAST RETAILING CO	JPY50	JAPAN	7,900	771,728
FUJI ELECTRIC HLDG	NPV	JAPAN	77,000	407,735
FUJI PHOTO FILM CO	JPY50	JAPAN	73,300	2,422,011
FUJI SOFT ABC INC	JPY50	JAPAN	4,300	143,904
FUJI TELEVISION NETWORK INC	NPV	JAPAN	86	216,403
FUJIKURA	JPY50	JAPAN	47,000	380,683
FUJITSU	JPY50	JAPAN	264,000	2,008,574
FUKUOKA BANK OF	JPY50	JAPAN	79,000	675,345
FURUKAWA ELECTRIC	JPY50	JAPAN	88,000	687,418
GLORY	JPY50	JAPAN	8,500	143,815
GOODWILL GROUP	JPY5000	JAPAN	54	109,803
GUNMA BANK	JPY50	JAPAN	51,000	376,786
GUNZE LIMITED	JPY50	JAPAN	27,000	179,344
HAKUHODO DY HLDGS	NPV	JAPAN	3,300	232,339
HANKYU DEPT STORES	JPY50	JAPAN	18,000	157,079
HIKARI TSUSHIN INC	JPY50	JAPAN	3,300	310,345
HINO MOTORS	JPY50	JAPAN	37,000	234,169
HIROSE ELECTRIC	JPY50	JAPAN	4,500	599,720
HITACHI	JPY50	JAPAN	479,000	3,226,341
HITACHI CABLE	JPY50	JAPAN	22,000	103,262
HITACHI CAP CORP	JPY50	JAPAN	7,600	151,317
HITACHI CHEMICAL	JPY50	JAPAN	14,800	391,223
HITACHI CONST MACH	JPY50	JAPAN	14,000	326,188
HITACHI SOFTWARE	JPY50	JAPAN	4,000	83,708
HOKKAIDO ELEC PWR	JPY500	JAPAN	26,100	530,713
HOKUHOKU FINANCIAL GROUP INC	NPV	JAPAN	162,000	756,265
HONDA MOTOR CO	JPY50	JAPAN	118,300	6,745,395
HOUSE FOOD CORP	JPY50	JAPAN	10,200	154,689
HOYA CORP	JPY50	JAPAN	64,000	2,299,077
IBIDEN CO	JPY50	JAPAN	19,500	1,044,141
INDEX CORPORATION	NPV	JAPAN	122	221,198
INPEX CORP	NPV	JAPAN	57	507,074
ISETAN CO	JPY50	JAPAN	25,600	545,488
ISHIHARA SANGYO	JPY50	JAPAN	40,000	71,168
ISHIKAWAJIMA HAR	JPY50	JAPAN	165,000	521,435
ITO EN	JPY50	JAPAN	4,400	263,187
ITOCHU CORP	JPY50	JAPAN	223,000	1,859,121
ITOCHU TECHNO SCIE	JPY50	JAPAN	4,200	201,051
JAFCO	JPY50	JAPAN	4,500	401,466
JAPAN AIRLINES CORP	NPV	JAPAN	96,000	261,086
JAPAN PRIME REALITY	REAL ESTATE INV TRUST	JAPAN	67	187,893
JAPAN REAL ESTATE	JAPAN REAL ESTATE INV REIT	JAPAN	44	362,349
JAPAN RETAIL FUND	JAPAN RETAIL FUND INV REIT	JAPAN	38	294,908
JAPAN TOBACCO INC	JPY50000	JAPAN	133	1,938,151
JFE HOLDING INC	NPV	JAPAN	83,600	2,804,846
JGC CORP	JPY50	JAPAN	30,000	570,618
JOYO BANK	JPY50	JAPAN	102,000	606,659
JS GROUP CORP	NPV	JAPAN	39,100	781,801
JSR CORP	JPY50	JAPAN	26,300	690,757
JTEKT CORPORATION	NPV	JAPAN	28,000	520,715
KAJIMA CORP	JPY50	JAPAN	132,000	758,248
KAKEN PHARM	JPY50	JAPAN	10,000	77,862
KAMIGUMI CO	JPY50	JAPAN	37,000	328,213

KANEKA CORP	JPY50	JAPAN	42,000	507,074
KANSAI ELEC POWER	JPY500	JAPAN	115,400	2,478,514
KANSAI PAINT CO	JPY50	JAPAN	33,000	282,665
KAO CORP	JPY50	JAPAN	78,000	2,088,283
KATOKICHI CO	JPY50	JAPAN	17,700	120,419
KAWASAKI HEAVY IND	JPY50	JAPAN	180,000	655,765
KAWASAKI KISEN	JPY50	JAPAN	70,000	438,871
KDDI CORP	JPY5000	JAPAN	381	2,195,035
KEIHIN ELEC EXP RL	JPY50	JAPAN	64,000	504,279
KEIO CORP	JPY50	JAPAN	81,000	483,818
KEISEI ELEC RAILWY	JPY50	JAPAN	40,000	272,812
KEYENCE CORP	JPY50	JAPAN	4,700	1,335,974
KIKKOMAN CORP	JPY50	JAPAN	22,000	213,420
KINDEN CORPORATION	JPY50	JAPAN	18,000	162,416
KINTETSU CORP	JPY50	JAPAN	225,000	899,771
KIRIN BREWERY CO	JPY50	JAPAN	116,000	1,351,351
KOBE STEEL	JPY50	JAPAN	401,000	1,297,823
KOKUYO CO	JPY50	JAPAN	11,400	168,832
KOMATSU	JPY50	JAPAN	135,000	2,231,509
KOMORI CORPORATION	JPY50	JAPAN	8,000	147,081
KONAMI CORP	JPY50	JAPAN	13,600	299,009
KONICA MINOLTA HOLDINGS INC	JPY50	JAPAN	66,000	671,575
KOSE CORP	JPY50	JAPAN	4,300	171,956
KUBOTA CORP	JPY50	JAPAN	154,000	1,293,010
KURARAY CO	JPY50	JAPAN	53,500	553,902
KURITA WATER INDS	JPY50	JAPAN	16,100	306,231
KYOCERA CORP	JPY50	JAPAN	24,000	1,748,708
KYOWA HAKKO KOGYO	JPY50	JAPAN	50,000	348,640
KYUSHU ELEC POWER	JPY500	JAPAN	56,800	1,231,958
LAWSON	JPY50	JAPAN	8,600	354,113
LEOPALACE21	JPY50	JAPAN	17,700	641,837
MABUCHI MOTOR CO	JPY50	JAPAN	4,000	221,977
MAKITA CORP	JPY50	JAPAN	16,000	393,120
MARUBENI CORP	JPY50	JAPAN	199,000	1,067,246
MARUI CO	JPY50	JAPAN	46,000	902,228
MATSUI SECURITIES	NPV	JAPAN	15,200	210,814
MATSUMOTOKIYOSHI	JPY50	JAPAN	5,900	186,453
MATSUSHITA ELC IND	JPY50	JAPAN	313,000	6,033,000
MATSUSHITA ELC WKS	JPY50	JAPAN	49,000	457,494
MEDICEO PALTAC HOLDINGS	NPV	JAPAN	21,800	315,281
MEIJI DAIRIES CORP	JPY50	JAPAN	30,000	151,741
MEIJI SEIKA KAISHA	JPY50	JAPAN	45,000	239,049
MEITEC CORPORATION	JPY50	JAPAN	5,000	161,823
MILLEA HOLDINGS INC	NPV	JAPAN	220	3,783,784
MINEBEA CO	JPY50	JAPAN	50,000	266,458
MITSUBISHI CHEM HL	NPV	JAPAN	171,500	1,079,594
MITSUBISHI CORP	JPY50	JAPAN	176,200	3,896,315
MITSUBISHI ELEC CP	JPY50	JAPAN	286,000	2,023,299
MITSUBISHI ESTATE	JPY50	JAPAN	165,000	3,424,977
MITSUBISHI GAS CHM	JPY50	JAPAN	56,000	529,018
MITSUBISHI HVY IND	JPY50	JAPAN	449,000	1,978,141
MITSUBISHI LOGISTC	JPY50	JAPAN	16,000	269,220
MITSUBISHI MATERL	JPY50	JAPAN	143,000	730,569

MITSUBISHI RAYON	JPY50	JAPAN	79,000	522,071
MITSUBISHI UFJ FIN GROUP	NPV	JAPAN	1,096	14,857,240
MITSUBISHI UFJ SECURITIES CO	JPY50	JAPAN	42,000	526,646
MITSUI + CO	JPY50	JAPAN	214,000	2,746,844
MITSUI CHEMICALS I	JPY50	JAPAN	92,000	618,114
MITSUI ENG+SHIPBG	JPY50	JAPAN	103,000	335,101
MITSUI FUDOSAN CO	JPY50	JAPAN	118,000	2,394,391
MITSUI MINING + SM	JPY50	JAPAN	83,000	521,079
MITSUI OSK LINES	JPY50	JAPAN	163,000	1,421,054
MITSUI SUMITOMO INSURANCE CO	JPY50	JAPAN	181,000	2,212,853
MITSUI TRUST HLDGS	NPV	JAPAN	78,000	935,762
MITSUKOSHI LTD	NPV	JAPAN	59,000	384,902
MITSUMI ELECTRIC	JPY50	JAPAN	9,300	105,111
MIZUHO FINL GB	NPV	JAPAN	1,439	11,411,539
MURATA MFG CO	JPY50	JAPAN	30,000	1,921,545
NAMCO BANDAI HLDGS	NPV	JAPAN	29,550	431,621
NEC CORP	JPY50	JAPAN	280,000	1,741,252
NEC ELECTRONICS	CP NPV	JAPAN	5,500	180,336
NET ONE SYSTEMS CO	JPY5000	JAPAN	71	171,439
NGK INSULATORS	JPY50	JAPAN	40,000	594,425
NGK SPARK PLUG CO	JPY50	JAPAN	27,000	583,326
NHK SPRING CO	JPY50	JAPAN	25,000	260,315
NICHII GAKKAN CO	JPY50	JAPAN	3,100	78,794
NICHIREI CORP	JPY50	JAPAN	35,000	145,895
NIDEC CORPORATION	JPY50	JAPAN	16,000	1,359,654
NIKKO CORDIAL CORP	NPV	JAPAN	115,000	1,820,046
NIKON CORP	JPY50	JAPAN	41,000	646,454
NINTENDO CO	JPY50	JAPAN	14,700	1,774,761
NIPPON BUILDING FD	REIT	JAPAN	52	438,363
NIPPON ELEC GLASS	JPY50	JAPAN	28,000	610,862
NIPPON EXPRESS CO	JPY50	JAPAN	118,000	718,817
NIPPON KAYAKU CO	JPY50	JAPAN	23,000	196,230
NIPPON LIGHT METAL	JPY50	JAPAN	68,000	187,241
NIPPON MEAT PACKER	JPY50	JAPAN	25,000	262,221
NIPPON MINING HLDG	NPV	JAPAN	112,000	796,137
NIPPON OIL CORP	JPY50	JAPAN	184,000	1,426,417
NIPPON PAPER GROUP INC	NPV	JAPAN	137	547,861
NIPPON SHEET GLASS	JPY50	JAPAN	58,000	253,071
NIPPON SHOKUBAI CO	JPY50	JAPAN	19,000	214,903
NIPPON STEEL CORP	JPY50	JAPAN	918,000	3,266,627
NIPPON TEL+TEL CP	JPY50000	JAPAN	778	3,533,068
NIPPON YUSEN KK	JPY50	JAPAN	153,000	1,047,395
NIPPON ZEON CO	JPY50	JAPAN	24,000	317,207
NISHI NIPPON CITY	JPY50	JAPAN	70,000	417,521
NISHIMATSU CONST	JPY50	JAPAN	34,000	139,422
NISSAN CHEM INDS	JPY50	JAPAN	23,000	326,985
NISSAN MOTOR CO	JPY50	JAPAN	338,700	3,429,183
NISSHIN SEIFUN GRP	JPY50	JAPAN	28,000	295,586
NISSHIN STEEL CO	JPY50	JAPAN	122,000	393,815
NISSHINBO IND INC	JPY50	JAPAN	22,000	240,261
NISSIN FOOD PRODS	JPY50	JAPAN	12,900	372,693
NITORI CO	JPY50	JAPAN	2,700	251,631
NITTO DENKO CORP	JPY50	JAPAN	24,400	1,899,822

NOK CORP	JPY50	JAPAN	14,800	401,254
NOMURA HOLDINGS	JPY50	JAPAN	265,100	5,076,048
NOMURA REAL ESTATE	REIT	JAPAN	27	192,155
NOMURA RESEARCH INC	NPV	JAPAN	3,200	391,765
NSK	JPY50	JAPAN	63,000	430,213
NTN CORP	JPY50	JAPAN	59,000	465,882
NTT DATA CORP	JPY5000	JAPAN	185	920,063
NTT DOCOMO	NPV	JAPAN	2,554	3,894,942
NTT URBAN DEVELOPM	NPV	JAPAN	33	218,360
OBAYASHI CORP	JPY50	JAPAN	90,000	662,628
OBIC	JPY50	JAPAN	1,000	220,114
ODAKYU ELEC RLWY	JPY50	JAPAN	92,000	547,183
OJI PAPER CO	JPY50	JAPAN	117,000	690,918
OKI ELECTRIC IND	JPY50	JAPAN	77,000	281,174
OKUMURA CORP	JPY50	JAPAN	26,000	146,048
OLYMPUS CORP	NPV	JAPAN	34,000	892,993
OMRON CORP	JPY50	JAPAN	31,100	716,699
ONWARD KASHIYAMA	JPY50	JAPAN	20,000	393,120
ORACLE CORP JAPAN	JPY50	JAPAN	4,400	218,453
ORIENTAL LAND CO LTD	JPY50	JAPAN	7,400	403,135
ORIX CORP	JPY50	JAPAN	12,570	3,200,275
OSAKA GAS CO	JPY50	JAPAN	294,000	1,013,793
PIONEER CORP	JPY50	JAPAN	22,900	317,414
PROMISE CO	JPY50	JAPAN	12,850	854,634
QP CORP	JPY50	JAPAN	15,500	138,020
RAKUTEN INC	NPV	JAPAN	611	590,138
RESONA HOLDINGS INC	NPV	JAPAN	682	2,744,641
RICOH CO	JPY50	JAPAN	99,000	1,732,060
RINNAI CORP	JPY50	JAPAN	5,200	123,138
ROHM CO	JPY50	JAPAN	15,800	1,717,479
RYOHIN KEIKAKU CO	JPY50	JAPAN	3,600	313,852
SANDEN CORP	JPY50	JAPAN	16,000	74,151
SANKEN ELECTRIC CO	JPY50	JAPAN	16,000	257,968
SANKYO CO	NPV	JAPAN	7,300	422,427
SANTEN PHARM CO	JPY50	JAPAN	10,600	292,773
SANWA SHUTTER CORP	JPY50	JAPAN	24,000	148,030
SANYO ELECTRIC CO	JPY50	JAPAN	233,000	631,704
SAPPORO HOLDINGS	NPV	JAPAN	42,000	235,211
SBI HOLDINGS INC	NPV	JAPAN	785	530,738
SECOM CO	JPY50	JAPAN	31,000	1,620,520
SEGA SAMMY HOLDINGS INC	ORD SHS	JAPAN	20,800	696,094
SEIKO EPSON CORP	NPV	JAPAN	15,600	391,883
SEINO HOLDINGS	NPV	JAPAN	22,000	239,515
SEKISUI CHEMICAL	JPY50	JAPAN	66,000	446,226
SEKISUI HOUSE	JPY50	JAPAN	74,000	930,408
SEVEN + I HOLDINGS	NPV	JAPAN	121,060	5,179,641
SFCG CO. LTD	JPY50	JAPAN	800	193,171
SHARP CORP	JPY50	JAPAN	140,000	2,127,934
SHIMACHU CO	JPY50	JAPAN	7,000	212,319
SHIMAMURA CO	JPY50	JAPAN	2,900	400,983
SHIMANO INC	JPY50	JAPAN	10,900	286,283
SHIMIZU CORP	JPY50	JAPAN	87,000	639,066
SHIN ETSU CHEM CO	JPY50	JAPAN	58,200	3,091,706

SHINKO SECURITIES	JPY50	JAPAN	69,000	347,251
SHINSEI BANK	NPV	JAPAN	141,000	814,725
SHIONOGI + CO	JPY50	JAPAN	46,000	647,344
SHISEIDO CO	JPY50	JAPAN	53,000	987,884
SHIZUOKA BANK	JPY50	JAPAN	85,000	851,224
SHOWA DENKO KK	JPY50	JAPAN	151,000	588,494
SHOWA SHELL SEKIYU	JPY50	JAPAN	24,500	292,265
SKYLARK CO	JPY50	JAPAN	11,900	189,545
SMC CORP	NPV	JAPAN	7,900	1,127,806
SOFTBANK CORPORATION	JPY50	JAPAN	109,200	4,607,439
SOJITZ CORPORATION	NPV	JAPAN	48,600	288,232
SOMPO JAPAN INS	JPY50	JAPAN	124,000	1,675,676
SONY CORP	NPV	JAPAN	149,400	6,101,059
STANLEY ELECTRIC	JPY50	JAPAN	21,500	349,195
SUMITOMO BAKELITE	JPY50	JAPAN	26,000	214,556
SUMITOMO CHEMICAL	JPY50	JAPAN	223,000	1,530,374
SUMITOMO CORP	JPY50	JAPAN	159,000	2,054,351
SUMITOMO ELEC INDS	JPY50	JAPAN	108,000	1,638,804
SUMITOMO HEAVY IND	JPY50	JAPAN	80,000	671,016
SUMITOMO METAL IND	JPY50	JAPAN	612,000	2,354,046
SUMITOMO METAL MNG	JPY50	JAPAN	80,000	988,901
SUMITOMO MITSUI GR	NPV	JAPAN	712	7,540,456
SUMITOMO OSAKA CEM	JPY50	JAPAN	52,000	151,555
SUMITOMO RLTY+DEV	JPY50	JAPAN	56,000	1,216,979
SUMITOMO RUBBER	JPY50	JAPAN	23,000	327,374
SUMITOMO TRUST+BKG	JPY50	JAPAN	188,000	1,919,343
SURUGA BANK	JPY50	JAPAN	30,000	377,955
SUZUKEN CO LTD	JPY50	JAPAN	8,700	277,887
T+D HOLDINGS INC	NPV	JAPAN	34,400	2,279,149
TAIHEIYO CEMENT	JPY50	JAPAN	123,000	499,170
TAISEI CORP	JPY50	JAPAN	132,000	598,322
TAISHO PHARM CO	JPY50	JAPAN	21,000	393,205
TAIYO NIPPON SANSO	NPV	JAPAN	39,000	260,374
TAIYO YUDEN CO	JPY50	JAPAN	15,000	206,515
TAKARA HOLDINGS	JPY50	JAPAN	26,000	154,198
TAKASHIMAYA CO	JPY50	JAPAN	39,000	622,520
TAKEDA PHARMACEUTICAL CO LTD	JPY50	JAPAN	133,300	7,205,405
TAKEFUJI CORP	JPY50	JAPAN	16,130	1,094,648
TAKUMA CO	JPY50	JAPAN	9,000	60,086
TANABE SEIYAKU CO	JPY50	JAPAN	32,000	310,701
TDK CORP	NPV50	JAPAN	17,700	1,219,190
TEIJIN	JPY50	JAPAN	122,000	774,193
TEIKOKU OIL CO	JPY50	JAPAN	29,000	379,361
TERUMO CORP	JPY50	JAPAN	24,800	733,305
THK CO	JPY50	JAPAN	14,900	388,816
TIS INC	JPY50	JAPAN	5,100	157,282
TOBU RAILWAY CO	JPY50	JAPAN	116,000	607,371
TODA CORPORATION	JPY50	JAPAN	27,000	148,234
TOHO CO	JPY500	JAPAN	20,400	456,291
TOHOKU ELEC POWER	JPY500	JAPAN	63,200	1,285,097
TOKUYAMA CORP	JPY50	JAPAN	33,000	423,579
TOKYO BROADCASTING	JPY50	JAPAN	5,600	151,826
TOKYO ELEC POWER	JPY500	JAPAN	172,300	4,182,322

MMM	TOKYO ELECTRON	JPY50	JAPAN	24,000	1,506,736
	TOKYO GAS CO	JPY50	JAPAN	337,000	1,496,128
	TOKYO STEEL MFG	JPY50	JAPAN	15,300	221,664
	TOKYO STYLE CO	JPY50	JAPAN	10,000	122,427
	TOKYO TATEMONO CO	JPY50	JAPAN	35,000	348,428
	TOKYU CORP	JPY50	JAPAN	130,000	918,580
	TOKYU LAND CORP	JPY50	JAPAN	57,000	569,372
	TONEN GEN SEKIYU	JPY50	JAPAN	44,000	472,693
	TOPPAN PRINTING CO	JPY50	JAPAN	83,000	969,025
	TORAY INDS INC	MPV	JAPAN	200,000	1,630,094
	TOSHIBA CORP	JPY50	JAPAN	434,000	2,588,630
	TOSOH CORP	JPY50	JAPAN	71,000	311,599
	TOTO	JPY50	JAPAN	44,000	371,668
	TOYO SEIKAN KAISHA	JPY50	JAPAN	23,400	380,847
	TOYO SUISAN KAISHA	JPY50	JAPAN	12,000	193,578
	TOYOBO CO	JPY50	JAPAN	91,000	304,541
	TOYODA GOSEI	JPY50	JAPAN	9,500	185,122
	TOYOTA INDUSTRIES	JPY50	JAPAN	28,600	1,027,400
	TOYOTA MOTOR CORP	JPY50	JAPAN	433,000	22,451,580
	TOYOTA TSUSHO CORP	JPY50	JAPAN	23,000	522,240
	TREND MICRO INC	JPY50	JAPAN	14,000	529,018
	UBE INDUSTRIES	JPY50	JAPAN	123,000	333,475
	UNI CHARM CORP	JPY50	JAPAN	5,900	264,933
	UNIDEN CORP	JPY50	JAPAN	9,000	174,998
	UNY CO LTD	NPV	JAPAN	23,000	362,645
	USHIO INC	JPY50	JAPAN	16,000	373,464
	USS	JPY50	JAPAN	3,570	227,454
	WACOAL HOLDINGS CORP	JPY50	JAPAN	16,000	216,623
	WEST JAPAN RAILWAY	JPY50000	JAPAN	252	1,050,445
	YAHOO JAPAN CORP	JPY50000	JAPAN	1,124	1,704,617
	YAKULT HONSHA CO	JPY50	JAPAN	15,000	311,362
	YAMADA DENKI CO	JPY50	JAPAN	11,300	1,413,098
	YAMAHA CORP	JPY50	JAPAN	25,300	420,345
	YAMAHA MOTOR CO	JPY50	JAPAN	27,400	715,005
	YAMATO HOLDINGS CO LTD	NPV	JAPAN	55,000	911,463
	YAMAZAKI BAKING CO	JPY50	JAPAN	17,000	138,270
	YASKAWA ELEC CORP	JPY50	JAPAN	29,000	292,383
	YOKOGAWA ELECTRIC	JPY50	JAPAN	31,200	531,323
	MEINL EUROPEAN LAND	EUR5	JERSEY, C.I.	14,383	252,955
	ARAB BANK	JOD10	JORDAN	5,400	482,490
	ARAB PHARMACEU MFG	JOD1	JORDAN	1,381	14,230
	DAR EL DAWA DEV+IN	JOD10	JORDAN	3,085	27,652
	JORDAN CEMENT FACT	JOD1	JORDAN	3,744	59,401
	JORDAN ELEC PWR CO	JOD1	JORDAN	9,001	58,063
	JORDAN ISLAMIC BK	JOD1	JORDAN	6,363	49,309
	JORDAN NATIONAL BANK	JOD1 POST MERGER	JORDAN	7,043	47,719
	JORDAN PETROL REF	JOD1	JORDAN	3,655	28,375
	THE HOUSING BK	JOD1	JORDAN	4,129	116,506
	AMORE PACIFIC CORP	KRW5000	KOREA, REPUBLIC OF	760	237,582
	CHEIL COMMUNICATION	KRW5000	KOREA, REPUBLIC OF	530	115,611
	CHEIL INDUSTRIES	KRW5000	KOREA, REPUBLIC OF	6,830	189,863
	CJ CORP	KRW5000	KOREA, REPUBLIC OF	2,790	288,426
	DAE DUCK ELECTRNC	KRW500	KOREA, REPUBLIC OF	4,817	43,364

DAEGU BANK	KRW5000	KOREA, REPUBLIC OF	19,440	294,240
DAELIM INDUSTRIAL	KRW5000	KOREA, REPUBLIC OF	3,650	259,979
DAEWOO ENGINEERING	KRW5000	KOREA, REPUBLIC OF	21,020	278,645
DAEWOO SECURITIES	KRW5000	KOREA, REPUBLIC OF	15,880	292,198
DAEWOO SHIPBUILDING + MARINE	KRW5000	KOREA, REPUBLIC OF	14,750	402,001
DAISHIN SECURITIES	KRW5000	KOREA, REPUBLIC OF	5,380	120,283
DAUM COMMUNICATIONS CORP	KRW500	KOREA, REPUBLIC OF	1,887	80,083
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	KOREA, REPUBLIC OF	434	—
DONGKUK STEEL MILL	KRW5000	KOREA, REPUBLIC OF	5,900	93,679
DOOSAN INFRACORE CO LTD	KRW5000	KOREA, REPUBLIC OF	8,490	152,020
GS ENGINEERING + C	KRW5000	KOREA, REPUBLIC OF	5,530	289,944
GS HOLDINGS CORP	KRW5000	KOREA, REPUBLIC OF	1	23
HANA FINANCIAL HOL	KRW5000	KOREA, REPUBLIC OF	18,856	861,797
HANJIN HEAVY IND	KRW5000	KOREA, REPUBLIC OF	5,810	135,070
HANJIN SHIPPING	KRW5000	KOREA, REPUBLIC OF	8,170	185,893
HANKOOK TIRE MANFT	KRW500	KOREA, REPUBLIC OF	13,900	195,949
HANWHA CHEMICAL	KRW5000	KOREA, REPUBLIC OF	7,920	90,494
HONAM PETROCHEM	KRW5000	KOREA, REPUBLIC OF	2,000	98,927
HYOSUNG	KRW5000	KOREA, REPUBLIC OF	3,193	51,645
HYUNDAI DEPT STORE	KRW5000	KOREA, REPUBLIC OF	2,278	192,904
HYUNDAI ENG +CONST	KRW5000	KOREA, REPUBLIC OF	5,580	249,233
HYUNDAI HEAVY INDUSTRIES	KRW5000	KOREA, REPUBLIC OF	7,030	534,804
HYUNDAI INDL + DEV	KRW5000	KOREA, REPUBLIC OF	9,730	440,851
HYUNDAI MIPO DOCK	KSWN5000	KOREA, REPUBLIC OF	1,900	115,220
HYUNDAI MOBIS	KRW5000	KOREA, REPUBLIC OF	8,610	787,025
HYUNDAI MOTOR CO	KRW5000	KOREA, REPUBLIC OF	18,010	1,733,564
HYUNDAI MOTOR CO	2ND PFD KRW5000	KOREA, REPUBLIC OF	5,830	395,645
HYUNDAI SECURITIES	KRW5000	KOREA, REPUBLIC OF	16,529	302,504
KANGWON LAND INC	KRW500	KOREA, REPUBLIC OF	16,490	335,232
KCC CORPORATION	KRW5000	KOREA, REPUBLIC OF	810	168,274
KIA MOTORS CORP	KRW5000	KOREA, REPUBLIC OF	26,370	692,609
KOOKMIN BANK	KRW5000	KOREA, REPUBLIC OF	45,049	3,409,258
KOREA ELEC POWER	KRW5000	KOREA, REPUBLIC OF	39,510	1,477,448
KOREA EXCHANGE BK	KRW5000	KOREA, REPUBLIC OF	18,840	262,793
KOREA INVESTMENT HOLDING CO	KRW5000	KOREA, REPUBLIC OF	5,530	235,238
KOREAN AIR LINES	KRW5000	KOREA, REPUBLIC OF	5,030	158,735
KT + G CORPORATION	KRW5000	KOREA, REPUBLIC OF	18,250	813,338
KT CORPORATION	KRW5000	KOREA, REPUBLIC OF	15,220	615,064
LG CHEMICAL	KRW5000	KOREA, REPUBLIC OF	6,949	391,842
LG CORP	KRW5000	KOREA, REPUBLIC OF	3	94
LG ELECTRONICS INC	PREF KRW 5000	KOREA, REPUBLIC OF	2,480	145,976
LG ELECTRONICS INC	KRW 5000	KOREA, REPUBLIC OF	13,987	1,235,632
LG HOUSEHOLD + HEALT	KRW5000	KOREA, REPUBLIC OF	1,690	91,952
LG INTL CORP	KRW5000	KOREA, REPUBLIC OF	8,640	199,579
LG PETROCHEMICAL	KRW5000	KOREA, REPUBLIC OF	3,810	94,981
LG PHILIPS LCD	KRW5000	KOREA, REPUBLIC OF	13,850	588,473
LS CABLE LTD	KRW5000	KOREA, REPUBLIC OF	2,580	88,565
NCSOFT	KRW500	KOREA, REPUBLIC OF	2,138	162,436
NHN CORP	KRW500	KOREA, REPUBLIC OF	1,883	502,953
NONG SHIM CO	KRW5000	KOREA, REPUBLIC OF	462	127,972
POONGSAN	KRW5000	KOREA, REPUBLIC OF	2,690	46,037
POSCO	KRW5000	KOREA, REPUBLIC OF	4,420	883,257
PUSAN BANK	KRW5000	KOREA, REPUBLIC OF	18,170	238,168

S OIL	KRW2500	KOREA, REPUBLIC OF	6,940	484,705
S1 CORP	KRW500	KOREA, REPUBLIC OF	3,030	131,290
SAMSUNG CO	KRW5000	KOREA, REPUBLIC OF	21,590	461,338
SAMSUNG ELEC MECH	KRW5000	KOREA, REPUBLIC OF	9,250	351,845
SAMSUNG ELECTRONIC	PFD KRW5000	KOREA, REPUBLIC OF	3,340	1,622,338
SAMSUNG ELECTRONIC	KRW5000	KOREA, REPUBLIC OF	18,050	11,767,275
SAMSUNG FINE CHEM	KRW5000	KOREA, REPUBLIC OF	2,390	78,615
SAMSUNG FIRE + MAR	KRW500	KOREA, REPUBLIC OF	5,650	715,438
SAMSUNG HEAVY	KSWN5000	KOREA, REPUBLIC OF	26,820	470,945
SAMSUNG SDI	KRW5000	KOREA, REPUBLIC OF	5,210	600,450
SAMSUNG SECS CO	KRW5000	KOREA, REPUBLIC OF	8,280	508,669
SHINHAN FINANCIAL	KRW5000	KOREA, REPUBLIC OF	34,456	1,399,237
SHINSEGAE CO LTD	KRW5000	KOREA, REPUBLIC OF	2,190	959,757
SK CORP	KRW5000	KOREA, REPUBLIC OF	16,920	872,070
SK TELECOM	KRW500	KOREA, REPUBLIC OF	3,580	641,025
WOORI INVESTMENT + SECURITIES	KRW5000	KOREA, REPUBLIC OF	15,060	378,418
YUHAN CORP	KRW5000	KOREA, REPUBLIC OF	1,024	184,368
ARCELOR	NPV	LUXEMBOURG	77,100	1,905,262
ORIFLAME COSMETICS	SDR EACH REP 1 EUR1.25	LUXEMBOURG	4,150	119,412
STOLT NIELSEN SA	NPV	LUXEMBOURG	5,800	191,442
STOLT OFFSHORE	COM USD2	LUXEMBOURG	28,492	330,312
AIRASIA BHD	MYR0.1	MALAYSIA	114,500	48,169
AMMB HOLDINGS BHD	MYR1	MALAYSIA	153,056	95,976
BANDAR RAYA DEVELS	MYR1	MALAYSIA	31,100	7,118
BERJAYA SPORTS	MYR1	MALAYSIA	75,850	89,908
BRITISH AMERICAN TOBACCO	MYR0.50	MALAYSIA	18,719	199,349
BUMIPUTRA COMMERCE HLDS BH	MYR1	MALAYSIA	241,136	363,666
CIMB BERHAD	MYR1	MALAYSIA	27,463	46,141
DRB HICOM BERHAD	MYR1	MALAYSIA	63,000	19,836
EDARAN OTOMOBIL	MYR1	MALAYSIA	8,136	6,458
GAMUDA BERHAD	MYR1	MALAYSIA	80,022	67,329
GENTING BERHAD	ORD MYR0.50	MALAYSIA	57,600	326,138
GOLDEN HOPE PLANTS	MYR1	MALAYSIA	36,071	37,985
GUINNESS ANCHOR BD	MYR0.50	MALAYSIA	17,000	25,638
HIGHLANDS+LOWLANDS	ORD MYR0.50	MALAYSIA	18,000	19,907
HONG LEONG BANK BE	MYR1	MALAYSIA	77,500	104,577
HONG LEONG CREDIT	MYR1	MALAYSIA	33,800	35,056
HONG LEONG INDS	MYR0.50	MALAYSIA	11,000	8,702
IGB CORP BERHAD	MYR0.50	MALAYSIA	118,500	36,056
IJM CORP BERHAD	MYR1	MALAYSIA	39,000	45,403
IOI CORP	MYR0.50	MALAYSIA	103,285	338,863
IOI PROPERTIES	MYR1	MALAYSIA	9,000	18,098
KLCC PROPERTY HLDG	COM STK MYR1	MALAYSIA	76,400	41,844
KRISASSETS HOLDINGS	MYR1	MALAYSIA	3,997	—
KUALA LUMPUR KEPG	ORD MYR1	MALAYSIA	32,197	71,558
LAFARGE MALAYAN CEMENT BHD	MYR0.50	MALAYSIA	166,103	27,028
MAA HOLDINGS BHD	MYR1	MALAYSIA	14,400	11,887
MAGNUM CP BHD	MYR0.50	MALAYSIA	120,410	60,532
MALAKOFF BHD	MYR1	MALAYSIA	87,300	189,406
MALAY AIRLINE SYST	ORD MYR1	MALAYSIA	32,386	24,336
MALAYAN BK BHD	MYR1	MALAYSIA	266,873	783,778
MALAYSIA AIRPORTS	MYR1	MALAYSIA	31,000	15,830
MALAYSIAN BULK CAR	MYR0.25	MALAYSIA	34,800	19,336

MALAYSIAN OXYGEN	MYR0.50	MALAYSIA	8,000	25,612
MALAYSIAN PACIFIC	MYR0.50	MALAYSIA	9,964	26,231
MALAYSIAN RES CORP	MYR1	MALAYSIA	58,666	8,382
MAXIS COMMUN BHD	MYR0.10	MALAYSIA	103,000	228,919
MEDIA PRIMA BERHAD	MYR1	MALAYSIA	33	15
MISC BHD	MYR1(ALIEN MARKET)	MALAYSIA	152,000	398,148
MK LAND HOLDINGS	MYR1	MALAYSIA	43,600	5,883
MMC CORPORATION	MYR0.10	MALAYSIA	34,000	17,902
MULPHA INTL BHD	MYR0.50	MALAYSIA	99,000	15,716
MULTI PURPOSE HLDG	MYR1	MALAYSIA	71,000	14,465
NESTLE (MALAYSIA)	MYR1	MALAYSIA	9,000	57,865
NEW STRAITS TIMES	MYR1	MALAYSIA	14,000	9,075
ORIENTAL HLDGS BHD	MYR1	MALAYSIA	21,200	22,886
OSK HOLDINGS BHD	MYR1.00	MALAYSIA	35,777	9,040
OYL IND BERHAD	MYR0.10 (POST SUBDIVISION)	MALAYSIA	114,330	102,850
PETRONAS DAGANGAN	MYR1	MALAYSIA	30,000	31,433
PETRONAS GAS BERHA	MRY1	MALAYSIA	64,700	159,204
PLUS EXPRESSWAYS B	ORD MYR0.25	MALAYSIA	210,000	170,022
PPB GROUP BERHAD	MYR1	MALAYSIA	77,600	85,412
PROTON HLDGS BHD	ORD MYR1	MALAYSIA	35,881	62,183
PUBLIC BK BHD	MYR1 (ALIEN MKT)	MALAYSIA	164,710	278,911
PUNCAK NIAGA HLDGS	MYR1	MALAYSIA	15,250	10,047
RESORTS WORLD BHD	MYR0.50	MALAYSIA	80,350	238,106
RHB CAPITAL BHD	MYR1	MALAYSIA	92,600	54,146
ROAD BUILDER (M)	ORD MYR1.00	MALAYSIA	47,000	17,285
SIME DARBY BHD	MYR0.50	MALAYSIA	193,659	315,122
SP SETIA	MYR1	MALAYSIA	60,199	51,925
STAR PUBLICATIONS	MYR1	MALAYSIA	25,000	48,618
TA ENTERPRISE BHD	MYR1	MALAYSIA	76,000	12,166
TAN CHONG MOTOR HD	MYR0.50	MALAYSIA	39,000	13,930
TELEKOM MALAYSIA	MYR1	MALAYSIA	135,002	341,122
TENAGA NASIONAL	MYR1	MALAYSIA	130,195	341,032
TRANSMILE GROUP	MYR1	MALAYSIA	15,000	42,069
UMW HLDGS BERHAD	MYR1	MALAYSIA	25,000	39,026
UNISEM (M) BHD	MYR0.50	MALAYSIA	36,000	13,240
WTK HLDGS BHD	MYR1	MALAYSIA	10,000	9,102
YTL CORP	ORD MYR0.50	MALAYSIA	89,877	127,224
ALFA SA	SERIES A NPV (CPO)	MEXICO	46,400	257,350
AMERICA MOVIL SA	COM SER L NPV (L VTG)	MEXICO	2,984,409	4,356,965
CEMEX SA PTG CERT	CPO NPV (REP2 A + 1B)	MEXICO	466,488	2,765,780
COCA COLA FEMSA SA	SER L NPV	MEXICO	35,000	97,785
CONSORICO ARA SA	SER UNICA NPV	MEXICO	18,000	78,683
CONTROL COM MEX	UNITS REP 3 B + 1 C	MEXICO	39,100	59,839
CORP GEO SA DE CV	SER B NPV	MEXICO	53,100	187,189
FOMENTO ECON MEXICO	UNITS (REP 1 SER B SHS 4 D)	MEXICO	100,400	726,739
GPO BIMBO SA DE CV	SER A NPV	MEXICO	46,100	160,346
GPO MEXICO SA	SER B COM NPV	MEXICO	162,882	379,734
GRUPO AEROPORTUARI	SER B NPV	MEXICO	31,100	100,074
GRUPO CARSO	SER A1 NPV	MEXICO	116,661	283,931
GRUPO FINANCIERO BANORTE SA	O SHS	MEXICO	190,636	394,618
GRUPO MODELO SA DE	MXN SERIES C SHS	MEXICO	74,900	271,080
GRUPO TELEVISA SA	(CPO) PTG CERTS REP 1A L D SH	MEXICO	321,400	1,284,071
INDUSTRIAS PENOLES	NPV	MEXICO	13,600	75,417

KIMBERLY CLARK MEX	A NPV	MEXICO	71,900	256,842
TELEFONOS DE MEXIC	SERIES L NPV(LTD VTG)	MEXICO	2,131,000	2,634,290
TV AZTECA	CPO(1A 1DA 1DL)	MEXICO	178,100	116,360
VITRO SA	COM NPV SER A	MEXICO	18,400	22,659
WAL MART DE MEXICO	SER V NPV	MEXICO	285,247	1,582,076
BQE COMM DU MAROC	MAD100	MOROCCO	310	41,434
BQE MAROC COMM EXT	MAD100	MOROCCO	919	74,354
BRASSERIES MAROC	MAD100	MOROCCO	91	16,904
HOLCIM (MAROC)	MAD100	MOROCCO	279	37,772
MANAGEM	COM STK MD100	MOROCCO	344	12,506
ONA (OMNIUM NORD AF	MAD100	MOROCCO	847	97,676
SAMIR	MAD100	MOROCCO	780	48,298
SOC NATL D INVEST	MAD100	MOROCCO	228	24,350
SONASID	MAD100	MOROCCO	221	25,867
ABN AMRO HLDGS NV	EUR0.56	NETHERLANDS	275,393	7,175,711
AEGON NV	EUR0.12	NETHERLANDS	218,805	3,548,757
AHOLD (KON)NV	EUR0.25	NETHERLANDS	237,624	1,774,232
AKZO NOBEL NV	EUR2	NETHERLANDS	41,560	1,919,215
ASML HOLDING NV	EUR0.02	NETHERLANDS	74,606	1,487,225
BUHRMANN NV	EUR1.20(POST CONS)	NETHERLANDS	16,969	248,796
CORIO NV	EUR10	NETHERLANDS	5,891	318,947
EADS(EURO AERO	DEF EUR1	NETHERLANDS	36,429	1,370,737
EURONEXT	EUR1	NETHERLANDS	12,717	660,015
GETRONICS NV	EUR0.28	NETHERLANDS	18,118	242,776
HAGEMEYER	EUR1.2	NETHERLANDS	77,115	249,233
HEINEKEN NV	EUR1.60	NETHERLANDS	37,455	1,183,142
ING GROEP NV	CVA EUR0.24	NETHERLANDS	288,884	9,984,066
JAMES HARDIE INDS	NPV CHESS EUR0.5	NETHERLANDS	69,752	460,499
KONINKLIJKE DSM NV	EUR1.5	NETHERLANDS	23,157	942,362
KONINKLIJKE KPN NV	EUR0.24	NETHERLANDS	320,518	3,202,227
NUMICO (KON) NV	EUR0.25	NETHERLANDS	26,334	1,086,558
OCE NV	EUR0.5	NETHERLANDS	10,802	155,319
PHILIPS ELEC(KON)	EUR0.20	NETHERLANDS	202,878	6,281,749
QIAGEN NV	EUR0.01	NETHERLANDS	18,144	212,733
RANDSTAD HLDGS NV	EUR0.10	NETHERLANDS	7,081	306,449
REED ELSEVIER NV	EUR0.06	NETHERLANDS	108,533	1,510,637
RODAMCO EUROPE	EUR8	NETHERLANDS	6,863	569,096
SBM OFFSHORE NV	EUR1	NETHERLANDS	5,278	424,902
STMICROELECTRONICS	EUR1.04	NETHERLANDS	95,879	1,715,637
TNT NV	EUR0.48	NETHERLANDS	63,759	1,985,463
UNILEVER NV	CVA NLG1.12	NETHERLANDS	88,111	6,012,427
VEDIOR	CVA EUR0.05	NETHERLANDS	24,953	368,505
VNU NV	EUR0.20	NETHERLANDS	36,856	1,217,692
WERELDHAVE NV	EUR10	NETHERLANDS	3,205	301,113
WOLTERS KLUWER	CVA EUR0.12	NETHERLANDS	44,578	898,100
ZENTIVA NV	COM STK EURO.01	NETHERLANDS	1,923	89,185
AUCKLAND INTL AIRPORT LTD	NPV	NEW ZEALAND	149,363	201,413
CONTACT ENERGY	NPV	NEW ZEALAND	44,026	198,793
FISHER + PAYKEL AP	NPV	NEW ZEALAND	38,276	90,456
FISHER + PAYKEL HEALTHCARE COR	NPV	NEW ZEALAND	73,599	190,473
FLETCHER BUILDING	NPV	NEW ZEALAND	70,556	362,794
KIWI INC PROP TST	ORD UNITS NPV	NEW ZEALAND	111,178	96,162
SKY CITY ENTERTAINMENT LTD	NPV	NEW ZEALAND	61,218	195,538

SKY NETWORK TELEVI	NPV	NEW ZEALAND	29,711	127,478
TELECOM CORP OF NZ	NPV (NZ LISTING)	NEW ZEALAND	298,463	1,221,642
TOWER LIMITED	NPV	NEW ZEALAND	43,790	62,032
WAREHOUSE GROUP	NPV	NEW ZEALAND	17,990	43,495
WASTE MANAGEMENT	NPV	NEW ZEALAND	13,455	56,172
DNB NOR ASA	NOK10	NORWAY	104,259	1,108,606
NORSK HYDRO AS	NOK20	NORWAY	22,230	2,275,118
NORSKE SKOGSINDUST	ORD A NOK10	NORWAY	25,223	399,508
ORKLA ASA	NOK6.25	NORWAY	29,800	1,230,068
PETROLEUM GEO SVS	NOK10	NORWAY	7,728	237,390
PROSAFE ASA	NOK10	NORWAY	5,150	217,903
SCHIBSTED ASA	NOK1	NORWAY	7,200	213,727
SMEDVIG	NOK10 SER A	NORWAY	4,850	141,104
STATOIL ASA	NOK2.50	NORWAY	102,486	2,345,997
STOREBRAND ASA	A NOK5	NORWAY	35,200	302,810
TANDBERG ASA	NOK1	NORWAY	19,007	115,930
TANDBERG TELEVISION	NOK2	NORWAY	11,600	152,896
TELENOR AS	ORD NOK6	NORWAY	122,860	1,202,064
TOMRA SYSTEMS ASA	NOK1	NORWAY	24,227	172,814
YARA INTERNATIONAL	NOK1.70	NORWAY	30,875	447,992
ENGRO CHEMICAL	ORD PKR10	PAKISTAN	11,550	31,768
FAUJI FERTILIZER	PKR10	PAKISTAN	15,005	34,382
HUB POWER CO	PKR10	PAKISTAN	88,000	35,324
ICI PAKISTAN	PKR10	PAKISTAN	5,240	12,313
MCB BANK LIMITED	PKR10	PAKISTAN	18,367	51,547
PAK TELECOM CORP	A PKR10	PAKISTAN	58,000	63,442
PAKISTAN STATE OIL	PKR10	PAKISTAN	14,500	101,093
SUI NORTHERN GAS	PKR10	PAKISTAN	22,000	25,021
CERV PER BACKUS + JO	NEW T PEN1	PERU	74,993	42,410
EDEGEL S.A.	COM PEN0.90	PERU	89,177	35,094
LUZ DEL SUR SA	PEN0.75	PERU	13,338	13,997
MINAS BUENAVENTURA	COM PEN4	PERU	13,278	379,316
MINSUR	T SHS PEN1	PERU	41,995	57,536
PERUVIAN NOUVEAU SOL	COM	PERU	77,308	22,536
ABS CBN HLDGS CORP	PDR EACH REPR 1 ORD SHS PHP1	PHILIPPINES	24,400	5,866
AYALA CORP	PHP50	PHILIPPINES	14,556	86,455
AYALA LAND INC	PHP1	PHILIPPINES	732,742	136,780
BK OF PHILIP ISLAN	PHP10	PHILIPPINES	133,434	137,120
EQUITABLE PCI BANK	PHP10	PHILIPPINES	24,400	27,144
FILINVEST LAND	PHP1.00	PHILIPPINES	350,373	9,117
GLOBE TELECOM IN	PHP50	PHILIPPINES	4,816	66,744
IONICS INC	PHP1	PHILIPPINES	75	2
JOLLIBEE FOODS	COM	PHILIPPINES	27,400	20,924
MANILA ELECTRIC CO	B PHP10	PHILIPPINES	33,357	13,680
MEGAWORLD CORP	PHP1	PHILIPPINES	348,000	7,874
METRO BANK + TRUST	PHP20	PHILIPPINES	83,270	50,243
PETRON CORP	ORD PHP1	PHILIPPINES	210,499	17,861
PHILIPPINE LNG DIS	PHP5	PHILIPPINES	7,187	248,669
SAN MIGUEL CORP	B PHP5	PHILIPPINES	57,406	95,794
SM PRIME	PHP1	PHILIPPINES	505,545	75,305
AGORA	PLN1	POLAND	4,750	100,617
BANK BPH SA	PLN5	POLAND	1,311	302,052
BK POLSKA KASA OPIEKI GRUPA	PLN1	POLAND	12,667	678,575

BK ZACHODNI WBK	PLN10	POLAND	3,331	144,697
BORYSZEW	PLN0.10	POLAND	4,162	29,898
BRE BANK	PLN4	POLAND	1,187	61,584
BUDIMEX	SER B/C PLN5	POLAND	1,210	14,301
CELULOZA SWIECIE	PLN1	POLAND	1,630	25,520
COMPUTERLAND	PLN1	POLAND	679	19,386
DEBICA	PLN8 (SER A)	POLAND	972	19,396
GLOBE TRADE CENTRE	PLN1	POLAND	777	41,266
GRUPA KETY SA	PLN2.5	POLAND	1,278	49,238
JELFA	PLN4	POLAND	532	12,314
KGHM POLSKA MIEDZ	PLN10 BR	POLAND	16,739	321,173
ORBIS	PLN2	POLAND	3,230	32,722
POLSKA GROUPA FARMA	PLN2	POLAND	1,436	26,759
POLSKI KONCERN NAF	PLN1.25	POLAND	46,836	901,522
POWSZECHNA KASA OS	PLN1	POLAND	60,869	541,905
PROKOM SOFTWARE SA	PLN1	POLAND	1,585	67,149
SOFTBANK SA	PLN1	POLAND	1,216	14,559
TELEKOMUNIKACJA PO	PLN 3	POLAND	109,503	786,631
TVN SA	PLN1	POLAND	2,503	59,936
BANCO BPI SA	EUR1 REGD	PORTUGAL	51,614	235,002
BCO COM PORTUGUES	EUR1(REGD)	PORTUGAL	266,554	732,584
BCO ESPIR SANTO	PTES1000(REGD)	PORTUGAL	15,622	250,606
BRISA AUTO ESTRADA	EUR1 PRIV	PORTUGAL	53,562	452,362
CIMPOR CIMENTOS DE	EUR1(REGD)	PORTUGAL	29,995	164,520
EDP ENERGIAS PORTUGAL	EUR1 (REGD)	PORTUGAL	326,726	1,002,013
JERONIMO MARTINS SGPS	EUR5	PORTUGAL	5,620	84,189
PORTUGAL TCOM SGPS	EUR1(REGD)	PORTUGAL	121,024	1,220,545
PT MULTIMEDIA	EUR0.25 (POST SUBDIVISION)	PORTUGAL	14,006	159,425
SONAE SGPS SA	EUR1 (S/R 11/01/06)	PORTUGAL	133,936	—
SONAE SGPS SA	EUR1	PORTUGAL	133,936	253,708
OIL CO LUKOIL	SPONSORED ADR	RUSSIAN FEDERATION	79,888	4,713,392
ROSTELEKOM	RUR2.5	RUSSIAN FEDERATION	79,000	186,835
SISTEMA JSFC	GDR REPR 1/50 RUB90 REGS	RUSSIAN FEDERATION	11,903	279,721
ALLGREEN PROPERTIE	SGD0.50	SINGAPORE	66,000	51,600
ASCENDAS REAL ESTA	NPV (REIT)	SINGAPORE	142,800	167,465
CAPITALAND	SGD1	SINGAPORE	158,000	326,870
CAPITAMALL TRUST	NPV (REIT)	SINGAPORE	94,500	127,303
CHARTERED SEMI CONDUCTORS	SGD0.26	SINGAPORE	143,674	112,326
CITY DEVELOPMENTS	SGD 0.50	SINGAPORE	72,000	376,714
COMFORTDELGRO CORP	SGD0.25	SINGAPORE	274,000	263,652
COSCO CORPORATION	SGD0.20	SINGAPORE	58,000	75,343
CREATIVE TECHNOLOGY	ORD SGD0.25	SINGAPORE	7,800	63,796
DATACRAFT ASIA	SGD0.05	SINGAPORE	35,000	35,350
DBS GROUP HLDGS	SGD1	SINGAPORE	175,000	1,736,529
FRASER AND NEAVE LTD	SGD1 (POST RECONST)	SINGAPORE	25,770	286,712
HAW PAR CORP LTD	SGD1	SINGAPORE	15,575	48,239
JARDINE CYCLE + CARRIAGE LTD	SGD1	SINGAPORE	16,545	110,446
KEPPEL CORP	SGD0.50	SINGAPORE	85,000	562,305
KEPPEL LAND LTD	SGD0.50	SINGAPORE	51,000	112,256
NEPTUNE ORIENT LNS	SGD1	SINGAPORE	80,000	161,655
O/SEAS UNION ENTPR	SGD1	SINGAPORE	7,000	45,886
OLAM INTERNATIONAL	ORD SGD0.1	SINGAPORE	92,000	83,546
OVERSEAS CHINESE BK	SGD0.5(POST SUBDIVISION)	SINGAPORE	396,000	1,595,622

PARKWAY HLDGS	SGD0.50	SINGAPORE	81,000	102,784
SEMBCORP INDUSTRIE	SGD0.25 (POST REORG)	SINGAPORE	131,200	216,194
SEMBCORP LOGISTICS	SGD0.25 (POST RE ORG)	SINGAPORE	36,085	36,892
SEMBCORP MARINE	SGD0.10	SINGAPORE	72,000	119,509
SINGAPORE AIRLINES	SGD0.50(1000 BOARD LOT)	SINGAPORE	86,000	641,328
SINGAPORE EXCHANGE	SGD0.01	SINGAPORE	111,000	193,589
SINGAPORE LAND	SGD1	SINGAPORE	16,000	51,479
SINGAPORE PETROL	SGD0.50	SINGAPORE	17,000	48,665
SINGAPORE POST	SGD0.05	SINGAPORE	186,000	128,638
SINGAPORE PRESS HD	SGD0.20	SINGAPORE	245,750	635,509
SINGAPORE TECH ENG	SGD0.10	SINGAPORE	194,000	333,678
SINGAPORE TELECOMM	SGD0.15(POST RE ORGANIZATION)	SINGAPORE	1,017,670	1,597,377
SMRT CORPORATION	ORD SGD0.10	SINGAPORE	92,000	59,755
STATS CHIPPAC LTD	SGD0.25	SINGAPORE	194,000	129,504
SUNTEC REIT	NPV (REIT)	SINGAPORE	131,000	85,085
UNITED O SEAS BANK	SGD1	SINGAPORE	180,376	1,583,768
UTD O S LAND	SGD1	SINGAPORE	75,037	113,269
VENTURE CORP LTD	SGD0.25	SINGAPORE	35,000	290,474
WANT WANT HOLDINGS	USD0.10	SINGAPORE	59,000	58,705
WING TAI HOLDINGS	SGD 0.25	SINGAPORE	66,583	58,863
AFRICAN BANK INV	ZAR0.025	SOUTH AFRICA	67,784	261,838
ALEXANDER FORBES LTD	ZAR0.01	SOUTH AFRICA	48,387	110,621
ALLAN GRAY PROP TR	UNITS	SOUTH AFRICA	151,997	131,088
ANGLO PLATINUM LTD	ZAR0.10	SOUTH AFRICA	9,942	716,357
ANGLOGOLD ASHANTI LTD	ZAR0.25	SOUTH AFRICA	20,293	1,004,651
ASPEN PHARMACARE	ZAR0.1390607	SOUTH AFRICA	31,646	166,650
AVENG	ZAR 0.05	SOUTH AFRICA	55,200	156,570
AVI LTD	ZAR0.05	SOUTH AFRICA	46,850	113,016
BARLOWORLD LTD	ZAR0.05	SOUTH AFRICA	31,798	554,140
BIDVEST GROUP	R0.05	SOUTH AFRICA	39,608	577,649
CONSOL LTD	ZAR 0.01	SOUTH AFRICA	94,209	177,501
EDGARS CONSD STORE	ZAR0.01	SOUTH AFRICA	73,950	409,946
ELLERINE HLDGS	ZAR 0.05 (POST RECON)	SOUTH AFRICA	16,877	165,005
FIRSTRAND LTD	ZAR0.01	SOUTH AFRICA	424,309	1,234,293
FOSCHINI	ZAR0.0125	SOUTH AFRICA	31,166	256,011
GOLD FIELDS	ZAR0.50	SOUTH AFRICA	56,276	991,984
GRINDROD LIMITED	ZAR0.00002	SOUTH AFRICA	48,929	98,359
HARMONY GOLD MNG	ZAR0.50	SOUTH AFRICA	50,387	674,475
IMPALA PLATINUM	ZAR0.20	SOUTH AFRICA	9,518	1,398,625
IMPERIAL HLDGS	ZAR0.04	SOUTH AFRICA	28,311	627,596
INVESTEC LIMITED	ZAR.01	SOUTH AFRICA	4,724	205,569
JD GROUP LTD	ZAR0.05	SOUTH AFRICA	25,057	302,817
KUMBA RESOURCES LT	ZAR0.01	SOUTH AFRICA	9,266	149,016
LEREKO MOBILITY	(PT 5PCTDBENTURE 2010 ZAR4	SOUTH AFRICA	2,150	13,356
LIBERTY GROUP LTD	ZAR0.10	SOUTH AFRICA	19,514	232,291
MASSMART	ZAR0.01	SOUTH AFRICA	28,850	234,939
METROPOLITAN HOLDINGS LTD	ZAR0.000001	SOUTH AFRICA	87,824	164,086
MITTAL STEEL SA	COM NPV	SOUTH AFRICA	30,121	290,881
MTN GROUP LTD	ZAR0.0001	SOUTH AFRICA	202,687	1,986,125
MURRAY + ROBERTS	ZAR0.10	SOUTH AFRICA	41,580	128,493
NAMPAK	ZAR0.05 (POST RECON)	SOUTH AFRICA	79,244	210,401
NASPERS	N ZAR0.02	SOUTH AFRICA	45,558	804,565
NEDBANK GROUP LTD	R1	SOUTH AFRICA	29,586	466,472

NETWORK HEALTHCARE	ZAR0.01	SOUTH AFRICA	179,649	213,001
PICK N PAY STORES	ZAR0.0125	SOUTH AFRICA	33,572	151,914
PRETORIA PORT CMNT	ZAR1	SOUTH AFRICA	2,051	99,195
REUNERT	ZAL0.10	SOUTH AFRICA	26,608	220,667
SANLAM	ZAR0.01	SOUTH AFRICA	360,761	864,006
SAPPI	R1	SOUTH AFRICA	32,804	375,028
SASOL	NPV	SOUTH AFRICA	87,931	3,140,145
SHOPRITE HLDGS LTD	ZAR1.134	SOUTH AFRICA	62,144	180,578
SPAR GROUP LTD	NPV	SOUTH AFRICA	23,979	117,201
STANDARD BK GR LTD	ORD ZAR0.1	SOUTH AFRICA	186,217	2,225,796
STEINHOFF INTL HLD	ZAR0.005	SOUTH AFRICA	129,746	383,561
SUPER GROUP LTD	ZAR0.10	SOUTH AFRICA	43,245	72,956
TELKOM SA	ZAR10	SOUTH AFRICA	38,468	817,274
TIGER BRANDS	ZAR0.1	SOUTH AFRICA	24,662	565,758
TONGAAT HULETT GRP	ZAR1	SOUTH AFRICA	7,016	90,154
TRUWORTHS INTERNAT	ZAR0.00015	SOUTH AFRICA	68,419	258,897
WOOLWORTHS HLDGS	ZAR0.0015	SOUTH AFRICA	108,976	243,983
ABERTIS INFRAESTRUCTURAS SA	EUR3	SPAIN	33,356	836,476
ACCIONA S A	UER1	SPAIN	4,228	471,035
ACERINOX S.A. ORD SHS	EUR.25	SPAIN	27,580	399,818
ACS ACTIVIDADES CO	EURO.5	SPAIN	39,049	1,253,299
AGUAS DE BARCELONA	EUR1	SPAIN	8,064	171,214
AGUAS DE BARCELONA	EUR 1 RFD	SPAIN	80	1,699
ALTADIS SA	EUR0.6 (REGD)	SPAIN	44,774	2,023,801
ANTENA 3 TV	EUR0.75 POST SUBDIVISION	SPAIN	11,068	262,933
BBVA (BILB VIZ ARG)	EUR0.49	SPAIN	536,052	9,535,085
BCO POPULAR ESP	EUR0.10 (POST SUBD)	SPAIN	134,501	1,634,102
BCO SANT CENT HISP	EURO.50(REGD)	SPAIN	939,291	12,353,538
CINTRA CONCES INFR	EUR0.2	SPAIN	28,178	324,729
CORP MAPFRE SA	EUR0.5	SPAIN	15,020	247,150
EBRO PULEVA	EUR0.60	SPAIN	12,520	207,195
ENDESA S.A.	EUR1.2	SPAIN	150,638	3,948,162
FOM CONST Y CONTRA	EUR1	SPAIN	7,421	419,290
GAMESA CORP TECNO	EUR0.17	SPAIN	26,202	382,005
GAS NATURAL SDG	EUR1	SPAIN	28,315	790,219
GRUPO FERROVIAL SA	ORD NPV	SPAIN	9,633	664,712
IBERDROLA SA	EUR3	SPAIN	128,271	3,493,564
IBERIALINEAS AERE	EUR 0.78	SPAIN	71,533	193,223
INDITEX	EUR0.15	SPAIN	33,596	1,091,756
INDRA SISTEMAS SA	EUR0.20	SPAIN	20,847	405,982
INMOBILIA COLONIAL	EUR3	SPAIN	4,558	257,421
METROVACESA	EUR1.50	SPAIN	9,163	554,461
NH HOTELES SA	EUR2	SPAIN	11,701	182,875
PROMOTORA DE INFOR	EUR0.10	SPAIN	10,711	181,932
REPSOL YPF SA	EUR1	SPAIN	144,753	4,212,239
SACYR VALLEHERMOSO SA	EUR1	SPAIN	16,054	390,092
SOGECABLE ORD SHS	EUR2	SPAIN	5,858	233,966
TELEFONICA SA	EUR 1	SPAIN	705,119	10,571,200
TPI TELEF PUB INFO	EUR0.05(NEW)	SPAIN	23,603	199,619
UNION FENOSA	EUR3	SPAIN	32,843	1,217,597
ZELTIA SA	EUR0.05	SPAIN	24,402	169,246
ALFA LAVAL AB	ORD SEK10	SWEDEN	14,582	315,144
ASSA ABLOY	SEK1 SER B	SWEDEN	44,654	701,348

ATLAS COPCO AB	SER B SEK1.25	SWEDEN	31,800	633,315
ATLAS COPCO AB	SER A SEK1.25	SWEDEN	51,552	1,146,521
AXFOOD AB	SEK5	SWEDEN	4,239	118,244
BILLERUD	SEK 12.5	SWEDEN	7,718	100,856
CAPIO AB	SEK2	SWEDEN	12,295	218,599
CASTELLUM AB	SEK2	SWEDEN	6,320	227,115
D CARNEGIE + CO AB	SEK2	SWEDEN	7,757	114,036
ELECTROLUX AB	SERVB SEK5	SWEDEN	43,650	1,132,577
ELEKTA AB	SER B SEK 2	SWEDEN	13,449	199,405
ENIRO AB	SEK 1	SWEDEN	23,295	292,702
ERICSSON(LM)TEL	SEK1 SER B	SWEDEN	2,277,446	7,812,213
FABEGE AB	SEK50.00	SWEDEN	12,678	241,339
GAMBRO AB	SER B SEK1	SWEDEN	13,655	148,413
GAMBRO AB	SER A SEK1	SWEDEN	26,775	291,852
GETINGE AB	SER B SEK0.50	SWEDEN	27,481	378,103
HENNES + MAURITZ	SEK0.25 SER B	SWEDEN	72,928	2,474,124
HOGANAS AG	ORD B SHS SEK5	SWEDEN	3,956	85,496
HOLMEN AB	SEK50 SER B	SWEDEN	7,900	260,567
KUNGSLEDEN	SEK1.25	SWEDEN	6,822	197,153
LUNDIN PETROLEUM	A ORD SEK.01	SWEDEN	24,993	263,792
MODERN TIME GROUP	SEK5 B	SWEDEN	7,827	326,018
NORDEA BANK AB	ORD EUR0.39632	SWEDEN	327,812	3,398,147
OMX AB	SEK2	SWEDEN	10,850	150,645
SANDVIK AB	SEK6	SWEDEN	31,164	1,448,833
SAS AB	SEK10.0	SWEDEN	10,325	135,572
SCANIA AB	SEK10 SER B	SWEDEN	14,400	520,192
SECURITAS	SER B SEK1	SWEDEN	45,360	752,333
SKAND ENSKILDA BKN	SER A SEK10	SWEDEN	72,468	1,488,769
SKANDIA FORSAKRING	SEK1	SWEDEN	157,780	943,675
SKANSKA AB	SER B SEK3	SWEDEN	56,852	864,360
SKF AB	SER B SEK2.50	SWEDEN	59,732	836,845
SSAB(SVENSKT STAL)	SEK25 SER B	SWEDEN	4,000	135,200
SSAB(SVENSKT STAL)	SEK25 SER A	SWEDEN	8,500	308,660
SVENSKA CELLULOSA	SER B SEK10 FREE	SWEDEN	29,920	1,116,558
SVENSKA HANDELSBANKEN SERIES A	SER A SEK4.30	SWEDEN	79,912	1,978,070
SWEDISH MATCH	SSEK1.20	SWEDEN	49,622	582,974
TELE2 AB	SER B SEK1.25	SWEDEN	48,677	521,413
TELELOGIC AB	SEK0.01	SWEDEN	37,000	94,841
TELIASONERA AB	SEK3.2	SWEDEN	287,304	1,541,462
TRELLEBORG AB	B SEK25 FREE	SWEDEN	12,000	238,987
VOLVO AB	SEK6 SER A	SWEDEN	14,980	686,077
VOLVO(AB)	SEK6 SER B	SWEDEN	34,160	1,607,433
WIHLBORGS FASTIGHETER AB	NPV	SWEDEN	2,535	61,156
WM DATA AB	SER B SEK1	SWEDEN	44,125	140,826
ABB LTD	CHF2.50(REGD)	SWITZERLAND	299,542	2,897,804
ADECCO SA	CHF1(REGD)	SWITZERLAND	20,113	924,806
CIBA SPECIALTY CHE	CHF6 (REGD)	SWITZERLAND	10,329	666,160
CLARIANT	CHF5(REGD)	SWITZERLAND	35,334	518,770
CREDIT SUISSE GRP	CHF3 (REGD)	SWITZERLAND	187,176	9,515,378
GEBERIT	CHF1(REGD)	SWITZERLAND	602	475,041
GIVAUDAN AG	CHF10	SWITZERLAND	1,078	728,373
HOLCIM	CHF2(REGD)	SWITZERLAND	28,141	1,911,013
KUDELSKI SA	CHF10 (BR)	SWITZERLAND	4,869	144,265

KUEHNE + NAGEL AG	CHF5(REGD)	SWITZERLAND	1,645	462,440
KUONI REISEN HLDG	CHF50(REGD) SER B)	SWITZERLAND	426	175,837
LOGITECH INTL	CHF0.5(REGD) (POST SUBD)	SWITZERLAND	13,324	624,270
LONZA GROUP AG	CHF1 REGD	SWITZERLAND	5,616	342,598
MICRONAS SEMICONDU	CHF1	SWITZERLAND	4,767	157,339
NESTLE SA	CHF1 (REGD)	SWITZERLAND	62,220	18,553,405
NOBEL BIOCARE AG	CHF2.00 (BR)	SWITZERLAND	3,546	777,567
NOBEL BIOCARE AG	CHF2.00	SWITZERLAND	2,946	644,088
NOVARTIS AG	CHF0.50 REGD	SWITZERLAND	357,230	18,715,984
PHONAK	CHF0.05	SWITZERLAND	6,315	271,201
PSP SWISS PROPERTY	CHF16.78(REGD)(POST SUBD)	SWITZERLAND	5,509	238,259
RICHEMONT (CIE FIN)	A CHF1 (BR) EQUITY UNIT	SWITZERLAND	75,869	3,292,770
RIETER HLDGS AG	CHF5	SWITZERLAND	637	188,497
ROCHE HOLDINGS AG	GENUSSCHEINE NPV	SWITZERLAND	108,330	16,217,238
SCHINDLER HLDG AG	CHF1.00 PTG CERTS	SWITZERLAND	746	294,902
SERONO SA	B CHF25 BR	SWITZERLAND	991	787,266
SGS SA	CHF20(REGD)	SWITZERLAND	660	554,862
SIG SCHW IND HG AG	CHF10(REGD)	SWITZERLAND	907	197,511
STRAUMANN HLDG	CHF0.10(REGD)	SWITZERLAND	1,151	265,928
SULZER AG	CHF0.03(REGD)	SWITZERLAND	520	274,608
SWATCH GROUP	CHF2.25(BR)	SWITZERLAND	5,144	761,091
SWATCH GROUP	CHF 0.45 (REGD)	SWITZERLAND	9,154	276,089
SWISS REINSURANCE	CHF0.1	SWITZERLAND	49,272	3,596,469
SWISSCOM AG	CHF1 (REGD)	SWITZERLAND	3,402	1,070,587
SYNGENTA AG	CHF5.60(REGD)	SWITZERLAND	16,417	2,036,632
UBS AG	CHF.80 (REGD)	SWITZERLAND	159,372	15,127,613
UNAXIS HOLDING AG	CHF20 (REGD)	SWITZERLAND	1,665	250,012
VALORA HLDG AG	CHF1.0(REGD)	SWITZERLAND	541	104,571
ZURICH FIN SVS GRP	CHF2.50	SWITZERLAND	22,032	4,680,724
ACCTON	TWD10	TAIWAN	41,881	23,527
ACER INC	TWD10	TAIWAN	262,555	659,525
ADVANCED SEMICONDT	TWD10 (ASE)	TAIWAN	358,473	328,534
ADVANTECH	TWD10	TAIWAN	21,928	62,093
ASIA CEMENT	TWD10	TAIWAN	119,190	70,586
ASIA OPTICAL CO IN	TWD10	TAIWAN	14,504	99,584
ASUSTEK COMPUTER	TWD 10	TAIWAN	262,502	807,256
AU OPTRONICS CORP	TWD10	TAIWAN	659,152	983,420
BENQ CORP	TWD10	TAIWAN	192,497	186,091
CATHAY FINANCIAL H	TWD10	TAIWAN	716,154	1,297,420
CATHAY REAL ESTATE	TWD10	TAIWAN	108,192	47,766
CHANG HWA BANK	TWD10	TAIWAN	382,986	191,242
CHENG SHIN IND	TWD10	TAIWAN	65,395	57,743
CHI MEI OPTOELECTR	TWD10	TAIWAN	380,516	563,075
CHINA AIRLINES	TWD10	TAIWAN	118,892	57,739
CHINA DEV FIN HLDG	TWD10	TAIWAN	1,179,765	429,260
CHINA MOTOR CO	TWD10	TAIWAN	58,633	59,538
CHINA STEEL	TWD10	TAIWAN	1,117,710	850,798
CHINA TRUST FINANCE	TWD10	TAIWAN	648,534	513,409
CHUNGWHA PICTURE T	TWD10	TAIWAN	721,895	223,099
CHUNGWHA TELECOM	TWD10	TAIWAN	481,000	831,861
CMC MAGNETICS CORP	TWD10	TAIWAN	285,000	101,962
COMPAL ELECTRONIC	TWD10	TAIWAN	336,714	303,466
COMPEQ MFG	TWD10	TAIWAN	111,000	64,046

D LINK	TWD10	TAIWAN	56,317	64,474
DELTA ELECTRONICS	TWD10	TAIWAN	154,954	317,523
E SUN FINANCIAL HL	TWD10	TAIWAN	301,259	191,251
ELITEGROUP COMPUT	TWD10	TAIWAN	57,840	44,908
ETERNAL CHEMICAL	TWD10	TAIWAN	47,520	37,330
EVA AIRWAYS	TWD10	TAIWAN	119,318	56,130
EVERGREEN MARINE	TWD10	TAIWAN	90,029	65,240
FAR EAST TEXTILE	TWD10	TAIWAN	239,905	161,066
FIRST FINANCIAL HO	TWD10	TAIWAN	479,351	342,988
FORMOSA CHEM+FIBRE	TWD10	TAIWAN	281,105	453,630
FORMOSA PLASTIC	TWD10	TAIWAN	597,795	919,181
FORMOSA TAFFETA CO	TWD10	TAIWAN	71,882	36,441
FOXCONN TECH CO	TWD10	TAIWAN	39,000	194,151
FU SHENG INDUSTRIA	TWD10	TAIWAN	71,928	91,544
FUBON FINANCIAL HL	TWD10	TAIWAN	432,000	370,928
FUH HWA FINANCIAL	TWD10	TAIWAN	236,000	95,211
GIANT MANUFACTURIN	TWD10	TAIWAN	20,910	40,428
GIGA BYTE TECHNOLOGY	TWD10	TAIWAN	57,944	55,222
HANNSTAR DISPLAY C	TWD 10	TAIWAN	688,311	161,374
HIGH TECH COMPUTER	TWD10	TAIWAN	24,000	450,142
HON HAI PRECISION	TWD10	TAIWAN	443,848	2,432,562
HUA NAN FINANCIAL	TWD10	TAIWAN	345,039	227,449
INTL BK OF TIPEI	TWD10	TAIWAN	208,928	137,089
INVENTEC CORP	TWD10	TAIWAN	143,298	96,643
KINPO ELECTRONICS	TWD10	TAIWAN	111,229	47,244
LARGAN PRECISION CO	TWD10	TAIWAN	9,492	149,708
LITE ON TECHNOLOGY TWD10	TWD10	TAIWAN	222,346	302,956
MACRONIX INTL	TWD10	TAIWAN	507,100	81,215
MEDIATEK INC	TWD10	TAIWAN	86,290	1,016,784
MEGA FINANCIAL HD	TWD10	TAIWAN	1,019,385	662,664
MICRO STAR INTL	TWD10	TAIWAN	60,280	36,708
MITAC INTL	TWD10	TAIWAN	93,000	136,769
NAN YA PLASTIC	TWD10	TAIWAN	599,726	825,370
NIEN HSING TEXTILE	TWD10	TAIWAN	40,720	27,772
NIEN MADE ENTPRSE	TWD10	TAIWAN	30,644	38,115
OPTIMAX TECHNOLOGY	TWD10	TAIWAN	38,643	66,007
ORIENTAL UNION CHM	TWD10	TAIWAN	49,085	33,029
PACIFIC ELEC WIRE	TWD10	TAIWAN	258,160	4,087
PHOENIXTEC POWER	TWD10	TAIWAN	42,105	45,896
POLARIS SECURITIES	TWD10	TAIWAN	129,585	58,592
POU CHEN	TWD10	TAIWAN	165,093	108,075
PRESIDENT CHAIN ST	COM	TAIWAN	59,198	124,009
PREMIER IMAGE TECHNOLOGY	TWD10	TAIWAN	41,793	56,054
QUANTA COMPUTER	TWD10	TAIWAN	189,054	265,365
QUANTA DISPLAY INC	TWD10	TAIWAN	266,766	97,470
REALTEK SEMICOND	TWD10	TAIWAN	73,337	85,746
RITEK CORP	TWD10	TAIWAN	219,112	73,053
SHIHLIN ELEC + ENG	TWD10	TAIWAN	27,025	21,847
SHIN KONG FINANCIAL	TWD10	TAIWAN	245,303	190,832
SILICONWARE PRECIS	TWD10	TAIWAN	195,882	274,651
SINOPAC HLDG	TWD10	TAIWAN	340,232	164,196
SYNNEX TECH INTL	TWD10	TAIWAN	65,373	80,515
SYSTEX CORPORATION	TWD10	TAIWAN	91,983	28,147

TAISHIN FINANCIAL	TWD10	TAIWAN	402,732	210,912
TAIWAN CEMENT	TWD10	TAIWAN	160,236	114,409
TAIWAN FERTILIZER	TWD10	TAIWAN	86,000	100,158
TAIWAN GLASS	TWD10	TAIWAN	87,781	70,961
TAIWAN MOBILE CO	TWD10	TAIWAN	240,720	210,354
TAIWAN PINEAPPLE CORP	POST SPLIT SHARES	TAIWAN	4,034	—
TAIWAN SECOM CO	TW 10	TAIWAN	24,769	38,085
TAIWAN SEMICON MAN	TWD10	TAIWAN	2,627,394	4,999,912
TAIWAN STYRENE MON	TW10	TAIWAN	40,810	19,011
TATUNG	TWD 10	TAIWAN	364,862	102,205
TECO ELEC + MACHINE	TWD10	TAIWAN	188,775	54,432
UNI PRESIDENT ENT	TWD10	TAIWAN	268,186	127,385
UNITED MICRO ELEC	TWD10	TAIWAN	2,393,888	1,355,732
VIA TECHNOLOGIES	TWD10	TAIWAN	88,080	55,514
WALSIN LIHWA W + C	TWD10	TAIWAN	265,696	88,989
WAN HAI LINES	TWD10	TAIWAN	78,301	48,755
WATERLAND FINANCIAL HOLDINGS	TWD10	TAIWAN	198,000	67,220
WINBOND ELECTRONIC	TWD10	TAIWAN	384,843	120,106
WINTEK CORP	TWD10	TAIWAN	87,000	140,925
YA HSING IND CO	TWD10	TAIWAN	81,816	82,207
YAGEO CORP	TW10	TAIWAN	230,440	98,230
YANG MING MARINE	TWD10	TAIWAN	124,706	81,067
YIEH PHUI ENTS CO	COM	TAIWAN	95,437	32,981
YUANTA CORE PACIFI	TWD10	TAIWAN	233,764	162,638
YUE LOONG MOTOR	TWD10	TAIWAN	82,244	89,023
YUEN FOONG YU MFG	TWD10	TAIWAN	129,765	46,228
ZYXEL COMMUNICATIO	TWD10	TAIWAN	37,553	71,234
ADVANCED INFO SERV	THB1 (ALIEN MARKET)	THAILAND	133,198	344,366
AIRPORTS OF THAILA	THB10(ALIEN MARKET)	THAILAND	61,000	65,463
AROMATICS (THAILAND	ORD THB1(ALIEN MKT)	THAILAND	37,100	3,620
BANGKOK BANK	THB10(ALIEN MARKET)	THAILAND	113,100	317,232
BANGKOK BANK	THB10 (NVDR)	THAILAND	26,933	68,975
BANGKOK BANK	THB10	THAILAND	54,900	140,598
BANGKOK EXPRESSWAY	THB10 (ALIEN MARKET)	THAILAND	42,400	20,683
BANPU CO	THB10 (ALIEN MKT)	THAILAND	18,000	56,195
BEC WORLD	THB1 (ALIEN MKT)	THAILAND	114,000	37,537
C P SEVEN ELEVEN	THB1(ALIEN MARKET)	THAILAND	136,000	19,902
CHAROEN POK FOODS	THB1 (ALIEN MKT)	THAILAND	290,200	36,806
DELTA ELECTRONICS	THB1(ALIEN MKT)	THAILAND	44,500	19,320
ELECTRICITY GENRTG	THB10(ALIEN MKT)	THAILAND	19,188	39,780
GMM GRAMMY PUBLIC	THB1 (ALIEN MKT)	THAILAND	22,700	11,405
HANA MICROELECTRNC	THB1 (ALIEN MKT)	THAILAND	79,000	51,061
ITALIAN THAI DEVT	THB1(ALIEN MKT)	THAILAND	170,400	29,508
ITF FIN + SECS	THB10(ALIEN MKT)	THAILAND	2,750	—
ITV PCL	THB5(ALIEN MKT)	THAILAND	42,800	11,483
KASIKORNBANK PCL	THBH10	THAILAND	45,100	77,000
KASIKORNBANK PCL	THB10 (ALIEN MARKET)	THAILAND	197,000	360,366
KIATNAKIN BANK PLC	THB10(ALIEN MKT)	THAILAND	29,800	20,715
KIM ENG SECS(TH)	THB1 (ALIEN MARKET)	THAILAND	27,810	17,975
KRUNG THAI BANK LTD	THB5.15(ALIEN MARKET)	THAILAND	379,600	100,918
LAND + HOUSES	THB1 (ALIEN MKT)	THAILAND	239,700	52,032
LAND + HOUSES	THB1	THAILAND	154,800	31,526
NATIONAL FINANCE PUBLIC	THB10 (ALIEN MARKET)	THAILAND	95,236	30,429

PRECIOUS SHIPPING	THB1(ALIEN MKT)	THAILAND	33,300	25,787
PTT CHEMICAL	THB10(ALIEN MKT)	THAILAND	36,262	71,640
PTT EXPLORTN + PRD	THB5(ALIEN MKT)	THAILAND	39,435	288,549
PTT PUBLIC COMPANY	THB10(ALIEN MARKET)	THAILAND	126,356	690,335
RATCHABURI ELECTRIC	THB10(ALIEN MKT)	THAILAND	34,200	31,698
SAHAVIRIYA STEEL	THB1 (ALIEN MK)	THAILAND	750,000	14,085
SHIN CORPORATION	THB1(ALIEN MARKET)	THAILAND	212,223	192,812
SIAM CEMENT CO	THB1 (NVDR)	THAILAND	5,288	31,470
SIAM CEMENT CO	THB1 (ALIEN MARKET)	THAILAND	39,100	251,766
SIAM CEMENT CO	THB1	THAILAND	21,100	125,571
SIAM CITY CEMENT	THB10(ALIEN MARKET)	THAILAND	8,500	62,610
SIAM COMMERCIAL BK	THB10(ALIEN MARKET)	THAILAND	120,825	153,241
SIAM MAKRO	THB10(ALIEN MKT)	THAILAND	7,700	7,512
SINO THAI ENG + CONS	THB1(ALIEN MKT)	THAILAND	70,600	20,491
THAI AIRWAYS INTL	THB10(ALIEN MARKET)	THAILAND	72,400	70,634
THAI UNION FROZEN	THB1(LOCAL)	THAILAND	12,000	8,927
THAI UNION FROZEN	THB1 ALN MKT	THAILAND	30,300	23,649
TISCO FINANCE PLC	THB10 (ALIEN MKT)	THAILAND	38,571	26,106
TRUE CORPORATION	THB10(ALIEN MARKET)	THAILAND	203,100	49,537
TRUE CORPORATION PUBLIC CO LTD	PURCH RTS EX DATE 3APR00 ALIEN	THAILAND	74,211	—
UTD BROADCASTING CORP	THB3(ALIEN MKT)	THAILAND	16,900	10,614
ADANA CIMENTO	A SHS TRY1	TURKEY	2,960	24,311
AK ENERJI	TRY1	TURKEY	1,836	8,287
AKBANK	TRY1	TURKEY	99,674	811,257
AKCANSA CIMENTO SA	TRY1	TURKEY	3,744	22,716
AKSA	TRY1	TURKEY	1,119	10,515
AKSIGORTA	TRY1	TURKEY	5,909	45,033
ALARKO HLDG	TRY1	TURKEY	375	15,816
ANADOLOU EFES	TRY1	TURKEY	8,294	231,667
ARCELIK	TRY1	TURKEY	15,820	110,032
AYGAZ	TRY1	TURKEY	7,658	34,281
CIMSA	TRY1	TURKEY	5,355	37,840
DOGAN SIRKETLER GRUBY HLDG AS	TRY1	TURKEY	37,820	123,128
DOGAN YAYIN HLDGS	TRY1	TURKEY	31,897	126,266
EREGLI DEMIR CELIK	TRY1	TURKEY	35,849	237,402
FORD OTOMOTIV SAN	TRY1	TURKEY	10,314	90,052
HACI OMER SABANCI HLDGS A S	TRY1	TURKEY	47,464	268,664
HURRIYET	TRY1	TURKEY	29,670	116,353
IHLAS HLDG	TRY1	TURKEY	46,828	31,184
KOC HLDG	TRY1	TURKEY	40,797	191,684
MIGROS	TRY1	TURKEY	10,118	98,073
ORTAK	TRY1	TURKEY	15,902	34,828
T SISE CAM	TRY1	TURKEY	23,451	81,554
TANSAS	TRY1	TURKEY	22,733	38,519
TOFAS(TURK OTOMOBIL FAB)	TRY1	TURKEY	14,056	29,537
TRAKYA CAM	TRY1	TURKEY	8,958	34,798
TUPRAS(T PETR RAF)	TRY1	TURKEY	12,880	236,348
TURK HAVA YOLLARI	TRY1	TURKEY	6,922	43,279
TURKCELL ILETISIM	TRY1	TURKEY	58,693	356,110
TURKIYE GARANTI BANKASI	TRY1	TURKEY	149,511	542,067
TURKIYE IS BANKASI	TRY1	TURKEY	93,452	809,018
TURKIYE VAKIFLAR	TRY1	TURKEY	57,531	304,363
ULKER GIDA	TRY1	TURKEY	11,443	41,318

VESTEL ELECTRONIK	TRY1	TURKEY	8,946	33,229
YAPI VE KREDI BANKASI A S	TRY1	TURKEY	49,754	231,928
3I GROUP	ORD GBP0.53125	UNITED KINGDOM	86,793	1,262,791
AEGIS GROUP	ORD GBP0.05	UNITED KINGDOM	168,041	351,951
AGGREKO	ORD GBP0.20	UNITED KINGDOM	35,601	165,783
ALLIANCE UNICHEM	ORD GBP0.10	UNITED KINGDOM	37,683	517,862
AMEC	ORD GBP0.50	UNITED KINGDOM	47,470	279,932
AMVESCAP	ORD USD0.10	UNITED KINGDOM	108,576	823,878
ANGLO AMERICAN	USD0.50	UNITED KINGDOM	194,519	6,553,995
ANGLO AMERICAN PLC	USD0.50	UNITED KINGDOM	23,252	789,975
ARM HLDGS	ORD GBP0.0005	UNITED KINGDOM	211,867	440,104
ARRIVA	ORD GBP0.05	UNITED KINGDOM	29,347	293,472
ASSOC BRIT PORTS	ORD GBP0.25	UNITED KINGDOM	45,316	456,664
ASTRAZENECA	ORD USD0.25	UNITED KINGDOM	246,261	11,960,123
ASTRO ALL ASIA NET	ORD GBP0.10	UNITED KINGDOM	83,700	116,265
AVIVA PLC	ORD GBP0.25	UNITED KINGDOM	362,700	4,389,790
BAA	ORD GBP 1	UNITED KINGDOM	163,060	1,755,181
BAE SYSTEMS	ORD GBP0.025	UNITED KINGDOM	490,014	3,211,401
BALFOUR BEATTY	ORD GBP0.50	UNITED KINGDOM	62,919	384,538
BARCLAYS	ORD GBP0.25	UNITED KINGDOM	992,167	10,407,179
BARRATT DEVEL	ORD GBP0.10	UNITED KINGDOM	35,153	595,040
BBA GROUP	ORD GBP0.25	UNITED KINGDOM	74,017	417,421
BELLWAY	ORD GBP0.125	UNITED KINGDOM	16,840	326,395
BERKELEY GP HLDGS	UTS(COMP 1ORD+3 B SHS)	UNITED KINGDOM	15,357	292,905
BG GROUP	ORD GBP0.10	UNITED KINGDOM	543,768	5,363,036
BHP BILLITON PLC	ORD USD0.5	UNITED KINGDOM	378,998	6,177,872
BOC GROUP	ORD GBP0.25	UNITED KINGDOM	77,025	1,584,147
BOOTS GROUP	ORD GBP0.25	UNITED KINGDOM	108,791	1,129,940
BOVIS HOMES GROUP	ORD GBP0.50	UNITED KINGDOM	17,389	237,925
BP PLC	ORD USDO.25	UNITED KINGDOM	3,214,389	34,158,291
BRAMBLES INDUSTRIE	ORD GBP0.05	UNITED KINGDOM	108,782	778,754
BRIT AMER TOBACCO	ORD GBP0.25	UNITED KINGDOM	241,467	5,389,000
BRITISH AIRWAYS	ORD GBP0.25	UNITED KINGDOM	80,579	462,036
BRITISH LAND CO	ORD GBP0.25	UNITED KINGDOM	77,782	1,423,454
BRITISH SKY BROADCAST	ORD GBP0.50	UNITED KINGDOM	184,980	1,576,707
BRIXTON PLC	ORD GBP0.25	UNITED KINGDOM	37,003	274,745
BT GROUP	ORD GBP0.05	UNITED KINGDOM	1,300,761	4,974,189
BUNZL	ORD GBP0.3214857	UNITED KINGDOM	51,163	560,381
BURBERRY GROUP	ORD GBP.0005	UNITED KINGDOM	73,151	539,689
CABLE + WIRELESS	ORD GBP0.25	UNITED KINGDOM	352,020	720,664
CADBURY SCHWEPPES	ORD GBP0.125	UNITED KINGDOM	319,681	3,015,724
CAPITA GROUP	ORD GBP0.02	UNITED KINGDOM	96,920	693,420
CARNIVAL PLC	ORD USD1.66	UNITED KINGDOM	26,198	1,484,189
CATTLES PLC	ORD GBP0.10	UNITED KINGDOM	48,603	274,724
CENTRICA ORD	GBP0.0617284	UNITED KINGDOM	556,557	2,434,058
CLOSE BROTHERS GP	ORD GBP0.25	UNITED KINGDOM	18,436	287,224
COBHAM ORD	GBP0.025	UNITED KINGDOM	166,090	483,304
COMPASS GROUP	ORD GBP0.10	UNITED KINGDOM	326,473	1,235,842
COOKSON GRP	ORD GBP0.10	UNITED KINGDOM	25,897	188,949
CORUS GROUP	ORD GBP0.10	UNITED KINGDOM	660,654	669,165
DAILY MAIL + GEN TST	A NON VTG GBP0.125	UNITED KINGDOM	44,166	597,477
DAVIS SERVICE GP	ORD GBP0.3	UNITED KINGDOM	23,239	193,294
DE LA RUE	ORD GBP0.2777	UNITED KINGDOM	22,770	182,748

DIAGEO	ORD GBX28.935185	UNITED KINGDOM	455,812	6,592,691
DSG INTERNATIONAL	ORD GBP0.025	UNITED KINGDOM	294,526	827,965
EIRCOM GROUP	ORD EUR0.10	UNITED KINGDOM	42,054	98,217
ELECTROCOMPONENTS	ORD GBP0.10	UNITED KINGDOM	60,136	290,100
EMAP	ORD GBP0.25	UNITED KINGDOM	38,650	572,621
EMI GROUP	ORD GBP0.14	UNITED KINGDOM	113,533	472,651
ENTERPRISE INNS	ORD GBP0.05	UNITED KINGDOM	52,007	837,475
FIRST CHOICE HOLIDAYS	ORD GBP0.03	UNITED KINGDOM	64,995	278,950
FIRSTGROUP	ORD GBP0.05	UNITED KINGDOM	59,874	412,954
FKI	GBP0.10	UNITED KINGDOM	80,140	159,593
FRIENDS PROVIDENT	ORD GBP0.10	UNITED KINGDOM	279,754	910,107
GALLAHER GROUP	ORD GBP0.10	UNITED KINGDOM	98,246	1,480,025
GKN	ORD GBP0.50	UNITED KINGDOM	104,945	518,873
GLAXOSMITHKLINE	ORD GBP0.25	UNITED KINGDOM	895,937	22,594,687
GREAT PORTLAND EST	ORD GBP0.125	UNITED KINGDOM	23,904	176,255
GROUP 4 SECURICOR	ORD GBP0.25	UNITED KINGDOM	161,592	446,635
GUS ORD	GBP0.290697	UNITED KINGDOM	133,568	2,366,406
HAMMERSON PLC	ORD GBP0.25	UNITED KINGDOM	43,721	767,093
HANSON	ORD GBP0.10	UNITED KINGDOM	112,014	1,228,797
HAYS	ORD GBP0.01	UNITED KINGDOM	249,581	537,728
HBOS	ORD GBP0.25	UNITED KINGDOM	598,013	10,194,523
HILL (WILLIAM)	ORD GBP0.10	UNITED KINGDOM	59,058	542,932
HILTON GROUP	ORD GBP0.10	UNITED KINGDOM	240,272	1,499,390
HMV GROUP	ORD GBP0.01	UNITED KINGDOM	59,922	185,939
HSBC HLDGS	ORD USD0.50(UK REG)	UNITED KINGDOM	1,735,034	27,790,521
ICAP	ORD GBP0.10	UNITED KINGDOM	74,533	518,216
IMI	ORD GBP0.25	UNITED KINGDOM	52,587	454,102
IMPERIAL CHEM INDS	ORD GBP1	UNITED KINGDOM	180,433	1,028,398
IMPERIAL TOBACCO	ORD GBP0.10	UNITED KINGDOM	110,005	3,280,343
INCHCAPE	ORD GBP1.50	UNITED KINGDOM	10,843	424,602
INTERNATIONAL POWER	ORD GBP0.50	UNITED KINGDOM	221,435	910,456
INTERTEK GROUP PLC	ORD GBP0.01	UNITED KINGDOM	23,238	278,060
INVENSYS	ORD GBP0.01	UNITED KINGDOM	790,806	251,159
ISOFT GROUP	ORD GBP0.10	UNITED KINGDOM	31,412	210,044
ITV	ORD GBP0.10	UNITED KINGDOM	630,207	1,217,146
JOHNSON MATTHEY	ORD GBP1.00	UNITED KINGDOM	33,174	804,155
KELDA GROUP	ORD GBX15.55555	UNITED KINGDOM	55,906	742,859
KESA ELECTRICALS	ORD GBP0.25	UNITED KINGDOM	78,808	351,763
KINGFISHER	ORD GBP0.157142857	UNITED KINGDOM	353,893	1,441,402
LAND SECS GP	ORD GBP.10	UNITED KINGDOM	71,908	2,052,941
LEGAL + GENERAL GP	ORD GBP0.025	UNITED KINGDOM	985,324	2,063,697
LIBERTY INTERNATIONAL	ORD GBP0.50	UNITED KINGDOM	36,274	610,591
LLOYDS TSB GROUP	ORD GBP0.25	UNITED KINGDOM	859,985	7,212,113
LOGICA CMG PLC	ORD GBP0.10	UNITED KINGDOM	222,787	677,927
LONDON STOCK EXCH	ORD GBP0.058333	UNITED KINGDOM	38,263	407,266
MAN GROUP	ORD USD0.18	UNITED KINGDOM	44,929	1,473,219
MARKS + SPENCER GP	ORD GBP0.25	UNITED KINGDOM	254,966	2,210,450
MEGGITT	ORD GBP0.05	UNITED KINGDOM	64,403	400,241
MFI FURNITURE GRP	ORD GBP0.10	UNITED KINGDOM	84,983	116,716
MISYS	ORD GBP0.01	UNITED KINGDOM	77,044	315,783
MITCHELLS + BUTLER	ORD GBP0.070833	UNITED KINGDOM	75,086	538,818
NATIONAL GRID	ORD GBP0.11395	UNITED KINGDOM	416,374	4,063,695
NATL EXPRESS GRP	ORD GBP0.05	UNITED KINGDOM	19,967	294,965

NEW INTERCONTL HOT	ORD 10P	UNITED KINGDOM	66,397	956,921
NEXT GROUP	ORD GBP0.10	UNITED KINGDOM	38,976	1,027,100
OLD MUTUAL	ORD GBP0.10	UNITED KINGDOM	595,543	1,685,455
P + O	DFD ORD GBP1.00	UNITED KINGDOM	110,271	882,174
PEARSON	ORD GBP0.25	UNITED KINGDOM	121,568	1,434,825
PERSIMMON	ORD GBP0.10	UNITED KINGDOM	42,666	921,445
PILKINGTON	ORD GBP0.50	UNITED KINGDOM	152,351	389,707
PREMIER FARNELL	ORD GBP0.05	UNITED KINGDOM	49,684	147,347
PROVIDENT FINL	ORD GBX10.363636	UNITED KINGDOM	36,458	342,676
PRUDENTIAL PLC	ORD GBP0.05	UNITED KINGDOM	363,606	3,433,213
PUNCH TAVERNS	ORD SHS GBP0.0004786	UNITED KINGDOM	40,220	586,215
RANK GROUP	ORD GBP0.10	UNITED KINGDOM	89,470	469,625
RECKITT BENCKISER PLC	ORD GBP0.105263	UNITED KINGDOM	94,773	3,123,870
REED ELSEVIER PLC	ORD GBP0.125	UNITED KINGDOM	195,874	1,836,016
RENTOKIL INITIAL	ORD GBP0.01 (POST REORG)	UNITED KINGDOM	272,069	763,667
RESOLUTION PLC	ORD GBP0.05	UNITED KINGDOM	28,492	316,960
REUTERS GROUP	ORD GBP0.25	UNITED KINGDOM	215,699	1,594,147
REXAM	ORD	UNITED KINGDOM	81,946	714,658
RIO TINTO	ORD GBP0.10(REGD)	UNITED KINGDOM	164,185	7,483,505
ROLLS ROYCE GROUP	ORD GBP0.20	UNITED KINGDOM	237,786	1,745,137
ROYAL BK SCOT GRP	ORD GBP0.25	UNITED KINGDOM	488,723	14,724,717
ROYAL DUTCH SHELL	A SHS	UNITED KINGDOM	622,869	18,937,486
ROYAL DUTCH SHELL B SHARES	EUR0.07	UNITED KINGDOM	423,715	13,515,328
ROYAL+SUN ALLIANCE	ORD GBP0.275	UNITED KINGDOM	456,142	984,725
SABMILLER PLC	ORD USD0.10	UNITED KINGDOM	137,865	2,511,172
SAGE GROUP	ORD GBP0.01	UNITED KINGDOM	192,665	853,355
SAINSBURY(J)	ORD GBP0.28571428	UNITED KINGDOM	209,087	1,131,590
SCHRODERS	NEW ORD GBP1.0	UNITED KINGDOM	17,201	280,533
SCOT + NEWCASTLE	ORD GBP0.20	UNITED KINGDOM	112,784	941,971
SCOT + SOUTHERN EN	ORD GBP0.50	UNITED KINGDOM	131,872	2,295,607
SCOTTISH POWER	ORD GBP0.50	UNITED KINGDOM	286,499	2,673,189
SERCO GROUP	ORD GBP0.02	UNITED KINGDOM	67,577	364,570
SEVERN TRENT	ORD GBX65.263157	UNITED KINGDOM	53,382	993,416
SIGNET GROUP	ORD GBP0.005	UNITED KINGDOM	260,495	480,745
SLOUGH ESTATES	ORD GBP0.25	UNITED KINGDOM	62,979	647,093
SMITH + NEPHEW	ORD USD0.20	UNITED KINGDOM	140,938	1,295,671
SMITHS GROUP	ORD GBP0.25	UNITED KINGDOM	84,487	1,517,150
SSL INTERNATIONAL	ORD GBP0.10	UNITED KINGDOM	26,448	138,711
STAGECOACH GROUP	ORD GBP0.0063157	UNITED KINGDOM	126,903	251,629
TANJONG	GBP0.075(MALAY CERTS)	UNITED KINGDOM	33,000	126,604
TATE + LYLE	GBP 0.25	UNITED KINGDOM	71,449	690,576
TAYLOR WOODROW	ORD GBP0.25	UNITED KINGDOM	87,159	569,343
TELENT	ORD GBP0.25	UNITED KINGDOM	30,482	202,386
TESCO	ORD GBP0.05	UNITED KINGDOM	1,204,565	6,855,211
TI AUTOMOTIVE	A SHS GBP0.0001	UNITED KINGDOM	48,206	—
TOMKINS	ORD GBP0.05	UNITED KINGDOM	116,126	597,580
TRAVIS PERKINS	ORD GBP0.10	UNITED KINGDOM	16,985	408,226
TRINITY MIRROR	ORD GBP0.10	UNITED KINGDOM	44,375	436,516
UNILEVER	ORD GBP0.014	UNITED KINGDOM	424,717	4,203,451
UNITED UTILITIES	ORD GBP1	UNITED KINGDOM	133,951	1,543,034
UTD BUSINESS MEDIA	ORD GBP0.3035714	UNITED KINGDOM	39,536	432,354
VODAFONE GROUP	ORD USD0.10	UNITED KINGDOM	9,700,081	20,899,030
WHITBREAD	ORD GBP0.5833	UNITED KINGDOM	38,052	619,942

WIMPEY(GEORGE)	ORD GBP0.25	UNITED KINGDOM	60,345	497,267
WOLSELEY	ORD GBP0.25	UNITED KINGDOM	90,928	1,912,233
WPP GROUP	ORD GBP0.10	UNITED KINGDOM	184,059	1,987,535
YELL GROUP	ORD GBP0.01	UNITED KINGDOM	106,190	978,049
ARACRUZ CELULOSE S A	SPONSORED ADR	UNITED STATES	4,772	190,928
BANCO SANTANDER CHILE NEW	SPONSORED ADR REPSTG COM	UNITED STATES	11,761	524,541
BANCO VENEZOLANO DE CREDITO	SPONSORED ADR	UNITED STATES	6,634	6,634
BANCOLOMBIA S A	SPONSORED ADR REPSTG 4 PREF	UNITED STATES	33,000	951,390
BBVA BANCO FRANCES S A	SPONSORED ADR	UNITED STATES	5,288	37,809
BRASIL TELECOM PARTICIPACOES	SPONSORED ADR REPSTG PFD SHS	UNITED STATES	1,061	39,628
CHECK POINT SOFTWARE	COMMON STOCK	UNITED STATES	28,862	580,126
COMPANHIA VALE DO RIO DOCE	SPONS ADR REPSTG 250 PFD SHS	UNITED STATES	22,770	825,413
COMPANIA CERVECERIAS UNIDAS SA	SPONSORED ADR	UNITED STATES	959	24,186
COMPANIA DE TELECOM DE CHILE	SPONSORED ADR	UNITED STATES	38,382	337,762
CRESUD SA CIFYA	SPONSORED ADR	UNITED STATES	1,377	15,051
DISTRIBUCION Y SERVICIO D + S	SPONSORED ADR	UNITED STATES	11,057	213,290
ECI TELECOM LTD	ORD	UNITED STATES	7,522	56,340
ECTEL LTD	SHS	UNITED STATES	460	2,038
EMBOTELLADORA ANDINA SA	SPONSORED ADR REPSTG SER A	UNITED STATES	8,906	116,223
EMPRESA NACIONAL DE ELEC	SPONSORED ADR	UNITED STATES	27,844	852,583
ENERSIS S A	SPONSORED ADR	UNITED STATES	77,431	850,967
GAZPROM O A O	SPONSORED ADR REG S	UNITED STATES	8,940	640,998
HINDALCO	RTS EXP 2049 PERPETUAL	UNITED STATES	6,247	10,144
HINDALCO INDS LTD	GLOBAL DEP RCPT 144A	UNITED STATES	24,990	77,719
HUANENG POWER INTL INC	SPONSORED ADR SER N SHS	UNITED STATES	2,592	67,936
HYUNDAI MOTOR CO	SPONS GLOBAL DEP RCPT COM 144A	UNITED STATES	14,771	712,258
ICICI BK LTD	SPONSORED ADR	UNITED STATES	19,212	553,306
IRSA INVERSIONES Y REPRESENT	GLOBAL DEPOSITARY RCPT	UNITED STATES	2,154	26,020
ITC LTD	SHS GLOBAL DEPOSIT RECEIPTS	UNITED STATES	82,275	255,875
KOMERCNI BANKA A S	GLOBAL DEPOSITARY RCPT	UNITED STATES	3,590	168,730
KOOKMIN BK NEW	SPONSORED ADR	UNITED STATES	7,081	529,022
KT CORP	SPONSORED ADR	UNITED STATES	11,496	247,739
MAHINDRA + MAHINDRA LTD	SHS GLOBAL DEPOSIT REG S	UNITED STATES	3,400	37,876
MASISA SA NEW	SPONSORED ADR	UNITED STATES	26,168	247,549
MECHEL OAO	SPONSORED ADR	UNITED STATES	4,723	114,155
MERCANTIL SERVICIOS FINANCIER	SPONSORED ADR REPSTG COM SER B	UNITED STATES	14,928	64,937
MOBILE TELESYSTEMS	SPONSORED ADR	UNITED STATES	29,888	1,046,080
NICE SYS LTD	SPONSORED ADR	UNITED STATES	1,890	91,022
OPEN JT STK CO VIMPEL COMMN	SPONSORED ADR	UNITED STATES	16,386	724,753
ORBOTECH LTD	COM	UNITED STATES	4,200	100,674
PETRBRAS ENERGIA PARTICPACION	SPONSORED ADR REPSTG 2 CL B SH	UNITED STATES	14,286	176,289
PETROLEO BRASILEIRO SA PETRO	SPONSORED ADR	UNITED STATES	12,154	782,353
POSCO	SPONSORED ADR	UNITED STATES	25,820	1,278,348
RELIANCE INDS LTD	GLOBAL DEPOSITARY RCPTS 144A	UNITED STATES	11,220	443,527
SAMSUNG ELECTRS LTD	GDR 1995 RPSTG COM 144A	UNITED STATES	398	131,141
SAVINGS BK RUSSIAN FEDN SBERBA	GDR 10 ORD SHS REGS	UNITED STATES	4,690	581,560
SK TELECOM LTD	SPONSORED ADR	UNITED STATES	23,791	482,719
SOCIEDAD QUIMICA MINERA DE CHI	SPONSORED ADR REPSTG SER B SHS	UNITED STATES	4,763	520,120
SOUTHERN COPPER CORP DEL	COM	UNITED STATES	2,087	139,787
SURGUTNEFTEGAZ JSC	SPONSORED ADR REPSTG PFD SHS	UNITED STATES	9,644	872,782
SURGUTNEFTEGAZ JSC	SPONSORED ADR	UNITED STATES	31,310	1,712,657
SYNTHES INC	CHF0.001(POST SUBD)	UNITED STATES	7,057	790,328
TATNEFT	SPONSORED ADR REG S	UNITED STATES	10,200	673,200

TELE NORTE LESTE PARTICIPACOES	SPONSORED ADR REPSTG PFD	UNITED STATES	4,373	78,364
TELECOM ARGENTINA S.A.	SPONSORED ADR REPSTG CL B SHS	UNITED STATES	12,340	159,063
TENARIS S A	SPONSORED ADR	UNITED STATES	7,244	829,438
TEVA PHARMACEUTICAL INDS LTD	ADR	UNITED STATES	33,798	1,453,652
TRANSPORTADORA DE GAS DEL SUR	SPONSORED ADR REPSTG 5 CL B SH	UNITED STATES	12,024	63,366
UNIFIED ENERGY SYS RUSSIA	SPONSORED ADR	UNITED STATES	2,318	96,777
UNIFIED ENERGY SYS RUSSIA	GLOBAL DEPOSITARY RCPT REG S	UNITED STATES	9,742	414,035
URALSVY ASINFORM JSC	SPONSORED ADR	UNITED STATES	6,900	47,610
VINA CONCHA Y TORO S A	SPONSORED ADR	UNITED STATES	4,180	122,725
WIMM BILL DANN FOODS OJSC	SPONSORED ADR	UNITED STATES	5,000	120,150
C A NAC TELEFONOS	D COM VEB36.90	VENEZUELA	14,547	28,969
COMPANIA ANON NACL TELE DE VEZ	SPON ADR REPST 7 CL D SHRS	VENEZUELA	10,220	146,146
ARGENTINE PESO		ARGENTINA	145	48
AUSTRALIAN DOLLAR		AUSTRALIA	661,874	485,517
EURONAV NV		BELGIUM	3,146	90,953
BRAZILIAN REAL		BRAZIL	1,244,990	533,072
CANADIAN DOLLAR		CANADA	443,102	379,319
YUAN RENMINBI		CHINA	24,721	3,063
CZECH KORUNA		CZECH REPUBLIC	1,322,696	53,716
DANISH KRONE		DENMARK	231,143	36,553
EGYPTIAN POUND		EGYPT	666,593	116,156
HONG KONG DOLLAR		HONG KONG	1,637,410	211,182
HUNGARIAN FORINT		HUNGARY	3,912,422	18,280
INDIAN RUPEE		INDIA	19,366,912	430,280
INDONESIAN RUPIAH		INDONESIA	1,560,837,518	158,622
EURO CURRENCY		INTERNATIONAL	5,623,611	6,633,329
ISRAELI SHEKEL		ISRAEL	278,257	60,441
JAPANESE YEN		JAPAN	685,967,593	5,811,807
JORDANIAN DINAR		JORDAN	10,472	14,781
SOUTH KOREAN WON		KOREA, REPUBLIC OF	540,116,571	534,319
MALAYSIAN RINGGIT		MALAYSIA	1,506,621	398,630
MEXICAN PESO(NEW)		MEXICO	1,483,980	139,503
MOROCCAN DIRHAM		MOROCCO	518,406	55,924
NEW ZEALAND DOLLAR		NEW ZEALAND	85,763	58,409
NORWEGIAN KRONE		NORWAY	528,731	78,085
PAKISTAN RUPEE		PAKISTAN	2,337,419	39,094
PHILIPPINE PESO		PHILIPPINES	3,767,400	71,036
POLISH ZOLTY		POLAND	155,411	47,710
SINGAPORE DOLLAR		SINGAPORE	167,562	100,771
SOUTH AFRICAN RAND		SOUTH AFRICA	498,398	78,581
SRI LANKA RUPEE		SRI LANKA	2,414	24
SWEDISH KRONA		SWEDEN	1,887,417	237,154
SWISS FRANC		SWITZERLAND	1,210,082	918,155
NEW TAIWAN DOLLAR		TAIWAN	6,606,454	201,153
THAILAND BAHT		THAILAND	2,787,998	68,000
TURKISH LIRA		TURKEY	111,490	82,493
POUND STERLING		UNITED KINGDOM	3,256,097	5,589,904
VENEZUELAN BOLIVAR		VENEZUELA	27,868,612	10,776
S + P / CANADA 60 INDEX FTR	6-Mar	CANADA	800	—
CAC 40 10 EURO INDEX FUTURE AP	6-Mar	FRANCE	600	—
DAX INDEX FUTURES	6-Mar	GERMANY	825	—
S + P / MIB 30 INDEX FUTURE	6-Mar	ITALY	5	—
TOPIX INDEX FUTURES	6-Mar	JAPAN	1,150,000	—

FTSE 100 INDEX FUTURES	6-Mar	UNITED KINGDOM	470	—
SHARE PRICE INDEX 200 FUTURES	6-Mar	UNITED KINGDOM	225	—
MSCI TAIWAN INDEX FUTURE	6-Jan	SINGAPORE	24,800	—

	Total :			$1,931,665,572

n / a — Cost is not applicable

EXHIBIT C - Equity Income
(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2005

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares

	3M CO	COM	8,200		$635,500
	ABBOTT LABS	COM	16,300		642,709
	ACCO BRANDS CORP	COM	611		14,970
	ACTIVISION INC NEW	COM	3,900		53,586
	ADESA INC	COM	1,300		31,746
	ADOBE SYS INC	COM	4,332		160,111
	ADVANCE AUTO PARTS	COM	1,950		84,747
	ADVANCED MED OPTICS INC	COM	1,200		50,160
	ADVANCED MICRO DEVICES INC	COM	600		18,360
	AES CORP	COM	1,300		20,579
	AETNA INC	COM	1,900		179,189
	AFFILIATED MANAGERS GROUP INC	COM	600		48,150
	AFFYMETRIX INC	COM	1,200		57,300
	AFLAC INC	COM	3,100		143,902
	AGERE SYS INC	COM	2,900		37,410
	AGILENT TECHNOLOGIES INC	COM	2,131		70,941
	AGL RES INC	COM	1,200		41,772
	AIR PRODS + CHEMS INC	COM	3,900		230,841
	AKAMAI TECHNOLOGIES INC	COM	2,000		39,860
	ALAMOSA HOLDINGS INC	COM	2,100		39,081
	ALBEMARLE CORP	COM	1,100		42,185
	ALBERTSONS INC	COM	6,400		136,640
	ALCOA INC	COM	7,100		209,947
	ALEXANDER + BALDWIN INC	COM	800		43,392
	ALLEGHENY ENERGY INC	COM	2,700		85,455
	ALLERGAN INC	COM	500		53,980
	ALLIANCE DATA SYSTEMS CORP	COM	1,600		56,960
	ALLIANT ENERGY CORP	COM	1,900		53,276
	ALLIED CAP CORP NEW	COM	2,535		74,453
	ALLSTATE CORP	COM	8,100		437,967
	ALLTEL CORP	COM	3,700		233,470
	ALTERA CORP	COM	900		16,677
	ALTRIA GROUP INC	COM	20,100		1,501,872

AMAZON COM INC	COM	2,700	127,305
AMB PPTY CORP	COM	1,400	68,838
AMBAC FINL GROUP INC	COM	100	7,706
AMERADA HESS CORP	COM	100	12,682
AMEREN CORP	COM	3,300	169,092
AMERICAN CAP STRATEGIES LTD	COM	2,100	76,041
AMERICAN ELEC PWR INC	COM	6,600	244,794
AMERICAN EXPRESS CO	COM	8,400	432,264
AMERICAN FINL GROUP INC OHIO	COM	900	34,479
AMERICAN FINL RLTY TR	COM	1,900	22,800
AMERICAN GREETINGS CORP	CL A	1,300	28,561
AMERICAN INTL GROUP INC	COM	18,689	1,275,150
AMERICAN NATL INS CO	COM	100	11,699
AMERICAN TOWER CORP	CL A	3,217	87,181
AMERIGROUP CORP	COM	1,000	19,460
AMERIPRISE FINL INC	COM	1,780	72,980
AMERITRADE HLDG CORP NEW	COM	800	19,200
AMGEN INC	COM	9,969	786,155
AMR CORP DEL	COM	2,600	57,798
AMSOUTH BANCORPORATION	COM	6,000	157,260
ANADARKO PETE CORP	COM	1,200	113,700
ANALOG DEVICES INC	COM	1,500	53,805
ANDREW CORP	COM	3,000	32,190
ANHEUSER BUSCH COS INC	COM	8,400	360,864
ANNALY MTG MGMT INC	COM	1,800	19,692
ANNTAYLOR STORES CORP	COM	1,400	48,328
AON CORP	COM	5,300	190,535
APACHE CORP	COM	2,000	137,040
APARTMENT INVT + MGMT CO	CL A	1,800	68,166
APOLLO GROUP INC	CL A	811	49,033
APPLE COMPUTER	COM	5,700	409,773
APPLIED MATERIALS INC	COM	11,900	213,486
ARCHER DANIELS MIDLAND CO	COM	2,800	69,048
ARCHSTONE SMITH TR	COM	3,200	134,048
ARDEN RLTY INC	COM	1,000	44,830
ASHLAND INC NEW	COM	1,200	69,480
ASSOCIATED BANC CORP	COM	2,345	76,330
ASTORIA FINL CORP	COM	1,650	48,510
AT+T INC	COM	45,420	1,112,336
ATMOS ENERGY CORP	COM	1,500	39,240
AUTODESK INCORPORATED	COM	400	17,180
AUTOLIV	COM	1,700	77,214
AUTOMATIC DATA PROCESSING INC	COM	6,800	312,052
AVALONBAY CMNTYS INC	COM	1,300	116,025
AVAYA INC	COM	1,800	19,206
AVERY DENNISON CORP	COM	1,900	105,013
AVID TECHNOLOGY INC	COM	700	38,332
AVON PRODS INC	COM	2,900	82,795
AVX CORP NEW	COM	1,000	14,480

BAKER HUGHES INC	COM	1,800	109,404
BANK AMER CORP	COM	37,898	1,748,993
BANK HAWAII CORP	COM	1,000	51,540
BANK NEW YORK INC	COM	10,900	347,165
BARD C R INC	COM	900	59,328
BAUSCH + LOMB INC	COM	600	40,740
BAXTER INTL INC	COM	9,300	350,145
BB+T CORP	COM	7,719	323,503
BEA SYS INC	COM	4,100	38,540
BEAR STEARNS COS INC	COM	500	57,765
BEAZER HOMES USA INC	COM	600	43,704
BEBE STORES INC	COM	700	9,821
BECTON DICKINSON + CO	COM	1,800	108,144
BED BATH + BEYOND INC	COM	1,300	46,995
BELLSOUTH CORP	COM	21,800	590,780
BELO CORP	COM SER A	1,000	21,410
BEMIS CO INC	COM	1,900	52,953
BEST BUY CO INC	COM	37,900	1,647,892
BIOGEN IDEC INC	COM	2,900	131,457
BIOMET INC	COM	1,100	40,227
BISYS GROUP INC	COM	2,000	28,020
BJ SVCS CO	COM	600	22,002
BJS WHSL CLUB INC	COM	1,300	38,428
BLOCK H + R INC	COM	5,500	135,025
BMC SOFTWARE INC	COM	600	12,294
BOEING CO	COM	7,400	519,776
BOSTON PPTYS INC	COM	1,900	140,847
BOSTON SCIENTIFIC CORP	COM	4,700	115,103
BOYD GAMING CORP	COM	800	38,128
BRE PPTYS INC	COM	700	31,836
BRISTOL MYERS SQUIBB CO	COM	23,200	533,136
BROADCOM CORP	CL A	1,400	66,010
BROWN FORMAN CORP	CL B	700	48,524
BURLINGTON NORTHN SANTA FE	COM	6,000	424,920
BURLINGTON RES INC	COM	2,300	198,260
CABLEVISION SYS CORP	COM	400	9,388
CABOT CORP	COM	1,200	42,960
CACI INTL INC	CL A	600	34,428
CAMDEN PPTY TR	COM	900	52,128
CAMPBELL SOUP CO	COM	3,900	116,103
CAPITAL ONE FINL CORP	COM	2,516	217,382
CAPITOL FED FINL	COM	500	16,470
CARDINAL HEALTH INC	COM	2,750	189,063
CAREMARK RX INC	COM	2,700	139,833
CARRAMERICA RLTY CORP	COM	1,100	38,093
CATERPILLAR INC	COM	8,600	496,822
CB RICHARD ELLIS GROUP INC	CL A	1,000	58,850
CBL + ASSOC PPTYS INC	COM	900	35,559
CBRL GROUP INC	COM	900	31,635

CDW CORP	COM	1,100	63,327
CENDANT CORP	COM	7,700	132,825
CENTERPOINT PPTYS TR	COM	900	44,532
CEPHALON INC	COM	1,100	71,214
CERNER CORP	COM	500	45,455
CHARLES RIV LABORATORIES INTL	COM	1,300	55,081
CHECKFREE CORP NEW	COM	1,600	73,440
CHEMTURA CORP	COM	3,600	45,720
CHESAPEAKE ENERGY CORP	COM	5,000	158,650
CHEVRON CORP	COM	22,203	1,260,464
CHICAGO MERCANTILE EXCHANGE	COM	200	73,498
CHOICE HOTELS INC	COM	1,300	54,288
CHOICEPOINT INC	COM	1,666	74,154
CHUBB CORP	COM	3,300	322,245
CIGNA CORP	COM	590	65,903
CINCINNATI FINL CORP	COM	2,925	130,689
CINERGY CORP	COM	3,400	144,364
CISCO SYS INC	COM	53,000	907,360
CIT GROUP INC NEW	COM	3,800	196,764
CITIGROUP INC	COM	48,113	2,334,924
CITRIX SYS INC	COM	700	20,146
CLAIRE S STORES INC	COM	1,700	49,674
CLEAR CHANNEL COMMUNICATIONS	COM	5,200	163,540
CLOROX CO	COM	2,400	136,536
CMS ENERGY CORP	COM	4,000	58,040
CNF INC	COM	1,000	55,890
COACH INC	COM	1,500	50,010
COCA COLA CO	COM	21,700	874,727
COGNIZANT TECHNOLOGY SOLUTIONS	CL A	2,500	125,875
COLGATE PALMOLIVE CO	COM	6,400	351,040
COLONIAL BANCGROUPINC	COM	2,700	64,314
COMCAST CORP NEW	CL A	24,705	641,342
COMERICA INC	COM	2,800	158,928
COMMERCE GROUP INC MASS	COM	500	28,640
COMMUNITY HEALTH SYS INC NEW	COM	1,400	53,676
COMPASS BANCSHARES INC	COM	2,000	96,580
COMPUTER ASSOC INTL INC	COM	1,900	53,561
COMPUTER SCIENCES CORP	COM	800	40,512
CONAGRA INC	COM	8,300	168,324
CONOCOPHILLIPS	COM	14,240	828,483
CONSOL ENERGY INC	COM	1,500	97,770
CONSOLIDATED EDISON INC	COM	4,200	194,586
CONSTELLATION ENERGY GROUP INC	COM	500	28,800
COPART INC	COM	1,300	29,978
CORNING INC	COM	8,900	174,974
CORPORATE EXECUTIVE BRD CO	COM	800	71,760
COSTCO WHSL CORP NEW	COM	3,300	163,251
COUNTRYWIDE FINL CORP	COM	3,298	112,759
COVANCE INC	COM	1,200	58,260

CREE INC	COM	1,500	37,860
CRESCENT REAL ESTATE EQUITIES	COM	1,100	21,802
CROWN CASTLE INTL CORP	COM	3,600	96,876
CROWN HLDGS INC	COM	2,700	52,731
CSX CORP	COM	400	20,308
CULLEN FROST BANKERS INC	COM	1,000	53,680
CUMMINS INC	COM	800	71,784
CVS CORP	COM	4,900	129,458
CYTYC CORP	COM	1,700	47,991
D R HORTON INC	COM	400	14,292
DADE BEHRING HLDGS INC	COM	1,600	65,424
DANA CORP	COM	2,300	16,514
DANAHER CORP	COM	1,000	55,780
DAVITA INC	COM	1,571	79,555
DEERE + CO	COM	4,000	272,440
DELL INC	COM	20,200	605,798
DELUXE CORP	COM	1,000	30,140
DENBURY RES INC	COM	2,200	50,116
DEVELOPERS DIVERSIFIED RLTY	COM	1,900	89,338
DEVON ENERGY CORPORATION NEW	COM	2,900	181,366
DEX MEDIA INC	COM	2,900	78,561
DIAMOND OFFSHORE DRILLING INC	COM	900	62,604
DICKS SPORTING GOODS INC	COM	700	23,268
DIEBOLD INC	COM	1,400	53,200
DILLARDS INC	CL A	1,100	27,302
DIRECTV GROUP INC	COM	3,100	43,772
DISCOVERY HLDG CO	COM SER A	1,700	25,755
DISNEY WALT CO	COM	15,100	361,947
DOLBY LABORATORIES INC	CL A	700	11,935
DOLLAR GEN CORP	COM	1,500	28,605
DOMINION RES INC VA NEW	COM	4,800	370,560
DONNELLEY R R + SONS CO	COM	3,600	123,156
DOVER CORP	COM	3,700	149,813
DOW CHEM CO	COM	11,144	488,330
DOW JONES + CO INC	COM	1,000	35,490
DOWNEY FINL CORP	COM	400	27,356
DREAMWORKS ANIMATION SKG	CL A	800	19,648
DRESSER RAND GROUP INC	COM	800	19,344
DTE ENERGY CO	COM	2,900	125,251
DU PONT E I DE NEMOURS + CO	COM	12,200	518,500
DUKE ENERGY CO	COM	13,100	359,595
DUKE RLTY CORP	COM	2,200	73,480
E TRADE FINL CORP	COM	6,100	127,246
EASTMAN CHEM CO	COM	1,300	67,067
EASTMAN KODAK CO	COM	4,800	112,320
EATON CORP	COM	2,600	174,434
EBAY INC	COM	10,100	436,825
ECHOSTAR COMMUNICATIONS CORP N	CL A	500	13,585
ECOLAB INC	COM	700	25,389

EDISON INTL	COM	1,300	56,693
EDWARDS A G INC	COM	1,500	70,290
EDWARDS LIFESCIENCES CORP	COM	1,100	45,771
EL PASO CORP	COM	11,000	133,760
ELECTRONIC ARTS INC	COM	2,000	104,620
ELECTRONIC DATA SYS CORP NEW	COM	8,900	213,956
EMC CORP	COM	16,900	230,178
EMDEON CORP	COM	5,800	49,068
EMERSON ELEC CO	COM	4,800	358,560
ENERGY EAST CORP	COM	2,600	59,280
ENGELHARD CORP	COM	2,000	60,300
ENTERGY CORP NEW	COM	3,600	247,140
EOG RESOURCES INC	COM	1,000	73,370
EQUITY OFFICE PPTYS TR	COM	6,900	209,277
EQUITY RESIDENTIAL	SH BEN INT	4,700	183,864
ERIE INDTY CO	CL A	600	31,920
ESSEX PROPERTY TRUST	COM	400	36,880
EXELON CORP	COM	8,574	455,622
EXPEDIA INC DEL	COM	1,770	42,409
EXXON MOBIL CORP	COM	56,100	3,151,137
F5 NETWORKS INC	COM	700	40,033
FAMILY DLR STORES INC	COM	2,700	66,933
FEDERAL HOME LN MTG CORP	COM	5,000	326,750
FEDERAL NATL MTG ASSN	COM	7,200	351,432
FEDERAL RLTY INVT TR	SH BEN INT	1,000	60,650
FEDERATED DEPT STORES INC DE	COM	2,313	153,421
FEDEX CORP	COM	2,000	206,780
FIDELITY NATL FINL INC	COM	2,758	101,467
FIDELITY NATL TITLE GROUP INC	CL A	535	13,027
FIFTH THIRD BANCORP	COM	7,996	301,609
FIRST AMERICAN CORP	COM	1,600	72,480
FIRST DATA CORP	COM	5,200	223,652
FIRST HORIZON NATL CORP	COM	2,200	84,568
FIRST MARBLEHEAD CORP	COM	500	16,430
FIRSTENERGY CORP	COM	4,030	197,430
FIRSTMERIT CORP	COM	1,600	41,456
FISERV INC	COM	400	17,308
FISHER SCIENTIFIC INTL INC	COM	700	43,302
FMC CORP	COM	700	37,219
FORD MTR CO DEL	COM	25,600	197,632
FOREST LABS INC	COM	2,400	97,632
FOREST OIL CORP	COM	1,000	45,570
FORTUNE BRANDS INC	COM	2,500	195,050
FPL GROUP INC	COM	6,700	278,452
FRANKLIN RES INC	COM	600	56,406
FREEPORT MCMORAN COPPER + GOLD	CL B	800	43,040
FREESCALE SEMICONDUCTOR INC	CL B	5,500	138,435
FRIEDMAN BILLINGS RAMSEY GROUP	CL A	2,100	20,790
FULTON FINL CORP PA	COM	2,400	42,240

GALLAGHER ARTHUR J + CO	COM	1,400	43,232
GANNETT INC	COM	3,100	187,767
GAP INC	COM	2,200	38,808
GEN PROBE INC NEW	COM	1,000	48,790
GENENTECH INC	COM	3,600	333,000
GENERAL DYNAMICS CORP	COM	1,300	148,265
GENERAL ELEC CO	COM	96,300	3,375,315
GENERAL GROWTH PPTYS INC	COM	2,880	135,331
GENERAL MLS INC	COM	4,200	207,144
GENERAL MTRS CORP	COM	6,100	118,462
GENUINE PARTS CO	COM	2,900	127,368
GENZYME CORP	COM	1,900	134,482
GETTY IMAGES INC	COM	900	80,343
GILEAD SCIENCES INC	COM	2,800	147,364
GLOBAL SIGNAL INC	COM	300	12,948
GOLDEN WEST FINL CORP DEL	COM	1,300	85,800
GOLDMAN SACHS GROUP INC	COM	4,300	549,153
GOODRICH CORP	COM	2,300	94,530
GOODYEAR TIRE AND RUBBER	COM	2,500	43,450
GOOGLE INC	CL A	1,500	622,290
GRACO INC	COM	1,350	49,248
GREAT PLAINS ENERGY INC	COM	1,200	33,552
GUIDANT CORP	COM	4,900	317,275
HALLIBURTON CO	COM	6,200	384,152
HANOVER INS GROUP INC	COM	1,000	41,770
HARLEY DAVIDSON INC	COM	1,100	56,639
HARMAN INTL INDS INC NEW	COM	200	19,570
HARRAHS ENTMT INC	COM	800	57,032
HARRIS CORP DEL	COM	2,300	98,923
HARSCO CORP	COM	800	54,008
HARTFORD FINANCIAL SVCS GRP	COM	3,500	300,615
HAWAIIAN ELEC INDS INC	COM	1,600	41,440
HCA INC	COM	2,800	141,400
HEALTH CARE PPTY INVS INC	COM	2,400	61,344
HEALTH CARE REIT INC	COM	1,000	33,900
HEALTHCARE RLTY TR	COM	600	19,962
HEINZ H J CO	COM	5,900	198,948
HELMERICH AND PAYNE INC	COM	1,000	61,910
HERSHEY CO / THE	COM	1,100	60,775
HEWITT ASSOCS INC	CL A	800	22,408
HEWLETT PACKARD CO	COM	30,443	871,583
HILLENBRAND INDS INC	COM	1,100	54,351
HILTON HOTELS CORP	COM	700	16,877
HNI CORP	COM	1,000	54,930
HOME DEPOT INC	COM	21,400	866,272
HONEYWELL INTL INC	COM	11,100	413,475
HORMEL FOODS CORP	COM	700	22,876
HOSPITALITY PPTYS TR	COM SH BEN INT	1,100	44,110
HRPT PPTYS TR	COM SH BEN INT	3,000	31,050

HUBBELL INC	CLB	900	40,608
HUDSON CITY BANCORP INC	COM	3,600	43,632
HUNTINGTON BANCSHARES INC	COM	4,300	102,125
HUNTSMAN CORP	COM	900	15,498
HYPERION SOLUTIONS CORP	COM	1,200	42,984
IAC INTERACTIVECORP	COM	1,370	38,785
IDEXX LABS INC	COM	600	43,188
ILLINOIS TOOL WKS INC	COM	1,500	131,985
IMCLONE SYS INC	COM	1,100	37,664
INAMED CORP	COM	700	61,376
INDEPENDENCE CMNTY BK CORP	COM	1,400	55,622
INTEL CORP	COM	56,700	1,415,232
INTERACTIVE DATA CORP	COM	800	18,168
INTERNATIONAL BUSINESS MACHS	COM	15,122	1,243,028
INTERNATIONAL FLAVOURS	COM	1,400	46,900
INTERNATIONAL GAME TECHNOLOGY	COM	1,600	49,248
INTERNATIONAL PAPER CO	COM	8,200	275,602
INTERNATIONAL RECTIFIER CORP	COM	1,500	47,850
INTUIT	COM	500	26,650
INVITROGEN CORP	COM	900	59,976
ISTAR FINL INC	COM	1,700	60,605
ITT EDL SVCS INC	COM	700	41,377
ITT INDS INC	COM	100	10,282
JDS UNIPHASE CORP	COM	26,300	62,068
JEFFERSON PILOT CORP	COM	2,450	139,479
JEFFRIES GROUP INC NEW	COM	1,000	44,980
JETBLUE AWYS CORP	COM	2,250	34,605
JOHNSON + JOHNSON	COM	27,100	1,628,710
JOHNSON CTLS INC	COM	3,300	240,603
JPMORGAN CHASE + CO	COM	34,626	1,374,306
JUNIPER NETWORKS INC	COM	5,400	120,420
KB HOME	COM	1,300	94,458
KELLOGG CO	COM	4,200	181,524
KERR MCGEE CORP	COM	633	57,514
KEYCORP NEW	COM	7,100	233,803
KEYSPAN CORP	COM	3,000	107,070
KIMBERLY CLARK CORP	COM	5,300	316,145
KINDER MORGAN INC KANS	COM	200	18,390
KING PHARMACEUTICALS INC	COM	4,000	67,680
KKR FINL CORP	COM	1,200	28,788
KLA TENCOR CORP	COM	800	39,464
KNIGHT RIDDER INC	COM	1,100	69,630
KOHLS CORP	COM	2,000	97,200
KOS PHARMACEUTICALSINC	COM	300	15,519
KRAFT FOODS INC	CL A	4,200	118,188
KROGER CO	COM	3,500	66,080
L 3 COMMUNICATIONS HLDG CORP	COM	200	14,870
LAFARGE NORTH AMERICA INC	COM	100	5,502
LAIDLAW INTL INC	COM	1,900	44,137

LANDSTAR SYS INC	COM	600	25,044
LAS VEGAS SANDS CORP	COM	500	19,735
LAUREATE ED INC	COM	900	47,259
LEE ENTERPRISES INC	COM	600	22,146
LEGG MASON INC	COM	300	35,907
LEGGETT + PLATT INC	COM	3,600	82,656
LEHMAN BROTHERS HLDGS INC	COM	1,900	243,523
LENNAR CORP	CL A	600	36,612
LEXMARK INTL INC	CL A	500	22,415
LIBERTY GLOBAL INC	COM SER C	49	1,039
LIBERTY GLOBAL INC	COM SER A	5,349	120,353
LIBERTY MEDIA CORP	COM SER A	19,700	155,039
LIBERTY PROPERTY	SH BEN INT SUPP	1,500	64,275
LIFEPOINT HOSPS INC	COM	1,000	37,500
LILLY ELI + CO	COM	11,400	645,126
LIMITED BRANDS INC	COM	5,268	117,740
LINCOLN NATL CORP IN	COM	2,900	153,787
LINEAR TECHNOLOGY CORP	COM	1,300	46,891
LIVE NATION INC	COM	650	8,515
LOCKHEED MARTIN CORP	COM	2,700	171,801
LOEWS CORP	COM	1,000	43,990
LOEWS CORP	COM	500	47,425
LOUISIANA PAC CORP	COM	2,100	57,687
LOWES COS INC	USD0.50	5,700	379,962
LUBRIZOL CORP	COM	1,300	56,459
LUCENT TECHNOLOGIES INC	COM	25,400	67,564
LYONDELL CHEMICAL CO	COM	800	19,056
M + T BK CORP	COM	100	10,905
M.D.C. HOLDINGS INC	COM	630	39,047
MACERICH CO	COM	1,100	73,854
MACK CA RLTY CORP	COM	900	38,880
MANOR CARE INC NEW	COM	1,500	59,655
MARATHON OIL CORP	COM	5,436	331,433
MARRIOTT INTL INC NEW	CL A	700	46,879
MARSH + MCLENNAN COS INC	COM	9,100	289,016
MARSHALL + ILSLEY CORP	COM	800	34,432
MARVEL ENTMT INC	COM	900	14,742
MASCO CORP	COM	7,200	217,368
MASSEY ENERGY CORP	COM	600	22,722
MATTEL INC	COM	1,000	15,820
MAXIM INTEGRATED PRODS INC	COM	2,030	73,567
MBIA INC	COM	500	30,080
MBNA CORP	COM	11,250	305,438
MCAFEE INC	COM	3,000	81,390
MCCORMICK + CO INC	COM NON VTG	2,200	68,024
MCDONALDS CORP	COM	9,400	316,968
MCGRAW HILL COS INC	COM	6,300	325,269
MCI INC	COM	4,700	92,731
MCKESSON CORP	COM	2,700	139,293

MEADWESTVACO CORP	COM	3,000	84,090
MEDCO HEALTH SOLUTIONS INC	COM	1,427	79,627
MEDIMMUNE INC	COM	1,700	59,534
MEDTRONIC INC	COM	10,000	575,700
MELLON FINL CORP	COM	7,200	246,600
MEMC ELECTR MATLS INC	COM	2,400	53,208
MENS WEARHOUSE INC	COM	900	26,496
MERCANTILE BANKSHARES CORP	COM	1,500	84,660
MERCK + CO INC	COM	24,100	766,621
MERCURY GEN CORP	COM	500	29,110
MEREDITH CORP	COM	800	41,872
MERITAGE HOME CORP	COM	400	25,168
MERRILL LYNCH + CO INC	COM	7,200	487,656
METLIFE INC	COM	2,400	117,600
MICROCHIP TECHNOLOGY INC	COM	400	12,860
MICRON TECHNOLOGY INC	COM	2,000	26,620
MICROSOFT CORP	COM	86,400	2,259,360
MILLENNIUM PHARMACEUTICALS	COM	5,300	51,410
MILLS CORP	COM	1,100	46,134
MOLSON COORS BREWING CO	CL B	800	53,592
MONSANTO CO NEW	COM	1,477	114,512
MONSTER WORLDWIDE INC	COM	1,600	65,312
MOODYS CORP	COM	700	42,994
MORGAN STANLEY	COM	11,200	635,488
MOSAIC CO	COM	2,000	29,260
MOTOROLA INC	COM	27,900	630,261
MSC INDL DIRECT INC	CL A	600	24,132
MURPHY OIL CORP	COM	2,700	145,773
NALCO HLDG CO	COM	1,600	28,336
NATIONAL CITY CORP	COM	7,654	256,945
NATIONAL FUEL GAS CO N J	COM	1,600	49,904
NATIONAL INSTRS CORP	COM	1,050	33,653
NATIONAL OILWELL VARCO INC	COM	300	18,810
NATIONAL SEMICONDUCTOR CORP	COM	600	15,588
NATIONWIDE FINL SVCS INC	CL A	1,400	61,600
NAVTEQ CORP	COM	1,700	74,579
NELNET INC	CL A	800	32,544
NETWORK APPLIANCE INC	COM	1,700	45,900
NEW CENTY FINL CORP MD	COM	1,300	46,891
NEW PLAN EXCEL RLTY TR INC	COM	1,700	39,406
NEW YORK CMNTY BANCORP INC	COM	1,400	23,128
NEW YORK TIMES CO	CL A	2,500	66,125
NEWELL RUBBERMAID INC	COM	4,800	114,144
NEWMONT MNG CORP	COM	2,200	117,480
NEWS CORP	CL A	26,900	418,295
NEXTEL PARTNERS INC	CL A	2,400	67,056
NII HLDGS INC	CL B	2,200	96,096
NIKE INC	CL B	1,200	104,148
NISOURCE INC	COM	3,400	70,924

NORDSTROM INC	COM	2,900	108,460
NORFOLK SOUTHN CORP	COM	1,800	80,694
NORTH FORK BANCORPORATION INC	COM	7,958	217,731
NORTHERN TRUST CORP	COM	3,300	171,006
NORTHROP GRUMMAN CORP	COM	3,756	225,773
NOVELL INC	COM	6,300	55,629
NOVELLUS SYS INC	COM	1,700	41,004
NUCOR CORP	COM	200	13,344
NUVEEN INVTS INC	CL A	1,000	42,620
OCCIDENTAL PETE CORP	COM	5,300	423,364
OFFICE DEPOT INC	COM	400	12,560
OFFICEMAX INC DEL	COM	2,000	50,720
OGE ENERGY CORP	COM	1,800	48,222
OLD REP INTL CORP	COM	2,900	76,154
OMNICARE INC	COM	500	28,610
OMNICOM GROUP	COM	2,480	211,122
ONEOK INC NEW	COM	1,600	42,608
ORACLE CORP	COM	29,300	357,753
OSI PHARMACEUTICALS INC	COM	800	22,432
OVERSEAS SHIPHOLDING GROUP INC	COM	600	30,234
PACCAR INC	COM	1,675	115,960
PAN PAC RETAIL PPTYS INC	COM	600	40,134
PANERA BREAD CO	CL A	500	32,840
PARKER HANNIFIN CORP	COM	700	46,172
PAYCHEX INC	COM	1,700	64,804
PDL BIOPHARMA INC	COM	2,000	56,840
PEABODY ENERGY CORP	COM	200	16,484
PENN NATL GAMING INC	COM	1,300	42,835
PENNEY J C INC	COM	3,800	211,280
PENTAIR INC	COM	800	27,616
PEOPLES BK BRIDGEPORT CONN	COM	1,100	34,166
PEPCO HLDGS INC	COM	3,384	75,700
PEPSICO INC	COM	13,710	809,987
PERKINELMER INC	COM	2,200	51,832
PFIZER INC	COM	70,100	1,634,732
PG+E CORP	COM	1,400	51,968
PHARMACEUTICAL PROD DEV INC	COM	900	55,755
PHELPS DODGE CORP	COM	300	43,161
PHILADELPHIA CONS HLDG CORP	COM	300	29,007
PIEDMONT NAT GAS INC	COM	1,500	36,240
PINNACLE WEST CAP CORP	COM	1,900	78,565
PITNEY BOWES INC	COM	4,000	169,000
PLAINS EXPL + PRODTN CO	COM	1,500	59,595
PLUM CREEK TIMBER CO INC	COM	1,800	64,890
PNC FINL SVCS GROUP INC	COM	4,700	290,601
PNM RES INC	COM	1,100	26,939
POLARIS INDS INC	COM	800	40,160
POPULAR INC	COM	4,985	105,433
PPG INDS INC	COM	2,900	167,910

PPL CORP	COM	6,400	188,160
PRAXAIR INC	COM	1,700	90,032
PRICE T ROWE GROUP INC	COM	2,200	158,466
PRINCIPAL FINANCIAL GROUP	COM	1,400	66,402
PROCTER AND GAMBLE CO	COM	30,595	1,770,839
PROGRESS ENERGY INC	COM	4,554	200,012
PROGRESSIVE CORP OHIO	COM	1,000	116,780
PROLOGIS	SH BEN INT	1,800	84,096
PROTECTIVE LIFE CORP	COM	1,300	56,901
PRUDENTIAL FINL INC	COM	3,500	256,165
PUBLIC STORAGE INC	COM	1,500	101,580
PUBLIC SVC ENTERPRISE GROUP	COM	4,100	266,377
PUGET ENERGY INC	COM	1,900	38,798
PULTE HOMES INC	COM	400	15,744
QUALCOMM INC	COM	15,600	672,048
QUICKSILVER RES INC	COM	1,000	42,010
QUIKSILVER INC	COM	1,800	24,912
RANGE RES CORP	COM	2,400	63,216
RAYMOND JAMES FINANCIAL INC	COM	1,200	45,204
RAYONIER INC	COM	1,918	76,432
RAYTHEON CO	COM	7,700	309,155
REALTY INCOME CORP	COM	1,500	32,430
RECKSON ASSOCS RLTY CORP	COM	1,600	57,568
RED HAT INC	COM	3,200	87,168
REGAL ENTMT GROUP	CL A	600	11,412
REGENCY CTRS CORP	COM	900	53,055
REGIONS FINL CORP NEW	COM	8,035	274,476
RENAL CARE GROUP INC	COM	1,300	61,503
RESMED INC	COM	1,200	45,972
RESPIRONICS INC	COM	1,400	51,898
REYNOLDS AMERN INC	COM	1,400	133,462
RH DONNELLEY CORP	COM	500	30,810
ROCKWELL AUTOMATION INC	COM	3,100	183,396
ROCKWELL COLLINS INC	COM	200	9,294
ROHM + HAAS CO	COM	2,800	135,576
ROSS STORES INC	COM	2,400	69,360
RPM INTL INC	COM	2,000	34,740
RYDER SYS INC	COM	900	36,918
SABRE HLDGS CORP	CL A	1,000	24,110
SAFECO CORP	COM	2,100	118,650
SAFEWAY INC	COM	2,000	47,320
SALESFORCE COM INC	COM	1,300	41,665
SANMINA SCI CORP	COM	3,600	15,336
SARA LEE CORP	COM	11,806	223,133
SCHERING PLOUGH CORP	COM	9,800	204,330
SCHWAB CHARLES CORP	COM	4,400	64,548
SCIENTIFIC GAMES CORP	CL A	1,200	32,736
SCP POOL CORP	COM	1,000	37,220
SEARS HLDGS CORP	COM	1,496	172,833

SEMPRA ENERGY	COM	4,500	201,780
SERVICE CORP INTL	COM	5,000	40,900
SERVICE MASTER COMPANY	COM	2,600	31,070
SHERWIN WILLIAMS CO	COM	1,900	86,298
SHURGARD STORAGE CTRS	CL A	700	39,697
SIERRA HEALTH SVCS INC	COM	400	31,984
SIMON PPTY GROUP INC NEW	COM	2,846	218,089
SIRIUS SATELLITE RADIO INC	COM	3,400	22,780
SKY FINL GROUP INC	COM	1,700	47,294
SL GREEN RLTY CORP	COM	1,000	76,390
SLM CORP	COM	2,750	151,498
SMUCKER J M CO	COM	1,000	44,000
SNAP ON INC	COM	1,100	41,316
SONIC CORP	COM	1,200	35,400
SONOCO PRODS CO	COM	1,600	47,040
SOUTHERN CO	COM	10,700	369,471
SOUTHERN COPPER CORP DEL	COM	500	33,490
SOUTHERN UN CO NEW	COM	1,590	37,572
SOUTHWEST AIRLS CO	COM	2,700	44,361
SOUTHWESTERN ENERGY CO	COM	2,800	100,632
SOVEREIGN BANCORP INC	COM	500	10,810
SPECTRUM BRANDS INC	COM	700	14,217
SPRINT NEXTEL CORP	COM SER 1	21,787	508,944
SRA INTL INC	CL A	600	18,324
ST JUDE MED INC	COM	1,800	90,360
STANDARD PAC CORP NEW	COM	1,200	44,160
STANLEY WORKS	COM	1,600	76,864
STAPLES INC	COM	9,500	215,745
STARBUCKS CORP	COM	4,400	132,044
STARWOOD HOTELS + RESORTS	PAIRD 1 CL B SH BEN + 1 COM	900	57,474
STATE STREET CORPORATION	COM	1,900	105,336
STATION CASINOS INC	COM	1,000	67,800
STEELCASE INC	CL A	1,300	20,579
STRYKER CORP	COM	1,600	71,088
STUDENT LN CORP	COM	100	20,923
SUN MICROSYSTEMS INC	COM	18,300	76,677
SUNOCO INC	COM	2,300	180,274
SUNTRUST BKS INC	COM	5,234	380,826
SUPERVALU INC	COM	2,600	84,448
SWIFT TRANSN INC	COM	900	18,270
SYBASE INC	COM	1,400	30,604
SYMANTEC CORP	COM	7,024	122,920
SYMBOL TECHNOLOGIES INC	COM	3,863	49,524
SYNOVUS FINL CORP	COM	5,100	137,751
SYSCO CORP	COM	5,800	180,090
TAKE TWO INTERACTIVE SOFTWARE	COM	1,400	24,780
TARGET CORP	COM	7,300	401,281
TCF FINANCIAL CORP	COM	2,200	59,708
TD BANKNORTH INC	COM	1,500	43,575

TECHNE CORP	COM	700	39,305
TECO ENERGY INC	COM	3,900	67,002
TEKTRONIX INC	COM	1,700	47,957
TELEFLEX INC	COM	700	45,486
TELEPHONE + DATA SYS INC	COM	700	25,221
TELEWEST GLOBAL INC	COM	4,100	97,662
TEMPLE INLAND INC	COM	1,800	80,730
TEMPUR PEDIC INTL INC	COM	900	10,350
TENET HEALTHCARE CORP	COM	1,700	13,022
TEREX CORP NEW	COM	900	53,460
TESORO CORP	COM	1,300	80,015
TEXAS INSTRS INC	COM	12,230	392,216
TEXTRON INC	COM	2,000	153,960
THE ST PAUL TRAVELERS COS INC	COM	6,945	310,233
THOMAS + BETTS CORP	COM	900	37,764
THORNBURG MTG INC	COM	1,900	49,780
TIDEWATER INC	COM	1,200	53,352
TIFFANY + CO NEW	COM	2,400	91,896
TIME WARNER INC NEW	COM	41,300	720,272
TIMKEN CO	COM	1,500	48,030
TJX COS INC NEW	COM	8,100	188,163
TRIAD HOSPS INC	COM	1,500	58,845
TRIBUNE CO NEW	COM	3,800	114,988
TRIMBLE NAVIGATION LTD	COM	1,000	35,490
TRIZEC PPTYS INC	COM	1,800	41,256
TXU CORP	COM	3,000	150,570
UNION PAC CORP	COM	3,500	281,785
UNIONBANCAL CORP	COM	400	27,488
UNISYS CORP	COM	5,200	30,316
UNIT CORP	COM	900	49,527
UNITED DOMINION RLTY TR INC	COM	2,000	46,880
UNITED PARCEL SVC INC	CL B	5,800	435,870
UNITED TECHNOLOGIES CORP	COM	8,200	458,462
UNITEDHEALTH GROUP INC	COM	11,580	719,581
UNITRIN INC	COM	900	40,545
UNIVISION COMMUNICATIONS INC	CL A	800	23,512
UNUMPROVIDENT CORP	COM	5,100	116,025
URBAN OUTFITTERS INC	COM	2,000	50,620
US BANCORP DEL	COM	18,701	558,973
USG CORP	COM	700	45,500
UST INC	COM	2,700	110,241
V F CORP	COM	1,600	88,544
VALEANT PHARMACEUTICALS INTL	COM	1,300	23,504
VALERO ENERGY CORP	COM	3,800	196,080
VALLEY NATL BANCORP	COM	2,108	50,803
VALSPAR CORP	COM	1,800	44,406
VCA ANTECH INC	COM	1,600	45,120
VECTREN CORP	COM	1,500	40,740
VENTAS INC	COM	2,000	64,040

VERISIGN INC	COM	4,500	98,640
VERIZON COMMUNICATIONS	COM	29,000	873,480
VIACOM INC	CL B FORMERLY COM NON VTG	10,881	354,721
VINTAGE PETE INC	COM	1,000	53,330
VISHAY INTERTECHNOLOGY INC	COM	2,800	38,528
VORNADO RLTY TR	COM	2,000	166,940
VULCAN MATLS CO	COM	1,700	115,175
WACHOVIA CORP 2ND NEW	COM	16,195	856,068
WAL MART STORES INC	COM	21,000	982,800
WALGREEN CO	COM	7,600	336,376
WARNER MUSIC GROUP CORP	COM	1,000	19,270
WASHINGTON FED INC	COM	1,642	37,750
WASHINGTON MUT INC	COM	9,550	415,425
WASHINGTON POST CO	CL B	34	26,010
WASTE MGMT INC DEL	COM	3,300	100,155
WEINGARTEN RLTY INVS	SH BEN INT	1,550	58,606
WELLPOINT INC	COM	4,400	351,076
WELLS FARGO + CO NEW	COM	17,077	1,072,948
WENDYS INTL INC	COM	1,900	104,994
WEST CORP	COM	400	16,860
WESTERN GAS RES INC	COM	900	42,381
WESTSTAR ENERGY INC	COM	1,700	36,550
WESTWOOD ONE INC	COM	1,300	21,190
WEYERHAEUSER CO	COM	4,100	271,994
WFS FINL INC	COM	100	7,615
WHIRLPOOL CORP	COM	1,100	92,136
WHITNEY HLDG CORP	COM	1,250	34,450
WHOLE FOODS MKT INC	COM	200	15,478
WILLIAMS COS INC	COM	1,700	39,389
WILMINGTON TR CORP	COM	1,300	50,583
WPS RES CORP	COM	700	38,717
WRIGLEY WM JR CO	COM	700	46,543
WYETH	COM	14,700	677,229
WYNN RESORTS LTD	COM	800	43,880
XCEL ENERGY INC	COM	6,620	122,205
XEROX CORP	COM	6,300	92,295
XILINX INC	COM	1,300	32,773
XM SATELLITE RADIO HLDGS INC	CL A	600	16,368
XTO ENERGY INC	COM	1,400	61,516
YAHOO INC	COM	10,200	399,636
YRC WORLDWIDE INC	COM	500	22,305
YUM BRANDS INC	COM	1,300	60,944
ZIMMER HOLDINGS INC	COM	1,700	114,648
Unsettled Transactions			41,045

	Total:		$117,138,578

n / a — Cost is not applicable

EXHIBIT D - PIMCO High Yield and Emerging Markets Bond Fund
(Managed by Pacific Management Investment Company)

IBM SAVINGS PLAN AT DECEMBER 31, 2005
Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value				(d) Cost	(e) Current value
						(n/a)
		Shares/Par Value
	BRAZIL FEDERATIVE REP	10.5%	14 Jul 2014	BRAZIL	800,000		$980,400
	BRAZIL FEDERATIVE REP	11%	11 Jan 2012	BRAZIL	3,200,000		3,904,000
	BRAZIL FERERATIVE REP	8.875%	15 Apr 2024	BRAZIL	3,500,000		3,902,500
	ABITIBI CONSOLIDATED CO CDA	7.75%	15 Jun 2011	CANADA	750,000		714,375
	ABITIBI CONSOLIDATED CO CDA	6%	20 Jun 2013	CANADA	600,000		508,500
	BOMBARDIER INC	6.3%	01 May 2014	CANADA	300,000		262,500
	CDA INC/CAN WEST MEDIA	8%	15 Sep 2012	CANADA	300,000		306,375
	NORAMPAC INC	6.75%	01 Jun 2013	CANADA	250,000		241,250
	ROGERS WIRELESS INC	7.5%	15 Mar 2015	CANADA	600,000		648,000
	ROGERS WIRELESS INC	8%	15 Dec 2012	CANADA	500,000		529,375
	COLOMBIA REP	8.25%	22 Dec 2014	COLOMBIA	1,400,000		1,554,000
	REPUBLIC OF ECUADOR	8%	15 Aug 2030	ECUADOR	1,700,000		1,564,000
	GAZPROM	9.625%	01 Mar 2013	GERMANY	1,930,000		2,333,949
	MDP ACQUISITIONS PLC	9.625%	01 Oct 2012	IRELAND	850,000		850,000
	BCP CRYSTAL U S HLDGS CORP	9.625%	15 Jun 2014	LUXEMBOURG	500,000		556,250
	PERU REP	8.375%	03 May 2016	PERU	1,000,000		1,097,500
	UKRAINE REPUBLIC	7.65%	11 Jun 2013	UKRAINE	1,000,000		1,081,600
	AES CORP	9%1	May 20155	UNITED STATES	2,050,000		2,244,750
	ALLIED WASTE NORTH AMER INC	7.25%	15 Mar 2015	UNITED STATES	600,000		606,000
	ALLIED WASTE NORTH AMER INC	7.875%	15 Apr 2013	UNITED STATES	1,000,000		1,032,500
	ARVIN INDS INC	6.75%	15 Mar 2008	UNITED STATES	200,000		190,000
	ARVINMERITOR INC	8.75%	01 Mar 2012	UNITED STATES	300,000		287,250
	BOWATER CDA FIN CORP	7.95%	15 Nov 2011	UNITED STATES	400,000		388,000
	CABLEVISION SYS CORP	8%	15 Apr 2012	UNITED STATES	500,000		467,500
	CHARTER COMMUNICATIONS OPER LL	8%	30 Apr 2012	UNITED STATES	800,000		796,000
	CHESAPEAKE ENERGY CORP	6.375%	15 Jun 2015	UNITED STATES	300,000		300,000
	CHESAPEAKE ENERGY CORP	6.875%	15 Jan 2016	UNITED STATES	300,000		307,500
	CINCINNATI BELL INC NEW	8.375%	15 Jan 2014	UNITED STATES	1,100,000		1,082,125
	CITIZENS COMMUNICATIONS CO	6.25%	15 Jan 2013	UNITED STATES	450,000		435,375
	CMS ENERGY CORP	8.5%	15 Apr 2011	UNITED STATES	100,000		108,875
	CSC HLDGS INC	7.625%	01 Apr 2011	UNITED STATES	400,000		398,000
	DAVITA INC	7.25%	15 Mar 2015	UNITED STATES	700,000		708,750
	DELHAIZE AMER INC	9%	15 Apr 2031	UNITED STATES	750,000		881,714
	DEX MEDIA WEST LLC	9.875%	15 Aug 2013	UNITED STATES	500,000		555,000
	DIRECTV HLDGS LLC	6.375%	15 Jun 2015	UNITED STATES	500,000		488,750
	DJ CDX EM4 SWAP A	1.8%	20 Dec 2010	UNITED STATES	3,000,000		50,238
	DJ CDX EM4 SWAP B	1%	20 Dec 2010	UNITED STATES	(3,000,000)		0

DJ CDX HY 5 BB SP DUB A	2.5%	20 Dec 2010	UNITED STATES	1,100,000	0
DJ CDX HY BB SP DUB B	1%	20 Dec 2010	UNITED STATES	(1,100,000)	(7,010)
DJ CDX SWAP A	2.5%	20 Dec 2010	UNITED STATES	1,200,000	0
DJ CDX SWAP B	1%	20 Dec 2010	UNITED STATES	(1,200,000)	(7,647)
DRESSER INC	0%		UNITED STATES	100,000	105,250
ECHOSTAR DBS	6.375%	01 Oct 2011	UNITED STATES	300,000	288,750
ECHOSTAR DBS CORP	6.625%	01 Oct 2014	UNITED STATES	250,000	239,688
EL PASO ENERGY	7.375%	15 Dec 2012	UNITED STATES	600,000	603,000
EL PASO ENERGY CORP	8.05%	15 Oct 2030	UNITED STATES	500,000	510,000
EL PASO PRODTN HLDG CO	7.75%	01 Jun 2013	UNITED STATES	1,000,000	1,037,500
EQUISTAR CHEMICALS LP	10.125%	01 Sep 2008	UNITED STATES	300,000	325,500
FORD MTR CR CO	7.375%	01 Feb 2011	UNITED STATES	900,000	788,866
GENERAL MTRS ACCEP CORP	7.25%	02 Mar 2011	UNITED STATES	1,950,000	1,792,319
GEORGIA PAC CORP	7.25%	01 Jun 2028	UNITED STATES	1,500,000	1,329,375
HCA INC	7.5%	06 Nov 2033	UNITED STATES	100,000	103,252
HCA INC	6.75%	15 Jul 2013	UNITED STATES	1,200,000	1,237,303
HEALTHSOUTH CORP	7.625%	01 Jun 2012	UNITED STATES	750,000	761,250
HOST MARRIOTT L P	6.375%	15 Mar 2015	UNITED STATES	300,000	299,250
INGLES MKTS INC	8.875%	01 Dec 2011	UNITED STATES	350,000	362,250
JEFFERSON SMURFIT CORP U S	7.5%	01 Jun 2013	UNITED STATES	500,000	460,000
JEFFERSON SMURFIT CORP US	8.25%	01 Oct 2012	UNITED STATES	28,000	26,880
KRATON POLYMERS LLC	8.125%	15 Jan 2014	UNITED STATES	300,000	288,000
MCI INC	8.735%	01 May 2014	UNITED STATES	1,000,000	1,106,250
MGM MIRAGE	8.375%	01 Feb 2011	UNITED STATES	1,800,000	1,926,000
MIDWEST GENERATION LLC	8.75%	01 May 2034	UNITED STATES	1,750,000	1,927,188
OWENS BROCKWAY GLASS CONTAINER	8.75%	15 Nov 2012	UNITED STATES	300,000	322,500
PEABODY ENERGY CORP	6.875%	15 Mar 2013	UNITED STATES	300,000	312,000
PEMEX PROJ FDG MASTER TR	7.375%	15 Dec 2014	UNITED STATES	600,000	666,600
PENNEY J C INC	7.125%	15 Nov 2023	UNITED STATES	750,000	834,950
PSEG ENERGY HLDGS INC	8.5%	15 Jun 2011	UNITED STATES	800,000	856,000
QUICKSILVER INC	6.875%	15 Apr 2015	UNITED STATES	140,000	134,750
QUIKSILVER INC	6.875%	15 Apr 2015	UNITED STATES	200,000	192,500
QWEST COMMUNICATIONS INTL INC	7.5%	15 Feb 2014	UNITED STATES	1,200,000	1,233,000
QWEST COMMUNICATIONS INTL INC	7.25%	15 Feb 2011	UNITED STATES	1,000,000	1,020,000
QWEST COMMUNICATIONS INTL INC	7.5%	15 Feb 2014	UNITED STATES	100,000	102,750
RELIANT ENERGY INC	6.75%	15 Dec 2014	UNITED STATES	300,000	261,750
RELIANT RES INC	9.5%	15 Jul 2013	UNITED STATES	750,000	751,875
REYNOLDS R J TOB HLDGS INC	7.25%	01 Jun 2012	UNITED STATES	450,000	459,000
ROTECH HEALTHCARE INC	9.5%	01 Apr 2012	UNITED STATES	150,000	157,500
RURAL CELLULAR CORP	8.25%	15 Mar 2012	UNITED STATES	200,000	211,000
SEMGROUP L P/SEMGROUP FIN CORP	8.75%	15 Nov 2015	UNITED STATES	75,000	76,688
SENECA GAMING CORP	7.5%	01 May 20122	UNITED STATES	300,000	301,875
SPECTRUM BRANDS INC	7.375%	01 Feb 2015	UNITED STATES	500,000	417,500
STATION CASINOS INC	6.5%	01 Feb 2014	UNITED STATES	400,000	404,000
STONE CONTAINER CORP	8.375%	01 Jul 2012	UNITED STATES	600,000	580,500
SUBURBAN PROPANE PARTNERS LP	6.875%	15 Dec 2013	UNITED STATES	250,000	233,750
SUNGARD DATA SYS INC	9.125%	15 Aug 2013	UNITED STATES	400,000	414,000
SWAPTION (317503N97) FUTURES	SEP 4.78 CALL		UNITED STATES	(24,000)	(22,754)
TARGETED RETURN INDEX SECS TR	0.962081%	15 Jun 2015	UNITED STATES	2,282,927	2,345,707
TECO ENERGY INC	6.7%	01 May 20155	UNITED STATES	500,000	517,500
TENET HEALTHCARE CORP	7.375%	01 Feb 2013	UNITED STATES	300,000	276,750
TENNECO AUTOMOTIVE INC	10.25%	15 Jul 2013	UNITED STATES	800,000	874,000
TRIAD HOSPS INC	7%	15 Nov 2013	UNITED STATES	500,000	501,250

TRW AUTOMOTIVE ACQUISITION	9.375%	15 Feb 2013	UNITED STATES	200,000	216,500
UNITED STATES TREAS BDS	6%	15 Feb 2026	UNITED STATES	2,000,000	2,358,438
VENTAS RLTY LTD PARTNERSHIP	9%	01 May 0122	UNITED STATES	200,000	228,000
VWR INTL INC	6.875%	15 Apr 2012	UNITED STATES	300,000	297,750
VWR INTL INC	8%	15 Apr 2014	UNITED STATES	250,000	248,750
WILLIAMS COS INC	7.875%	01 Sep 2021	UNITED STATES	1,500,000	1,623,750
WYNN LAS VEGAS LLC	6.625%	01 Dec 2014	UNITED STATES	750,000	729,375
XEROX CORP	7.2%	01 Apr 2016	UNITED STATES	350,000	367,500
Unsettled Transactions					35,357

	Total :				$ 71,483,473

N/A - Cost is not applicable

EXHIBIT E - Short-Term Investments

(Managed by JPMorgan Chase Bank N.A.)

IBM SAVINGS PLAN AT DECEMBER 31, 2005

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c) Description of investment including maturity date,					(e) Current
(a)	(b) Identify of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value				(d) Cost	value
						(n/a)
		Issuer Name			Maturity
		Product	Coupon %		Date		Principal Amount
	ABSHE 2005-HE6 A2A	Asset Backed Security - Floating	4.478750	**	01/25/06		$3,673,834
	AJAX BAMBINO FUNDING LTD.	Commercial Paper	4.371091		02/02/06		4,964,436
	ALLSTATE LIFE GLOBAL FUNDING TRUSTS	Medium Term Note - Floating	4.368750	**	01/27/06		10,000,000
	AMERICAN EXPRESS CENTURION	Bank Note - Floating Rate	4.329844	**	01/03/06		20,000,483
	AMERICAN EXPRESS CREDIT CORP	Medium Term Note - Floating	4.394515	**	01/17/06		3,051,828
	AMERICAN HONDA FINANCE CORP	Medium Term Note - Floating	4.446631	**	03/06/06		5,005,445
	AMSI 05-R4 A2A	Asset Backed Security - Floating	4.458750	**	01/25/06		516,023
	AMSTERDAM FUNDING	Commercial Paper	4.321932		02/02/06		4,963,058
	ASAP FUNDING LIMITED	Commercial Paper	4.344632		01/09/06		9,966,322
	ASIF GLOBAL FUNDING XV	Medium Term Note - Floating	4.360000	**	01/23/06		15,000,000
	ASPEN FUNDING CORP	Commercial Paper	4.343455		01/26/06		4,973,000
	ATLANTIS ONE FUNDING	Commercial Paper	4.328956		02/02/06		14,899,667
	BANK AMER CANADA	Time Deposit	4.250000		01/03/06		40,000,000
	BANK OF IRELAND	Commercial Paper	4.337554		02/23/06		49,451,833
	BANK OF NEW YORK CO, INC	Medium Term Note - Floating	4.330000	**	01/10/06		10,000,000
	BANK OF NEW YORK CO, INC	Medium Term Note - Floating	4.330000	**	01/10/06		25,000,000
	BANK OF NOVA SCOTIA NEW YORK	Yankee C/D - Floating	4.378923	**	01/30/06		24,994,834
	BARCLAYS LONDON	Eurodollar C/D - Fixed	4.125000		02/07/06		25,000,000
	BARCLAYS LONDON	Time Deposit	4.250000		01/03/06		25,000,000
	BARTON CAPITAL CORPORATION	Commercial Paper	4.110899		01/10/06		9,900,511
	BAVARIA UNIVERSAL FUNDING CORP	Commercial Paper	4.357335		01/17/06		9,960,217
	BCAINTESABCI LN	Eurodollar C/D - Fixed	4.240000		02/01/06		20,000,000
	BEAR STEARNS	Medium Term Note - Floating	4.274279	**	01/03/06		24,999,967
	BEAR STEARNS	REPO - U.S. Agency Mortgages	4.250000		01/03/06		50,000,000
	BETA FINANCE INC	Commercial Paper	4.420336		02/28/06		9,908,750
	BNP PARIBAS, NY	Yankee C/D - Floating	4.296814	**	01/04/06		29,988,288
	CAISSE NAT DES CAIS D’EPAR PREVOYAN	Time Deposit	4.105000		02/06/06		15,000,000
	CAJA DE MADRID	Time Deposit	4.350000		04/25/06		5,000,000
	CANADIAN IMPERIAL BANK NY	Yankee C/D - Floating	4.372762	**	01/23/06		9,997,433
	CANADIAN IMPERIAL BANK NY	Yankee C/D - Floating	4.350000	**	01/23/06		15,000,000
	CARR 05-OPT2	Asset Backed Security - Floating	4.468750	**	01/25/06		2,785,429
	CC USA INC	Medium Term Note - Floating	4.330075	**	01/03/06		19,999,019
	CC USA INC	Medium Term Note - Floating	4.330079	**	01/03/06		24,998,753
	CHARTA LLC	Commercial Paper	4.323174		02/13/06		9,900,133
	CHARTA LLC	Commercial Paper	4.117330		01/06/06		9,909,333
	CIESCO LLC	Commercial Paper	4.247885		01/17/06		9,934,356
	CIESCO LLC	Commercial Paper	4.135798		01/09/06		24,783,611
	CITIBANK LONDON	Time Deposit	4.325000		02/22/06		5,000,000
	CITIBANK LONDON	Time Deposit	4.395000		03/02/06		15,000,000
	CITIGROUP FUNDING INC	Commercial Paper	4.165844		01/09/06		9,913,958
	CITIGROUP INC.	Medium Term Note - Floating	4.524308	**	03/29/06		1,999,985
	CITIGROUP INC.	Medium Term Note - Floating	4.520630	**	03/29/06		5,000,000
	CLIPPER RECEIVABLES CORP	Commercial Paper	4.320643		01/23/06		13,933,111
	CLIPPER RECEIVABLES CORP	Commercial Paper	4.110899		01/10/06		14,850,767
	COMPASS BANK	Domestic C/D - Fixed	4.300000		02/02/06		15,000,000
	CONCORD MINUTEMEN C.C.LLC,SER.A	Commercial Paper	4.209817		01/10/06		6,948,795

CONCORD MINUTEMEN C.C.LLC,SER.A	Commercial Paper	4.110899		01/10/06	14,850,767
CORPORATE RECEIVABLES CORP	Commercial Paper	4.331260		01/24/06	9,950,914
CORPORATE RECEIVABLES CORP	Commercial Paper	4.363590		02/08/06	14,888,142
CREDIT SUISSE FIRST BOSTON USA INC.	Medium Term Note - Floating	4.380000	**	01/03/06	15,000,000
CROWN POINT CAPITAL COMPANY LLC	Commercial Paper	4.254279		02/06/06	9,894,750
DEKABANK DEUTSCHE GIROZENTRALE	Yankee C/D - Floating	4.167500	**	01/19/06	25,000,000
DEN NORSKE LONDON	Time Deposit	4.160000		01/23/06	15,000,000
DEUTSCHE BANK FINANCIAL	Medium Term Note - Floating	4.380000	**	01/03/06	10,000,000
DEXIA BNK BXL	Time Deposit	4.450000		01/03/06	30,000,000
DORADA FINANCE INC.	Medium Term Note - Floating	4.375000	**	01/03/06	20,000,000
FIFTH THIRD BANCORP	Medium Term Note - Floating	4.350000	**	01/23/06	5,000,000
FORTIS BANK, NEW YORK	Yankee C/D - Floating	4.360711	**	01/30/06	11,993,195
GALAXY FUNDING INC	Commercial Paper	4.229826		01/24/06	6,633,748
GALAXY FUNDING INC	Commercial Paper	4.429037		03/09/06	9,889,283
GEMINI SECURITIZATION CORP	Commercial Paper	4.185242		01/26/06	4,945,950
GEMINI SECURITIZATION CORP	Commercial Paper	4.343455		01/26/06	11,935,200
GEMINI SECURITIZATION CORP	Commercial Paper	4.321932		02/02/06	12,181,330
GENERAL ELECTRIC CAPITAL CORP.	Medium Term Note - Floating	4.290422	**	02/06/06	6,003,004
GEORGE STREET FINANCE PTY LTD	Commercial Paper	4.336130		01/12/06	6,975,640
GOLDMAN SACHS GROUP, INC	Medium Term Note - Floating	4.410000	**	01/03/06	10,000,000
GOLDMAN SACHS GROUP, INC	Medium Term Note - Floating	4.303683	**	01/03/06	30,009,476
GSAA 2005-6 A-1	Asset Backed Security - Floating	4.488750	**	01/25/06	7,137,970
GSAA 2005-7 AV1	Asset Backed Security - Floating	4.488750	**	01/25/06	3,624,373
GSAA 2005-8 A1	Asset Backed Security - Floating	4.478750	**	01/25/06	3,764,909
GSAMP 2005-AHL	Asset Backed Security - Floating	4.468750	**	01/25/06	1,692,255
HARTFORD LIFE	Medium Term Note - Floating	4.185616	**	01/17/06	6,006,285
HEAT 2005-4 2A1	Asset Backed Security - Floating	4.468750	**	01/25/06	4,425,936
HEAT 2005-7 2A1	Asset Backed Security - Floating	4.498750	**	01/25/06	7,528,890
HSBC FINANCE CORP	Commercial Paper	4.371621		02/03/06	9,927,667
HSBC PARIS	Time Deposit	4.310000		02/01/06	25,000,000
IXIS CORPORATE & IVESTMENT BANK	Time Deposit	4.100000		02/06/06	5,000,000
K2(USA)LLC	Commercial Paper	4.230740		02/01/06	4,945,944
K2(USA)LLC	Medium Term Note - Floating	4.349516	**	01/17/06	9,000,613
K2(USA)LLC	Medium Term Note - Floating	4.370738	**	01/03/06	19,996,000
LAKE CONSTANCE FUNDING LLC	Commercial Paper	4.448938		03/14/06	9,890,000
LANDALE FUNDING LLC	Commercial Paper	4.306888		02/15/06	14,836,700
LANDESBK BADEN-WUERTTEMBERG, NY	Yankee C/D - Floating	4.515450	**	03/29/06	49,993,224
LEGACY CAPITAL COMPANY LLC	Commercial Paper	4.362532		02/06/06	14,888,142
LEGACY CAPITAL COMPANY LLC	Commercial Paper	4.298182		02/09/06	24,748,837
LEHMAN BROTHERS INC	REPO - U.S. Agency Mortgages	4.260000		01/03/06	50,000,000
LIBERTY STREET FUNDING COMPANY	Commercial Paper	4.326056		01/12/06	9,962,886
LINKS FINANCE LLC	Medium Term Note - Floating	4.285201	**	01/03/06	501,409
LINKS FINANCE LLC	Medium Term Note - Floating	4.285201	**	01/03/06	802,254
LINKS FINANCE LLC	Medium Term Note - Floating	4.285201	**	01/03/06	902,536
LINKS FINANCE LLC	Medium Term Note - Floating	4.330154	**	01/03/06	4,999,631
LINKS FINANCE LLC	Medium Term Note - Floating	4.285245	**	01/03/06	10,028,180
LINKS FINANCE LLC	Medium Term Note - Floating	4.370766	**	01/03/06	19,996,000
LLOYDS TOKYO JOM	Time Deposit	4.300000		02/14/06	10,000,000
MERRILL LYNCH AND COMPANY	Medium Term Note - Floating	4.556386	**	03/20/06	9,009,268
MERRILL LYNCH AND COMPANY	Medium Term Note - Floating	4.410000	**	01/23/06	10,000,000
MONTE DE PASCH LONDON	Eurodollar C/D - Fixed	4.105000		02/06/06	25,000,000
MONTE DE PASCHI	Eurodollar C/D - Fixed	4.280000		04/18/06	25,000,000
MORGAN STANLEY	Commercial Paper-Floating Rate	4.330000	**	01/03/06	20,000,000
MORGAN STANLEY	Medium Term Note - Floating	4.420000	**	01/03/06	25,000,000
MSHEL 2005-2 A2A	Asset Backed Security - Floating	4.468750	**	01/25/06	1,963,600
NATIONAL CITY BANK CLEVELAND	Bank Note - Floating Rate	4.360390	**	01/03/06	9,998,064
NELNET STUDENT LOAN CORP	Medium Term Note - Floating	4.358590	**	02/27/06	2,712,240
NELNET STUDENT LOAN CORP	Medium Term Note - Floating	4.358590	**	02/27/06	4,746,419
NORTHERN ROCK PLC	Time Deposit	4.170000		01/25/06	15,000,000
NORTHERN ROCK PLC	Time Deposit	4.320000		02/17/06	20,000,000
OOMLT 05-2 A-2	Asset Backed Security - Floating	4.458750	*	01/25/06	1,272,315
PACIFIC LIFE GLOBAL FUNDING	Medium Term Note - Floating	4.207072	**	01/26/06	10,033,047
PPSI 05-WCW1A3A	Asset Backed Security - Floating	4.468750	**	01/25/06	2,733,780
PPSI 2005-WHQ3	Asset Backed Security - Floating	4.458750	**	01/25/06	1,632,025

RAMP05 EFC7 AI1	Asset Backed Security - Floating	4.478750	**	01/25/06	3,000,000
RANGER FUNDING CO LLC	Commercial Paper	4.327096		01/17/06	14,940,738
RASC 05-KS4 A-1	Asset Backed Security - Floating	4.458750	**	01/25/06	2,411,426
RASC 2005-AHL2 A1	Asset Backed Security - Floating	4.478750	**	01/25/06	4,783,867
ROYAL BANK OF SCOTLAND HONG KONG	Time Deposit	4.110000		01/17/06	25,000,000
ROYAL BANK OF SCOTLAND LONDON	Time Deposit	4.150000		01/03/06	12,007,884
ROYAL BANK OF SCOTLAND NEW YORK	Yankee C/D - Floating	4.292297	**	01/05/06	19,992,987
RWE AG	Commercial Paper	4.321932		02/02/06	7,940,893
SAN PAOLO IMI BANK	Yankee C/D - Fixed	4.325000		02/23/06	15,000,000
SASC 05 OPT1 A1	Asset Backed Security - Floating	4.468750	**	01/25/06	4,954,779
SASC 2005-WF2 A1	Asset Backed Security - Floating	4.458750	**	01/25/06	1,807,107
SASCO 05WF4 A2	Asset Backed Security - Floating	4.458750	**	01/25/06	4,903,569
SIGMA FINANCE INC.	Medium Term Note - Floating	4.330078	**	01/03/06	34,998,264
SILVER TOWER US FUNDING, LLC	Commercial Paper	4.248972		01/06/06	9,955,350
SUN TRUST BANK, ATLANTA	Domestic C/D - Floating	4.391764	**	01/30/06	9,996,900
SVENSKA STOCKHOLM	Time Deposit	4.340000		02/01/06	25,000,000
SWEDBANK STOCKHOLM	Time Deposit	4.105000		02/06/06	10,000,000
TANGO FINANCE CORP	Medium Term Note - Floating	4.391062	**	01/03/06	9,996,888
THAMES ASSET GLOBAL SEC	Commercial Paper	4.331039		02/03/06	11,914,000
THREE PILLARS FUNDING	Commercial Paper	4.325016		01/10/06	13,951,393
THREE PILLARS FUNDING	Commercial Paper	4.365297		01/25/06	19,929,917
TOYOTA MOTOR CREDIT CORP	Medium Term Note - Floating	4.340000	**	01/03/06	15,000,000
U.S. BANK N.A.	Bank Note - Floating Rate	4.285032	**	01/03/06	24,988,024
UBS SECURITIES LLC	REPO - U.S. Agency Mortgages	4.260000		01/03/06	50,000,000
WELLS FARGO & CO	Medium Term Note - Floating	4.360000	**	01/03/06	10,000,000
WELLS FARGO & CO	Medium Term Note - Floating	4.360000	**	01/03/06	25,000,000
WELLS FARGO BANK SAN FRANCISCO N.A.	Bank Note - Floating Rate	4.417724	**	03/03/06	4,000,968
WELLS FARGO BANK SAN FRANCISCO N.A.	Domestic C/D - Floating	4.300000	**	01/03/06	2,500,000
WORLD SAVINGS BANK FSB	Bank Note - Floating Rate	4.370000	**	01/23/06	15,000,000
XLLIAC GLOBAL FUNDING	Medium Term Note - Floating	4.392250	**	02/15/06	20,000,000

	Total Short-Term Investments purchased with cash collateral from securities lending				$1,909,000,935

n / a—Cost is not applicable

**	Investment is a floating rate instrument. The coupon rate is the rated in effect on December 31, 2005 and the maturity date is the date when the coupon rate is next adjusted.

EXHIBIT F   Stable Value Fund-Investment Contract (Synthetic GIC Global Wrapper)

(Managed by various investment companies)

IBM SAVINGS PLAN AT DECEMBER 31, 2005

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c)Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d)Cost	value
				(n/a)
			Par Value
	AES IRONWOOD LLC	8.857% 30 Nov 2025	154,241		170,436
	ALLSTATE FINL GLOBAL FDG LLC	6.15% 01 Feb 2006	1,300,000		1,301,883
	AMERADA HESS CORP	7.125% 15 Mar 2033	450,000		510,804
	AMERICA MOVIL S A DE C V	6.375% 01 Mar 2035	250,000		240,513
	AMERICAN EXPRESS CR ACCOUNT	1% 15 Feb 2013	5,950,000		5,953,719
	AMERICAN EXPRESS CR ACCOUNT	3.22% 18 Jan 2011	6,175,000		6,174,037
	AMERICAN REAL ESTATE PARTNERS	7.125% 15 Feb 2013	100,000		100,000
	AMERICAN REAL ESTATE PARTNERS	8.125% 01 Jun 2012	340,000		352,750
	ASIF GLOBAL FING XXIII	3.9% 22 Oct 2008	1,105,000		1,073,696
	ASSOCIATES CORP NORTH AMER	6.25% 01 Nov 2008	670,000		691,890
	AT+T BROADBAND CORP	8.375% 15 Mar 2013	1,555,000		1,800,168
	ATLANTIC RICHFIELD CO	5.9% 15 Apr 2009	960,000		993,479
	AVALONBAY CMNTYS INC MTN	4.95% 15 Mar 2013	595,000		583,247
	BANC AMER ALTERNATIVE LN TR	5% 25 Jun 2019	1,905,427		1,878,989
	BANC AMER ALTERNATIVE LN TR	5% 25 Jul 2019	2,122,420		2,082,777
	BANC AMER COML MTG INC	6.186% 11 Jun 2035	4,130,000		4,350,069
	BANC AMER COML MTG INC	5.46% 11 Apr 2037	4,500,000		4,572,177
	BANC AMER COML MTG INC	5.118% 11 Jul 2043	6,490,000		6,489,045
	BANC OF AMERICA COMM MTG INC	6.503% 15 Apr 2036	4,190,000		4,424,622
	BANK AMER CORP	4.5% 01 Aug 2010	1,690,000		1,659,445
	BANK NEW YORK N Y	3.8% 01 Feb 2008	925,000		907,812
	BANK ONE TEX N A MT SUB BK NTS	6.25% 15 Feb 2008	250,000		256,893
	BANKAMERICA CORP	6.25% 01 Apr 2008	490,000		505,380
	BARCLAYS BK PLC	6.86% 15 Jun 2032	290,000		322,999
	BCP CRYSTAL U S HLDGS CORP	9.625% 15 Jun 2014	30,000		33,375
	BELLSOUTH CORP	4.258% 26 Apr 2021	1,860,000		1,857,768
	BELVOIR LD LLC	5.27% 15 Dec 2047	675,000		650,545
	BERKSHIRE HATHAWAY FIN CORP	4.125% 15 Jan 2010	480,000		466,493
	BERKSHIRE HATHAWAY FIN CORP	3.4% 02 Jul 2007	1,020,000		1,001,031
	BERKSHIRE HATHAWAY FIN CORP	3.375% 15 Oct 2008	1,275,000		1,226,664
	BERKSHIRE HATHAWAY INC DEL	4.75% 15 May 2012	915,000		901,932
	BRISTOL MYERS SQUIBB CO	6.875% 01 Aug 2097	550,000		625,119
	BSKYB FIN U K PLC	6.5% 15 Oct 2035	415,000		409,403
	CANADIAN NATL RY CO	6.9% 15 Jul 2028	390,000		461,173
	CANADIAN PAC RY CO NEW	6.25% 15 Oct 2011	475,000		505,810
	CAPITAL AUTO RECEIVABLES ASSET	4.05% 15 Jul 2009	5,875,000		5,815,334
	CENTERPOINT ENERGY INC	7.25% 01 Sep 2010	430,000		461,278
	CHASE COML MTG SECS CORP	7.757% 15 Apr 2032	2,130,347		2,290,929
	CHASE COML MTG SECS CORP	7.198% 15 Jan 2032	3,465,000		3,712,665
	CHASE ISSUANCE TR	3.22% 15 Jun 2010	5,725,000		5,577,404
	CHASE MANHATTAN CORP NEW	7% 15 Nov 2009	900,000		964,053
	CHESAPEAKE ENERGY CORP	6.875% 15 Nov 2020	110,000		111,375
	CHESAPEAKE ENERGY CORP	6.25% 15 Jan 2018	185,000		181,300
	CHESAPEAKE ENERGYCORP	7.5% 15 Jun 2014	80,000		84,800
	CHRYSLER CORP	7.45% 01 Mar 2027	530,000		568,566
	CINCINNATI BELL INC NEW	7.25% 15 Jul 2013	60,000		62,400
	CITIBANK CR CARD ISSUANCE TR	2.55% 20 Jan 2009	6,225,000		6,085,909
	CITIBANK CR CARD ISSUANCE TR	2.9% 17 May 2010	7,200,000		6,900,754
	CITICORP	7.75% 15 Jun 2006	175,000		177,585
	CITIGROUP INC	4.625% 03 Aug 2010	250,000		246,443
	CITIGROUP INC	5.85% 11 Dec 2034	350,000		364,239
	CITIGROUP INC	4.125% 22 Feb 2010	4,075,000		3,949,306
	CITIGROUP INC	3.5% 01 Feb 2008	4,345,000		4,235,588
	CITIGROUP INC	3.625% 09 Feb 2009	4,540,000		4,376,129
	COLORADO INST GAS CO	6.8% 15 Nov 2015	110,000		112,396
	COMCAST CORP	7.05% 15 Mar 2033	600,000		643,752
	COMCAST CORP NEW	6.5% 15 Nov 2035	1,725,000		1,750,670

COMMERCIAL MTG ACCEP CORP	6.03% 15 Sep 2030	4,083,967	4,148,723
CONSOLIDATED NAT GAS CO	6.8% 15 Dec 2027	400,000	444,847
CONSOLIDATED NAT GAS CO	5% 01 Mar 2014	550,000	540,131
CONSOLIDATED NAT GAS CO	5.375% 01 Nov 2006	665,000	668,268
CROWN AMERS LLC	7.75% 15 Nov 2015	150,000	155,250
CWABS INC	1% 25 Jan 2035	6,000,000	6,000,000
CWABS INC	1% 25 Dec 2035	7,675,000	7,673,465
DEPFA ACS BK	3.625% 29 Oct 2008	2,850,000	2,770,291
DEUTSCHE BK AG	3.8425% 15 Mar 2007	1,700,000	1,687,250
DEUTSCHE TELEKOM INTL FIN BV	8.75% 15 Jun 2030	275,000	350,875
DEVON FING CORP U L C	7.875% 30 Sep 2031	455,000	581,445
DIRECTV HLDGS LLC	6.375% 15 Jun 2015	275,000	268,813
DOMINION RES INC DEL	5.125% 15 Dec 2009	600,000	599,868
DYNEGY HLDGS INC	10.125% 15 Jul 2013	740,000	836,200
EKSPORTFINANS A SA MTN	3.375% 15 Jan 2008	2,815,000	2,746,755
ELWOOD ENERGY LLC	8.159% 05 Jul 2026	476,867	513,156
ENCANA CORP	6.5% 15 Aug 2034	300,000	334,537
ENTERPRISE PRODS OPER L P	4% 15 Oct 2007	575,000	563,333
ENTERPRISE PRODUCTS OPER	4.95% 01 Jun 2010	1,075,000	1,053,899
EOP OPER LTD PARTNERSHIP	4.65% 01 Oct 2010	240,000	232,758
EURO CURRENCY		1	1
FED HM LN PC POOL A18699	6% 01 Feb 2034	169,847	171,632
FED HM LN PC POOL A32162	5% 01 Mar 2035	1,006,807	974,597
FED HM LN PC POOL A32206	5% 01 Mar 2035	1,565,695	1,515,605
FED HM LN PC POOL A38476	5.5% 01 Oct 2035	1,520,308	1,506,530
FED HM LN PC POOL A47256	5.5% 01 Oct 2035	6,596,299	6,536,520
FED HM LN PC POOL B13602	4.5% 01 Apr 2019	635,331	619,472
FED HM LN PC POOL B13873	4.5% 01 May 2019	567,548	553,381
FED HM LN PC POOL B14838	4.5% 01 Jun 2019	783,414	763,859
FED HM LN PC POOL B15138	4.5% 01 Jun 2019	676,205	659,326
FED HM LN PC POOL B15172	4.5% 01 Jun 2019	843,246	822,198
FED HM LN PC POOL B15178	4.5% 01 Jun 2019	702,620	685,082
FED HM LN PC POOL B16484	5% 01 Oct 2019	921,781	912,995
FED HM LN PC POOL B18187	4.5% 01 May 2020	120,794	117,514
FED HM LN PC POOL B18336	4.5% 01 May 2020	519,525	505,420
FED HM LN PC POOL B18375	4.5% 01 May 2020	481,078	468,018
FED HM LN PC POOL B18596	5% 01 Jun 2020	133,336	132,003
FED HM LN PC POOL B18605	5% 01 Jun 2020	3,050,245	3,019,266
FED HM LN PC POOL B18848	4.5% 01 Feb 2020	176,990	172,185
FED HM LN PC POOL B19065	4.5% 01 Apr 2020	40,266	39,173
FED HM LN PC POOL B19087	4.5% 01 Apr 2020	638,005	620,684
FED HM LN PC POOL B19138	5% 01 Apr 2020	300,000	296,953
FED HM LN PC POOL B19400	4.5% 01 May 2020	964,884	938,688
FED HM LN PC POOL B19906	5% 01 Sep 2020	1,000,099	989,942
FED HM LN PC POOL C00748	6% 01 Apr 2029	7,767	7,872
FED HM LN PC POOL C21292	6% 01 Jan 2029	4,994	5,061
FED HM LN PC POOL C50136	7% 01 Apr 2031	3,234	3,368
FED HM LN PC POOL C56030	6% 01 Mar 2031	133,217	134,971
FED HM LN PC POOL C59194	6.5% 01 Sep 2031	2,993	3,076
FED HM LN PC POOL C59834	6.5% 01 Oct 2031	9,514	9,776
FED HM LN PC POOL C60673	6.5% 01 Nov 2031	6,452	6,629
FED HM LN PC POOL C64029	6.5% 01 Feb 2032	10,287	10,566
FED HM LN PC POOL C64758	6.5% 01 Mar 2032	382,559	392,915
FED HM LN PC POOL C67095	6.5% 01 May 2032	7,382	7,582
FED HM LN PC POOL C67310	6.5% 01 May 2032	4,755	4,883
FED HM LN PC POOL C67331	6.5% 01 May 2032	57,620	59,180
FED HM LN PC POOL C70160	6.5% 01 Aug 2032	69,691	71,577
FED HM LN PC POOL C71381	6.5% 01 Apr 2032	1,110,680	1,140,747
FED HM LN PC POOL C78475	6.5% 01 Apr 2033	58,028	59,508
FED HM LN PC POOL E00543	6% 01 Apr 2013	11,606	11,844
FED HM LN PC POOL E00547	5.5% 01 Apr 2013	143,622	144,845
FED HM LN PC POOL E00565	6% 01 Aug 2013	18,788	19,173
FED HM LN PC POOL E00569	5.5% 01 Aug 2013	675,232	680,982
FED HM LN PC POOL E00570	6% 01 Sep 2013	18,737	19,122
FED HM LN PC POOL E00577	5.5% 01 Sep 2013	35,983	36,290
FED HM LN PC POOL E00975	6% 01 May 2016	95,088	96,993
FED HM LN PC POOL E01071	5.5% 01 Nov 2016	253,444	255,206
FED HM LN PC POOL E01143	5.5% 01 Apr 2017	258,139	259,934
FED HM LN PC POOL E01157	6% 01 Jun 2017	7,262	7,408
FED HM LN PC POOL E01638	4% 01 Apr 2019	85,081	81,282
FED HM LN PC POOL E01641	4.5% 01 May 2019	269,227	262,507
FED HM LN PC POOL E69529	6% 01 Mar 2013	14,923	15,229
FED HM LN PC POOL E69728	6% 01 Apr 2013	30,041	30,657

FED HM LN PC POOL E71222	5.5% 01 Jul 2013	136,462	137,624
FED HM LN PC POOL E71236	5.5% 01 Aug 2013	129,780	130,885
FED HM LN PC POOL E73095	5.5% 01 Nov 2013	712,527	718,594
FED HM LN PC POOL E75506	6% 01 Mar 2014	18,578	18,959
FED HM LN PC POOL E75722	6% 01 Mar 2014	10,612	10,830
FED HM LN PC POOL E77295	6% 01 Jun 2014	575,987	587,799
FED HM LN PC POOL E84261	6% 01 Jul 2016	345,550	352,474
FED HM LN PC POOL E84308	5.5% 01 May 2014	1,069,513	1,078,620
FED HM LN PC POOL E84593	6% 01 Jul 2016	58,352	59,521
FED HM LN PC POOL E87958	6% 01 Feb 2017	42,891	43,777
FED HM LN PC POOL E88282	6% 01 Mar 2017	10,348	10,555
FED HM LN PC POOL E88512	6% 01 Mar 2017	48,907	49,887
FED HM LN PC POOL E88786	6% 01 Mar 2017	50,031	51,034
FED HM LN PC POOL E88982	6% 01 Apr 2017	52,206	53,252
FED HM LN PC POOL E88992	5.5% 01 Apr 2017	175,702	176,869
FED HM LN PC POOL E89201	6% 01 Apr 2017	28,558	29,130
FED HM LN PC POOL E89245	6% 01 Apr 2017	301,526	307,569
FED HM LN PC POOL E89306	5.5% 01 Apr 2017	45,556	45,872
FED HM LN PC POOL E89336	6% 01 May 2017	33,638	34,312
FED HM LN PC POOL E89350	6% 01 Apr 2017	64,599	65,893
FED HM LN PC POOL E89435	6% 01 May 2017	37,305	38,053
FED HM LN PC POOL E89704	6% 01 May 2017	42,604	43,457
FED HM LN PC POOL E90063	5.5% 01 Jun 2017	95,872	96,539
FED HM LN PC POOL E90353	5.5% 01 Jun 2017	334,261	336,585
FED HM LN PC POOL E90431	6% 01 Dec 2014	12,693	12,953
FED HM LN PC POOL E91323	6% 01 Sep 2017	80,377	81,987
FED HM LN PC POOL G01912	5% 01 Sep 2035	5,043,954	4,882,587
FED HM LN PC POOL G10784	5.5% 01 Jun 2011	111,738	112,550
FED HM LN PC POOL G11618	4.5% 01 May 2018	2,683,629	2,619,160
FED HM LN PC POOL G11720	4.5% 01 Aug 2020	4,551,670	4,428,099
FED HM LN PC POOL G11768	5% 01 Oct 2020	5,799,423	5,740,523
FED HM LN PC POOL G11769	5% 01 Sep 2020	7,350,490	7,275,837
FED HM LN PC POOL G11777	5% 01 Oct 2020	7,979,468	7,898,427
FED HM LN PC POOL G11798	5% 01 Nov 2020	6,306,408	6,242,359
FED HM LN PC POOL G18065	5% 01 Jul 2020	2,194,961	2,173,011
FED HM LN PC POOL G18082	5% 01 Nov 2020	48,598	48,105
FED HM LN PC POOL J00163	5% 01 Oct 2020	2,260,320	2,237,717
FED HM LN PC POOL J00446	5% 01 Nov 2020	293,967	291,027
FED HM LN PC POOL J00541	5% 01 Dec 2020	651,471	644,854
FED HM LN PC POOL J00625	5% 01 Dec 2020	3,899,610	3,860,005
FED HM LN PC POOL J00754	5% 01 Dec 2020	3,049,754	3,019,257
FED HM LN PC POOL J00793	5% 01 Dec 2020	866,763	857,960
FED HM LN PC POOL J02452	5% 01 Aug 2020	700,069	692,959
FED HM LN PC POOL J02512	5% 01 Sep 2020	3,940,202	3,900,800
FED HM LN PC POOL M80806	4% 01 Mar 2010	1,778,280	1,715,971
FEDERAL HOME LN MTG CORP	5.5% 15 Jan 2031	3,761,578	3,781,886
FEDERAL HOME LN MTG CORP	5.5% 15 Apr 2035	3,774,663	3,815,529
FEDERAL HOME LN MTG CORP	1% 15 Feb 2035	4,522,425	4,544,284
FEDERAL HOME LN MTG CORP MEDIU	3.01% 19 Apr 2007	3,350,000	3,271,422
FEDERAL HOME LN MTG CORP MTN	4.625% 28 May 2013	2,475,000	2,388,819
FEDERAL HOME LOAN MTG CORP	5% 15 Dec 2017	2,490,000	2,468,710
FEDERAL NATL MTG ASSN	5% 25 Mar 2018	1,120,000	1,107,130
FEDERAL NATL MTG ASSN	2.35% 29 Apr 2006	1,225,000	1,216,288
FEDERAL NATL MTG ASSN	1.75% 16 Jun 2006	1,385,000	1,367,095
FEDERAL NATL MTG ASSN	5.5% 25 Aug 2035	1,384,393	1,389,490
FEDERAL NATL MTG ASSN	3.125% 16 Mar 2009	2,365,000	2,254,277
FEDERAL NATL MTG ASSN	6.5% 25 Jul 2034	2,200,851	2,258,126
FEDERAL NATL MTG ASSN	5.5% 25 May 2027	2,446,567	2,462,524
FEDERAL NATL MTG ASSN	5.5% 25 Feb 2035	3,150,000	3,183,201
FEDERAL NATL MTG ASSN	5.5% 25 Dec 2033	3,240,999	3,251,636
FEDERAL NATL MTG ASSN	6% 25 Aug 2028	3,593,864	3,620,945
FEDERAL NATL MTG ASSN	5.5% 25 Jan 2034	3,648,769	3,642,757
FEDERAL NATL MTG ASSN	2.35% 05 Apr 2007	7,000,000	6,784,109
FEDERAL NATL MTG ASSN	3% 02 Mar 2007	8,040,000	7,865,362
FEDERAL NATL MTG ASSN REMIC	5.5% 25 Apr 2030	4,474,183	4,506,130
FEDERAL NATL MTG ASSN MTN	2.71% 30 Jan 2007	12,050,000	11,790,782
FEDERATED DEPT STORES INC DE	6.79% 15 Jul 2027	510,000	548,457
FHLMC TBA JAN 15 GOLD SINGLE	5% 01 Dec 2099	(17,700,000)	(17,514,702)
FHLMC TBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	(4,800,000)	(4,669,125)
FHLMC TBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	1,000,000	972,734
FHLMC TBA JAN 15 GOLD SINGLE	5.5% 01 Dec 2099	2,900,000	2,916,086
FHLMC TBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	(400,000)	(403,844)
FHLMC TBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	100,000	100,961

FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	20,000,000	19,356,250
FIRST ENERGY CORP	7.375% 15 Nov 2031	115,000	135,715
FIRST UNION LIGMAN BROS COMML	7.5% 18 Jun 2029	445,000	459,368
FLEETBOSTON FINL CORP	4.875% 01 Dec 2006	1,615,000	1,617,429
FLORIDA PWR + LT CO	5.625% 01 Apr 2034	400,000	408,250
FLORIDA PWR CORP	5.9% 01 Mar 2033	525,000	540,309
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	(800,000)	(804,688)
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	7,400,000	7,443,360
FNMA TBA JAN 15 SINGLE FAM	5% 01 Dec 2099	21,400,000	21,162,593
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	30,100,000	29,272,250
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(24,200,000)	(23,961,780)
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	(15,000,000)	(14,528,907)
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	(8,000,000)	(8,202,500)
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	2,100,000	2,153,156
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	7,100,000	6,877,016
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	8,200,000	7,719,531
FNMA POOL 252244	7% 01 Jan 2029	9,239	9,660
FNMA POOL 253411	6.5% 01 Jul 2015	11,761	12,092
FNMA POOL 253480	7.5% 01 Oct 2030	1,160	1,217
FNMA POOL 253643	7.5% 01 Feb 2031	1,579	1,655
FNMA POOL 253712	7.5% 01 Apr 2031	3,269	3,428
FNMA POOL 253800	7% 01 May 2016	22,614	23,271
FNMA POOL 254088	5.5% 01 Dec 2016	119,557	120,425
FNMA POOL 254346	6.5% 01 Jun 2032	161,888	166,422
FNMA POOL 254402	5.5% 01 Aug 2017	684,342	689,101
FNMA POOL 254591	5.5% 01 Jan 2018	79,578	80,132
FNMA POOL 254693	5.5% 01 Apr 2033	5,549,701	5,510,680
FNMA POOL 254696	5.5% 01 Mar 2018	383,749	386,417
FNMA POOL 255413	6.5% 01 Oct 2034	247,325	253,711
FNMA POOL 255583	5.5% 01 Dec 2019	106,380	107,086
FNMA POOL 255722	1% 01 Apr 2035	8,906,696	8,788,571
FNMA POOL 290478	9.5% 01 Dec 2024	594	662
FNMA POOL 290485	9.5% 01 Feb 2025	2,875	3,201
FNMA POOL 293843	9.5% 01 Dec 2024	13,416	14,741
FNMA POOL 305049	9.5% 01 Feb 2025	6,388	7,026
FNMA POOL 305113	9.5% 01 Mar 2025	4,116	4,527
FNMA POOL 306419	9.5% 01 Mar 2025	26,233	28,854
FNMA POOL 306656	9.5% 01 Mar 2025	6,156	6,771
FNMA POOL 307146	9.5% 01 May 2025	9,851	11,028
FNMA POOL 313412	6.5% 01 Mar 2012	14,326	14,729
FNMA POOL 316338	9.5% 01 Jul 2025	4,986	5,574
FNMA POOL 323037	6.5% 01 Mar 2028	395,563	408,249
FNMA POOL 323415	5.5% 01 Dec 2013	145,459	146,743
FNMA POOL 323654	6.5% 01 Apr 2014	7,154	7,367
FNMA POOL 323961	7% 01 Oct 2029	185,706	194,164
FNMA POOL 323972	6.5% 01 Oct 2014	41,275	42,488
FNMA POOL 324556	9.5% 01 Aug 2025	2,458	2,754
FNMA POOL 340925	6.5% 01 Mar 2011	5,162	5,307
FNMA POOL 341629	6.5% 01 Mar 2011	9,160	9,418
FNMA POOL 342760	6.5% 01 May 2011	12,424	12,774
FNMA POOL 343468	6.5% 01 Apr 2011	5,525	5,680
FNMA POOL 347025	6.5% 01 May 2011	7,997	8,222
FNMA POOL 357327	5% 01 Jan 2018	1,216,095	1,206,784
FNMA POOL 413363	6.5% 01 Jan 2013	9,058	9,324
FNMA POOL 418438	5.5% 01 May 2013	84,145	84,888
FNMA POOL 421620	7% 01 Apr 2028	23,283	24,358
FNMA POOL 440780	5.5% 01 Feb 2014	93,800	94,628
FNMA POOL 440860	5.5% 01 Nov 2013	51,608	52,063
FNMA POOL 445872	5.5% 01 Oct 2013	151,200	152,535
FNMA POOL 448183	5.5% 01 Oct 2013	126,562	127,679
FNMA POOL 451777	5.5% 01 Nov 2013	256,301	258,563
FNMA POOL 452478	6.5% 01 Nov 2028	79,362	81,908
FNMA POOL 459602	6% 01 Jan 2029	95,551	96,779
FNMA POOL 482507	6.5% 01 Jan 2014	41,515	42,734
FNMA POOL 505696	6.5% 01 Jul 2029	24,133	24,877
FNMA POOL 515482	7% 01 Sep 2029	10,226	10,679
FNMA POOL 516907	6.5% 01 Feb 2015	4,637	4,775
FNMA POOL 523475	7% 01 Apr 2030	68,307	71,333
FNMA POOL 523497	7.5% 01 Nov 2029	1,746	1,833
FNMA POOL 524774	6.5% 01 Dec 2014	1,570	1,615
FNMA POOL 525908	7% 01 Dec 2029	2,387	2,493
FNMA POOL 532892	7% 01 Apr 2015	18,507	19,044
FNMA POOL 535063	6.5% 01 Dec 2014	47,390	48,782

FNMA POOL 535675	7% 01 Jan 2016	287,195	295,531
FNMA POOL 535915	7% 01 Apr 2031	131,018	136,822
FNMA POOL 536593	7% 01 Apr 2030	3,163	3,303
FNMA POOL 536932	7% 01 May 2030	4,013	4,190
FNMA POOL 536947	7% 01 May 2030	12,244	12,787
FNMA POOL 537309	7% 01 Jun 2030	2,161	2,257
FNMA POOL 539243	7% 01 Jun 2030	79,140	82,646
FNMA POOL 539762	7% 01 May 2030	74,820	78,134
FNMA POOL 539931	7% 01 May 2030	6,131	6,402
FNMA POOL 539934	7.5% 01 May 2030	1,169	1,227
FNMA POOL 541293	7.5% 01 Jul 2030	557	585
FNMA POOL 542056	7% 01 Jul 2030	15,420	16,103
FNMA POOL 544583	7.5% 01 Sep 2030	264	277
FNMA POOL 545195	7% 01 Sep 2031	4,523	4,722
FNMA POOL 545276	5.5% 01 Sep 2016	97,441	98,210
FNMA POOL 545412	5.5% 01 Jan 2017	286,733	288,816
FNMA POOL 545605	7% 01 May 2032	96,638	100,798
FNMA POOL 545691	6.5% 01 Jun 2032	390,410	401,345
FNMA POOL 545711	5.5% 01 May 2017	401,541	404,458
FNMA POOL 545723	7% 01 Apr 2032	77,460	80,867
FNMA POOL 545759	6.5% 01 Jul 2032	425,777	437,702
FNMA POOL 545762	6.5% 01 Jul 2032	1,499,479	1,541,477
FNMA POOL 545812	6.5% 01 Aug 2032	41,019	42,168
FNMA POOL 545968	5.5% 01 Oct 2017	570,480	574,625
FNMA POOL 546420	6.5% 01 Aug 2015	16,762	17,234
FNMA POOL 555299	7% 01 Nov 2017	281,874	290,055
FNMA POOL 559326	6.5% 01 Oct 2015	12,716	13,081
FNMA POOL 559532	7.5% 01 Dec 2030	781	819
FNMA POOL 562423	7% 01 Jan 2031	5,589	5,835
FNMA POOL 572156	7% 01 Jan 2016	73,950	76,097
FNMA POOL 572557	7% 01 Apr 2016	8,720	8,973
FNMA POOL 574112	5.5% 01 Apr 2016	105,625	106,458
FNMA POOL 583688	6.5% 01 Jun 2031	53,255	54,797
FNMA POOL 584882	7% 01 May 2016	126,378	130,045
FNMA POOL 587841	7% 01 Oct 2031	24,687	25,757
FNMA POOL 591186	6.5% 01 Aug 2016	40,241	41,372
FNMA POOL 602836	7% 01 Sep 2016	42,661	43,899
FNMA POOL 604436	7% 01 Sep 2016	116,335	119,712
FNMA POOL 604487	6.5% 01 Oct 2031	359,138	369,365
FNMA POOL 605424	7% 01 Jul 2016	67,548	69,509
FNMA POOL 606135	6.5% 01 Sep 2031	114,138	117,388
FNMA POOL 606540	7% 01 Sep 2031	37,287	38,904
FNMA POOL 610058	7% 01 Nov 2031	8,526	8,895
FNMA POOL 610818	6.5% 01 Dec 2031	363,913	374,106
FNMA POOL 611509	7% 01 Oct 2031	11,338	11,829
FNMA POOL 614275	6.5% 01 Jan 2032	270,930	278,518
FNMA POOL 615327	5.5% 01 Dec 2016	59,586	60,019
FNMA POOL 617442	7% 01 Jan 2032	129,396	134,966
FNMA POOL 622708	7% 01 Jan 2032	237,827	248,065
FNMA POOL 626014	5.5% 01 Feb 2017	616,745	621,226
FNMA POOL 633862	6.5% 01 Mar 2032	323,074	332,123
FNMA POOL 641787	5.5% 01 May 2017	101,072	101,806
FNMA POOL 641996	6.5% 01 May 2032	263,807	271,196
FNMA POOL 642734	5.5% 01 Apr 2017	28,908	29,118
FNMA POOL 644834	7% 01 Jun 2032	96,585	100,743
FNMA POOL 645589	7% 01 May 2032	8,061	8,408
FNMA POOL 646352	7% 01 May 2032	87,080	90,828
FNMA POOL 647279	7% 01 May 2032	76,788	80,094
FNMA POOL 647998	7% 01 Jun 2032	180,408	188,174
FNMA POOL 650018	6.5% 01 Jun 2032	75,488	77,602
FNMA POOL 650901	6.5% 01 Jul 2032	234,898	241,477
FNMA POOL 651361	7% 01 Jul 2032	44,726	46,652
FNMA POOL 656217	7% 01 Aug 2032	148,181	154,560
FNMA POOL 656427	7% 01 Aug 2032	150,225	156,692
FNMA POOL 656464	7% 01 Aug 2032	20,733	21,626
FNMA POOL 657369	5.5% 01 Sep 2017	3,066,296	3,087,616
FNMA POOL 657414	5.5% 01 Nov 2017	528,617	532,293
FNMA POOL 664188	5.5% 01 Sep 2017	91,647	92,284
FNMA POOL 665757	5.5% 01 Sep 2017	234,957	236,664
FNMA POOL 667012	5.5% 01 Nov 2017	94,399	95,055
FNMA POOL 668397	5.5% 01 Dec 2017	549,711	553,705
FNMA POOL 674152	5.5% 01 Nov 2017	80,290	80,848
FNMA POOL 689082	5% 01 Jun 2018	147,949	146,817

FNMA POOL 690605	5.5% 01 Nov 2018	122,647	123,442
FNMA POOL 704656	4.5% 01 May 2018	90,280	88,090
FNMA POOL 710711	4.5% 01 May 2018	586,820	572,585
FNMA POOL 725027	5% 01 Nov 2033	9,016,726	8,769,119
FNMA POOL 725068	5.5% 01 Jan 2019	40,032	40,311
FNMA POOL 725072	5.5% 01 Nov 2018	612,546	616,805
FNMA POOL 725162	6% 01 Feb 2034	3,797,002	3,835,714
FNMA POOL 725206	5.5% 01 Feb 2034	9,344,253	9,278,551
FNMA POOL 725424	5.5% 01 Apr 2034	159,993	158,868
FNMA POOL 725946	5.5% 01 Nov 2034	4,393,658	4,360,019
FNMA POOL 735494	4.5% 01 Mar 2020	2,665,990	2,598,820
FNMA POOL 735611	0.99% 18 May 2035	1,279,017	1,287,910
FNMA POOL 735989	5.5% 01 Feb 2035	14,600,722	14,507,187
FNMA POOL 736903	5.5% 01 Jul 2019	310,589	312,652
FNMA POOL 744645	4.5% 01 Oct 2018	1,044,115	1,018,787
FNMA POOL 747686	6.5% 01 Nov 2033	113,253	116,248
FNMA POOL 748252	4.5% 01 Oct 2018	540,042	526,942
FNMA POOL 749747	5% 01 Nov 2018	1,289,814	1,279,133
FNMA POOL 754763	6.5% 01 Jan 2034	11,024	11,308
FNMA POOL 754777	5.5% 01 Feb 2019	253,092	254,694
FNMA POOL 755415	6.5% 01 Nov 2033	389,021	399,308
FNMA POOL 785131	5.5% 01 Sep 2019	36,880	37,125
FNMA POOL 788003	5.5% 01 Aug 2019	67,332	67,758
FNMA POOL 790813	7% 01 Sep 2034	72,963	76,104
FNMA POOL 794477	6.5% 01 Sep 2034	87,551	89,812
FNMA POOL 828346	5% 01 Jul 2035	5,321,011	5,154,937
FNMA POOL 832265	6.5% 01 Aug 2035	39,563	40,637
FNMA POOL 839466	4.5% 01 Sep 2035	555,106	522,645
FNMA POOL 844797	4.5% 01 Oct 2035	939,017	884,107
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	(6,400,000)	(6,457,500)
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	2,600,000	2,623,359
FORT IRWIN LD LLC	5.3% 15 Dec 2035	1,030,000	1,003,457
FRANCE TELECOM SA	8.5% 01 Mar 2031	120,000	159,940
FREDDIE MAC STRUCTURED PASS	5.5% 15 Jun 2035	3,023,111	3,055,931
GENERAL ELEC CAP CORP MTN	4.125% 01 Sep 2009	1,490,000	1,453,831
GENERAL ELEC CAP CORP MTN	3.45% 15 Jan 2008	8,575,000	8,512,746
GENERAL ELEC CAP CORP MTN	5% 15 Nov 2011	11,160,000	11,172,315
GENERAL MTRS ACCEP CORP MTN	5.65375% 23 Sep 2008	75,000	67,875
GERMANY (FEDERAL REPUBLIC OF)	4.75% 04 Jul 2034	4,700,000	6,689,806
GMAC COML MTG SEC INC	6.175% 15 May 2033	1,910,000	1,962,164
GMAC COML MTG SEC INC	7.179% 15 Aug 2036	3,393,967	3,596,559
GMAC COML MTG SEC INC	4.646% 10 Apr 2040	4,475,000	4,381,924
GMAC COML MTG SEC INC	7.724% 15 Mar 2033	4,875,000	5,314,510
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	(2,900,000)	(2,967,742)
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	900,000	921,023
GNMA POOL 345952	6.5% 15 Oct 2023	113,676	118,667
GNMA POOL 351469	6% 15 Mar 2024	36,506	37,390
GNMA POOL 352001	6.5% 15 Dec 2023	273,145	285,138
GNMA POOL 354706	6% 15 Dec 2008	45,606	46,805
GNMA POOL 355176	6% 15 Dec 2023	291,124	298,175
GNMA POOL 361803	6% 15 Sep 2008	45,207	46,396
GNMA POOL 366780	6% 15 May 2009	93,266	96,010
GNMA POOL 368864	6% 15 Dec 2023	15,903	16,288
GNMA POOL 371257	6% 15 Jan 2024	244,895	250,826
GNMA POOL 385209	6% 15 Jan 2024	153,982	157,711
GNMA POOL 420663	6% 15 Jan 2011	15,776	16,259
GNMA POOL 433919	7% 15 Aug 2028	20,845	21,973
GNMA POOL 462265	6% 15 Dec 2028	18,463	19,002
GNMA POOL 479926	7% 15 Jan 2031	30,205	31,763
GNMA POOL 482959	6.5% 15 Feb 2029	20,978	21,985
GNMA POOL 491767	6% 15 Dec 2028	18,700	19,246
GNMA POOL 492131	6% 15 Jan 2029	8,080	8,316
GNMA POOL 492133	6% 15 Jan 2029	3,306	3,402
GNMA POOL 492165	6% 15 Feb 2029	7,821	8,049
GNMA POOL 498937	7% 15 Feb 2031	25,281	26,585
GNMA POOL 503392	6.5% 15 Mar 2029	204,062	213,851
GNMA POOL 511872	7% 15 Jan 2031	32,270	33,935
GNMA POOL 527664	6% 15 Dec 2031	213,056	218,815
GNMA POOL 542736	7% 15 Apr 2031	72,364	76,098
GNMA POOL 551219	7% 15 Feb 2031	150,203	157,954
GNMA POOL 552168	7% 15 Nov 2031	22,324	23,441
GNMA POOL 561916	6% 15 Jun 2031	100,884	103,705
GNMA POOL 564553	6% 15 Dec 2031	53,975	55,434

GNMA POOL 564703	6% 15 Jul 2031	125,487	128,879
GNMA POOL 569840	7% 15 Jun 2032	23,312	24,479
GNMA POOL 574308	6% 15 Dec 2031	183,811	188,780
GNMA POOL 574838	6% 15 Nov 2031	75,112	77,142
GNMA POOL 575454	6% 15 Dec 2031	94,580	97,137
GNMA POOL 575886	6% 15 Dec 2031	121,592	124,879
GNMA POOL 579138	6% 15 Jan 2032	32,509	33,387
GNMA POOL 592794	7% 15 Jul 2032	81,801	85,818
GNMA POOL 603918	7% 15 Jan 2033	56,638	59,419
GNMA POOL 780276	6.5% 15 Jul 2009	292,012	301,958
GNMA POOL 780733	7% 15 Mar 2013	170,373	176,063
GNMA POOL 780914	6% 15 Nov 2028	243,415	250,527
GNMA POOL 781292	6.5% 15 Dec 2008	283,987	293,660
GNMA POOL 781328	7% 15 Sep 2031	152,992	160,887
GS MTG SECS CORP	4.06646% 25 Aug 2034	7,284,298	7,098,225
GS MTG SECS CORP II	4.761% 10 Jul 2039	2,125,000	2,061,562
GS MTG SECS CORP II	6.135% 18 Oct 2030	5,277,126	5,381,028
GTE CORP	6.94% 15 Apr 2028	110,000	118,694
HARBORVIEW MTG LN TR	4.46938% 19 Nov 2035	4,958,574	4,963,630
HBOS PLC	3.5% 30 Nov 2007	1,730,000	1,688,792
HBOS PLC MEDIUM TERM SR NTS	3.6% 15 Aug 2007	820,000	805,019
HERTZ CORP	8.875% 01 Jan 2014	375,000	382,031
HOUSEHOLD FIN CORP	4.75% 15 May 2009	750,000	744,411
HOVNANIAN K ENTERPRISES INC	6.25% 15 Jan 2016	310,000	287,627
HSBC BK USA GLOBAL	3.875% 15 Sep 2009	165,000	158,543
HSBC BK USA INSTL	3.87% 07 Jun 2007	6,450,000	6,358,410
INDYMAC MBS INC	4.97125% 25 Sep 2035	6,812,865	6,443,337
IRS USD	4.88% 01 Dec 2010	16,000,000	12,800
ISPAT INLAND ULC	9.75% 01 Apr 2014	250,000	283,125
J P MORGAN CHASE + CO	4% 01 Feb 2008	960,000	944,627
J P MORGAN CHASE COML	5.857% 12 Oct 2035	3,560,000	3,686,404
J P MORGAN CHASE COML MTG SECS	6.429% 15 Apr 2035	3,295,000	3,490,400
J P MORGAN CHASE COML MTG SECS	4.686% 12 Nov 2039	4,200,000	4,088,058
JAPANESE YEN		860,161,555	7,287,652
JP MORGAN CHASE COML MTG	4.895% 12 Sep 2037	3,900,000	3,818,217
KB HOME	6.25% 15 Jun 2015	575,000	556,456
L 3 COMMUNICATIONS CORP	6.375% 15 Oct 2015	110,000	109,725
LANDESKREDITBANK BADEN	4.25% 15 Sep 2010	3,100,000	3,042,613
LB UBS COML MTG TR	7.37% 15 Aug 2026	5,825,000	6,318,181
LENNAR CORP	5.6% 31 May 2015	105,000	101,140
LIBERTY MUT GROUP INC	6.5% 15 Mar 2035	565,000	552,796
LOCKHEED MARTIN CORP	8.5% 01 Dec 2029	475,000	646,112
LORAL CORP	7% 15 Sep 2023	290,000	332,149
LU UBS COML MTG TR	6.41% 15 Jan 2010	1,894,500	1,933,633
MAGNACHIP SEMICONDUCTOR S A	7.74125% 15 Dec 2011	95,000	96,425
MASHANTUCKET WESTERN PEQUOT	5.912% 01 Sep 2021	155,000	154,871
MASTR ALTERNATIVE LN TR	5.5% 25 May 2034	2,383,338	2,379,046
MAY DEPT STORES CO	6.7% 15 Jul 2034	130,000	138,511
MAY DEPT STORES CO	7.875% 01 Mar 2030	135,000	161,277
MAY DEPT STORES CO	6.65% 15 Jul 2024	175,000	185,451
MBNA CR CARD MASTER NT TR	1% 15 Dec 2010	5,800,000	5,799,095
MBNA CR CARD MASTER NT TR	2.7% 15 Sep 2009	6,050,000	5,897,806
MBNA CR CARD MASTER NT TR	2.65% 15 Nov 2010	6,800,000	6,473,811
METLIFE INC	5.7% 15 Jun 2035	695,000	697,953
METROPOLITAN LIFE GLOBAL FDG	4.75% 20 Jun 2007	800,000	799,873
MEXICAN PESO(NEW)		5,711,215	536,887
MEXICO (UNITED MEXICAN STATES)	9.5% 18 Dec 2014	3,620,000	366,844
MEXICO (UNITED MEXICAN STATES)	8% 19 Dec 2013	13,315,000	1,233,479
MEXICO (UTD MEX ST)	9% 22 Dec 2011	3,955,000	388,152
MEXICO UNITED MEXICAN STS	8.125% 30 Dec 2019	2,410,000	2,976,350
MGM MIRAGE	6% 01 Oct 2009	485,000	481,969
MIDWEST GENERATION LLC	8.56% 02 Jan 2016	80,422	87,459
MIRANT NORTH AMER LLC MNA FIN	7.375% 31 Dec 2013	220,000	222,475
MOHEGAN TRIBAL GAMING AUTH	6.125% 15 Feb 2013	265,000	260,363
MONUMENTAL GLOBAL FDG II 2002A	5.2% 30 Jan 2007	850,000	853,821
MORGAN J P COML MTG FIN CORP	7.371% 15 Aug 2032	3,200,000	3,439,910
MORGAN STANLEY	5.05% 21 Jan 2011	3,575,000	3,562,183
MORGAN STANLEY CAP I INC	6.55% 15 Mar 2030	2,277,179	2,329,763
MORGAN STANLEY GROUP INC	6.75% 15 Apr 2011	700,000	751,584
MORTGAGE CAP FDG INC	6.549% 18 May 2008	330,000	340,884
MOVIE GALLERY INC	11% 01 May 2012	195,000	152,100
NATIONAL CITY BK IN MT BK NTS	3.3% 15 May 2007	500,000	490,019
NATIONAL WESTMINSTER BK PLC	7.375% 01 Oct 2009	950,000	1,029,923

NATIONWIDE BLDG SOC	4.25% 01 Feb 2010	725,000	705,964
NATIONWIDE BLDG SOC MT SR 144A	3.5% 31 Jul 2007	2,125,000	2,079,458
NAVISTAR INTL CORP NEW	6.25% 01 Mar 2012	55,000	49,225
NEW ENGLAND TEL + TELEG CO	7.875% 15 Nov 2029	125,000	139,219
NEW JERSEY BELL TEL CO	7.85% 15 Nov 2029	70,000	80,476
NEW YORK LIFE GLOBAL FDG MTN	3.875% 15 Jan 2009	775,000	757,495
NEWS AMER HLDGS INC	7.75% 20 Jan 2024	395,000	449,478
NEWS AMER HLDGS INC	8.15% 17 Oct 2036	415,000	502,661
NEWS AMER INC	7.28% 30 Jun 2028	400,000	440,363
NEWS AMER INC	6.4% 15 Dec 2035	675,000	679,943
NEWS AMER INC	7.3% 30 Apr 2028	650,000	716,823
NORSKE SKOF CDA LTD	8.625% 15 Jun 2011	160,000	152,800
NORTHROP GRUMMAN CORP	7.875% 01 Mar 2026	710,000	895,910
NORTHROP GRUMMAN CORP	4.079% 16 Nov 2006	1,160,000	1,154,085
NORTHWEST PIPELINE CORP	8.125% 01 Mar 2010	390,000	413,400
NORTHWESTERN CORP	5.875% 01 Nov 2014	145,000	145,273
OHANA MILITARY CMNTYS LLC	1% 01 Apr 2049	650,000	717,022
OMNICARE INC	6.875% 15 Dec 2015	185,000	187,775
OPTION ONE MTG LN TR	4.275% 25 Nov 2035	5,493,839	5,493,839
PETRO CDA	5.95% 15 May 2035	550,000	557,840
PHILLIPS PETE CO	7% 30 Mar 2029	840,000	1,016,123
PROGRESS ENERGY INC	7.75% 01 Mar 2031	35,000	41,966
PROTECTIVE LIFE SECD TRS	3.7% 24 Nov 2008	670,000	648,333
PULTE HOMES INC	6% 15 Feb 2035	185,000	163,420
QWEST CORP	7.74125% 15 Jun 2013	300,000	323,625
RC TR I	TR PFD SECS 7PCT	34,550	1,756,177
RELIANT ENERGY INC	6.75% 15 Dec 2014	325,000	283,563
RESIDENTIAL ASSET MTG PRODS	3.86% 25 Oct 2035	5,215,377	5,209,672
RESOLUTION FDG FBE CPN STRIPS	0% 15 Oct 2018	925,000	503,968
RESOLUTION FDG FBE CPN STRIPS	0% 15 Jul 2018	925,000	510,551
ROGERS WIRELESS INC	7.5% 15 Mar 2015	420,000	453,600
ROUSE CO	5.375% 26 Nov 2013	835,000	792,599
ROUSE CO	3.625% 15 Mar 2009	1,875,000	1,751,288
ROYAL BANK OF SCOTLAND GRP PLC	7.648% 31 Aug 2049	215,000	259,651
SALOMON BROS COML MTG TR	6.592% 18 Dec 2033	3,620,000	3,814,244
SALOMON INC	6.5% 15 Feb 2008	240,000	248,159
SBC COMMUNICATIONS INC	6.15% 15 Sep 2034	75,000	75,143
SBC COMMUNICATIONS INC	6.45% 15 Jun 2034	460,000	477,339
SBC COMMUNICATIONS INC	4.389% 05 Jun 2006	3,375,000	3,367,710
SCOTTISH POWER PLC	4.91% 15 Mar 2010	950,000	941,361
SMALL BUSINESS ADMIN PARTN CTF	4.504% 10 Feb 2014	2,980,282	2,908,576
SMITHFIELD FOODS INC	7% 01 Aug 2011	190,000	193,800
SPRINT CAP CORP	6.875% 15 Nov 2028	235,000	256,188
SPRINT CAP CORP	8.75% 15 Mar 2032	440,000	583,997
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	35,120,869	35,120,869
STRUCTURED ASSET SECS CORP	1% 25 Jan 2031	3,029,853	2,757,231
SUMITOMO MITSUI BKG CORP	1% 29 Jul 2049	1,025,000	1,021,167
SUNCOR ENERGY INC	5.95% 01 Dec 2034	90,000	95,825
SUNGARD DATA SYS INC	9.125% 15 Aug 2013	75,000	77,625
SUNTRUST BK ATLANTA GA	4.415% 15 Jun 2009	1,115,000	1,097,941
SUNTRUST BKS INC	3.625% 15 Oct 2007	600,000	588,236
SUNTRUST BKS INC	4% 15 Oct 2008	610,000	597,190
SWB LOAN BACKED CERTIFICATE	7.375% 15 May 2025	743,467	752,761
SWEDISH EXPT CR CORP	2.875% 26 Jan 2007	1,200,000	1,178,431
TARGA RES INC	8.5% 01 Nov 2013	25,000	25,625
TCI COMMUNICATIONS INC	7.875% 15 Feb 2026	535,000	626,696
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	700,000	762,774
TECK COMINCO LTD	6.125% 01 Oct 2035	525,000	516,164
TELECOM ITALIA CAP	6% 30 Sep 2034	540,000	515,570
TELEFONICA EUROPE BV	7.75% 15 Sep 2010	600,000	658,617
TENASKA AL PARTNERS L P	7% 30 Jun 2021	273,153	274,801
TIAA GLOBAL MKTS INC	3.875% 22 Jan 2008	475,000	465,447
TIME WARNER COS INC	7.57% 01 Feb 2024	1,060,000	1,163,162
TIME WARNER ENTMT CO L P	8.375% 15 Mar 2023	500,000	579,306
TIME WARNER INC	6.625% 15 May 2029	125,000	125,128
TIME WARNER INC	7.625% 15 Apr 2031	775,000	860,910
TMS SBA LN TR	4.75% 15 Jan 2025	264,319	257,095
TXU CORP	4.8% 15 Nov 2009	500,000	480,935
TYCO INTL GROUP S A	7% 15 Jun 2028	650,000	716,976
TYCO INTL GROUP S A	6.375% 15 Oct 2011	700,000	726,911
TYCO INTL GROUP S A	6% 15 Nov 2013	1,080,000	1,098,244
U S BANCORP MTN BK ENT	3.95% 23 Aug 2007	250,000	246,997
U S TREAS NOTES 10YR FUTURE	MAR 107 PUT	(70,000)	(10,938)

U S TREAS NOTES 10YR FUTURES	MAR 111 CALL	(70,000)	(17,500)
UNITED MEXICAN STS MTN	8% 24 Sep 2022	265,000	325,950
UNITED RENTALS NORTH AMER INC	6.5% 15 Feb 2012	90,000	87,638
UNITED STATE TREAS NTS	4.5% 15 Nov 2015	9,900,000	9,983,531
UNITED STATES TREAS BDS	8.5% 15 Feb 2020	1,700,000	2,385,578
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	2,150,000	2,415,391
UNITED STATES TREAS BDS	0%	7,190,000	7,940,456
UNITED STATES TREAS NTS	4.25% 31 Oct 2007	60,000	59,827
UNITED STATES TREAS NTS	3.625% 30 Jun 2007	210,000	207,621
UNITED STATES TREAS NTS	4.125% 15 Aug 2008	1,485,000	1,476,879
UNITED STATES TREAS NTS	4.5% 15 Nov 2010	1,905,000	1,915,567
UNITED STATES TREAS NTS	3.625% 30 Apr 2007	3,600,000	3,562,594
UNITED STATES TREAS NTS	3.875% 31 Jul 2007	8,080,000	8,014,350
UNITED STATES TREAS NTS	0.875% 15 Apr 2010	12,727,439	12,103,993
UNITED STATES TREAS NTS	4.25% 30 Nov 2007	19,700,000	19,643,055
UNITED STATES TREAS NTS	4.375% 15 Nov 2008	22,230,000	22,235,211
US BK NATL ASSN CINCINNATI OH	2.4% 12 Mar 2007	1,200,000	1,168,661
US BK NATL ASSN CINCINNATI OH	4.4% 15 Aug 2008	2,800,000	2,771,019
US DOLLAR		94,025	94,025
USAA AUTO OWNER TR	4.7% 15 May 2012	5,875,000	5,850,213
USAA CAP CORP BOOK ENTRY 144A	4% 10 Dec 2007	930,000	917,731
VERIZON GLOBAL FDG CORP	7.75% 15 Jun 2032	360,000	430,302
VERIZON MARYLAND INC	5.125% 15 Jun 2033	590,000	507,706
VODAFONE AIRTOUCH PLC	7.75% 15 Feb 2010	1,440,000	1,580,039
VODAFONE GROUP	5% 15 Sep 2015	650,000	632,457
WACHOVIA BK COML MTG TR	4.935% 15 Apr 2042	3,720,000	3,654,134
WACHOVIA BK NATL ASSN MEDIUM	4.375% 15 Aug 2008	740,000	731,892
WASHINGTON MUT ASSET SECS CORP	5.15% 25 May 2036	5,510,000	5,506,431
WELLPOINT HEALTH NETWORKS INC	6.375% 15 Jun 2006	800,000	806,671
WELLPOINT INC	5.95% 15 Dec 2034	690,000	716,305
WELLS FARGO + CO NEW	4.2% 15 Jan 2010	360,000	350,464
WELLS FARGO + CO NEW	4% 15 Aug 2008	785,000	769,221
WELLS FARGO + CO NEW	4.625% 09 Aug 2010	2,955,000	2,914,018
WELLS FARGO MTG BACKED SECS	4.48% 25 Jul 2034	7,429,660	7,258,857
WYETH	6% 15 Feb 2036	875,000	883,909
WYNN LAS VEGAS LLC	6.625% 01 Dec 2014	80,000	77,800
	Sub-Total: Fund 5710/Pimco 1 of 6		$814,301,858

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Par Value
	BEAR STEARNS ARM TR	4.75% 25 Nov 2035	4,991,847	99.38	4,960,783
	CREDIT SUISSE FIRST BOSTON	3.4% 03 Jan 2006	10,200,000	100.00	10,200,000
	DJ CDX X05 SWAP B	2% 20 Dec 2010	(10,300,000)	1.02	(104,614)
	DJ CDX X05 SWAP B	4.065% 20 Dec 2010	(1,700,000)	1.02	(17,266)
	EURO CURRENCY		82,421	1.18	97,219
	FBR SECURITIZATION TR	4.31125% 25 Sep 2035	3,958,423	100.00	3,958,423
	FBR SECURITIZATION TR	4.37125% 25 Sep 2035	5,200,000	100.06	5,203,250
	FED HM LN PC POOL 1J1219	4.82% 01 Oct 2035	4,498,033	99.42	4,471,857
	FED HM LN PC POOL 785867	4.423% 01 Dec 2026	182,703	103.16	188,474
	FEDERAL HOME LN BK CONS DSC NT	0.01% 03 Jan 2006	28,500,000	99.95	28,486,702
	FEDERAL HOME LN MTG DISC NTS	3.965% 28 Mar 2006	3,600,000	98.96	3,562,508
	FEDERAL HOME LN MTG DISC NTS	3.78% 14 Mar 2006	13,300,000	99.13	13,184,094
	FEDERAL HOME LN MTG DISC NTS	4.3300582% 04 Apr 2006	15,800,000	98.87	15,621,481
	FEDERAL HOME LN MTG DISC NTS	4.34% 10 Apr 2006	17,600,000	98.79	17,387,756
	FEDERAL HOME LN MTG DISC NTS	0.01% 28 Feb 2006	27,300,000	99.30	27,109,424
	FEDERAL HOME LN MTG PC GTD	7% 15 May 2022	1,025,141	99.75	1,022,557
	FEDERAL NATL MTG ASSN	6.5% 25 Jun 2028	288,111	103.11	297,074
	FEDERAL NATL MTG ASSN GTD	1% 25 Sep 2007	2,049,070	100.88	2,067,010
	FEDERAL NATL MTG ASSN REMIC	7% 25 Oct 2022	656,509	101.17	664,172
	FEDERAL NATL MTG ASSN REMIC	6.5% 25 Feb 2023	682,912	103.64	707,792
	FEDERAL NATL MTG ASSN REMIC	6.39% 25 May 2036	1,572,865	105.33	1,656,643
	FEDERAL NATL MTG ASSN REMIC	7.5% 20 Sep 2027	3,029,432	106.14	3,215,511
	FHA 221 D4	7.43% 01 Dec 2020	1,438,165	100.95	1,451,862
	FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	233,563	100.95	235,788
	FHA 232 236	6.69% 01 May 2016	1,267,709	100.12	1,269,271
	FHA 253 P11 02 PJ HUNT PG 87	7.43% 01 Jan 2021	541,742	100.95	546,901
	FHA INSD 23RD MTG	7.43% 01 Mar 2022	169,662	100.95	171,278
	FHA INSD MTG P/T	7.43% 01 Jul 2024	211,273	100.95	213,285

FHA INSD MTG POOL	7.43% 01 Nov 2024	56,158	100.95	56,693
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	33,366	100.95	33,684
FHA INSD PROJ 109	7.43% 25 Jun 2020	107,770	100.95	108,797
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	125,323	100.95	126,517
FNMATBA FEB 30 SINGLE FAM	5.5% 01 Dec 2099	11,000,000	98.91	10,880,118
FNMATBA FEB 30 SINGLE FAM	5% 01 Dec 2099	32,000,000	96.78	30,970,000
FNMATBA JAN 30 SINGLE FAM	5% 01 Dec 2099	(15,000,000)	96.86	(14,528,907)
FNMATBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	125,300,000	99.02	124,066,572
FNMA POOL 066414	1% 01 Sep 2028	476,065	100.52	478,555
FNMA POOL 124097	8.5% 01 Jan 2007	1,472	101.07	1,488
FNMA POOL 190639	5.5% 01 Jan 2024	22,061	99.16	21,876
FNMA POOL 255075	5.5% 01 Feb 2024	3,216,293	99.68	3,205,866
FNMA POOL 255179	5.5% 01 Apr 2034	26,021	99.23	25,822
FNMA POOL 255190	5.5% 01 May 2034	362,307	99.23	359,533
FNMA POOL 255363	5.5% 01 Sep 2034	80,867	99.17	80,198
FNMA POOL 255498	5.5% 01 Dec 2034	525,287	99.17	520,937
FNMA POOL 255671	5.5% 01 Mar 2035	136,670	99.05	135,367
FNMA POOL 255706	5.5% 01 Apr 2035	926,332	99.05	917,503
FNMA POOL 255740	5.5% 01 May 2035	25,832	99.05	25,586
FNMA POOL 255770	5.5% 01 Jul 2035	4,868,694	99.05	4,822,289
FNMA POOL 255813	5% 01 Jul 2035	10,051,109	96.88	9,737,405
FNMA POOL 255843	5.5% 01 Aug 2035	977,383	99.05	968,068
FNMA POOL 256021	5% 01 Nov 2035	116,522	96.88	112,886
FNMA POOL 258269	5.5% 01 Feb 2035	1,126,847	99.05	1,116,107
FNMA POOL 357467	5.5% 01 Dec 2033	134,813	99.30	133,865
FNMA POOL 357485	5.5% 01 Feb 2034	77,137	99.23	76,547
FNMA POOL 357539	5.5% 15 Apr 2034	22,170	99.23	22,000
FNMA POOL 357595	5.5% 01 Jul 2034	64,996	99.17	64,458
FNMA POOL 357613	5.5% 01 Sep 2034	1,200,619	99.17	1,190,676
FNMA POOL 357639	5.5% 01 Nov 2034	1,307,925	99.17	1,297,093
FNMA POOL 357735	5.5% 01 Feb 2035	81,803	99.05	81,024
FNMA POOL 357761	0.99% 10 May 2035	983,799	99.05	974,422
FNMA POOL 357797	5.5% 01 Jun 2035	2,937,735	99.05	2,909,735
FNMA POOL 357824	5.5% 01 Jun 2035	48,899	99.05	48,433
FNMA POOL 357852	5.5% 01 Jul 2035	1,955,424	99.05	1,936,786
FNMA POOL 357876	5.5% 01 Jul 2035	228,284	99.17	226,394
FNMA POOL 357909	5.5% 01 Aug 2035	974,416	99.05	965,128
FNMA POOL 401421	5.5% 01 Apr 2026	140,440	99.26	139,404
FNMA POOL 450838	5.5% 01 Dec 2028	34,865	99.08	34,544
FNMA POOL 544502	4.969% 01 Jul 2030	309,224	101.39	313,534
FNMA POOL 688612	5.5% 01 Mar 2033	326,500	99.30	324,205
FNMA POOL 711503	5.5% 01 Jun 2033	29,341	99.30	29,135
FNMA POOL 711840	5.5% 01 Jul 2033	497,983	99.30	494,482
FNMA POOL 722120	5.5% 01 Jul 2033	118,688	99.30	117,853
FNMA POOL 722246	5.5% 01 Jul 2033	140,034	99.30	139,049
FNMA POOL 725042	5.5% 01 Jan 2034	383,157	99.30	380,463
FNMA POOL 725425	5.5% 01 Apr 2034	328,077	99.30	325,770
FNMA POOL 725773	5.5% 01 Sep 2034	6,225,088	99.23	6,177,428
FNMA POOL 725943	5.5% 01 Oct 2034	944,089	99.17	936,271
FNMA POOL 725946	5.5% 01 Nov 2034	10,833,161	99.23	10,750,220
FNMA POOL 725948	5.5% 01 Oct 2034	2,818,004	99.17	2,794,667
FNMA POOL 730173	5.5% 01 Feb 2034	61,666	99.23	61,194
FNMA POOL 735224	5.5% 01 Feb 2035	944,464	99.30	937,823
FNMA POOL 735227	5.5% 01 Feb 2035	280,970	99.17	278,643
FNMA POOL 735228	5.5% 01 Feb 2035	952,468	99.17	944,580
FNMA POOL 735388	5.5% 01 Feb 2035	135,137	99.30	134,187
FNMA POOL 735480	5.5% 01 Apr 2035	114,435	99.05	113,345
FNMA POOL 735764	4.838% 01 Jul 2035	5,118,335	99.21	5,077,877
FNMA POOL 735965	1% 01 Oct 2035	4,966,443	98.97	4,915,102
FNMA POOL 739423	5.5% 01 Oct 2033	350,414	99.30	347,950
FNMA POOL 740173	5.5% 01 Sep 2033	85,879	99.30	85,275
FNMA POOL 740615	5.5% 01 Sep 2033	240,521	99.30	238,830
FNMA POOL 740775	5.5% 01 Sep 2033	36,453	99.30	36,196
FNMA POOL 741620	5.5% 01 Oct 2033	29,348	99.30	29,142
FNMA POOL 742263	5.5% 01 Nov 2033	14,951	99.30	14,846
FNMA POOL 743043	5.5% 01 Oct 2033	22,850	99.30	22,689
FNMA POOL 743875	5.5% 01 Nov 2033	40,020	99.30	39,738
FNMA POOL 747695	5.5% 01 Nov 2033	878,536	99.30	872,359
FNMA POOL 748579	5.5% 01 Nov 2033	804,615	99.30	798,957
FNMA POOL 748619	5.5% 01 Feb 2034	70,845	99.23	70,303
FNMA POOL 748792	5.5% 01 Nov 2033	257,246	99.30	255,437
FNMA POOL 749056	5.5% 01 Nov 2033	47,186	99.30	46,854
FNMA POOL 749990	5.5% 01 Nov 2033	19,500	99.30	19,363

FNMA POOL 750985	5.5% 01 Nov 2033	133,236	99.30	132,299
FNMA POOL 751018	5.5% 01 Dec 2033	44,884	99.30	44,569
FNMA POOL 751098	5.5% 01 Nov 2033	32,392	99.30	32,164
FNMA POOL 754182	5.5% 01 Dec 2033	30,299	99.30	30,086
FNMA POOL 754324	5.5% 01 Dec 2033	281,026	99.23	278,874
FNMA POOL 754727	5.5% 01 Feb 2034	590,609	99.23	586,087
FNMA POOL 755727	5.5% 01 May 2034	918,619	99.23	911,586
FNMA POOL 756916	5.5% 01 Nov 2033	38,896	99.30	38,622
FNMA POOL 757614	5.5% 01 Dec 2033	392,762	99.23	389,755
FNMA POOL 757829	5.5% 01 Jun 2035	137,128	99.05	135,821
FNMA POOL 757845	5.5% 01 Aug 2035	923,254	99.05	914,455
FNMA POOL 757847	5.5% 01 Aug 2035	631,025	99.05	625,010
FNMA POOL 758343	5.5% 01 Mar 2034	54,258	99.23	53,843
FNMA POOL 758789	5.5% 01 Dec 2033	665,557	99.23	660,461
FNMA POOL 758938	5.5% 01 Jan 2034	1,232,313	99.23	1,222,878
FNMA POOL 763676	5.5% 01 Jan 2034	17,778	99.23	17,642
FNMA POOL 765559	5.5% 01 Jan 2034	187,508	99.23	186,073
FNMA POOL 765952	5.5% 01 Feb 2034	18,304	99.23	18,164
FNMA POOL 766182	5.5% 01 Mar 2034	961,392	99.23	954,031
FNMA POOL 769159	5.5% 01 Feb 2034	864,344	99.23	857,727
FNMA POOL 769569	5.5% 01 Mar 2034	61,452	99.23	60,981
FNMA POOL 769777	5.5% 01 Feb 2034	690,740	99.23	685,451
FNMA POOL 770269	5.5% 01 Apr 2034	546,134	99.23	541,953
FNMA POOL 770721	5.5% 01 Apr 2034	1,237,300	99.23	1,227,827
FNMA POOL 771023	5.5% 01 Apr 2034	76,903	99.23	76,314
FNMA POOL 771297	5.5% 01 Mar 2034	689,543	99.23	684,263
FNMA POOL 771935	5.5% 01 May 2034	157,215	99.23	156,011
FNMA POOL 772297	5.5% 01 Mar 2034	481,889	99.23	478,199
FNMA POOL 772318	5.5% 01 Mar 2034	38,926	99.23	38,628
FNMA POOL 772648	5.5% 01 Mar 2034	887,386	99.23	880,592
FNMA POOL 772651	5.5% 01 Mar 2034	78,533	99.23	77,932
FNMA POOL 773661	5.5% 01 Apr 2034	760,665	99.23	754,841
FNMA POOL 773934	5.5% 01 Apr 2034	46,209	99.23	45,855
FNMA POOL 773995	5.5% 01 Mar 2034	819,402	99.23	813,128
FNMA POOL 774099	5.5% 01 Jun 2034	72,116	99.23	71,564
FNMA POOL 774327	5.5% 01 Mar 2034	15,808	99.23	15,687
FNMA POOL 774401	5.5% 01 Apr 2034	25,907	99.23	25,708
FNMA POOL 774999	5.5% 01 Apr 2034	832,457	99.23	826,083
FNMA POOL 775138	5.5% 01 May 2034	80,096	99.23	79,483
FNMA POOL 775168	5.5% 01 May 2034	27,439	99.23	27,229
FNMA POOL 775303	5.5% 01 May 2034	20,296	99.23	20,141
FNMA POOL 775658	5.5% 01 May 2034	23,220	99.23	23,042
FNMA POOL 775695	5.5% 01 May 2034	676,502	99.23	671,322
FNMA POOL 775719	5.5% 01 May 2034	831,095	99.23	824,732
FNMA POOL 775776	5.5% 01 May 2034	729,425	99.23	723,840
FNMA POOL 775813	5.5% 01 May 2034	217,433	99.23	215,768
FNMA POOL 776236	5.5% 01 Apr 2034	23,505	99.23	23,325
FNMA POOL 776440	5.5% 01 Jul 2034	949,644	99.17	941,780
FNMA POOL 776975	5.5% 01 Apr 2034	782,550	99.23	776,558
FNMA POOL 776981	5.5% 01 Apr 2034	19,830	99.23	19,678
FNMA POOL 776983	5.5% 01 Apr 2034	457,204	99.23	453,704
FNMA POOL 777488	5.5% 01 Jun 2034	21,166	99.17	20,991
FNMA POOL 777496	5.5% 01 Jul 2034	30,113	99.17	29,864
FNMA POOL 777558	5.5% 01 May 2034	39,003	99.23	38,704
FNMA POOL 777602	5.5% 01 May 2034	152,834	99.23	151,664
FNMA POOL 777796	5.5% 01 Jun 2034	804,419	99.17	797,758
FNMA POOL 778219	5.5% 01 May 2034	188,694	99.23	187,250
FNMA POOL 778235	5.5% 01 May 2034	23,890	99.23	23,707
FNMA POOL 778416	5.5% 01 Jul 2035	931,385	99.05	922,508
FNMA POOL 778660	5.5% 01 May 2034	872,350	99.23	865,671
FNMA POOL 779022	5.5% 01 Jun 2034	825,438	99.23	819,119
FNMA POOL 779091	5.5% 01 Jun 2034	95,701	99.23	94,968
FNMA POOL 779222	5.5% 01 Jun 2034	19,988	99.23	19,835
FNMA POOL 779376	5.5% 01 Jun 2034	25,471	99.17	25,261
FNMA POOL 779377	5.5% 01 Jun 2034	22,008	99.17	21,826
FNMA POOL 779515	5.5% 01 Jun 2034	646,698	99.17	641,343
FNMA POOL 779607	5.5% 01 Jul 2034	65,153	99.17	64,613
FNMA POOL 779677	5.5% 01 Jun 2034	63,329	99.17	62,805
FNMA POOL 779955	5.5% 01 May 2034	41,725	99.23	41,405
FNMA POOL 780397	5.5% 01 Jun 2034	19,139	99.17	18,980
FNMA POOL 780666	5.5% 01 May 2034	176,379	99.23	175,028
FNMA POOL 780730	5.5% 01 May 2034	236,253	99.23	234,444
FNMA POOL 780898	5.5% 01 May 2034	52,444	99.23	52,043

FNMA POOL 780921	5.5% 01 Jun 2034	44,393	99.17	44,025
FNMA POOL 781019	5.5% 01 May 2034	345,273	99.23	342,629
FNMA POOL 781078	5.5% 01 May 2034	56,424	99.23	55,992
FNMA POOL 781585	5.5% 01 Sep 2034	33,239	99.17	32,963
FNMA POOL 781839	5.5% 01 Oct 2034	36,655	99.17	36,351
FNMA POOL 782548	5.5% 01 Jun 2034	40,825	99.17	40,487
FNMA POOL 782620	5.5% 01 Jun 2034	452,728	99.17	448,979
FNMA POOL 782693	5.5% 01 Jul 2034	34,120	99.17	33,837
FNMA POOL 782798	5.5% 01 Jun 2034	73,867	99.23	73,301
FNMA POOL 782910	5.5% 01 Jun 2034	259,873	99.23	257,884
FNMA POOL 783017	5.5% 01 Jun 2034	68,267	99.23	67,744
FNMA POOL 783328	5.5% 01 Apr 2035	41,742	99.05	41,344
FNMA POOL 783336	5.5% 01 Aug 2035	76,464	99.05	75,735
FNMA POOL 783610	4.838% 01 Jun 2035	5,334,627	99.45	5,305,214
FNMA POOL 783667	5.5% 01 Jun 2034	53,195	99.17	52,754
FNMA POOL 783813	5.5% 01 Jul 2034	344,397	99.17	341,545
FNMA POOL 783851	5.5% 01 Jul 2034	929,054	99.17	921,360
FNMA POOL 783852	5.5% 01 Jul 2034	35,201	99.17	34,909
FNMA POOL 784091	5.5% 01 Jun 2034	14,727	99.23	14,614
FNMA POOL 784335	5.5% 01 Jan 2035	347,093	99.08	343,893
FNMA POOL 785364	5.5% 01 Jun 2034	47,807	99.23	47,441
FNMA POOL 785460	5.5% 01 Sep 2035	158,468	99.06	156,982
FNMA POOL 786269	5.5% 01 Jul 2034	704,036	99.17	698,206
FNMA POOL 786318	5.5% 01 Jul 2034	52,945	99.17	52,506
FNMA POOL 786446	5.5% 01 Jul 2034	50,539	99.17	50,121
FNMA POOL 786556	5.5% 01 Jul 2034	806,878	99.17	800,197
FNMA POOL 787112	5.5% 01 Jun 2034	28,388	99.23	28,171
FNMA POOL 788465	5.5% 01 Jun 2034	126,083	99.23	125,118
FNMA POOL 789156	5.5% 01 Oct 2034	32,954	99.17	32,681
FNMA POOL 789356	5.5% 01 Jul 2034	921,229	99.17	913,600
FNMA POOL 789384	5.5% 01 Jul 2034	22,183	99.17	21,999
FNMA POOL 789545	5.5% 01 Jul 2034	24,654	99.17	24,450
FNMA POOL 789912	5.5% 01 Jul 2034	102,768	99.17	101,916
FNMA POOL 791157	5.5% 01 Oct 2034	171,712	99.17	170,290
FNMA POOL 791662	5.5% 01 Sep 2034	147,193	99.17	145,974
FNMA POOL 793341	5.5% 01 Aug 2034	66,265	99.17	65,716
FNMA POOL 793985	5.5% 01 Sep 2034	64,846	99.17	64,309
FNMA POOL 794257	5.5% 01 Sep 2034	137,966	99.17	136,824
FNMA POOL 794331	5.5% 01 Sep 2034	280,820	99.17	278,495
FNMA POOL 794349	5.5% 01 Sep 2034	42,755	99.17	42,401
FNMA POOL 794443	5.5% 01 Oct 2034	52,390	99.17	51,956
FNMA POOL 794633	5.5% 01 Oct 2034	88,638	99.17	87,904
FNMA POOL 794921	5.5% 01 Oct 2034	928,244	99.17	920,557
FNMA POOL 794994	5.5% 01 Oct 2034	41,256	99.17	40,915
FNMA POOL 795047	5.5% 01 Oct 2034	925,703	99.17	918,037
FNMA POOL 795171	5.5% 01 Oct 2034	548,978	99.17	544,431
FNMA POOL 795572	5.5% 01 May 2035	930,124	99.05	921,259
FNMA POOL 796113	5.5% 01 Oct 2034	934,377	99.17	926,639
FNMA POOL 796199	5.5% 01 Nov 2034	950,376	99.17	942,506
FNMA POOL 796222	5.5% 01 Nov 2034	35,549	99.17	35,254
FNMA POOL 796346	5.5% 01 Oct 2034	894,994	99.17	887,583
FNMA POOL 796425	5.5% 01 Sep 2034	23,831	99.17	23,634
FNMA POOL 796455	5.5% 01 Sep 2034	20,259	99.17	20,091
FNMA POOL 796977	5.5% 01 Oct 2034	930,281	99.17	922,577
FNMA POOL 797233	5.5% 01 Sep 2034	85,786	99.17	85,076
FNMA POOL 797490	5.5% 01 Mar 2035	12,407,959	99.05	12,289,696
FNMA POOL 797549	5.5% 01 Apr 2035	31,730	99.05	31,427
FNMA POOL 797564	5.5% 01 May 2030	914,000	99.17	906,431
FNMA POOL 797570	5.5% 01 May 2035	24,801	99.05	24,565
FNMA POOL 797633	5% 01 Aug 2035	3,209,434	96.88	3,109,264
FNMA POOL 797663	5% 01 Sep 2035	348,775	96.88	337,889
FNMA POOL 798016	5.5% 01 Jan 2035	24,768	99.17	24,563
FNMA POOL 799147	5.5% 01 Apr 2035	777,887	99.05	770,473
FNMA POOL 799754	5.5% 01 Nov 2034	66,771	99.17	66,218
FNMA POOL 800096	5.5% 01 Dec 2034	97,407	99.17	96,600
FNMA POOL 800601	5.5% 01 Oct 2034	940,921	99.17	933,129
FNMA POOL 800884	5.5% 01 Dec 2034	68,540	99.17	67,973
FNMA POOL 801686	5.5% 01 Dec 2034	462,719	99.17	458,887
FNMA POOL 801886	5.5% 01 Nov 2034	308,655	99.17	306,099
FNMA POOL 802354	5.5% 01 Nov 2034	747,048	99.17	740,861
FNMA POOL 802499	5.5% 01 Nov 2034	374,523	99.17	371,421
FNMA POOL 803357	5.5% 01 Apr 2035	897,300	99.05	888,747
FNMA POOL 803367	5.5% 01 Jul 2035	24,023	99.05	23,794

FNMA POOL 803368	5.5% 01 Aug 2035	985,055	99.05	975,666
FNMA POOL 803676	5.5% 01 Dec 2034	187,313	99.17	185,762
FNMA POOL 803857	5.5% 01 Dec 2034	596,420	99.05	590,735
FNMA POOL 804459	5.5% 01 Dec 2034	189,901	99.17	188,328
FNMA POOL 804573	5.5% 01 Dec 2034	22,630	99.05	22,414
FNMA POOL 805377	5.5% 01 Jan 2035	791,502	99.05	783,958
FNMA POOL 805526	5.5% 01 Jul 2035	919,458	99.05	910,695
FNMA POOL 805534	5.5% 01 Sep 2035	796,624	99.05	789,031
FNMA POOL 806309	5.5% 01 Nov 2034	105,612	99.17	104,737
FNMA POOL 806522	5.5% 01 Dec 2034	58,396	99.05	57,839
FNMA POOL 806634	5.5% 01 Dec 2034	395,451	99.17	392,176
FNMA POOL 807813	5.5% 01 Apr 2035	438,146	99.05	433,970
FNMA POOL 807894	5.5% 01 Feb 2035	139,750	99.05	138,418
FNMA POOL 807908	5.5% 01 Mar 2035	938,551	99.05	929,605
FNMA POOL 808077	5.5% 01 Feb 2035	810,093	99.05	802,372
FNMA POOL 808182	5.5% 01 Mar 2035	88,010	99.05	87,171
FNMA POOL 808265	5.5% 01 Jun 2035	377,569	99.05	373,971
FNMA POOL 808413	5.5% 01 Jan 2035	1,027,577	99.05	1,017,783
FNMA POOL 808826	5.5% 01 Jan 2035	437,397	99.05	433,228
FNMA POOL 808933	5.5% 01 Jan 2035	634,151	99.05	628,106
FNMA POOL 808956	5.5% 01 Jan 2035	439,992	99.05	435,798
FNMA POOL 808984	5.5% 01 Feb 2035	42,586	99.05	42,180
FNMA POOL 809297	5.5% 01 Feb 2035	579,233	99.05	573,712
FNMA POOL 809550	5.5% 01 Feb 2035	892,708	99.05	884,199
FNMA POOL 809694	5.5% 01 Feb 2035	369,255	99.05	365,735
FNMA POOL 809706	5.5% 01 Mar 2035	345,201	99.05	341,910
FNMA POOL 809889	5.5% 01 Mar 2035	157,283	99.05	155,784
FNMA POOL 810249	5.5% 01 Jan 2035	8,077,364	99.05	8,000,377
FNMA POOL 810408	5.5% 01 Jan 2035	325,956	99.05	322,849
FNMA POOL 810419	5.5% 01 Feb 2035	103,483	99.05	102,497
FNMA POOL 810685	5.5% 01 Jan 2035	25,837	99.07	25,597
FNMA POOL 810706	5.5% 01 Jan 2035	961,983	99.05	952,814
FNMA POOL 811063	5.5% 01 Mar 2035	823,158	99.05	815,312
FNMA POOL 811779	5.5% 01 Jan 2035	846,377	99.05	838,310
FNMA POOL 811825	5.5% 01 Feb 2035	94,796	99.05	93,892
FNMA POOL 812050	5.5% 01 Feb 2035	936,330	99.05	927,406
FNMA POOL 812067	5.5% 01 Jan 2035	375,795	99.05	372,213
FNMA POOL 812746	5.5% 01 Nov 2034	283,663	99.17	281,314
FNMA POOL 812765	5.5% 01 Mar 2035	108,039	99.07	107,036
FNMA POOL 812913	5.5% 01 Feb 2035	57,668	99.05	57,118
FNMA POOL 813026	5.5% 01 Mar 2035	883,372	99.05	874,952
FNMA POOL 813035	5.5% 01 Apr 2035	96,904	99.05	95,980
FNMA POOL 813041	5.5% 01 Apr 2035	877,320	99.05	868,958
FNMA POOL 814116	5.5% 01 Feb 2035	782,723	99.05	775,263
FNMA POOL 814336	5.5% 01 Mar 2035	740,147	99.05	733,093
FNMA POOL 814358	5.5% 01 Mar 2035	957,237	99.05	948,113
FNMA POOL 814412	5.5% 01 Mar 2035	1,125,478	99.05	1,114,751
FNMA POOL 814476	5.5% 01 Mar 2035	55,912	99.05	55,379
FNMA POOL 814520	5.5% 01 Mar 2035	65,779	99.05	65,152
FNMA POOL 814614	5.5% 01 Apr 2035	29,484	99.05	29,203
FNMA POOL 815488	5.5% 01 Mar 2035	883,332	99.05	874,913
FNMA POOL 815492	5.5% 01 Mar 2035	281,592	99.05	278,908
FNMA POOL 815497	5.5% 01 Mar 2035	858,554	99.05	850,371
FNMA POOL 815498	5.5% 01 Mar 2035	271,054	99.05	268,471
FNMA POOL 815500	5.5% 01 Mar 2035	23,976	99.05	23,747
FNMA POOL 815514	5.5% 01 Mar 2035	905,839	99.05	897,205
FNMA POOL 815539	5.5% 01 Mar 2035	30,786	99.05	30,493
FNMA POOL 815555	5.5% 01 Feb 2035	33,473	99.05	33,154
FNMA POOL 815758	5.5% 01 Mar 2035	74,115	99.05	73,409
FNMA POOL 815859	5.5% 01 Feb 2035	879,880	99.05	871,493
FNMA POOL 815895	5.5% 01 Feb 2035	25,532	99.05	25,288
FNMA POOL 815907	5.5% 01 Feb 2035	20,892	99.05	20,693
FNMA POOL 815920	5.5% 01 Mar 2035	864,222	99.05	855,985
FNMA POOL 815923	5.5% 01 Mar 2035	320,568	99.05	317,512
FNMA POOL 815956	5.5% 01 May 2035	965,321	99.05	956,120
FNMA POOL 815977	5.5% 01 Mar 2035	373,157	99.05	369,601
FNMA POOL 816230	5.5% 01 Mar 2035	1,426,280	99.05	1,412,686
FNMA POOL 817187	5.5% 01 May 2035	39,956	99.05	39,575
FNMA POOL 817235	5.5% 01 Jun 2035	737,315	99.05	730,287
FNMA POOL 817241	5.5% 01 Jun 2035	64,406	99.05	63,792
FNMA POOL 817346	5.5% 01 Jul 2035	996,696	99.05	987,197
FNMA POOL 817432	5% 01 Sep 2035	320,138	96.88	310,146
FNMA POOL 817485	5% 01 Sep 2035	31,440	96.88	30,459

FNMA POOL 817490	5.5% 01 Sep 2035	977,203	99.05	967,889
FNMA POOL 817505	5.5% 01 Sep 2035	996,890	99.05	987,389
FNMA POOL 817511	5.5% 01 Sep 2035	975,050	99.05	965,757
FNMA POOL 817582	5% 01 Oct 2035	399,519	96.88	387,050
FNMA POOL 817602	5% 01 Nov 2035	411,114	96.88	398,283
FNMA POOL 818747	5.5% 01 Feb 2035	152,939	99.05	151,481
FNMA POOL 818764	5.5% 01 Feb 2035	29,541	99.05	29,260
FNMA POOL 818822	5.5% 01 Feb 2035	476,154	99.05	471,616
FNMA POOL 819138	5.5% 01 Jan 2035	79,867	99.05	79,106
FNMA POOL 819144	5.5% 01 Apr 2035	372,181	99.05	368,634
FNMA POOL 819191	5.5% 01 Apr 2035	673,280	99.05	666,863
FNMA POOL 819296	5.5% 01 Sep 2035	492,759	99.11	488,370
FNMA POOL 819407	5.5% 01 May 2035	763,772	99.05	756,493
FNMA POOL 819906	5.5% 01 Apr 2035	927,517	99.08	918,967
FNMA POOL 819944	5.5% 01 Apr 2035	808,805	99.05	801,096
FNMA POOL 819970	5.5% 01 Apr 2035	125,447	99.05	124,251
FNMA POOL 820023	5.5% 01 Apr 2035	28,229	99.05	27,960
FNMA POOL 820284	5.5% 01 Aug 2035	631,508	99.05	625,489
FNMA POOL 820291	5.5% 01 Aug 2035	945,373	99.05	936,363
FNMA POOL 820324	5% 01 Aug 2035	991,786	96.88	960,831
FNMA POOL 820343	5% 01 Sep 2035	312,955	96.88	303,188
FNMA POOL 820505	5.5% 01 Jun 2035	479,513	99.05	474,943
FNMA POOL 820966	5.5% 01 Apr 2035	127,305	99.05	126,092
FNMA POOL 820980	5.5% 01 Apr 2035	667,827	99.05	661,462
FNMA POOL 821015	5.5% 01 May 2035	142,934	99.05	141,571
FNMA POOL 821078	5.5% 01 Mar 2035	284,654	99.05	281,941
FNMA POOL 821176	5.5% 01 May 2035	91,922	99.05	91,046
FNMA POOL 821190	5.5% 01 May 2030	1,175,330	99.17	1,165,596
FNMA POOL 821198	5.5% 01 May 2035	133,730	99.05	132,455
FNMA POOL 821257	5.5% 01 May 2035	258,430	99.05	255,967
FNMA POOL 821276	5.5% 01 Apr 2035	149,412	99.05	147,988
FNMA POOL 821318	5.5% 01 May 2035	938,349	99.05	929,405
FNMA POOL 821352	5.5% 01 May 2035	663,969	99.05	657,640
FNMA POOL 821503	5.5% 01 Jun 2035	66,751	99.05	66,115
FNMA POOL 821567	5.5% 01 Jun 2035	262,074	99.05	259,577
FNMA POOL 821597	5.5% 01 Jun 2035	812,175	99.05	804,434
FNMA POOL 821631	5.5% 01 Jun 2030	220,809	99.17	218,980
FNMA POOL 821754	5.5% 01 Jun 2035	442,529	99.05	438,311
FNMA POOL 821807	5.5% 01 Jun 2035	102,438	99.05	101,461
FNMA POOL 821839	5.5% 01 Jun 2035	382,378	99.05	378,734
FNMA POOL 821867	5.5% 01 Jun 2035	659,391	99.05	653,106
FNMA POOL 821880	5.5% 01 Jun 2035	2,333,786	99.05	2,311,542
FNMA POOL 821952	5.5% 01 Jun 2035	5,815,385	99.05	5,759,958
FNMA POOL 822032	5.5% 01 Jul 2035	626,355	99.05	620,386
FNMA POOL 822101	4.997% 01 May 2035	5,212,093	99.85	5,204,100
FNMA POOL 822429	5.5% 01 May 2035	1,502,377	99.05	1,488,058
FNMA POOL 822514	5.5% 01 Jun 2035	169,080	99.05	167,469
FNMA POOL 822621	5.5% 01 Jun 2035	120,971	99.05	119,818
FNMA POOL 822727	5.5% 01 May 2035	977,364	99.05	968,049
FNMA POOL 822815	5.5% 01 Apr 2035	806,016	99.05	798,334
FNMA POOL 822868	5.5% 01 May 2035	885,766	99.05	877,323
FNMA POOL 822883	5.5% 01 Jun 2035	828,522	99.10	821,040
FNMA POOL 822950	5.5% 01 May 2035	813,206	99.05	805,455
FNMA POOL 822963	5.5% 01 Apr 2035	965,165	99.05	955,966
FNMA POOL 823100	5.5% 01 Jun 2035	1,408,152	99.05	1,394,731
FNMA POOL 823104	5.5% 01 Jul 2035	919,188	99.05	910,427
FNMA POOL 823109	5.5% 01 Jul 2035	25,971	99.05	25,723
FNMA POOL 823152	5.5% 01 May 2035	946,530	99.05	937,508
FNMA POOL 823155	5.5% 01 May 2035	43,754	99.05	43,337
FNMA POOL 823157	5.5% 01 May 2035	513,386	99.05	508,493
FNMA POOL 823205	5.5% 01 May 2035	368,413	99.05	364,901
FNMA POOL 823217	5.5% 01 May 2035	1,263,409	99.05	1,251,367
FNMA POOL 823228	5.5% 01 Jun 2035	139,287	99.05	137,960
FNMA POOL 823253	5.5% 01 Jun 2035	865,703	99.05	857,452
FNMA POOL 823259	5.5% 01 Jun 2035	928,351	99.05	919,503
FNMA POOL 823278	5.5% 01 Jun 2035	107,229	99.05	106,207
FNMA POOL 823297	5.5% 01 Jul 2035	689,221	99.05	682,651
FNMA POOL 823444	5.5% 01 May 2035	48,312	99.05	47,852
FNMA POOL 823548	5.5% 01 Jul 2035	57,007	99.05	56,464
FNMA POOL 823562	5.5% 01 Aug 2035	398,568	99.05	394,769
FNMA POOL 823569	5.5% 01 Aug 2035	953,909	99.05	944,818
FNMA POOL 823579	5.5% 01 Aug 2035	916,680	99.05	907,943
FNMA POOL 823854	5.5% 01 May 2035	24,182	99.05	23,952

FNMA POOL 824282	5.5% 01 Jun 2035	166,778	99.05	165,188
FNMA POOL 824323	5.5% 01 Jun 2035	657,491	99.05	651,224
FNMA POOL 824339	5.5% 01 Jul 2035	197,370	99.05	195,488
FNMA POOL 824525	5.5% 01 May 2035	867,408	99.05	859,140
FNMA POOL 824535	5.5% 01 Jun 2035	73,568	99.05	72,867
FNMA POOL 824556	5.5% 01 Jul 2035	34,786	99.05	34,454
FNMA POOL 824601	5.5% 01 Dec 2034	7,121,053	99.17	7,062,082
FNMA POOL 824770	5.5% 01 Jun 2035	625,078	99.05	619,121
FNMA POOL 824802	5.5% 01 Jun 2035	161,672	99.05	160,131
FNMA POOL 824805	5.5% 01 Jun 2035	50,569	99.05	50,087
FNMA POOL 824835	5.5% 01 May 2035	676,931	99.05	670,479
FNMA POOL 824842	5.5% 01 Jun 2035	719,599	99.05	712,740
FNMA POOL 825112	5.5% 01 May 2035	99,576	99.05	98,627
FNMA POOL 825136	5.5% 01 Jun 2035	896,588	99.05	888,042
FNMA POOL 825271	5.5% 01 Jul 2035	825,935	99.05	818,063
FNMA POOL 825459	5.5% 01 Jun 2035	82,584	99.05	81,797
FNMA POOL 825615	5.5% 01 Jun 2035	99,866	99.05	98,914
FNMA POOL 825634	5.5% 01 Jun 2035	100,828	99.05	99,867
FNMA POOL 825707	5.5% 01 Jul 2035	971,318	99.05	962,060
FNMA POOL 825708	5.5% 01 Jul 2035	786,797	99.05	779,297
FNMA POOL 825749	5.5% 01 Jul 2035	954,671	99.05	945,572
FNMA POOL 825753	5.5% 01 Aug 2035	985,411	99.05	976,018
FNMA POOL 825768	5.5% 01 Aug 2035	1,035,448	99.05	1,025,579
FNMA POOL 825770	5.5% 01 Aug 2035	33,497	99.05	33,178
FNMA POOL 825824	5.5% 01 Sep 2035	490,919	99.05	486,240
FNMA POOL 825832	5.5% 01 Jul 2035	392,896	99.05	389,151
FNMA POOL 825849	5.5% 01 Aug 2035	27,124	99.05	26,865
FNMA POOL 825936	5.5% 01 Jun 2035	1,449,960	99.05	1,436,140
FNMA POOL 825962	5.5% 01 Jul 2035	329,179	99.05	326,041
FNMA POOL 826153	5.5% 01 May 2035	76,858	99.05	76,126
FNMA POOL 826470	5.5% 01 Jul 2035	974,290	99.05	965,004
FNMA POOL 826473	5.5% 01 Jul 2035	510,742	99.05	505,874
FNMA POOL 826598	5.5% 01 Jun 2035	645,531	99.10	639,701
FNMA POOL 826611	5.5% 01 Aug 2035	143,161	99.05	141,796
FNMA POOL 826631	5.5% 01 May 2035	441,986	99.05	437,773
FNMA POOL 826676	5.5% 01 Aug 2035	304,690	99.05	301,786
FNMA POOL 826717	5.5% 01 Aug 2035	372,993	99.05	369,438
FNMA POOL 826739	5.5% 01 Aug 2035	1,931,138	99.05	1,912,732
FNMA POOL 826792	5.5% 01 Aug 2035	481,341	99.05	476,754
FNMA POOL 826857	5.5% 01 Aug 2035	8,133,871	99.05	8,056,345
FNMA POOL 826875	5.5% 01 Aug 2035	226,748	99.05	224,587
FNMA POOL 826885	5.5% 01 Aug 2035	27,299	99.05	27,038
FNMA POOL 826965	5.5% 01 Jun 2035	585,273	99.05	579,694
FNMA POOL 826986	5.5% 01 Jun 2035	515,606	99.05	510,692
FNMA POOL 826993	5.5% 01 Jun 2035	115,369	99.05	114,270
FNMA POOL 827063	5.5% 01 Sep 2035	111,033	99.09	110,027
FNMA POOL 827064	5% 01 Sep 2035	360,627	96.88	349,372
FNMA POOL 827218	5.5% 01 Jun 2035	88,061	99.05	87,222
FNMA POOL 827453	5.5% 01 May 2035	72,515	99.05	71,824
FNMA POOL 827755	5.5% 01 Jun 2035	822,912	99.05	815,069
FNMA POOL 827802	5.5% 01 Jun 2035	24,634	99.05	24,399
FNMA POOL 827827	5.5% 01 Aug 2035	938,936	99.05	929,987
FNMA POOL 827831	5.5% 01 Sep 2035	996,939	99.05	987,437
FNMA POOL 827892	5.5% 01 Jun 2035	76,424	99.05	75,695
FNMA POOL 827900	5.5% 01 Jul 2035	193,265	99.05	191,423
FNMA POOL 828150	5.5% 01 Jun 2035	937,326	99.05	928,392
FNMA POOL 828160	5.5% 01 Jun 2035	91,919	99.05	91,043
FNMA POOL 828163	5.5% 01 Jun 2035	233,876	99.05	231,647
FNMA POOL 828164	5.5% 01 Jul 2035	858,516	99.05	850,333
FNMA POOL 828174	5.5% 01 Jul 2035	947,844	99.05	938,810
FNMA POOL 828185	5.5% 01 Jul 2035	77,591	99.05	76,851
FNMA POOL 828188	5.5% 01 Jul 2035	120,164	99.05	119,018
FNMA POOL 828196	5.5% 01 Jul 2035	867,121	99.05	858,857
FNMA POOL 828347	5.5% 01 Jul 2035	228,680	99.05	226,501
FNMA POOL 828377	5.5% 01 Jun 2035	47,119	99.05	46,670
FNMA POOL 828506	5.5% 01 Jun 2035	321,959	99.05	318,890
FNMA POOL 828675	5.5% 01 Mar 2035	644,402	99.23	639,468
FNMA POOL 828684	5.5% 01 Jul 2035	577,075	99.05	571,574
FNMA POOL 828730	5.5% 01 Jun 2035	35,931	99.05	35,589
FNMA POOL 828909	5.5% 01 Jun 2035	73,024	99.05	72,328
FNMA POOL 828962	5.5% 01 Jun 2035	27,351	99.05	27,090
FNMA POOL 829166	5.5% 01 Jun 2035	408,455	99.05	404,562
FNMA POOL 829197	5.5% 01 Jul 2035	476,492	99.05	471,951

FNMA POOL 829205	5.5% 01 Jul 2035	632,048	99.05	626,024
FNMA POOL 829484	5.5% 01 Jul 2035	455,487	99.05	451,146
FNMA POOL 829485	5.5% 01 Aug 2035	61,140	99.05	60,558
FNMA POOL 829652	5.5% 01 Mar 2035	1,071,422	99.17	1,062,549
FNMA POOL 829656	5.5% 01 Jul 2035	991,463	99.05	982,013
FNMA POOL 829669	5.5% 01 Aug 2035	1,992,633	99.05	1,973,640
FNMA POOL 829676	5.5% 01 Aug 2035	1,182,444	99.05	1,171,174
FNMA POOL 829857	5.5% 01 Jul 2035	114,835	99.05	113,740
FNMA POOL 829862	5.5% 01 Jul 2035	33,690	99.05	33,369
FNMA POOL 829904	5.5% 01 Jul 2035	25,561	99.05	25,318
FNMA POOL 829909	5.5% 01 Jul 2035	1,993,909	99.05	1,974,905
FNMA POOL 829934	5.5% 01 Aug 2035	33,050	99.05	32,735
FNMA POOL 829973	5.5% 01 Apr 2035	6,644,103	99.17	6,589,082
FNMA POOL 830060	5.5% 01 Jul 2035	742,148	99.05	735,075
FNMA POOL 830697	5.5% 01 Jul 2035	401,625	99.05	397,797
FNMA POOL 830770	5.5% 01 Aug 2035	112,125	99.05	111,056
FNMA POOL 830796	5.5% 01 Sep 2035	155,863	99.05	154,377
FNMA POOL 830849	5.5% 01 Jul 2035	971,227	99.05	961,970
FNMA POOL 830865	5.5% 01 Jul 2035	13,940,066	99.05	13,807,200
FNMA POOL 830871	5.5% 01 Jul 2035	996,508	99.05	987,010
FNMA POOL 830872	5.5% 01 Jun 2035	2,392,624	99.05	2,369,819
FNMA POOL 830954	5.5% 01 Aug 2035	932,298	99.05	923,412
FNMA POOL 830959	5.5% 01 Aug 2035	1,408,128	99.05	1,394,706
FNMA POOL 831115	1% 01 Nov 2035	566,380	96.88	548,702
FNMA POOL 832025	5.5% 01 Sep 2035	1,992,193	99.05	1,973,205
FNMA POOL 832035	5.5% 01 Jul 2035	58,278	99.05	57,723
FNMA POOL 832086	5.5% 01 Jul 2035	121,005	99.05	119,852
FNMA POOL 832177	5.5% 01 Sep 2035	1,766,704	99.05	1,749,865
FNMA POOL 832236	5.5% 01 Aug 2035	2,821,256	99.05	2,794,366
FNMA POOL 832324	5.5% 01 Aug 2035	749,775	99.05	742,629
FNMA POOL 832330	5.5% 01 Aug 2035	1,961,283	99.05	1,942,590
FNMA POOL 832471	5.5% 01 Aug 2035	3,920,413	99.05	3,883,047
FNMA POOL 832489	5.5% 01 Sep 2035	109,767	99.05	108,721
FNMA POOL 832490	5.5% 01 Sep 2035	45,331	99.10	44,922
FNMA POOL 832570	5.5% 01 Aug 2035	1,395,203	99.05	1,381,905
FNMA POOL 832613	5.5% 01 Sep 2035	1,305,542	99.05	1,293,099
FNMA POOL 832853	5.5% 01 Sep 2035	965,953	99.05	956,746
FNMA POOL 833209	5.5% 01 Sep 2035	253,330	99.05	250,916
FNMA POOL 833219	5.5% 01 Sep 2035	239,939	99.05	237,653
FNMA POOL 833324	5.5% 01 Aug 2035	878,116	99.05	869,747
FNMA POOL 833358	5.5% 01 Aug 2035	992,369	99.05	982,911
FNMA POOL 833394	5.5% 01 Aug 2035	61,040	99.05	60,458
FNMA POOL 833413	5.5% 01 Sep 2035	977,250	99.05	967,936
FNMA POOL 833447	5.5% 01 Sep 2035	938,184	99.05	929,242
FNMA POOL 833449	5.5% 01 Sep 2035	505,719	99.05	500,898
FNMA POOL 833472	5.5% 01 Sep 2035	996,377	99.05	986,880
FNMA POOL 833477	5.5% 01 Sep 2035	996,892	99.05	987,390
FNMA POOL 833533	5.5% 01 Sep 2035	679,690	99.05	673,212
FNMA POOL 833671	5% 01 Aug 2035	9,924,044	96.88	9,614,305
FNMA POOL 833673	5% 01 Aug 2035	5,770,237	96.88	5,590,143
FNMA POOL 833695	5.5% 01 Aug 2035	483,664	99.05	479,054
FNMA POOL 834251	5.5% 01 Aug 2035	115,579	99.05	114,477
FNMA POOL 834272	5.5% 01 Aug 2035	1,741,317	99.05	1,724,720
FNMA POOL 834629	5.5% 01 Aug 2035	489,980	99.05	485,310
FNMA POOL 834647	5.5% 01 Aug 2035	63,001	99.05	62,401
FNMA POOL 834657	5.5% 01 Aug 2035	61,959	99.05	61,369
FNMA POOL 834670	5% 01 Aug 2035	306,758	96.88	297,184
FNMA POOL 834671	5.5% 01 Aug 2035	918,809	99.05	910,051
FNMA POOL 835084	5.5% 01 Jul 2035	251,389	99.05	248,993
FNMA POOL 835209	5.5% 01 Aug 2035	142,175	99.05	140,820
FNMA POOL 835366	5% 01 Sep 2035	51,175	96.88	49,578
FNMA POOL 835738	5% 01 Jul 2035	7,490,508	96.88	7,256,722
FNMA POOL 835756	5.5% 01 Jul 2035	912,865	99.05	904,164
FNMA POOL 835795	5.5% 01 Sep 2035	941,528	99.05	932,554
FNMA POOL 836071	5% 01 Oct 2035	10,289,394	96.88	9,968,252
FNMA POOL 836072	5.5% 01 Oct 2035	775,099	99.05	767,711
FNMA POOL 836127	5% 01 Oct 2035	9,927,574	96.88	9,617,725
FNMA POOL 836128	5.5% 01 Oct 2035	493,050	99.05	488,350
FNMA POOL 837315	5.5% 01 Aug 2035	7,528,594	99.05	7,456,837
FNMA POOL 837493	5.5% 01 Sep 2035	913,165	99.05	904,462
FNMA POOL 837586	5.5% 01 Aug 2035	501,138	99.11	496,675
FNMA POOL 837670	5.5% 01 Aug 2035	270,903	99.05	268,321
FNMA POOL 837691	5.5% 01 Sep 2035	997,094	99.05	987,591

FNMA POOL 837713	5.5% 01 Aug 2035	980,461	99.05	971,116
FNMA POOL 837735	5.5% 01 Aug 2035	394,297	99.05	390,539
FNMA POOL 837799	5.5% 01 Jul 2035	42,209	99.17	41,860
FNMA POOL 837959	5.5% 01 Sep 2035	270,885	99.05	268,303
FNMA POOL 838134	5.5% 01 Sep 2035	612,323	99.05	606,487
FNMA POOL 838201	5.5% 01 Aug 2035	996,087	99.05	986,593
FNMA POOL 838243	5% 01 Sep 2035	342,440	96.88	331,752
FNMA POOL 838470	5.5% 01 Sep 2035	446,788	99.05	442,529
FNMA POOL 838490	5.5% 01 Aug 2035	215,422	99.05	213,369
FNMA POOL 838753	5% 01 Sep 2035	547,832	96.88	530,734
FNMA POOL 839119	5% 01 Nov 2035	998,093	96.88	966,942
FNMA POOL 840001	5% 01 Sep 2035	397,737	96.88	385,323
FNMA POOL 840033	5.5% 01 Sep 2035	625,542	99.05	619,580
FNMA POOL 840042	5.5% 01 Sep 2035	307,409	99.05	304,479
FNMA POOL 840088	5.5% 01 Sep 2035	49,221	99.05	48,752
FNMA POOL 840360	5.5% 01 Oct 2035	1,833,966	99.05	1,816,486
FNMA POOL 840379	5% 01 Nov 2035	1,997,580	96.88	1,935,233
FNMA POOL 840512	5.5% 01 Sep 2035	899,606	99.05	891,032
FNMA POOL 840711	5.5% 01 Sep 2035	997,117	99.05	987,613
FNMA POOL 840712	5.5% 01 Sep 2035	365,954	99.05	362,466
FNMA POOL 842402	5% 01 Nov 2035	10,006,935	96.88	9,694,610
FNMA POOL 843122	5% 01 Nov 2035	499,298	96.88	483,715
FNMA POOL 844221	5% 01 Nov 2035	468,317	96.88	453,700
FNMA POOL 847661	5% 01 Nov 2035	998,607	96.88	967,439
FNMA POOL 847723	5% 01 Nov 2035	998,703	96.88	967,533
FNMA POOL 848050	5% 01 Nov 2035	998,679	96.88	967,510
FNMA POOL 848063	5% 01 Sep 2035	998,674	96.88	967,504
FNMA POOL 863094	5% 01 Nov 2035	998,739	96.88	967,568
FORD MTR CR CO	5.7% 15 Jan 2010	7,800,000	85.11	6,638,550
GENERAL MTRS ACCEP CORP	5.625% 15 May 2009	2,600,000	88.97	2,313,194
GNMA II POOL 002910	8.5% 20 Apr 2030	6,792	107.01	7,268
GNMA II POOL 002947	8.5% 20 Jul 2030	5,512	107.01	5,898
GNMA II POOL 003029	8.5% 20 Jan 2031	18,583	107.01	19,886
GNMA II POOL 003057	8.5% 20 Mar 2031	4,779	107.01	5,114
GNMA II POOL 780840	8.5% 20 Jul 2028	41,800	107.26	44,835
GOVERNMENT NATL MTG ASSN	6.5% 20 May 2028	799,887	104.92	839,212
GS MTG SEC CORP	1% 25 Sep 2035	4,907,903	98.22	4,820,757
GS MTG SECS CORP	4.30125% 25 Sep 2035	4,635,814	100.00	4,635,814
HBOS TREAS SVCS PLC	4.175% 06 Feb 2006	4,100,000	98.88	4,053,878
HBOS TREAS SVCS PLC	4.33% 27 Feb 2006	9,100,000	98.95	9,004,776
HBOS TREAS SVCS PLC	4.355% 06 Mar 2006	15,100,000	98.91	14,935,599
HOME OWNERSHIP	SER 144A PFD	11,500	276.59	3,180,831
HSBC FIN CORP	4.62125% 15 Sep 2008	5,200,000	99.74	5,186,673
ING U S FDG LLC	4.34% 28 Feb 2006	28,000,000	98.99	27,716,452
IRS 1ML EUR	1% 15 Oct 2010	(7,600,000)	0.24	(18,575)
IRS 3ML USD	1% 21 Jun 2026	34,200,000	0.85	290,823
IRS EUR	2.15% 15 Oct 2010	1,600,000	0.79	12,565
IRS EUR	2.09% 15 Oct 2010	7,600,000	0.43	32,447
IRS GBP	0.000001% 18 Jun 2034	(6,900,000)	15.73	(1,085,203)
IRS GBP	5% 15 Jun 2016	7,900,000	7.52	594,264
IRS USD	5% 21 Jun 2016	(32,600,000)	0.29	(95,120)
IRS USD	5% 21 Jun 2011	9,700,000	0.43	41,895
IRS USD	5% 21 Jun 2011	14,000,000	0.43	60,467
IRS USD	5% 21 Jun 2011	124,200,000	0.43	536,432
LONG BEACH MTG LN TR	4.39125% 25 Nov 2034	3,521,610	100.05	3,523,262
MCI INC	8.735% 01 May 2014	57,000	110.63	63,056
MCI INC	5.908% 01 May 2007	66,000	100.75	66,495
MCI INC	7.688% 01 May 2009	66,000	103.25	68,145
NATIONAL AUSTRALIA FUNDING COR	4.27% 09 Jan 2006	28,000,000	99.72	27,920,293
NOMURA ASSET SECS CORP	7.12% 13 Apr 2039	2,500,000	100.36	2,508,985
PIMCO FDS PAC INV MGMT	PRIVATE ACCT PORTFOLIO	1,876,373	10.29	19,307,880
PIMCO FDS PAC INVT MGMT SER	HIGH YIELD PORTFOLIO INSTL CL	1,267,553	8.22	10,419,286
PIMCO FDS PAC INVT MGMT SER	ASSET BKD SECS PORTFOLIO	1,337,827	10.51	14,060,564
PIMCO FDS PAC INVT MGMT SER	INTL PORTFOLIO INSTL CL	4,104,988	4.97	20,401,790
PIMCO FDS PAC INVT MGMT SER	REAL RETURN BD PORTFOLIO CL	1,944,418	10.69	20,785,824
PIMCO FDS PAC INVT MGMT SER	INVT GRADE CORP PORT INSTL CL	3,786,260	9.73	36,840,309
PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	3,648,162	11.33	41,333,673
RABOBANK USA FINL CORP	4.29% 03 Jan 2006	28,500,000	99.94	28,483,019
REILLY FHA PROJ LOAN	7.43% 01 Aug 2020	1,313,394	100.95	1,325,902
RENAISSANCE MTG ACCEP CORP	1% 25 Oct 2035	4,810,847	100.03	4,812,353
RESIDENTIAL ASSET MTG PRODS	4.1375% 25 Nov 2024	1,158,980	99.98	1,158,799
RESIDENTIAL ASSET SEC MTG PASS	4.30125% 25 Apr 2025	1,391,078	100.00	1,391,078
RYLAND MTG SECS CORP	0.15026% 25 Mar 2023	23	173.13	40

SACO I TR	4.1475% 25 Jul 2035	4,093,116	100.00	4,093,116
SEQUOIA MTG TR	1% 20 Apr 2035	4,922,671	97.55	4,801,841
SMALL BUSINESS ADMIN PARTN CTF	8.017% 10 Feb 2010	626,234	106.84	669,093
SOCIETE GENERALE NORTH AMER IN	4.31% 03 Jan 2006	28,500,000	99.94	28,482,940
SOUNDVIEW HOME LN TR	4.30125% 25 Nov 2035	834,900	100.00	834,900
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	10,843,055	100.00	10,843,055
SWAPTION (317503G20)	NOV 4.25 CALL	222,000	0.14	31,546
SWAPTION (317503G38)	NOV 4.3 CALL	(96,000)	0.40	(38,323)
SWAPTION (317503HN3)	MAY 4.5 CALL	93,000	0.06	5,162
SWAPTION (317503J92)	NOV 4.25 CALL	119,000	0.15	18,255
SWAPTION (317503JE1)	JUN 4.78 CALL	(181,000)	0.62	(112,890)
SWAPTION (317503K33)	NOV 4.56 CALL	(156,000)	0.75	(116,719)
SWAPTION (317503L32)	NOV 4.25 CALL	307,000	0.15	47,370
SWAPTION (317503L40)	NOV 4.32 CALL	(132,000)	0.45	(58,912)
SWAPTION (317503L57)	NOV 4.31 CALL	(51,000)	0.43	(22,114)
SWAPTION (317503G53 SWP 5)	NOV 4.3 CALL	(20,000)	0.40	(8,018)
SWAPTION (317503G61 SWP2)	NOV 4.25 CALL	46,000	0.14	6,578
SWAPTION (317503H26)	MAY 4.5 CALL	(90,000)	0.20	(18,063)
SWAPTION (317503HP8)	MAY 4.54 CALL	(40,000)	0.16	(6,572)
SWAPTION (317503HQ6)	NOV 4.5 CALL	92,000	0.24	22,494
SWAPTION (317503HR4)	NOV 4.54 CALL	(39,000)	0.69	(26,742)
SWAPTION (317503HV5)	NOV 4.54 CALL	(123,000)	0.69	(84,341)
SWAPTION (317503HW3)	NOV 4.5 CALL	286,000	0.26	74,732
SWAPTION (317503JD3)	JUN 4.75 CALL	421,000	0.22	94,641
SWAPTION (317503K25)	NOV 4.5 CALL	362,000	0.28	100,346
SWAPTION (317503K66)	NOV 4.25 CALL	82,000	0.15	12,226
SWAPTION (317503K74)	NOV 4.31 CALL	(35,000)	0.42	(14,847)
SWAPTION (317503N97) FUTURES	SEP 4.78 CALL	(199,000)	0.95	(188,672)
SWAPTION (317503QC7 FUTURES	SEP 4.75 CALL	463,000	0.37	171,634
SWAPTION(317503FR6)	MAY 4.5 CALL	208,000	0.06	12,002
U S TREAS NOTES 10YR FUTURE	MAR 107 PUT	(146,000)	0.16	(22,813)
U S TREAS NOTES 10YR FUTURES	MAR 111 CALL	(146,000)	0.25	(36,500)
UBS FIN DEL LLC DISC COML3/A3	4.3% 03 Jan 2006	2,700,000	99.84	2,695,747
UBS FIN DEL LLC DISC COML3/A3	4.29% 03 Jan 2006	28,400,000	99.84	28,355,260
UNITED AIRLS	9.06% 17 Jun 2015	2,038,960	72.00	1,467,949
UNITED AIRLS PASS THRU TRS	9.56% 19 Oct 2018	1,747,677	63.22	1,104,829
UNITED STATES TREAS BDS	8.125% 15 Aug 2019	26,900,000	135.72	36,508,344
UNITED STATES TREAS BILLS	3.82% 02 Mar 2006	1,700,000	99.37	1,689,263
UNITED STATES TREAS BILLS	4.05% 16 Mar 2006	6,740,000	99.21	6,686,687
UNITED STATES TREAS NTS	4.25% 15 Aug 2014	4,900,000	98.92	4,847,172
UNITED STATES TREAS NTS	4.25% 15 Nov 2013	5,500,000	99.08	5,449,297
UNITED STATES TREAS NTS	0%	57,400,000	98.86	56,745,284
US DOLLAR		1,818,302	1.00	1,818,302
USD CALL/JPY PUT	DEC 120.7 CALL	2,600,000	0.01	24,102
WAMU MTG PASS THROUGH CTFS	1% 25 Oct 2045	5,089,044	100.00	5,089,044

	Sub-Total: Fund 5711 / Pimco 2 of 6			$1,246,793,615

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Current value
				(n / a)
			Par Value

	AETNA INC	7.875% 01 Mar 2011	2,090,000	112.66	2,354,587
	ALBERTSONS INC	8.7% 1 May 2300	35,000	99.03	34,660
	ALBERTSONS INC	7.75% 15 Jun 2026	90,000	95.14	85,622
	ALBERTSONS INC	6.625% 01 Jun 2028	135,000	84.44	114,000
	ALBERTSONS INC	7.45% 01 Aug 2029	700,000	92.75	649,276
	ALBERTSONS INC	8% 01 May 2031	735,000	98.60	724,701
	AMERICA MOVIL S A DE C V	5.5% 01 Mar 2014	925,000	98.76	913,530
	AMERICAN GEN FIN CORP MTN	3% 15 Nov 2006	1,400,000	98.51	1,379,144
	AMERICAN STORES CO NEW	8% 01 Jun 2026	125,000	97.10	121,381
	AMERICREDIT AUTOMOBILE REC TR	3.43% 06 Jul 2011	890,000	97.03	863,579
	AOL TIME WARNER INC	6.15% 01 May 2007	500,000	101.58	507,894
	ARAMARK CORP	5% 01 Jun 2012	295,000	97.09	286,414
	ARGENTINA (REP OF)	2% 30 Sep 2014	3,505,000	32.92	1,153,856
	ARGENTINE PESO		38,280	0.33	12,649
	AT + T WIRELESS SVCS INC	.5% 01 May 2007	600,000	103.38	620,308
	AT+T CORP	1% 15 Nov 2031	2,830,000	125.67	3,556,454
	AXIS CAP HLDGS LTD	5.75% 01 Dec 2014	995,000	99.70	991,989
	BANK AMER CORP	3.875% 15 Jan 2008	1,170,000	98.35	1,150,685
	BMW VEH OWNER TR	4.28% 25 Feb 2010	1,495,000	98.89	1,478,414

CAPITAL AUTO RECEIVABLES ASSET	0.99% 28 Jan 2009	165,000	97.73	161,262
CAPITAL AUTO RECEIVABLES ASSET	3.58% 15 Jan 2009	2,410,000	98.11	2,364,437
CAPITAL ONE BK	6.875% 01 Feb 2006	500,000	100.20	500,976
CHESAPEAKE ENERGY CORP	6.875% 15 Nov 2020	345,000	101.25	349,313
CHESAPEAKE ENERGY CORP	6.375% 15 Jun 2015	495,000	100.00	495,000
CHESAPEAKE ENERGY CORP	6.875% 15 Jan 2016	655,000	102.50	671,375
CHESAPEAKE ENERGY CORP	6.5% 15 Aug 2017	715,000	100.50	718,575
CIT GROUP INC REORGANIZED	3.875% 03 Nov 2008	1,190,000	97.05	1,154,890
CLEAR CHANNEL COMMUNICATIONS	4.9% 1 May 2015	100,000	90.28	90,285
CLEAR CHANNEL COMMUNICATIONS	5.75% 15 Jan 2013	100,000	97.74	97,739
CLEAR CHANNEL COMMUNICATIONS	5% 15 Mar 2012	120,000	94.61	113,535
CLEAR CHANNEL COMMUNICATIONS	5.5% 15 Sep 2014	195,000	95.02	185,293
CLEAR CHANNEL COMMUNICATIONS	4.25% 15 May 2009	1,200,000	95.31	1,143,738
CNH EQUIP TR	4.02% 15 Apr 2009	1,050,000	98.77	1,037,039
COCA COLA ENTERPRISES INC	5.75% 01 Nov 2008	380,000	102.33	388,859
COLONIAL RLTY LTD PARTNERSHIP	4.75% 01 Feb 2010	355,000	97.51	346,155
COMCAST CORP NEW	5.85% 15 Nov 2015	2,250,000	101.12	2,275,148
CORNING INC	6.2% 15 Mar 2016	505,000	101.86	514,417
COX COMMUNICATIONS INC NEW	5.45% 15 Dec 2014	200,000	96.96	193,917
CWABS INC	3.872% 25 Mar 2020	815,000	98.41	802,011
CWABS INC	4.615% 25 Feb 2035	890,000	96.81	861,631
DAIMLERCHRYSLER AUTO	4.04% 08 Sep 2009	970,000	99.03	960,604
DAIMLERCHRYSLER AUTO TR	3.28% 08 Dec 2009	1,635,000	97.27	1,590,293
DEERE JOHN CAP CORP	3.9% 15 Jan 2008	2,000,000	98.38	1,967,565
DEVELOPERS DIVERSIFIED RLTY CO	5.375% 15 Oct 2012	1,885,000	99.53	1,876,137
DONALDSON LUFKIN + JENRETTE	6.5% 01 Jun 2008	1,365,000	103.62	1,414,436
DOW CHEM CO	6% 01 Oct 2012	1,500,000	104.70	1,570,548
DU PONT E I DE NEMOURS + CO	4.125% 30 Apr 2010	1,170,000	97.00	1,134,906
ENSCO INTL INC	6.75% 15 Nov 2007	1,650,000	103.46	1,707,166
ENTERPRISE PRODUCTS OPER	4.95% 01 Jun 2010	905,000	98.04	887,236
EOP OPER LTD PARTNERSHIP	4.65% 01 Oct 2010	2,900,000	96.98	2,812,491
ERAC USA FIN CO	7.35% 15 Jun 2008	1,000,000	105.34	1,053,384
FED HM LN PC POOL A37176	5% 01 Sep 2035	971,325	96.80	940,250
FED HM LN PC POOL A46049	5% 01 Jul 2035	4,195,632	96.80	4,061,405
FED HM LN PC POOL B13459	4.5% 01 Apr 2019	2,345,460	97.50	2,286,916
FED HM LN PC POOL B13667	4.5% 01 Apr 2019	3,306,165	97.50	3,223,641
FED HM LN PC POOL B14715	4.5% 01 May 2019	6,011,767	97.50	5,861,708
FED HM LN PC POOL E01098	6% 01 Feb 2017	335,996	102.00	342,729
FED HM LN PC POOL E01377	4.5% 01 May 2018	6,294,174	97.60	6,142,967
FED HM LN PC POOL E01386	5% 01 Jun 2018	6,034,855	99.30	5,992,422
FED HM LN PC POOL E91955	5% 01 Oct 2017	242,739	99.30	241,033
FED HM LN PC POOL E97335	5% 01 Jul 2018	2,359,378	99.30	2,342,788
FED HM LN PC POOL G01843	6% 01 Jun 2035	4,081,751	101.05	4,124,641
FED HM LN PC POOL G11295	5.5% 01 Sep 2017	453,619	100.70	456,773
FNMA POOL 254195	5.5% 01 Jan 2017	546,284	100.73	550,253
FNMA POOL 254509	5% 01 Oct 2017	303,258	99.23	300,936
FNMA POOL 254759	4.5% 01 Jun 2018	759,107	97.57	740,693
FNMA POOL 255364	6% 01 Sep 2034	2,919,984	100.96	2,947,929
FNMA POOL 545400	5.5% 01 Jan 2017	806,108	100.73	811,965
FNMA POOL 545904	5.5% 01 Sep 2017	863,682	100.73	869,957
FNMA POOL 604966	5.5% 01 Nov 2016	231,645	100.73	233,328
FNMA POOL 621102	5.5% 01 Jan 2017	821,172	100.73	827,138
FNMA POOL 631324	5.5% 01 Feb 2017	412,128	100.73	415,122
FNMA POOL 657382	5% 01 Oct 2017	1,329,025	99.23	1,318,850
FNMA POOL 667032	5% 01 Nov 2017	479,728	99.23	476,055
FNMA POOL 705601	5% 01 May 2018	993,636	99.23	986,029
FNMA POOL 713485	5% 01 Jul 2018	6,070,880	99.23	6,024,401
FNMA POOL 720382	4.5% 01 Jun 2018	6,472,638	97.57	6,315,626
FNMA POOL 725690	6% 01 Aug 2034	559,200	100.99	564,726
FNMA POOL 821890	5% 01 Jun 2035	2,395,748	96.88	2,320,974
FNMA POOL 829881	5% 01 Jul 2035	6,041,538	96.88	5,852,976
FNMA POOL 832799	5% 01 Sep 2035	5,816,784	96.88	5,635,237
FORD MTR CR CO	7% 01 Oct 2013	865,000	85.75	741,761
FORD MTR CR CO	5.8% 12 Jan 2009	1,260,000	87.29	1,099,794
GENERAL ELEC CAP CORP MTN	6% 15 Jun 2012	500,000	105.39	526,936
GENERAL ELEC CAP CORP MTN	5% 15 Jun 2007	575,000	100.42	577,397
GENERAL MTRS ACCEP CORP	6.875% 15 Sep 2011	2,260,000	91.20	2,061,007
GEORGIA PAC CORP	7.375% 01 Dec 2025	40,000	90.00	36,000
GEORGIA PAC CORP	7.25% 01 Jun 2028	85,000	88.63	75,331
GEORGIA PAC CORP	7.75% 15 Nov 2029	2,195,000	91.25	2,002,938
GLOBAL MARINE INC	7% 01 Jun 2028	500,000	117.36	586,795
GNMA POOL 561294	5.5% 15 Feb 2033	947,051	100.78	954,450
GS MTG SECS CORP II	4.751% 10 Jul 2039	1,335,000	96.95	1,294,290

HARLEY DAVIDSON MOTORCYCLE TR	3.76% 17 Dec 2012	1,935,000	97.81	1,892,672
HARRAHS OPER INC	7.125% 01 Jun 2007	1,145,000	102.80	1,177,063
HONDA AUTO RECEIVABLES	3.82% 21 May 2100	1,325,000	97.73	1,294,981
HONDA AUTO RECEIVABLES	1% 18 Feb 2010	2,225,000	96.64	2,150,253
HOUSEHOLD FIN CORP	4.75% 15 May 2009	900,000	99.25	893,293
IDEX CORP	6.875% 15 Feb 2008	1,850,000	103.27	1,910,500
ISTAR FINL INC	6% 15 Dec 2010	395,000	101.84	402,261
J P MORGAN CHASE + CO	3.625% 01 May 2008	3,175,000	97.36	3,091,218
KRAFT FOODS INC	5.25% 01 Oct 2013	205,000	99.88	204,753
KRAFT FOODS INC	5.625% 01 Nov 2011	1,530,000	102.42	1,567,096
KROGER CO	6.2% 15 Jun 2012	295,000	102.16	301,362
KROGER CO	6.75% 15 Apr 2012	450,000	104.98	472,404
KROGER CO	5.5% 01 Feb 2013	1,115,000	98.10	1,093,800
KROGER CO	4.95% 15 Jan 2015	1,865,000	93.40	1,741,862
L 3 COMMUNICATIONS CORP	6.375% 15 Oct 2015	320,000	99.75	319,200
LB UBS COML MTG TR	4.647% 16 Dec 2011	1,510,000	97.46	1,471,705
LEHMAN BROS INC	6.5% 15 Apr 2008	2,500,000	103.55	2,588,841
MACMILLAN BLOEDEL LTD	6.75% 15 Feb 2006	750,000	100.25	751,850
MEDPARTNERS INC	7.375% 01 Oct 2006	470,000	101.47	476,922
METHANEX CORP	6% 15 Aug 2015	1,760,000	97.18	1,710,386
MGM MIRAGE	6% 01 Oct 2009	1,000,000	99.38	993,750
MORGAN STANLEY CAP I INC	4.89% 12 Jun 2047	2,215,000	97.88	2,168,075
MOTOROLA INC	7.625% 15 Nov 2010	119,000	111.29	132,431
MOTOROLA INC	8% 01 Nov 2011	1,000,000	114.76	1,147,608
NAVISTAR FINANCIAL CORP OWNER	3.53% 15 Oct 2012	1,840,000	96.97	1,784,226
PACIFIC GAS + ELEC CO	3.6% 01 Mar 2009	440,000	96.16	423,090
PEMEX PROJECT FUNDING MASTER	8.625% 01 Dec 2023	2,750,000	122.90	3,379,750
PENNEY J C INC	7.6% 01 Apr 2007	350,000	102.75	359,625
PETROZUATA FIN INC	8.22% 01 Apr 2017	2,535,000	94.00	2,382,900
PREMCOR REFNG GROUP INC	6.75% 01 Feb 2011	1,095,000	105.54	1,155,640
PROGRESS ENERGY INC	7.1% 01 Mar 2011	830,000	107.58	892,895
PROVIDENT COS INC	7.25% 15 Mar 2028	175,000	103.17	180,548
PULTE HOMES INC	6.25% 15 Feb 2013	2,000,000	101.60	2,032,051
QWEST CAP FDG INC	7.75% 15 Feb 2031	100,000	96.00	96,000
QWEST CORP	7.875% 01 Sep 2011	950,000	107.75	1,023,625
RAYTHEON CO	6.15% 01 Nov 2008	1,156,000	103.01	1,190,745
RESIDENTIAL CAP CORP	6.375% 30 Jun 2010	595,000	101.38	603,212
RESIDENTIAL CAP CORP	6.125% 21 Nov 2008	1,175,000	100.30	1,178,515
ROGERS CABLE INC	6.75% 15 Mar 2015	1,165,000	101.50	1,182,475
SBC COMMUNICATIONS INC	6.15% 15 Sep 2034	815,000	100.19	816,551
SOUTH AFRICA REP	8.5% 23 Jun 2017	935,000	126.25	1,180,438
SPRINT CAP CORP	6.875% 15 Nov 2028	4,355,000	109.02	4,747,662
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	4,063,006	100.00	4,063,006
TELECOM ITALIA CAP	6.375% 15 Nov 2033	400,000	100.61	402,435
TELUS CORP	8% 01 Jun 2011	730,000	112.87	823,977
TIME WARNER INC	6.875% 01 May 2012	1,700,000	105.99	1,801,794
U S WEST COMMINICATIONS INC	7.25% 15 Oct 2035	525,000	96.75	507,938
U S WEST COMMUNICATIONS INC	7.25% 15 Sep 2025	510,000	99.50	507,450
UNION OIL CO CA	7.35% 15 Jun 2009	1,000,000	108.12	1,081,224
UNION PAC CORP	3.875% 15 Feb 2009	2,000,000	96.91	1,938,198
UNITED MEXICAN STS	8.375% 14 Jan 2011	500,000	114.00	570,000
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	2,605,000	112.34	2,926,555
UNITED STATES TREAS NTS	3.125% 31 Jan 2007	3,870,000	98.61	3,816,183
UNITED STATES TREAS NTS	6.5% 15 Oct 2006	3,800,000	101.53	3,858,188
UNITED STATES TREAS NTS	2% 15 May 2006	4,300,000	99.16	4,264,055
UNITED STATES TREAS NTS	3.375% 28 Feb 2007	4,560,000	98.78	4,504,425
UNITED STATES TREAS NTS	3.5% 15 Nov 2006	5,000,000	99.21	4,960,547
UNITED STATES TREAS NTS	3.75% 31 Mar 2007	7,490,000	99.16	7,426,803
UNUMPROVIDENT CORP	7.375% 15 Jun 2032	175,000	104.91	183,584
UNUMPROVIDENT CORP	6.75% 15 Dec 2028	705,000	97.99	690,801
US WEST CAP FDG INC	6.5% 15 Nov 2018	485,000	91.00	441,350
USAA AUTO OWNER TR	3.53% 15 Jun 2011	2,705,000	97.41	2,634,840
VERIZON NEW ENG INC	4.75% 01 Oct 2013	1,700,000	93.00	1,581,000
WELLPOINT INC	3.75% 14 Dec 2007	1,215,000	97.77	1,187,928
WFS FINL 2004 4 OWNER TR	3.44% 17 May 2012	905,000	97.38	881,244
WFS FINL 2004 4 OWNER TR	2.98% 17 Sep 2009	1,270,000	98.52	1,251,148
WOOLWORTH CORP	8.5% 15 Jan 2022	1,150,000	105.75	1,216,125
XEROX CORP	6.875% 15 Aug 2011	1,110,000	103.50	1,148,850

	Sub-Total: Fund 5712 / Pimco 3 of 6			$240,839,548

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Current value
				(n/a)
			Par Value

	BEAR STEARNS ARM TR	4.154217% 25 Feb 2035	8,037,517	97.99	7,876,204
	CREDIT SUISSE FIRST BOSTON	5.75% 25 Apr 2033	7,529,857	99.04	7,457,340
	CREDIT SUISSE FIRST BOSTON MTG	6.5% 25 Feb 2032	1,677,071	100.03	1,677,524
	CREDIT SUISSE FIRST BOSTON MTG	5.5% 25 Apr 2033	5,000,000	97.54	4,876,767
	FED HM LN PC POOL B14914	5% 01 Jun 2019	148,234	99.23	147,099
	FED HM LN PC POOL B15130	5% 01 Jun 2019	1,627,988	99.07	1,612,879
	FED HM LN PC POOL B15170	5% 01 Jul 2019	610,565	99.05	604,745
	FED HM LN PC POOL B15591	5% 01 Jul 2019	637,549	99.05	631,473
	FED HM LN PC POOL E01479	3.5% 01 Sep 2018	15,799,069	92.34	14,588,835
	FED HM LN PC POOL G01827	4.5% 01 Jun 2035	19,576,966	94.31	18,462,761
	FEDERAL HOME LN BANK	1% 15 Jan 2032	3,853,053	89.61	3,452,566
	FEDERAL HOME LN MTG CORP	0% 15 Apr 2034	3,799,289	69.56	2,642,937
	FEDERAL HOME LN MTG CORP	4.77825% 15 Oct 2033	4,244,532	72.62	3,082,506
	FEDERAL HOME LN MTG CORP	2.8275% 15 Oct 2033	4,595,214	67.10	3,083,502
	FEDERAL HOME LN MTG CORP	6% 15 Jul 2023	4,261,989	101.13	4,309,964
	FEDERAL HOME LN MTG CORP	6.5% 15 Jun 2028	4,821,371	99.91	4,817,011
	FEDERAL HOME LN MTG CORP	0% 15 Oct 2033	8,879,159	64.32	5,711,342
	FEDERAL HOME LN MTG CORP	2.83% 15 Nov 2033	11,387,984	68.01	7,744,968
	FEDERAL HOME LN MTG CORP	6.5% 15 Feb 2026	7,852,255	103.79	8,149,518
	FEDERAL HOME LN MTG CORP	6% 15 Oct 2031	10,265,806	101.63	10,432,692
	FEDERAL HOME LN MTG CORP	5.5% 15 Nov 2032	14,212,225	95.03	13,505,190
	FEDERAL HOME LN MTG CORP	4.5% 15 Nov 2028	14,322,845	97.44	13,955,973
	FEDERAL HOME LN MTG CORP	4% 15 Sep 2015	20,000,000	96.95	19,390,696
	FEDERAL HOME LN MTG CORP MLTCL	6% 15 Dec 2028	5,421,007	102.59	5,561,150
	FEDERAL NATL MTG ASSN	7% 25 Feb 2031	517,360	99.93	516,996
	FEDERAL NATL MTG ASSN	4% 25 Oct 2017	12,940,298	96.21	12,449,912
	FEDERAL NATL MTG ASSN	6% 25 Sep 2031	18,499,767	102.13	18,893,035
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Jul 2029	7,211,264	103.41	7,457,503
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Sep 2029	11,653,449	103.40	12,049,375
	FNMA POOL 251890	6.5% 01 Aug 2018	538,309	102.42	551,347
	FNMA POOL 254634	5.5% 01 Feb 2023	9,209,427	99.68	9,179,568
	FNMA POOL 255059	5.5% 01 Dec 2033	12,198,323	99.01	12,077,316
	FNMA POOL 255174	4% 23 Feb 2014	10,765,478	95.97	10,331,781
	FNMA POOL 429715	6.5% 01 Apr 2018	639,603	102.39	654,894
	FNMA POOL 457274	1% 01 Oct 2028	207,684	102.39	212,649
	FNMA POOL 499479	6.5% 01 Jun 2029	656,400	103.08	676,631
	FNMA POOL 526993	1% 01 Nov 2028	1,330,687	102.63	1,365,737
	FNMA POOL 555811	4% 01 Oct 2018	19,244,235	95.71	18,419,589
	FNMA POOL 559810	1% 01 Aug 2040	1,044,004	101.01	1,054,578
	FNMA POOL 785677	5% 01 Jul 2019	420,312	98.98	416,043
	FNMA POOL 785721	5% 01 Jul 2019	4,716,510	98.98	4,668,608
	GNMA II POOL 080594	1% 20 Apr 2032	2,824,175	100.01	2,824,563
	GNMA II POOL 080869	1% 20 Apr 2034	7,028,621	100.02	7,030,312
	GNMA II POOL 080965	3.5% 20 Jul 2034	7,077,404	99.75	7,059,785
	GNMA POOL 467128	6.5% 15 Aug 2028	305,223	104.80	319,864
	GNMA POOL 604548	4.5% 15 Aug 2033	14,655,790	96.00	14,070,131
	GNMA POOL 780617	6.5% 15 Jun 2009	1,012,284	103.41	1,046,765
	GOVERNMENT NATL MTG ASSN	6% 16 Jun 2032	11,097,294	102.77	11,405,089
	MASTR ASSET SECURITIZATION TR	5.5% 25 Jul 2033	6,287,512	98.07	6,166,410
	STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	84,872,073	100.00	84,872,073
	STRUCTURED ASSET SECS CORP	6% 25 Apr 2033	8,934,566	99.96	8,931,358
	UNITED STATES TREAS BDS	6.125% 15 Aug 2029	22,000,000	121.83	26,802,186
	WELLS FARGO MTG BACKED SECS	3.38977% 25 Jul 2034	10,841,045	100.33	10,876,985

		Sub-Total: Fund 5727 / Pimco 4 of 6			$456,156,721

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Current value
				(n/a)
			Par Value

	AAC GROUP HLDG CORP	1% 01 Oct 2012	90,000	72.25	65,025
	AES CORP	8.75% 15 May 2013	1,550,000	108.88	1,687,563
	AES CORP	9% 1 May 2015	2,270,000	109.50	2,485,650
	AIFUL CORP	5% 10 Aug 2010	1,000,000	98.04	980,442
	ALTRIA GROUP INC	7% 04 Nov 2013	635,000	109.39	694,610
	AMC ENTMT INC	8% 01 Mar 2014	90,000	90.50	81,450
	AMERADA HESS CORP	7.3% 15 Aug 2031	3,380,000	115.73	3,911,606

AMERICAN ACHIEVEMENT CORP	8.25% 01 Apr 2012	50,000	101.50	50,750
AMERICAN HOME MTG INVT TR	4.3275% 25 Mar 2035	8,639,897	100.25	8,661,656
AMERIGAS PARTNERS L P	7.2% 20 May 2015	200,000	102.00	204,000
ANADARKO FIN CO	6.75% 0 May 2011	1,470,000	108.00	1,587,555
AOL TIME WARNER INC	7.7% 01 May 2032	3,655,000	112.05	4,095,487
ASIF GLOBAL FINANCNG XIX	4.9% 17 Jan 2013	930,000	97.85	910,028
ASSET SECURITIZATION CORP	6.92% 14 Feb 2029	1,892,906	100.32	1,899,054
AT+T WIRELESS	8.15% 01 May 2012	415,000	114.97	477,137
BANC AMER COML MTG INC	5.115% 10 Sep 2015	140,000	99.53	139,348
BANK AMER CORP	7.4% 15 Jan 2011	1,410,000	110.73	1,561,348
BANK OF AMERICA	7.125% 15 Sep 2006	610,000	101.74	620,628
BANK ONE CORP	4.125% 01 Sep 2007	1,750,000	98.91	1,730,907
BANK ONE ISSUANCE TR	4.23% 15 Dec 2010	3,750,000	100.23	3,758,790
BAYVIEW FINL ASSET TR	4.74125% 25 Jan 2033	3,504,734	100.03	3,505,831
BAYVIEW FINL ASSET TR	4.5125% 25 May 2032	6,410,711	100.20	6,423,731
BAYVIEW FINL MTG LN TR	100% 28 May 2034	3,161,989	100.13	3,165,941
BEAR STEARNS ARM TR	3.517% 25 Jun 2034	3,800,000	95.77	3,639,078
BEAR STEARNS ASSET BKD SECSI	3.92% 25 Sep 2035	8,272,610	100.05	8,276,490
BEAZER HOMES USA INC	8.625% 5 May 2011	40,000	104.50	41,800
BELLSOUTH CORP	4.75% 15 Nov 2012	90,000	96.70	87,033
BRAZIL FEDERATIVE REP	12.25% 06 Mar 2030	450,000	144.50	650,250
BRAZIL FEDERATIVE REP	8.875% 15 Apr 2024	670,000	112.00	750,400
BRAZIL FERERATIVE REP	11% 17 Aug 2040	2,110,000	129.00	2,721,900
BRAZIL(FED REP)	1% 15 Apr 2012	1,223,552	98.11	1,200,366
BRAZIL(FED REP)	1% 15 Apr 2012	1,269,435	98.55	1,251,028
BRITISH TELECOMMUNICATIONS PLC	8.125% 15 Dec 2010	690,000	113.88	785,765
BULGARIA (NAT REP)	8.25% 15 Jan 2015	570,000	120.90	689,102
CAESARS ENTMT INC	8.25% 15 May 2011	111,000	110.38	122,516
CAESARS ENTMT INC	7% 15 Apr 2013	161,000	106.83	171,992
CALIFORNIA INFR + ECONOMIC DEV	6.48% 26 Dec 2009	780,000	102.47	799,264
CANADA GOVT	4% 01 Dec 2031	2,399,135	132.47	3,178,241
CANADIAN DOLLAR		48,199	0.86	41,261
CASCADIA LTD	6.915% 13 Jun 2008	300,000	99.71	299,127
CASE NEW HOLLAND INC	9.25% 01 Aug 2011	120,000	107.00	128,400
CDC MTG CAP TR	4.68875% 25 Aug 2032	987,701	100.22	989,862
CHESAPEAKE ENERGY CORP	7.5% 15 Sep 2013	140,000	106.25	148,750
CHESAPEAKE ENERGY CORP	6.25% 15 Jan 2018	300,000	98.00	294,000
CHEVRONTEXACO CAP CO	3.5% 17 Sep 2007	820,000	98.15	804,829
CINCINNATI BELL INC NEW	7% 15 Feb 2015	480,000	98.00	470,400
CITIBANK CR CARD ISSUANCE TR	1% 09 Feb 2009	1,750,000	100.72	1,762,579
CITIGROUP INC	4.125% 22 Feb 2010	750,000	96.92	726,866
CITIGROUP INC	5% 15 Sep 2014	2,380,000	98.74	2,349,998
CITIGROUP INC	5% 06 Mar 2007	2,500,000	100.39	2,509,695
CITIZENS COMMUNICATIONS CO	9.25% 5 May 2011	100,000	110.25	110,250
CLEAR CHANNEL COMMUNICATIONS	4.25% 15 May 2009	600,000	95.31	571,869
CLEVELAND ELEC ILLUM CO	5.65% 15 Dec 2013	210,000	101.21	212,540
COLOMBIA REP	8.125% 21 May 2024	350,000	108.00	378,000
COLOMBIA REP	11.75% 25 Feb 2020	1,670,000	139.25	2,325,475
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 Jun 2025	170,000	103.84	176,530
COLUMBIA/HCA HEALTHCARE CORP	7.25% 20 May 2008	745,000	103.37	770,129
COMCAST CABLE COMMUNICATIONS	6.75% 30 Jan 2011	430,000	106.12	456,317
COMCAST CORP	6.5% 15 Jan 2015	1,025,000	105.73	1,083,714
COMMONWEALTH EDISON CO	6.15% 15 Mar 2012	1,410,000	104.11	1,467,930
CONOCO FDG CO	6.35% 15 Oct 2011	570,000	107.14	610,702
CONOCO FDG CO	7.25% 15 Oct 2031	600,000	126.28	757,676
CONOCOPHILLIPS	5.9% 15 Oct 2032	10,000	107.67	10,767
CONOCOPHILLIPS	4.75% 15 Oct 2012	2,490,000	98.42	2,450,563
CONSECO FIN SECURITIATIONS CO	8.31% 01 May 2032	1,300,000	80.95	1,052,351
CONSECO FIN SECURITIZATIONS	7.27% 01 Sep 2032	3,200,000	91.95	2,942,532
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	24,960,000	3.05	761,280
CONTINENTAL AIRLS	6.703% 15 Jun 2021	550,491	97.48	536,602
CONTINENTAL AIRLS PASS THRU TR	6.545% 02 Aug 2020	823,060	99.85	821,811
CORPORACION NACIONAL DEL COBRE	4.75% 15 Oct 2014	590,000	97.20	573,480
CORTS FORD	CORPORATE BKD TR SECS 7.4	22,900	14.40	329,760
CRE DEF SWAP B	1% 20 Jun 2009	(880,000)	100.00	(880,000)
CRED DEF	1.92125% 01 May 2007	(3,010,000)	100.00	(3,010,000)
CRED DEF SWAP	5.25% 01 May 2007	3,010,000	106.95	3,219,197
CRED DEF SWAP A	7.77% 20 Jun 2007	(6,130,000)	100.00	(6,130,000)
CRED DEF SWAP A	0.25% 20 Jun 2008	(4,750,000)	100.38	(4,767,895)
CRED DEF SWAP A	0.24% 20 Jun 2008	(3,800,000)	100.35	(3,813,422)
CRED DEF SWAP A	1.4% 25 Jan 2035	(451,000)	99.99	(450,933)
CRED DEF SWAP A	1.25% 25 Feb 2035	(451,000)	99.98	(450,928)
CRED DEF SWAP A	2.25% 25 Jun 2035	(451,000)	99.98	(450,928)

CRED DEF SWAP A	2.2% 25 Dec 2034	(451,000)	99.98	(450,927)
CRED DEF SWAP A	1.4% 25 Nov 2034	(451,000)	99.98	(450,925)
CRED DEF SWAP A	2.25% 25 Feb 2035	(451,000)	99.98	(450,925)
CRED DEF SWAP A	1.45% 25 Jun 2035	(451,000)	99.98	(450,925)
CRED DEF SWAP A	1.35% 25 Jun 2035	(451,000)	99.98	(450,925)
CRED DEF SWAP A	1.35% 25 Jan 2036	(451,000)	99.98	(450,923)
CRED DEF SWAP A	1.3% 25 Sep 2035	(451,000)	99.98	(450,921)
CRED DEF SWAP A	1.25% 25 Jan 2035	(451,000)	99.98	(450,919)
CRED DEF SWAP A	2.25% 25 Sep 2035	(451,000)	99.98	(450,918)
CRED DEF SWAP A	2.25% 25 Jan 2036	(451,000)	99.98	(450,917)
CRED DEF SWAP A	2.25% 25 Nov 2034	(451,000)	99.98	(450,917)
CRED DEF SWAP A	2.25% 25 Mar 2035	(451,000)	99.98	(450,914)
CRED DEF SWAP A	1.3% 25 Oct 2035	(451,000)	99.97	(450,871)
CRED DEF SWAP A	2.25% 25 Oct 2035	(451,000)	99.97	(450,868)
CRED DEF SWAP A	1.3% 25 Feb 2035	(451,000)	99.97	(450,868)
CRED DEF SWAP A	1.4% 11 Dec 2034	(451,000)	99.97	(450,868)
CRED DEF SWAP A	2.25% 25 Jun 2035	(451,000)	99.97	(450,868)
CRED DEF SWAP A	2.2% 25 Feb 2035	(451,000)	99.97	(450,868)
CRED DEF SWAP A	2.25% 25 Nov 2034	(451,000)	99.97	(450,867)
CRED DEF SWAP A	1.25% 25 Dec 2034	(451,000)	99.97	(450,866)
CRED DEF SWAP A	1.45% 25 Mar 2035	(451,000)	99.97	(450,866)
CRED DEF SWAP A	1.3% 25 Jan 2035	(451,000)	99.97	(450,866)
CRED DEF SWAP A	2.2% 25 Jan 2035	(451,000)	99.97	(450,865)
CRED DEF SWAP A	2.25% 25 Jan 2035	(451,000)	99.97	(450,865)
CRED DEF SWAP A	2.25% 25 Mar 2035	(451,000)	99.97	(450,865)
CRED DEF SWAP A	1.3% 25 Mar 2035	(451,000)	99.97	(450,865)
CRED DEF SWAP A	1.25% 20 Mar 2010	300,000	94.77	284,300
CRED DEF SWAP A	1.67% 20 Mar 2015	400,000	89.67	358,691
CRED DEF SWAP A	1.25% 20 Mar 2010	900,000	94.77	852,901
CRED DEF SWAP A	0.36% 20 Mar 2015	870,000	99.66	867,026
CRED DEF SWAP A	0.42% 20 Jun 2009	880,000	100.53	884,682
CRED DEF SWAP A	3% 20 Sep 2010	4,100,000	78.99	3,238,701
CRED DEF SWAP A	0.215% 20 Dec 2009	3,900,000	100.54	3,921,192
CRED DEF SWAP A	3.6% 20 Mar 2006	4,000,000	98.61	3,944,238
CRED DEF SWAP A	6% 20 Sep 2010	6,000,000	78.99	4,739,563
CRED DEF SWAP A	8.57% 20 Jun 2008	6,130,000	100.00	6,130,000
CRED DEF SWAP A	0.9% 20 Jun 2010	7,800,000	98.62	7,692,738
CRED DEF SWAP A	0.305% 07 May 2008	8,550,000	100.49	8,592,144
CRED DEF SWAP B	1% 07 May 2008	(8,550,000)	100.00	(8,550,000)
CRED DEF SWAP B	1% 20 Jun 2010	(7,800,000)	100.00	(7,800,000)
CRED DEF SWAP B	1% 20 Sep 2010	(6,000,000)	100.00	(6,000,000)
CRED DEF SWAP B	1% 20 Jun 2008	(6,130,000)	88.78	(5,442,467)
CRED DEF SWAP B	1% 20 Sep 2010	(4,100,000)	100.00	(4,100,000)
CRED DEF SWAP B	1% 20 Mar 2006	(4,000,000)	100.00	(4,000,000)
CRED DEF SWAP B	1% 20 Dec 2009	(3,900,000)	100.00	(3,900,000)
CRED DEF SWAP B	1% 20 Mar 2010	(900,000)	100.00	(900,000)
CRED DEF SWAP B	1% 20 Mar 2015	(870,000)	100.00	(870,000)
CRED DEF SWAP B	2.25% 25 Jan 2035	(451,000)	99.97	(450,865)
CRED DEF SWAP B	1% 20 Mar 2015	(400,000)	100.00	(400,000)
CRED DEF SWAP B	1% 20 Mar 2015	(400,000)	100.00	(400,000)
CRED DEF SWAP B	1% 20 Mar 2010	(300,000)	100.00	(300,000)
CRED DEF SWAP B	1% 20 Mar 2010	290,000	100.00	290,000
CRED DEF SWAP B	1% 25 Jan 2036	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Mar 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Mar 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Dec 2034	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Feb 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Feb 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jan 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jun 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jun 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Dec 2034	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jan 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jan 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Oct 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Oct 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jun 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Nov 2034	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Feb 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jan 2036	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Feb 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Sep 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 11 Dec 2034	451,000	100.00	451,000

CRED DEF SWAP B	1% 25 Mar 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Sep 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jan 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Nov 2034	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jan 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jan 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Jun 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Mar 2035	451,000	100.00	451,000
CRED DEF SWAP B	1% 25 Nov 2034	451,000	100.00	451,000
CRED DEF SWAP B	1% 20 Jun 2008	3,800,000	100.00	3,800,000
CRED DEF SWAP B	1% 20 Jun 2008	4,750,000	100.00	4,750,000
CRED DEF SWAP B	1% 20 Jun 2007	6,130,000	86.59	5,308,244
CRED DER SWAP A	1.67% 20 Mar 2015	400,000	89.67	358,691
CREDIT DEF SWAP A	1.05% 20 Mar 2010	(290,000)	100.28	(290,818)
CREDIT SUISSE FIRST BOSTON MTG	4.832% 15 Feb 2015	1,080,000	97.38	1,051,684
CRVD FIN LTD	4.248751% 15 Oct 2007	1,158,522	99.91	1,157,421
CSC HLDGS INC	7.625% 01 Apr 2011	156,000	99.50	155,220
CSC HLDGS INC	7.875% 15 Feb 2018	259,000	96.50	249,935
CWABS INC	4.47% 15 Nov 2028	1,668,222	100.30	1,673,175
CWALT INC	4.49% 25 Jan 2036	4,363,711	99.99	4,363,214
CWALT INC	4.34% 25 Nov 2035	8,623,095	100.00	8,623,095
CWALT INC	4.5012497% 25 Nov 2035	8,838,486	100.00	8,838,486
CWALT INC	4.48938% 25 Oct 2035	9,865,599	100.00	9,865,599
CWHEQ INC	4.35% 15 Sep 2035	7,993,734	100.06	7,998,731
CWMBS INC	4.59125% 25 Sep 2035	8,253,258	100.54	8,297,660
DAIMLER CHRYSLER NORTL HLDG CO	7.2% 01 Sep 2009	530,000	105.79	560,705
DAIMLERCHRYSLER NORTH AMER	4.05% 04 Jun 2008	960,000	97.21	933,184
DAVITA INC	7.25% 15 Mar 2015	180,000	101.25	182,250
DELTA AIR LINES INC DEL	6.417% 02 Jul 2012	2,900,000	101.22	2,935,491
DELTA AIR LINES INC DEL PASS T	6.718% 02 Jul 2024	1,628,287	101.43	1,651,570
DELTA AIR LINES INC DEL TRS	7.111% 18 Sep 2011	500,000	98.26	491,298
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	2,485,884	102.44	2,546,453
DEVON ENERGY CORP	7.95% 15 Apr 2032	1,095,000	129.18	1,414,503
DI FIN SUB LLC	9.5% 15 Feb 2013	230,000	104.00	239,200
DIRECTV HLDGS LLC	6.375% 15 Jun 2015	360,000	97.75	351,900
DOMINION RES INC DEL	5.7% 17 Sep 2012	1,490,000	101.46	1,511,743
DOMINION RES INC VA NEW	4.75% 15 Dec 2010	410,000	98.05	402,018
DOMINION RES INC VA NEW	4.125% 15 Feb 2008	750,000	98.25	736,839
DUKE ENERGY CO	6.25% 15 Jan 2012	170,000	105.23	178,884
DUKE ENERGY CO	5.625% 30 Nov 2012	350,000	101.41	354,949
EASTMAN KODAK CO	7.25% 15 Nov 2013	2,195,000	95.58	2,098,003
ECHOSTAR DBS CORP	7.30438% 01 Oct 2008	61,000	102.00	62,220
ECHOSTAR DBS CORP	6.625% 01 Oct 2014	320,000	95.88	306,800
EIRCOM FDG	8.25% 15 Aug 2013	390,000	107.00	417,300
EL PASO CORP	0% 28 Feb 2021	30,000	54.50	16,350
EL PASO CORP	7.5% 15 Aug 2006	600,000	100.31	601,860
EL PASO ENERGY	7.8% 01 Aug 2031	2,370,000	99.75	2,364,075
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	300,000	99.25	297,750
EL PASO ENERGY CORP MTN	7.75% 15 Jan 2032	1,000,000	100.25	1,002,500
EL PASO NAT GAS CO	8.375% 15 Jun 2032	1,480,000	112.94	1,671,571
ELECTRONIC DATA SYS CORP	7.125% 15 Oct 2009	2,230,000	106.26	2,369,598
EMAC OWNER TRUST	6.42% 15 Sep 2008	523,389	53.00	277,396
EURODOLLAR FUTURES	OCT 95.25 CALL	(180,000)	0.17	(30,150)
EURODOLLAR FUTURES	SEP 95 CALL	180,000	0.29	51,750
FED HM LN PC POOL C00860	7% 01 Sep 2029	25,143	104.30	26,225
FEDERAL HOME LN MTG CORP	5.625% 23 Nov 2035	3,670,000	101.05	3,708,572
FEDERAL NATL MTG ASSN DISC NTS	0.01% 15 May 2006	486,000	98.35	477,984
FFCA SECD LENDING CORP	1.5479% 18 Sep 2025	2,550,834	3.96	100,908
FFCA SECD LENDING CORP	1.478717% 18 Sep 2020	8,341,886	3.91	325,855
FFCA SECD LENDING CORP	0.99% 18 Sep 2025	354,286	99.77	353,459
FHLMCTBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	4,300,000	96.78	4,161,594
FINANCIAL ASSET SECS CORP	4.29125% 26 Nov 2035	3,640,307	99.98	3,639,739
FIRST ENERGY CORP	7.375% 15 Nov 2031	2,480,000	118.01	2,926,714
FIRST FRANKLIN MTG LN TR	4.04125% 25 Dec 2032	7,744,080	100.19	7,758,600
FIRSTENEGY CORP	5.5% 15 Nov 2006	1,640,000	100.53	1,648,723
FIRSTENERGY CORP	6.45% 15 Nov 2011	440,000	105.69	465,057
FLEET HOME EQUITY LN TR	4.36938% 20 May 2031	1,681,770	100.09	1,683,348
FLEET HOME EQUITY LN TR	4.40938% 20 Jan 2033	1,779,206	100.00	1,779,206
FNMATBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	30,400,000	100.59	30,578,126
FNMATBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	4,000,000	94.14	3,765,625
FNMATBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	81,900,000	99.02	81,093,793
FNMATBA JAN 30 SINGLE FAM	5% 01 Dec 2099	102,500,000	96.86	99,280,865
FNMA POOL 313046	9% 01 Aug 2026	42,083	109.23	45,969

FNMA POOL 535460	8% 01 Sep 2015	65,271	105.23	68,685
FNMA POOL 542564	8% 01 Aug 2015	46,399	105.23	48,826
FNMA POOL 555350	5.5% 01 Mar 2018	2,630,780	100.73	2,649,894
FNMA POOL 631364	5.5% 01 Feb 2017	44,848	100.73	45,174
FNMA POOL 745000	6% 01 Oct 2035	605,283	100.94	610,981
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	13,900,000	100.90	14,024,883
FORD MTR CO DEL	7.45% 16 Jul 2031	1,500,000	68.00	1,020,000
FORD MTR CR CO	7.875% 15 Jun 2010	180,000	90.61	163,105
FORD MTR CR CO	4.95% 15 Jan 2008	520,000	90.36	469,872
FORD MTR CR CO	7.375% 01 Feb 2011	1,050,000	87.76	921,458
FORD MTR CR CO	6.625% 16 Jun 2008	2,110,000	91.67	1,934,244
FORD MTR CR CO	7.375% 28 Oct 2009	5,670,000	88.07	4,993,779
FORD MTR CR CO	7.25% 25 Oct 2011	6,450,000	86.75	5,595,547
FOREST CITY ENTERPRISES INC	7.625% 01 Jun 2015	50,000	106.00	53,000
FOREST CITY ENTERPRISES INC	6.5% 01 Feb 2017	130,000	98.00	127,400
FRESENIUS MED CARE CAP TR IV	7.875% 15 Jun 2011	490,000	106.50	521,850
GEN MOTORS CORP	8.375% 05 Jul 2033	460,000	77.22	355,208
GENERAL ELEC CAP CORP MTN	5.45% 15 Jan 2013	660,000	102.35	675,480
GENERAL ELEC CAP CORP MTN	4.25% 15 Jan 2008	1,010,000	99.01	1,000,043
GENERAL ELEC CO	5% 01 Feb 2013	2,680,000	99.70	2,671,931
GENERAL MTRS ACCEP CORP	6.125% 01 Feb 2007	520,000	95.47	496,418
GENERAL MTRS ACCEP CORP	6.311% 30 Nov 2007	770,000	90.47	696,650
GENERAL MTRS ACCEP CORP	6.15% 05 Apr 2007	1,160,000	94.46	1,095,678
GENERAL MTRS ACCEP CORP	7.75% 19 Jan 2010	1,500,000	93.39	1,400,835
GENERAL MTRS ACCEP CORP	5.625% 15 May 2009	1,740,000	88.97	1,548,061
GENERAL MTRS CORP	SR DEB CONV SER B	202,550	14.90	3,017,995
GENERAL MTRS NOVA SCOTIA FIN	6.85% 15 Oct 2008	3,820,000	77.23	2,950,324
GEORGIA PAC CORP	8.25% 15 May 2011	8,000	100.13	8,010
GEORGIA PAC CORP	7.7% 15 Jun 2015	110,000	96.50	106,150
GMAC COML MTG SEC INC	6.869% 15 Jul 2029	56,829	102.22	58,088
GMAC COML MTG SEC INC	6.7% 15 May 2300	104,480	103.04	107,653
GNMA I TBA JAN 30 SINGLE FAM	4.5% 15 Dec 2099	1,000,000	95.89	958,906
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	14,200,000	100.59	14,284,313
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	26,390,000	98.64	26,031,260
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	53,750,000	102.34	55,005,568
GNMA II POOL 003474	6% 20 Nov 2033	326,630	102.27	334,031
GNMA POOL 403388	5% 15 Sep 2033	20,923	98.90	20,692
GNMA POOL 403456	5% 15 Nov 2033	687,019	98.90	679,451
GNMA POOL 486470	6.5% 15 Aug 2028	30,544	104.80	32,009
GNMA POOL 486516	6.5% 15 Sep 2028	54,954	104.80	57,590
GNMA POOL 488303	7.5% 15 Dec 2028	2,790	105.79	2,952
GNMA POOL 550727	5% 15 Nov 2035	494,941	98.68	488,407
GNMA POOL 566505	5% 15 Dec 2033	44,006	98.90	43,522
GNMA POOL 583048	5% 15 Sep 2034	47,571	98.90	47,047
GNMA POOL 586311	5% 15 Dec 2034	26,569	98.90	26,277
GNMA POOL 586345	5% 15 Jan 2035	550,706	98.80	544,124
GNMA POOL 592160	5% 15 Aug 2033	299,504	98.90	296,205
GNMA POOL 602430	5% 15 Jan 2035	41,380	98.80	40,885
GNMA POOL 602870	5% 15 Jan 2035	649,089	98.80	641,330
GNMA POOL 603246	5% 15 Apr 2034	251,316	98.90	248,548
GNMA POOL 604945	5% 15 Jan 2034	477,636	98.90	472,374
GNMA POOL 605098	5% 15 Mar 2034	7,901,036	98.90	7,814,002
GNMA POOL 606212	5% 15 Aug 2033	287,456	98.90	284,290
GNMA POOL 607449	5% 15 Dec 2033	485,583	99.02	480,841
GNMA POOL 612813	5% 15 Jun 2033	593,277	98.90	586,742
GNMA POOL 613871	5% 15 Sep 2033	629,849	98.90	622,911
GNMA POOL 615430	5% 15 Aug 2033	412,366	98.90	407,823
GNMA POOL 615655	5% 15 Oct 2033	247,209	98.90	244,486
GNMA POOL 616413	5% 15 May 2034	1,490,087	98.90	1,473,673
GNMA POOL 619279	5% 15 Dec 2034	49,140	98.80	48,553
GNMA POOL 620569	5% 15 Sep 2033	281,620	98.90	278,517
GNMA POOL 626676	5% 15 May 2034	474,260	98.90	469,036
GNMA POOL 633552	5% 15 Aug 2034	238,272	98.90	235,647
GNMA POOL 635949	5% 15 Nov 2034	543,626	98.90	537,638
GNMA POOL 635988	5% 15 Dec 2034	387,107	98.90	382,843
GNMA POOL 636294	5% 15 Apr 2035	42,889	98.80	42,377
GNMA POOL 636484	5% 15 Mar 2035	417,966	98.93	413,492
GNMA POOL 636868	5% 15 Dec 2034	529,769	98.90	523,933
GNMA POOL 637029	5% 15 Dec 2034	49,987	98.80	49,390
GNMA POOL 637062	5% 15 Dec 2034	42,104	98.80	41,601
GNMA POOL 637285	5% 15 Nov 2034	516,759	98.90	511,067
GNMA POOL 637381	5% 15 Dec 2034	421,401	98.80	416,364
GNMA POOL 637422	5% 15 Jan 2035	424,660	98.80	419,584

GNMA POOL 637869	5% 15 Mar 2035	35,424	98.80	35,001
GNMA POOL 637934	5% 15 Jan 2035	437,285	98.80	432,058
GNMA POOL 638114	5% 15 Nov 2034	537,438	98.90	531,518
GNMA POOL 638198	5% 15 Dec 2034	33,635	98.80	33,233
GNMA POOL 644753%	15 May 2035	28,307	98.80	27,969
GNMA POOL 780851	7.5% 15 Dec 2027	42,044	106.04	44,584
GNMA POOL 781001	7.5% 15 Mar 2029	57,556	105.91	60,960
GNMA POOL 781887	5% 15 Mar 2035	3,294,018	98.90	3,257,732
GNMA POOL 781905	5% 15 Apr 2035	988,184	98.90	977,298
GOLDMAN SACHS GROUP INC	6.875% 15 Jan 2011	705,000	107.77	759,780
GOVERNMENT NATL MTG ASSN	4.55938% 20 Aug 2031	176,504	100.39	177,191
GS MTG SECS CORP II	4.68% 10 Jul 2039	3,400,000	97.40	3,311,728
HCA INC	5.75% 15 Mar 2014	50,000	96.97	48,485
HCA INC	6.25% 15 Feb 2013	770,000	100.07	770,547
HCA INC	7.5% 06 Nov 2033	1,440,000	103.25	1,486,829
HERTZ CORP	8.875% 01 Jan 2014	195,000	101.88	198,656
HILTON HOTELS CORP	7.625% 15 May 2008	600,000	104.79	628,746
HMH PPTYS INC	7.875% 01 Aug 2008	45,000	101.13	45,506
HORIZON LINES LLC	9% 01 Nov 2012	175,000	105.25	184,188
HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	170,000	106.04	180,266
HOUSEHOLD FIN CORP	7% 15 May 2012	650,000	109.42	711,215
HOUSEHOLD FIN CORP	8% 15 Jul 2010	715,000	111.91	800,189
HOUSEHOLD FIN CORP	7.2% 15 Jul 2006	810,000	101.35	820,931
HSBC CAP FDG DLR 2 L P	4.61% 13 Dec 2049	520,000	94.49	491,366
HSBC FIN CORP	6.75% 15 May 2011	805,000	107.66	866,639
IMC GLOBAL INC	11.25% 01 Jun 2011	388,000	107.50	417,100
IMPAC CMB TR	4.65125% 25 Mar 2033	1,582,217	99.60	1,575,880
IMPAC CMB TR	2.7475% 25 Aug 2033	2,004,244	98.58	1,975,708
IMPAC CMB TRUST	4.54125% 25 Dec 2033	2,475,758	100.00	2,475,758
IMPAC SECD ASSETS CORP	1% 25 Mar 2036	8,800,000	99.99	8,799,100
INN OF THE MTN GODS RESORT + C	12% 15 Nov 2010	170,000	99.00	168,300
INTELSAT LTD	6.5% 01 Nov 2013	20,000	74.50	14,900
INTELSAT LTD	7.625% 15 Apr 2012	320,000	80.75	258,400
INTERNATIONAL PAPER CO	5.5% 15 Jan 2014	535,000	98.15	525,080
J P MORGAN CHASE + CO	5.75% 02 Jan 2013	2,950,000	103.02	3,039,133
JACUZZI BRANDS INC	9.625% 01 Jul 2010	10,000	106.25	10,625
JP MORGAN CHASE COML MTG	4.895% 12 Sep 2037	380,000	97.90	372,031
JP MORGAN CHASE COML MTG SECS	5.2945% 12 Jan 2043	1,900,000	101.03	1,919,577
KABEL DEUTSCHLAND GMBH	10.625% 01 Jul 2014	140,000	105.25	147,350
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	324,000	108.25	350,730
KERR MCGEE CORP	0%	2,410,000	118.67	2,859,827
KOREA DEV BK	4.25% 13 Nov 2007	260,000	98.80	256,874
LA QUINTA PPTYS INC	7% 15 Aug 2012	50,000	108.25	54,125
LAMAR MEDIA CORP	7.25% 01 Jan 2013	294,000	103.75	305,025
LB UBS COML MTG TR	0.977243% 15 Mar 2036	11,795,569	4.09	482,431
LEHMAN BROS HLDG	7% 01 Feb 2008	400,000	104.22	416,884
LEHMAN BROS HLDGS INC	4% 22 Jan 2008	1,070,000	98.38	1,052,719
LEHMAN XS TR	1% 25 Dec 2035	4,380,820	99.98	4,379,984
LIBERTY MEDIA CORP	7.875% 15 Jul 2009	30,000	105.37	31,611
LIBERTY MEDIA CORP	3.75% 15 Feb 2030	70,000	55.13	38,588
LIBERTY MEDIA CORP NEW	5.7% 15 May 2013	60,000	93.18	55,906
LIBERTY MEDIA CORP NEW	0% 17 Sep 2006	1,960,000	100.58	1,971,388
LIBERTY N Y DEV CORP REV	5.25% 01 Oct 2035	670,000	113.47	760,276
LOCKHEED MARTIN CORP	7.5% 01 May 2016	375,000	119.13	446,745
LYONDELL CHEMICAL CO	9.625% 01 May 2007	162,000	104.38	169,088
MACDERMID INC	9.125% 15 Jul 2011	90,000	105.88	95,288
MANDALAY RESORT GROUP	9.5% 01 Aug 2008	240,000	108.38	260,100
MERRILL LYNCH + CO INC	3.7% 21 Apr 2008	3,500,000	97.55	3,414,299
MERRILL LYNCH MTG INVS INC	6.31% 15 Nov 2026	202,735	101.19	205,143
MERRILL LYNCH MTG TR	4.747% 12 May 2043	2,400,000	96.81	2,323,433
MEXICO UNITED MEXICAN STS	11.5% 15 May 2026	2,810,000	162.75	4,573,275
MGM MIRAGE	6.75% 01 Sep 2012	310,000	101.38	314,263
MGM MIRAGE FORMERLY GRAND INC	8.5% 15 Sep 2010	485,000	108.38	525,619
MILLENNIUM AMER INC	9.25% 15 Jun 2008	13,000	107.88	14,024
MIRANT NORTH AMER LLC MNA FIN	7.375% 31 Dec 2013	110,000	101.13	111,238
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	80,000	105.25	84,200
MORGAN STANLEY CAP I INC	4.989% 13 Aug 2042	3,370,000	98.63	3,323,768
MSDWCC HELOC TR	4.38125% 20 Jul 2017	1,114,375	100.06	1,115,071
NABISCO INC	7.55% 15 Jun 2015	30,000	117.41	35,224
NEWS AMER INC	6.2% 15 Dec 2034	260,000	98.73	256,703
NEWS AMER INC	6.75% 09 Jan 2038	1,330,000	105.74	1,406,276
NEXTEL COMMUNICATIONS INC	5.9% 15 Mar 2014	117,000	101.38	118,610
NEXTEL COMMUNICATIONS INC	7.375% 01 Aug 2015	380,000	107.08	406,892

NORTHROP GRUMMAN CORP	4.079% 16 Nov 2006	110,000	99.49	109,439
NORTHROP GRUMMAN CORP	7.125% 15 Feb 2011	600,000	109.18	655,060
OMI CORP	7.625% 01 Dec 2013	120,000	101.38	121,650
OMNICARE INC	6.875% 15 Dec 2015	324,000	101.50	328,860
ONCOR ELEC DELIVERY CO	6.375% 15 Jan 2015	440,000	106.67	469,367
ORIGEN MANUFACTRD HSG CONTRACT	5.91% 15 Jan 2037	200,000	99.86	199,719
ORIGEN MANUFACTURED HSG CONTRA	6.48% 15 Jan 2037	100,000	100.65	100,646
OXFORD INDS INC	8.875% 01 Jun 2011	160,000	101.88	163,000
PACIFIC ENERGY PARTNERS LP	7.125% 15 Jun 2014	170,000	103.00	175,100
PACIFIC GAS + ELEC CO	6.05% 01 Mar 2034	1,430,000	102.77	1,469,658
PANAMA REP	8.875% 30 Sep 2027	160,000	119.25	190,800
PANAMA REP	9.375% 16 Jan 2023	420,000	125.25	526,050
PANAMA REP	7.125% 29 Jan 2026	1,690,000	101.90	1,722,110
PEABODY ENERGY CORP	6.875% 15 Mar 2013	375,000	104.00	390,000
PEGASUS AVIATION LEASE SECS II	8.37% 25 Mar 2030	1,290,000	63.00	812,700
PEMEX FIN LTD	9.03% 15 Feb 2011	480,000	109.22	524,242
PENNEY J C INC	7.4% 01 Apr 2037	130,000	111.72	145,237
PERU (REP OF)	5% 07 Mar 2017	1,678,540	95.75	1,607,202
PERU REP	8.75% 21 Nov 2033	1,310,000	112.50	1,473,750
PETRONAS CAP LTD	7.875% 22 May 2022	1,180,000	124.65	1,470,850
PETROZUATA FIN INC	8.22% 01 Apr 2017	1,230,000	94.00	1,156,200
PHILLIP MORRIS CO INC	7.75% 15 Jan 2027	3,340,000	119.14	3,979,139
PLAINS EXPL + PRODTN CO	7.125% 15 Jun 2014	270,000	103.50	279,450
POGO PRODUCING CO	6.875% 01 Oct 2017	130,000	97.50	126,750
POUND STERLING		414	1.72	710
PREMIER ENTMT BILOXI LLC	10.75% 01 Feb 2012	160,000	96.50	154,400
PRIDE INTL INC DE	7.375% 15 Jul 2014	370,000	107.25	396,825
QUEBEC PROV CDA MTN	7.22% 22 Jul 2036	280,000	143.22	401,008
QUEENSLAND TREASURY CORPN	6% 14 Jun 2011	6,300,000	75.23	4,739,208
QWEST COMMUNICATIONS INTL INC	1% 15 Feb 2009	560,000	101.38	567,700
QWEST CORP	8.875% 15 Mar 2012	180,000	112.75	202,950
QWEST CORPORATION	5.625% 15 Nov 2008	290,000	99.00	287,100
RABOBANK CAP FDG III TR	1% 29 Dec 2049	960,000	98.05	941,309
RABOBANK CAPITAL FUND II	1% 31 Dec 2049	130,000	99.07	128,794
RAYTHEON CO	6.75% 15 Aug 2007	409,000	102.98	421,207
READERS DIGEST ASSN INC	6.5% 01 Mar 2011	110,000	97.75	107,525
RESIDENTIAL ACCREDIT LNS INC	4.59125% 24 Oct 2045	6,359,950	100.49	6,390,940
RESIDENTIAL ASSET SEC MTG PASS	2.0669% 25 Jun 2031	546,850	100.02	546,936
RESOLUTION FDG CORP	8.125% 15 Oct 2019	450,000	131.92	593,621
RESONA PFD GLOBAL SECS CAYMAN	7.191% 29 Dec 2049	2,860,000	106.10	3,034,374
RHODIA	10.25% 01 Jun 2010	160,000	109.50	175,200
RIVER ROCK ENTMT AUTH	9.75% 01 Nov 2011	50,000	107.75	53,875
ROGERS CABLE INC	6.75% 15 Mar 2015	170,000	101.50	172,550
ROGERS WIRELESS INC	6.375% 01 Mar 2014	280,000	100.25	280,700
RUSSELL CORP	9.25% 01 May 2010	143,000	101.38	144,966
RUSSIAN FEDERATION	1% 31 Mar 2030	9,630,000	112.98	10,879,493
SBC COMMUNICATIONS INC	5.1% 15 Sep 2014	890,000	97.33	866,239
SEMGROUP L P/SEMGROUP FIN CORP	8.75% 15 Nov 2015	20,000	102.25	20,450
SER 2000 2G MEDALLION TR	1% 18 Dec 2031	508,738	100.24	509,977
SERVICE CORP INTL	7% 15 Jun 2017	300,000	99.25	297,750
SHAW COMMUNICATIONS INC	8.25% 11 Apr 2010	8,000	107.38	8,590
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	80,000	104.25	83,400
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	224,000	104.25	233,520
SINCLAIR BROADCAST GROUP INC	8% 15 Mar 2012	60,000	103.00	61,800
SLM CORP	4.77% 01 Apr 2009	3,170,000	96.65	3,063,742
SOLO CUP CO	8.5% 15 Feb 2014	95,000	87.50	83,125
SONAT INC	7.625% 15 Jul 2011	2,610,000	101.75	2,655,675
SOUTHERN NAT GAS CO	8% 01 Mar 2032	380,000	109.65	416,674
SOUTHERN NAT GAS CO	8.875% 15 Mar 2010	390,000	106.87	416,801
SPRINT CAP CORP	8.375% 15 Mar 2012	40,000	115.51	46,203
SPRINT CAP CORP	6% 15 Jan 2007	480,000	101.11	485,323
SPRINT CAP CORP	4.78% 17 Aug 2006	2,885,000	100.02	2,885,487
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	146,737,621	100.00	146,737,621
STATION CASINOS INC	6% 01 Apr 2012	240,000	99.75	239,400
STRUCTURED ADJ RATE MTG LN TR	4.53125% 25 Jul 2035	7,424,273	100.25	7,442,908
STRUCTURED ASSET SECS CORP	4.47125% 25 Jan 2031	314,232	99.83	313,692
STRUCTURED ASSET SECS CORP	1% 25 Nov 2035	8,491,398	99.95	8,487,119
STUDENT LN MARKETING ASSN GBAL	5.25% 15 Mar 2006	1,000,000	100.17	1,001,715
SUBURBAN PROPANE PARTNERS LP	6.875% 15 Dec 2013	400,000	93.50	374,000
SUMITOMO MITSUI BK CORP	8% 15 Jun 2012	1,710,000	114.70	1,961,454
SUN MEDIA CORP CDA	7.625% 15 Feb 2013	155,000	102.50	158,875
SUNGARD DATA SYS INC	9.125% 15 Aug 2013	300,000	103.50	310,500
SYSTEMS 2001 A T LLC	6.664% 15 Sep 2013	2,266,638	107.50	2,436,635

TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	130,000	108.97	141,658
TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	475,000	113.00	536,750
TELE COMMUNICATIONS INC	9.8%01 Feb 2012	942,000	121.65	1,145,982
TELECOM ITALIA CAP	5.25%15 Nov 2013	500,000	97.85	489,275
TELECOM ITALIA CAP	4.95%30 Sep 2014	740,000	95.35	705,589
TENET HEALTHCARE CORP	9.25%01 Feb 2015	321,000	99.25	318,593
TENET HEALTHCARE CORP	6.375%01 Dec 2011	1,048,000	91.25	956,300
TENET HEALTHCARE CORP	9.875%01 Jul 2014	3,624,000	101.25	3,669,300
TEREX CORP NEW	7.375% 15 Jan 2014	255,000	99.00	252,450
THORNBURG MTG SECS TR	4.2975% 25 Oct 2035	8,623,764	100.00	8,623,764
TIME WARNER ENTMT CO L P	8.375% 15 Jul 2033	50,000	118.39	59,195
TIME WARNER INC	6.875% 01 May 2012	1,695,000	105.99	1,796,495
TORRENS TRUST	4.62938% 15 Jul 2031	134,313	100.02	134,342
TRUMAN CAP MTG LN TR	4.59125% 25 Aug 2034	4,126,611	100.76	4,158,055
TXU CORP	6.55% 15 Nov 2034	2,685,000	94.49	2,537,057
TXU ENERGY CO LLC	7% 15 Mar 2013	480,000	106.33	510,405
TYCO INTL GROUP S A	7% 15 Jun 2028	130,000	110.30	143,395
TYCO INTL GROUP S A	6.125% 01 Nov 2008	240,000	101.88	244,507
TYCO INTL GROUP S A	6.75% 15 Feb 2011	280,000	105.43	295,195
TYCO INTL GROUP S A	6.875% 15 Jan 2029	3,745,000	108.90	4,078,213
TYCO INTL GROUP S A	6.375% 15 Oct 2011	5,940,000	103.84	6,168,362
U S TREAS NOTES 10YR FUTURE	MAR 109 CALL	(69,000)	1.05	(72,234)
UGS CORP	10% 01 Jun 2012	90,000	109.00	98,100
UNILEVER CAPITAL	7.125% 01 Nov 2010	570,000	109.27	622,857
UNITED MEXICAN STS	8.375% 14 Jan 2011	520,000	114.00	592,800
UNITED MEXICAN STS MTN	8.3% 15 Aug 2031	1,020,000	128.25	1,308,150
UNITED MEXICAN STS MTN	7.5% 08 Apr 2033	4,950,000	118.50	5,865,750
UNITED STATE TREAS NTS	4.5% 15 Nov 2015	210,000	100.84	211,772
UNITED STATES TREAS BD	0% 15 Aug 2028	2,590,000	35.57	921,222
UNITED STATES TREAS BDS	9.875% 15 Nov 2015	200,000	142.92	285,844
UNITED STATES TREAS BDS	2.375% 15 Jan 2025	1,098,978	105.26	1,156,778
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	1,395,000	112.34	1,567,195
UNITED STATES TREAS BDS	3.875% 15 Apr 2029	3,101,824	135.09	4,190,342
UNITED STATES TREAS BDS	6.125% 15 Aug 2029	5,580,000	121.83	6,798,009
UNITED STATES TREAS BDS	6.25% 15 May 2030	10,400,000	124.20	12,917,124
UNITED STATES TREAS BDS	3.625% 15 Apr 2028	20,369,506	129.16	26,308,287
UNITED STATES TREAS NTS	3.875% 15 Feb 2013	70,000	96.94	67,856
UNITED STATES TREAS NTS	3% 31 Dec 2006	190,000	98.62	187,373
UNITED STATES TREAS NTS	3.375% 15 Jan 2012	190,701	107.55	205,093
UNITED STATES TREAS NTS	3.875% 15 Jul 2010	430,000	98.03	421,534
UNITED STATES TREAS NTS	4.25% 15 Aug 2013	505,000	99.13	500,581
UNITED STATES TREAS NTS	3.625% 15 Jan 2008	1,269,928	102.70	1,304,256
UNITED STATES TREAS NTS	4.25% 15 Jan 2010	1,657,474	108.44	1,797,323
UNITED STATES TREAS NTS	3.875% 31 Jul 2007	2,045,000	99.19	2,028,384
UNITED STATES TREAS NTS	3.75% 31 Mar 2007	3,000,000	99.16	2,974,688
UNITED STATES TREAS NTS	3.375% 15 Oct 2009	3,970,000	96.58	3,834,151
UNITED STATES TREAS NTS	1.875% 15 Jul 2013	3,980,188	98.66	3,926,705
UNITED STATES TREAS NTS	4.25% 15 Oct 2010	4,480,000	99.50	4,457,600
UNITED STATES TREAS NTS	0.875% 15 Apr 2010	5,257,100	95.10	4,999,584
UNITED STATES TREAS NTS	3.75% 15 May 2008	6,570,000	98.58	6,476,582
UNITED STATES TREAS NTS	4.125% 15 Aug 2010	6,960,000	99.04	6,893,119
UNITED STATES TREAS NTS	2% 15 Jul 2014	8,612,187	99.50	8,569,126
UNITED STATES TREAS NTS	1.875% 15 Jul 2015	10,076,652	98.39	9,914,480
UNITED STATES TREAS NTS	3.375% 15 Feb 2008	11,130,000	97.94	10,900,444
UNITED STATES TREAS NTS	3% 15 Feb 2008	14,130,000	97.18	13,731,490
UNITED STATES TREAS NTS	4% 15 Jun 2009	20,460,000	98.81	20,217,038
UNITED STATES TREAS NTS	4.5% 15 Nov 2010	25,600,000	100.55	25,742,001
UNITED STATES TRES BD STRP PRN	0% 15 Nov 2021	21,250,000	48.04	10,209,367
UNITED STATES TRES SC STRP INT	0% 15 Feb 2010	1,500,000	83.79	1,256,897
US DOLLAR		(33,239)	1.00	(33,239)
US DOLLAR		1,728,457	1.00	1,728,457
US TREAS NOTES 10YR FUTURES	MAR 110 CALL	(22,000)	0.55	(12,031)
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	60,000	114.00	68,400
VENTAS RLTY LTD PARTNERSHIP	7.125% 01 Jun 2015	100,000	105.00	105,000
VENTAS RLTY LTD PARTNERSHIP	6.75%01 Jun 2010	110,000	102.50	112,750
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	296,000	108.00	319,680
VERIZON GLOBAL FDG CORP	4.375% 01 Jun 2013	280,000	94.36	264,200
VERIZON GLOBAL FDG CORP	7.375% 01 Sep 2012	1,090,000	111.61	1,216,543
VIACOM INC	7.875% 30 Jul 2030	610,000	113.46	692,090
VIACOM INC	6.4% 30 Jan 2006	4,021,000	100.13	4,026,131
VINTAGE PETE INC	8.5% 01 May 2012	644,000	107.25	690,690
VISTEON CORP	8.25% 01 Aug 2010	320,000	85.00	272,000
WACHOVIA BK COML MTG TR	4.935% 15 Apr 2042	1,800,000	98.23	1,768,129

WACHOVIA MTG LN TR LLC	4.1475% 25 Oct 2035	7,415,279	99.92	7,409,487
WAMU MTG	4.51125% 25 Aug 2045	16,719,959	100.00	16,719,959
WAMU MTG PASS THROUGH CTFS	1% 25 Nov 2045	8,605,718	99.76	8,585,202
WAMU MTG PASS THROUGH CTFS	4.3275% 25 Oct 2045	8,612,229	100.00	8,612,229
WAMU MTG PASS THROUGH CTFS	1% 25 Dec 2045	10,900,000	99.98	10,897,816
WASTE MGMT INC DEL	7.375% 01 Aug 2010	1,555,000	108.91	1,693,557
WASTE MGMT INC DEL	6.375% 15 Nov 2012	2,740,000	106.07	2,906,432
WELLS FARGO + CO NEW	5% 15 Nov 2014	1,175,000	98.92	1,162,299
WESTERN OIL SANDS INC	8.375% 01 May 2012	552,000	112.38	620,310
WESTLAKE CHEM CORP	8.75% 15 Jul 2011	140,000	107.00	149,800
WEYERHAEUSER CO	6.75% 15 Mar 2012	2,190,000	106.00	2,321,331
WILLIAMS COS INC	7.5% 15 Jan 2031	691,000	103.50	715,185
WILLIAMS COS INC	7.625% 15 Jul 2019	855,000	107.25	916,988
WILLIAMS COS INC	7.75% 15 Jun 2031	1,540,000	105.50	1,624,700
WILLIAMS COS INC	8.75% 15 Mar 2032	2,050,000	116.00	2,378,000
XTO ENERGY INC	6.25% 15 Apr 2013	809,000	106.03	857,796

	Sub-Total: Fund 5728 / Pimco 5 of 6			$1,208,097,437

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Current value
				(n/a)
			Par Value
	AES CORP	8.875% 15 Feb 2011	160,000	108.13	173,000
	AES CORP	7.75% 01 Mar 2014	198,000	104.88	207,653
	AES CORP	9.375% 15 Sep 2010	317,000	109.25	346,323
	AES CORP	8.75% 15 May 2013	1,541,000	108.88	1,677,764
	ALABAMA PWR CO	1% 25 Aug 2009	1,930,000	100.26	1,934,994
	ALLTEL CORP	4.656% 17 May 2007	7,350,000	99.67	7,325,793
	ALTRIA GROUP INC	7.65% 01 Jul 2008	570,000	105.84	603,305
	ALTRIA GROUP INC	5.625% 04 Nov 2008	1,690,000	101.21	1,710,485
	AMC ENTMT INC	8% 01 Mar 2014	80,000	90.50	72,400
	AMERADA HESS CORP	6.65% 15 Aug 2011	7,671,000	107.46	8,242,873
	AMERICAN ACHIEVEMENT CORP	8.25% 01 Apr 2012	30,000	101.50	30,450
	AMERICAN ELEC PWR INC	5.75% 16 Aug 2007	700,000	99.82	698,747
	AMERICAN HONDA FIN CORP MTN	3.85% 06 Nov 2008	1,401,000	97.11	1,360,453
	AMERICAN HONDA FIN CORP MTN	1% 12 May 2008	2,080,000	100.02	2,080,499
	AMERIGAS PARTNERS L P	7.25% 20 May 2015	110,000	102.00	112,200
	AMERIQUEST MTG SECS INC	0% 25 Feb 2006	3,977,026	0.39	15,323
	AMERISOURCEBERGEN CORP	5.875% 15 Sep 2015	220,000	100.88	221,925
	AMRESCO RESIDENTIAL SECURITES	4.93375% 25 Sep 2027	225,198	100.00	225,203
	ANADARKO PETE CORP	3.25% 01 May 2008	5,632,000	96.43	5,430,975
	APPALACHIAN PWR CO	3.6% 15 May 2008	2,650,000	97.11	2,573,535
	ASSET SECURITIZATION CORP	6.92% 14 Feb 2029	1,301,861	100.32	1,306,089
	AT + T WIRELESS SVCS INC	7.5% 01 May 2007	3,520,000	103.38	3,639,142
	BAE SYS HLDGS INC	4.74% 15 Aug 2008	2,690,000	100.06	2,691,668
	BANC AMER ALTERNATIVE LN TR	4.5% 25 Dec 2018	7,683,366	96.50	7,414,076
	BANC AMER FDG CORP	6% 20 May 2033	1,174,332	99.96	1,173,911
	BANC AMER MTG SECS INC	4.569% 25 May 2033	4,804,333	98.57	4,735,443
	BANCO SANTANDER CHILE NEW	1% 09 Dec 2009	310,000	99.65	308,927
	BANK ONE ISSUANCE TR	4.49% 15 Apr 2008	1,200,000	100.16	1,201,876
	BANK ONE ISSUANCE TR	4.54% 15 Sep 2010	3,530,000	99.06	3,496,906
	BAY VIEW 2003 LJ 1 OWNER TR	1.45% 25 Apr 2012	2,453,523	0.60	14,664
	BAYVIEW FINL ACQUISITION TR	3.9375% 28 Feb 2007	13,448,337	3.16	424,631
	BAYVIEW FINL ACQUISITION TR	4.08938% 28 May 2044	5,562,243	100.34	5,581,366
	BAYVIEW FINL SECS CO LLC	1% 28 Oct 2035	14,752,201	5.43	801,045
	BEAR STEARNS ARM TR	4.612396% 25 Dec 2034	3,702,338	98.99	3,665,112
	BEAR STEARNS ASSET BACKED SECS	4% 25 Mar 2006	1,862,350	0.64	11,867
	BEAR STEARNS COML MTG SECS INC	2.05775% 14 May 2016	26,223,658	5.95	1,559,495
	BEAR STEARNS COS INC MTN	4.73% 09 Sep 2009	4,500,000	100.51	4,522,761
	BEAZER HOMES USA INC	8.625% 15 May 2011	90,000	104.50	94,050
	BRAZIL FEDERATIVE REP	8.875% 15 Apr 2024	345,000	112.00	386,400
	BRAZIL FEDERATIVE REP	12.25% 06 Mar 2030	560,000	144.50	809,200
	BRAZIL FEDERATIVE REP	14.5% 15 Oct 2009	2,250,000	128.25	2,885,625
	BRAZIL FERERATIVE REP	8.875% 15 Apr 2024	20,000	112.00	22,400
	BRAZIL FERERATIVE REP	11% 17 Aug 2040	1,390,000	129.00	1,793,100
	BRAZIL(FED REP)	1% 15 Apr 2012	237,061	98.11	232,569
	BRAZIL(FED REP)	1% 15 Apr 2012	336,476	98.55	331,597
	BRITISH TELECOMMUNICATIONS PLC	8.125% 15 Dec 2010	6,050,000	113.88	6,889,680
	BULGARIA (NAT REP)	8.25% 15 Jan 2015	730,000	120.90	882,534
	C BASS TR	1.5% 25 Jan 2035	12,268,651	0.70	85,917

CAESARS ENTERTAINMENT INC	8.875% 15 Sep 2008	50,000	108.13	54,063
CAESARS ENTMT INC	7% 15 Apr 2013	15,000	106.83	16,024
CAESARS ENTMT INC	8.125% 15 May 2011	66,000	110.38	72,848
CAPITAL ONE FINL CORP	4.738% 17 May 2007	3,270,000	99.82	3,264,082
CASE NEW HOLLAND INC	9.25% 01 Aug 2011	89,000	107.00	95,230
CENDANT MTG CORP	4.74125% 25 Nov 2033	98,654	100.06	98,710
CENTERPOINT ENERGY INC	5.875% 01 Jun 2008	2,005,000	101.35	2,032,088
CENTEX HOME EQUITY LN TR	0% 25 Jun 2006	2,393,617	1.65	39,490
CHASE FDG MTG LN	4.56125% 25 Oct 2032	1,138,715	100.30	1,142,096
CHESAPEAKE ENERGY CORP	7.5% 15 Sep 2013	30,000	106.25	31,875
CHESAPEAKE ENERGY CORP	6.25% 15 Jan 2018	290,000	98.00	284,200
CHEVRONTEXACO CAP CO	3.5% 17 Sep 2007	2,370,000	98.15	2,326,152
CHILE REP	1% 28 Jan 2008	180,000	100.62	181,124
CINCINNATI BELL INC NEW	7% 15 Feb 2015	350,000	98.00	343,000
CIT GRP INC MED TERM SR NTS	1% 23 May 2008	9,800,000	100.19	9,818,993
CITIBANK CR CARD ISSUANCE TR	5.01% 15 Dec 2009	2,000,000	101.56	2,031,250
CITIBANK CR CARD ISSUANCE TR	6.65% 15 May 2008	5,300,000	100.61	5,332,298
CITIZENS COMMUNICATIONS CO	9.25% 15 May 2011	70,000	110.25	77,175
CLEAR CHANNEL COMMUNICATIONS	7.65% 15 Sep 2010	400,000	107.28	429,114
CLEAR CHANNEL COMMUNICATIONS	6.625% 15 Jun 2008	760,000	102.16	776,378
CLEAR CHANNEL COMMUNICATIONS	4.25% 15 May 2009	5,560,000	95.31	5,299,321
COLOMBIA REP	8.125% 21 May 2024	290,000	108.00	313,200
COLOMBIA REP	11.75% 25 Feb 2020	670,000	139.25	932,975
COLOMBIA REP	7.43569% 17 Mar 2013	2,340,000	107.45	2,514,330
COLOMBIA REP	1% 16 Nov 2015	4,030,000	102.00	4,110,556
COLUMBIA/HCA HEALTHCARE CORP	7.25% 20 May 2008	121,000	103.37	125,081
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 Jun 2025	1,380,000	103.84	1,433,006
COMCAST CABLE COMMUNICATIONS	8.375% 01 May 2007	360,000	104.41	375,865
COMMONWEALTH EDISON CO	3.7% 01 Feb 2008	3,400,000	97.10	3,301,492
CONSECO FIN SECURITIZATIONS	8.5% 25 Mar 2033	4,181,478	25.00	1,045,370
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	8,361,600	3.05	255,029
CONSECO FINANCE SEC CORP	4.73938% 15 Dec 2029	501,162	100.00	501,150
CONSOLIDATED NAT GAS CO	6.625% 01 Dec 2008	1,523,000	104.23	1,587,469
COUNTRYWIDE FINL CORP	1% 19 Dec 2008	3,140,000	99.94	3,138,187
COUNTRYWIDE FINL CORP MTN	1% 05 May 2008	3,050,000	100.08	3,052,363
COX COMMUNICATIONS INC NEW	0% 14 Dec 2007	4,030,000	100.07	4,032,927
CRD DEF SWAP A	0.5% 20 Mar 2015	(4,600,000)	100.44	(4,620,369)
CRED DEF SWAP A	0.51% 20 Mar 2015	(4,600,000)	101.25	(4,657,705)
CRED DEF SWAP A	0.52% 20 Mar 2015	(4,600,000)	101.13	(4,651,916)
CRED DEF SWAP A	0.51% 20 Mar 2015	(4,600,000)	101.03	(4,647,569)
CRED DEF SWAP A	0.52% 20 Mar 2015	(4,600,000)	100.96	(4,644,118)
CRED DEF SWAP A	0.34% 20 Mar 2015	(4,600,000)	100.96	(4,644,032)
CRED DEF SWAP A	0.33% 20 Mar 2015	(4,600,000)	100.89	(4,641,067)
CRED DEF SWAP A	0.58% 20 Mar 2016	(4,600,000)	100.88	(4,640,503)
CRED DEF SWAP A	0.33% 20 Mar 2015	(4,600,000)	100.82	(4,637,603)
CRED DEF SWAP A	0.46% 20 Mar 2015	(4,600,000)	100.74	(4,633,946)
CRED DEF SWAP A	2% 20 Dec 2010	7,000,000	98.98	6,928,903
CRED DEF SWAP A	0.5% 20 Mar 2010	46,723,200	100.31	46,865,734
CRED DEF SWAP B	1% 20 Mar 2010	(46,723,200)	100.00	(46,723,200)
CRED DEF SWAP B	1% 20 Dec 2010	(7,000,000)	100.00	(7,000,000)
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CRED DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CREDIT DEF SWAP B	1% 20 Mar 2015	4,600,000	100.00	4,600,000
CSC HLDGS INC	6.75% 15 Apr 2012	30,000	94.50	28,350
CSC HLDGS INC	7.875% 15 Feb 2018	94,000	96.50	90,710
CSC HLDGS INC	7.625% 01 Apr 2011	267,000	99.50	265,665
CWABS INC	1% 25 Feb 2033	131,850	100.42	132,407
CWALT INC	4.952915% 25 Dec 2034	1,812,814	99.56	1,804,890
CWALT INC	6% 25 Feb 2034	2,185,601	100.05	2,186,738
CWALT INC	1% 25 Dec 2034	3,391,784	99.66	3,380,189
CWALT INC	3.3% 25 May 2035	5,938,285	97.64	5,797,885
CWMBS INC	4.59125% 25 Sep 2035	10,222,785	100.54	10,277,784
D R HORTON INC	8.5% 15 Apr 2012	40,000	107.46	42,986
DAIMLERCHRYSLER NORTH AMER HLD	1% 31 Oct 2008	4,880,000	100.09	4,884,516
DAIMLERCHRYSLER NORTH AMER HLD	4.96% 10 Sep 2007	13,090,000	100.16	13,111,019
DAVITA INC	7.25% 15 Mar 2015	130,000	101.25	131,625

DEERE JOHN CAP CORP MTN BK ENT	3.875% 07 Mar 2007	1,130,000	99.10	1,119,870
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	5,180,144	102.44	5,306,359
DEUTSCHE MTG SECS INC MTG LN	4.5% 25 May 2006	4,979,918	1.42	70,890
DEUTSCHE TELEKOM INTL	1% 15 Jun 2010	550,000	111.37	612,536
DEUTSCHE TELEKOM INTL FIN B V	3.875% 22 Jul 2008	180,000	97.46	175,430
DI FIN SUB LLC	9.5% 15 Feb 2013	110,000	104.00	114,400
DIRECTV HLDGS LLC	6.375% 15 Jun 2015	320,000	97.75	312,800
DOMINION RES INC VA NEW	4.125% 15 Feb 2008	210,000	98.25	206,315
DOMINION RES INC VA NEW	4.75% 15 Dec 2010	940,000	98.05	921,699
DOW CHEM CO	5.97% 15 Jan 2009	1,440,000	102.95	1,482,525
DOW CHEM CO	5% 15 Nov 2007	1,680,000	100.28	1,684,650
DOW CHEM CO	5.75% 15 Dec 2008	2,100,000	102.29	2,148,016
DUKE ENERGY CO	3.75% 05 Mar 2008	1,800,000	97.71	1,758,791
E TRADE FINL CORP	7.375% 15 Sep 2013	70,000	101.25	70,875
EASTMAN KODAK CO	3.625% 15 May 2008	350,000	91.90	321,636
EASTMAN KODAK CO	7.25% 15 Nov 2013	1,380,000	95.58	1,319,018
ECHOSTAR DBS CORP	7.30438% 01 Oct 2008	243,000	102.00	247,860
EIRCOM FDG	8.25% 15 Aug 2013	200,000	107.00	214,000
EL PASO CORP	6.7% 15 Feb 2027	650,000	101.04	656,791
EL PASO ENERGY CORP	6.95% 15 Dec 2007	780,000	101.13	788,775
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	2,850,000	99.25	2,828,625
ELECTRONIC DATA SYS CORP	7.125% 15 Oct 2009	3,900,000	106.26	4,144,140
ENTERCOM RADIO LLC / ENTERCOM	7.625% 01 Mar 2014	220,000	100.25	220,550
FED HM LN PC POOL 1B2677	1% 01 Jan 2035	3,563,592	97.46	3,473,132
FED HM LN PC POOL 1B2683	1% 01 Jan 2035	1,975,701	97.42	1,924,705
FED HM LN PC POOL 1B2694	4.374001% 01 Dec 2034	2,376,284	97.94	2,327,222
FED HM LN PC POOL 1B2719	1% 01 Jan 2035	9,890,902	98.48	9,740,852
FEDERAL HOME LN BKS	3.25% 21 Jul 2006	10,960,000	99.24	10,876,221
FEDERAL HOME LN MTG CORP	3.8% 27 Dec 2006	18,300,000	99.12	18,139,185
FEDERAL NATL MTG ASSN	2.8% 01 Mar 2019	9,600,000	99.71	9,572,346
FEDERAL NATL MTG ASSN DISC NTS	0.01% 15 May 2006	898,000	98.35	883,189
FHLMCTBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	300,000	96.78	290,344
FIRSTENEGY CORP	5.5% 15 Nov 2006	5,600,000	100.53	5,629,785
FLEET HOME EQUITY LN TR	4.36938% 20 May 2031	1,421,214	100.09	1,422,547
FNMATBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	23,300,000	100.59	23,436,524
FNMATBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	200,000	94.14	188,281
FNMATBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	500,000	102.53	512,656
FNMATBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	1,300,000	99.02	1,287,203
FNMATBA JAN 30 SINGLE FAM	5% 01 Dec 2099	79,600,000	96.86	77,100,066
FNMA POOL 745000	6% 01 Oct 2035	803,736	100.94	811,303
FNMA POOL 773209	4.224% 01 Dec 2034	5,388,728	98.21	5,292,429
FNMA POOL 783579	1% 01 Jan 2035	4,345,865	98.28	4,270,997
FNMA POOL 797393	4.263% 01 Dec 2034	5,028,253	98.24	4,939,693
FNMA POOL 809987	1% 01 Mar 2035	9,843,188	98.74	9,719,040
FNMA POOL 813844	4.885% 01 Jan 2035	8,761,107	99.61	8,726,706
FNMA POOL 816593	4.841% 01 Feb 2035	19,442,723	99.44	19,333,970
FNMA POOL 819685	4.741% 01 Jan 2035	18,281,284	99.28	18,148,790
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	5,700,000	100.90	5,751,211
FORD MTR CR CO	1% 28 Sep 2007	14,090,000	94.50	13,315,050
FORD MTR CR CO	6.625% 16 Jun 2008	17,080,000	91.67	15,657,292
FOREST CITY ENTERPRISES INC	7.625% 01 Jun 2015	20,000	106.00	21,200
FOREST CITY ENTERPRISES INC	6.5% 01 Feb 2017	67,000	98.00	65,660
GAZPROM	9.625% 01 Mar 2013	60,000	120.93	72,558
GAZPROM O A O	9.625% 01 Mar 2013	170,000	120.50	204,850
GENERAL ELEC CAP CORP MTN	3.97% 15 Jun 2009	5,810,000	100.32	5,828,589
GENERAL MLS INC	5.125% 15 Feb 2007	1,055,000	100.36	1,058,756
GENERAL MTRS ACCEP CORP	4.05% 16 Jan 2007	930,000	95.00	883,500
GENERAL MTRS ACCEP CORP	5.1% 16 Jul 2007	1,480,000	93.76	1,387,611
GENERAL MTRS ACCEP CORP	6.75% 15 Jan 2006	9,000,000	99.93	8,994,060
GENERAL MTRS ACCEP CORP MTN	5.6537499% 23 Sep 2008	12,580,000	90.50	11,384,900
GENERAL MTRS ACCEP MTN	4.67688% 18 May 2006	2,910,000	97.00	2,822,700
GENERAL MTRS CORP	8.375% 15 Jul 2033	5,430,000	66.00	3,583,800
GEORGIA PAC CORP	8.125% 15 May 2011	27,000	100.13	27,034
GEORGIA PAC CORP	9.5% 01 Dec 2011	66,000	105.38	69,548
GMACM MTG LN TR	4.5972% 25 May 2035	1,483,237	99.10	1,469,957
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	600,000	98.64	591,844
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	600,000	104.28	625,688
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	700,000	100.59	704,156
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	4,500,000	102.34	4,605,117
GNMA I TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	5,400,000	104.77	5,657,766
GNMA POOL 605656	5% 15 Aug 2034	841,239	98.90	831,972
GOLDMAN SACHS GROUP INC	4.3% 28 Jun 2010	870,000	100.32	872,822
GRP/AG REAL ESTATE TR	1% 25 Jul 2034	1,214,630	99.99	1,214,467

GTE HAWAIIN TEL INC	7.375% 01 Sep 2006	1,235,000	100.50	1,241,175
GTE HAWAIIN TELEPHONE INC	7% 01 Feb 2006	2,000	99.88	1,998
HCA INC	5.75% 15 Mar 2014	50,000	96.97	48,485
HCA INC	6.25% 15 Feb 2013	200,000	100.07	200,142
HERTZ CORP	8.875% 01 Jan 2014	160,000	101.88	163,000
HILTON HOTELS CORP	7.625% 15 May 2008	230,000	104.79	241,019
HMH PPTYS INC	7.875% 01 Aug 2008	44,000	101.13	44,495
HORIZON LINES LLC	9% 01 Nov 2012	82,000	105.25	86,305
HSBC FIN CORP	4.56% 10 May 2010	4,030,000	100.03	4,031,083
HSBC HLGS PLC	7.5% 15 Jul 2009	4,535,000	107.97	4,896,486
ILFC E CAPITAL TR I	5.9% 21 Dec 2065	6,100,000	100.39	6,123,973
IMC GLOBAL INC	11.25% 01 Jun 2011	50,000	107.50	53,750
IMC GLOBAL INC	10.875% 01 Aug 2013	80,000	114.88	91,900
IMC GLOBAL INC	11.25% 01 Jun 2011	123,000	107.50	132,225
IMPAC CMB TR	0% 25 Jan 2006	240,020	0.01	35
IMPAC CMB TR	1.45% 25 Jul 2035	45,091,567	0.13	58,394
IMPAC CMB TR	4.59125% 25 Feb 2033	1,868,767	100.03	1,869,248
INN OF THE MTN GODS RESORT + C	12% 15 Nov 2010	140,000	99.00	138,600
INTELSAT LTD	8.625% 15 Jan 2015	200,000	101.00	202,000
INTERNATIONAL LEASE FIN CORP	5% 15 Apr 2010	1,280,000	99.42	1,272,579
INTERNATIONAL PAPER CO	3.8% 01 Apr 2008	5,320,000	97.04	5,162,664
IRWIN WHOLE LN HOME EQUITY	6% 25 Sep 2006	3,200,000	3.87	123,683
ISTAR FINL INC	4.83% 03 Mar 2008	4,820,000	99.81	4,810,778
JP MORGAN CHASE + CO	4.32% 17 Jan 2011	11,440,000	99.98	11,437,369
JP MORGAN MTG TR	4.38016% 25 Oct 2033	8,844,935	97.28	8,604,788
KABEL DEUTSCHLAND GMBH	10.625% 01 Jul 2014	100,000	105.25	105,250
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	63,000	108.25	68,198
KERR MCGEE CORP	5.875% 15 Sep 2006	290,000	100.35	291,006
KERR MCGEE CORP	6.625% 15 Oct 2007	1,310,000	102.11	1,337,693
KOREA DEV BK	4.75% 20 Jul 2009	2,790,000	99.13	2,765,661
LA QUINTA PPTYS INC	7% 15 Aug 2012	30,000	108.25	32,475
LAMAR MEDIA CORP	7.25% 01 Jan 2013	197,000	103.75	204,388
LIBERTY MEDIA CORP	7.875% 15 Jul 2009	5,785,000	105.37	6,095,712
LIBERTY N Y DEV CORP REV	5.25% 01 Oct 2035	830,000	113.47	941,834
LYONDELL CHEMICAL CO	9.625% 01 May 2007	209,000	104.38	218,144
MACDERMID INC	9.125% 15 Jul 2011	50,000	105.88	52,938
MANDALAY RESORT GROUP	9.5% 01 Aug 2008	10,000	108.38	10,838
MASTR ADJ RATE MTGS TR	2.939642% 25 Apr 2034	1,440,405	99.28	1,430,065
MASTR ADJ RATE MTGS TR	1% 21 Dec 2034	12,100,000	95.37	11,539,354
MASTR ASSET BACKED SECS TR	5% 25 Oct 2032	10,500,000	6.78	711,859
MBNA PRACTICE SOLUTIONS 2005 2	4.1% 15 May 2009	10,900,000	98.25	10,708,748
MERRILL LYNCH MTG INVS INC	4.45125% 25 Apr 2035	158,048	100.02	158,073
MERRILL LYNCH MTG INVS INC	0.38887% 25 Jan 2029	37,827,928	2.45	925,642
MERRILL LYNCH MTG INVS INC	2.883% 25 Jan 2029	1,653,346	101.90	1,684,708
MESA 2003 1 GLOBAL ISSUANCE CO	1% 18 Jun 2033	457,679	100.03	457,823
MGM MIRAGE	9.75% 01 Jun 2007	176,000	105.38	185,460
MGM MIRAGE	6.625% 15 Jul 2015	230,000	99.75	229,425
MGM MIRAGE FORMERLY GRAND INC	8.5% 15 Sep 2010	256,000	108.38	277,440
MIRANT NORTH AMER LLC MNA FIN	7.375% 31 Dec 2013	90,000	101.13	91,013
MMCA AUTO OWNER TR	3.05% 16 Nov 2009	4,620,197	99.41	4,592,767
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	60,000	105.25	63,150
MORGAN STANLEY	5.05% 21 Jan 2011	7,460,000	99.64	7,433,254
MORGAN STANLEY CAP I INC	7.22% 15 Jul 2029	3,488,111	101.82	3,551,509
MOTOROLA INC	4.608% 16 Nov 2007	2,790,000	99.65	2,780,255
NATIONAL CITY CORP	3.2% 01 Apr 2008	3,500,000	96.50	3,377,577
NATIONAL COLLEGIATE STUDENT LN	1% 25 Jul 2012	16,490,000	19.95	3,290,257
NATIONAL RURAL UTILS COOP MTN	5.75% 01 Dec 2008	2,220,000	102.57	2,276,965
NEW YORK TEL CO	6% 15 Apr 2008	1,800,000	101.63	1,829,412
NEWS AMER INC	6.625% 09 Jan 2008	4,235,000	103.18	4,369,797
NEXTEL COMMUNICATIONS INC	5.9% 15 Mar 2014	59,000	101.38	59,812
NEXTEL COMMUNICATIONS INC	7.375% 01 Aug 2015	290,000	107.08	310,523
NIAGARA MOHAWK PWR CORP	7.75% 01 Oct 2008	2,447,000	107.01	2,618,500
NISSAN MOTOR ACCEPT CORP	4.625% 08 Mar 2010	2,220,000	98.40	2,184,470
NOMURA ASSET ACCEP CORP	4.5% 25 Nov 2034	2,100,000	1.76	37,020
NORTHROP GRUMMAN CORP	4.079% 16 Nov 2006	1,930,000	99.49	1,920,159
OCCIDENTAL PETE CORP	7.375% 15 Nov 2008	5,020,000	107.08	5,375,467
OCEAN ENERGY INC NEW	4.375% 01 Oct 2007	110,000	98.78	108,662
OHIO EDISON CO	4% 01 May 2008	1,200,000	97.79	1,173,508
OMI CORP	7.625% 01 Dec 2013	140,000	101.38	141,925
OMI TR	6% 15 Aug 2010	5,112,230	16.97	867,482
OMNICARE INC	6.875% 15 Dec 2015	160,000	101.50	162,400
OXFORD INDS INC	8.875% 01 Jun 2011	130,000	101.88	132,438
PACIFIC ENERGY PARTNERS LP	7.125% 15 Jun 2014	90,000	103.00	92,700

PACIFIC GAS + ELEC CO	3.6% 01 Mar 2009	3,650,000	96.16	3,509,726
PANAMA REP	9.375% 16 Jan 2023	260,000	125.25	325,650
PANAMA REP	7.125% 29 Jan 2026	900,000	101.90	917,100
PANHANDLE EASTN PIPE LINE CO	4.8% 15 Aug 2008	570,000	99.02	564,409
PEABODY ENERGY CORP	5.875% 15 Apr 2016	310,000	97.38	301,863
PEMEX PROJ FDG MASTER TR	5.01% 03 Dec 2012	70,000	99.95	69,965
PEMEX PROJ FDG MASTER TR	4.71% 15 Jun 2010	3,780,000	103.20	3,900,848
PEMEX PROJ FDG MASTER TR	8.5% 15 Feb 2008	10,025,000	106.35	10,661,588
PENNEY J C INC	7.4% 01 Apr 2037	100,000	111.72	111,721
PERMANENT FING PLC	4.55% 10 Mar 2009	5,760,000	100.00	5,760,003
PERU (REP OF)	5% 07 Mar 2017	592,860	95.75	567,663
PERU REP	8.75% 21 Nov 2033	760,000	112.50	855,000
PHILIP MORRIS COS INC	7.2% 01 Feb 2007	250,000	102.38	255,950
PHILIP MORRIS COS INC	6.375% 01 Feb 2006	5,000,000	100.14	5,007,130
PLAINS EXPL + PRODTN CO	7.125% 15 Jun 2014	130,000	103.50	134,550
POGO PRODUCING CO	6.875% 01 Oct 2017	110,000	97.50	107,250
POUND STERLING	254	1.72	436
PREMIER ENTMT BILOXI LLC	10.75% 01 Feb 2012	150,000	96.50	144,750
PRESTIGE AUTO RECEIVABLES TR	4.37% 16 Jun 2012	5,100,000	99.02	5,049,796
PRIDE INTL INC DE	7.375% 15 Jul 2014	180,000	107.25	193,050
PROGRESS ENERGY INC	6.05% 15 Apr 2007	3,190,000	101.34	3,232,728
PROVIDENT FDG MTG LN TR	4.18453% 25 May 2035	7,929,712	98.45	7,807,056
QUEENSLAND TREASURY CORPN	6% 14 Jun 2011	6,980,000	75.23	5,250,742
QWEST COMMUNICATIONS INTL INC	1% 15 Feb 2009	3,182,000	101.38	3,225,753
READERS DIGEST ASSN INC	6.5% 01 Mar 2011	90,000	97.75	87,975
RENAISSANCE HOME EQUITY LN TR	0.1% 25 Mar 2006	19,716,620	0.28	55,207
RESIDENTIAL ASSET MTG PRODS	4.5637497% 25 Sep 2032	740,762	100.19	742,151
RESIDENTIAL ASSET MTG PRODS	4.51125% 25 Aug 2032	742,073	100.08	742,652
RESIDENTIAL ASSET MTG PRODS	8.5% 25 Oct 2031	1,354,464	102.33	1,385,984
RESIDENTIAL ASSET MTG PRODS	8% 25 May 2032	6,769,413	103.86	7,030,970
RESIDENTIAL ASSET MTG PRODS IN	1.5%25 Nov 2006	8,681,907	0.82	71,539
RESIDENTIAL ASSET SEC MTG PASS	3.5% 25 Feb 2006	4,224,638	0.27	11,394
RESIDENTIAL ASSET SEC MTG PASS	2.0669% 25 Jun 2031	374,555	100.02	374,613
RESIDENTIAL ASSET SEC MTG PASS	4.56125% 25 Nov 2032	2,203,976	100.13	2,206,731
RESIDENTIAL CAP CORP	5.385% 29 Jun 2007	2,520,000	100.48	2,532,120
RESIDENTIAL FDG MTG SECS I INC	4.986% 25 Aug 2035	8,883,858	99.52	8,841,385
REYNOLDS R J TOB HLDGS INC	6.5% 01 Jun 2007	2,990,000	100.75	3,012,425
RHODIA	10.25% 01 Jun 2010	110,000	109.50	120,450
RIVER ROCK ENTMT AUTH	9.75% 01 Nov 2011	30,000	107.75	32,325
ROGERS CABLE INC	5.5% 15 Mar 2014	40,000	93.63	37,450
ROGERS CABLE INC	6.75% 15 Mar 2015	120,000	101.50	121,800
ROGERS WIRELESS INC	6.375% 01 Mar 2014	250,000	100.25	250,625
ROYAL BK SCOTLAND PLC	1% 24 Nov 2006	5,500,000	100.20	5,511,168
ROYAL KPN NV	8% 01 Oct 2010	4,000,000	110.21	4,408,502
RUSSELL CORP	9.25% 01 May 2010	132,000	101.38	133,815
RUSSIAN FEDERATION	3% 14 May 2008	13,670,000	94.63	12,935,921
SARA LEE CORP	1.95% 15 Jun 2006	3,400,000	98.81	3,359,634
SBC COMMUNICATIONS INC	5.3% 15 Nov 2010	1,340,000	100.36	1,344,763
SBC COMMUNICATIONS INC	4.125% 15 Sep 2009	1,400,000	96.50	1,350,954
SEMGROUP L P/SEMGROUP FIN CORP	8.75% 15 Nov 2015	20,000	102.25	20,450
SEMPRA ENERGY	4.621% 17 May 2007	2,100,000	99.62	2,092,107
SEMPRA ENERGY	1% 21 May 2008	3,290,000	100.19	3,296,119
SEQUOIA MTG TR	1% 20 Jan 2034	4,572,619	100.04	4,574,536
SERVICE CORP INTL	7% 15 Jun 2017	210,000	99.25	208,425
SHAW COMMUNICATIONS INC	8.25% 11 Apr 2010	8,000	107.38	8,590
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	50,000	104.25	52,125
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	104,000	104.25	108,420
SINCLAIR BROADCAST GROUP INC	8% 15 Mar 2012	40,000	103.00	41,200
SLM CORP MEDIUM TERM NTS	1% 27 Jul 2009	4,560,000	99.89	4,554,906
SOLO CUP CO	8.5% 15 Feb 2014	80,000	87.50	70,000
SONAT INC	6.75% 01 Oct 2007	1,000,000	100.63	1,006,250
SOUTHWEST AIRLINES CO	100% 01 May 2006	1,615,565	100.02	1,615,966
SP POWERASSESTS LTD GLOBAL	3.8% 22 Oct 2008	3,475,000	97.12	3,374,953
SPRINT CAP CORP	4.78% 17 Aug 2006	2,200,000	100.02	2,200,371
SPRINT CAP CORP	6.125% 15 Nov 2008	12,340,000	102.76	12,681,166
STARWOOD HOTELS + RESORTS	7.375% 01 May 2007	210,000	102.00	214,200
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	90,019,536	100.00	90,019,536
STATION CASINOS INC	6% 01 Apr 2012	120,000	99.75	119,700
STATION CASINOS INC	6.875% 01 Mar 2016	150,000	102.25	153,375
STRUCTURED ASSET SECS CORP	1% 25 Dec 2029	3,728,911	105.03	3,916,290
SUBURBAN PROPANE PARTNERS LP	6.875% 15 Dec 2013	290,000	93.50	271,150
SUN MEDIA CORP CDA	7.625% 15 Feb 2013	85,000	102.50	87,125
SUNGARD DATA SYS INC	9.125% 15 Aug 2013	220,000	103.50	227,700

TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	231,000	113.00	261,030
TELECOM ITALIA CAP	4% 15 Nov 2008	110,000	96.91	106,599
TELECOM ITALIA CAP	4.729378% 01 Feb 2011	4,040,000	99.81	4,032,166
TELEFONOS DE MEXICO S A	8.25% 26 Jan 2006	250,000	100.24	250,608
TENET HEALTHCARE CORP	9.875% 01 Jul 2014	100,000	101.25	101,250
TENET HEALTHCARE CORP	6.5% 01 Jun 2012	230,000	91.50	210,450
TEREX CORP NEW	7.375% 15 Jan 2014	210,000	99.00	207,900
THORNBURG MTG SECS TR	4.50375% 25 Jun 2044	7,079,088	99.76	7,062,157
THORNBURG MTG SECS TR	1% 25 Dec 2035	11,000,000	99.99	10,998,581
TORRENS TRUST	4.62938% 15 Jul 2031	759,162	100.02	759,325
TXU CORP	6.375% 15 Jun 2006	2,570,000	100.51	2,583,081
TYCO INTL GROUP S A	6.375% 15 Oct 2011	1,080,000	103.84	1,121,520
TYCO INTL GROUP S A	6.125% 01 Nov 2008	3,490,000	101.88	3,555,543
TYCO INTL GRP S A PARTN CTF TR	4.436% 15 Jun 2007	3,000,000	99.00	2,969,885
UGS CORP	10% 01 Jun 2012	50,000	109.00	54,500
UNITED STATES TREAS BDS	2.375% 15 Jan 2025	10,567,100	105.26	11,122,864
UNITED STATES TREAS NTS	4.125% 15 Aug 2010	2,060,000	99.04	2,040,205
UNITED STATES TREAS NTS	3.875% 15 Sep 2010	2,760,000	97.94	2,703,075
UNITED STATES TREAS NTS	3.625% 15 Jan 2010	3,970,000	97.28	3,862,066
UNITED STATES TREAS NTS	3.875% 15 Jul 2010	9,740,000	98.03	9,548,244
UNITED STATES TREAS NTS	4.5% 15 Nov 2010	10,540,000	100.55	10,598,464
UNITED STATES TREAS NTS	0.875% 15 Apr 2010	19,577,440	95.10	18,618,451
UNITED STATES TREAS NTS	3% 15 Jul 2012	19,132,224	105.75	20,232,327
UNITED STATES TREAS NTS	3.75% 31 Mar 2007	102,000,000	99.16	101,139,375
US AIRWAYS PASSTHRU TRS	6.85% 30 Jan 2018	1,203,432	99.11	1,192,663
US BK NATL ASSN CINCINNATI OH	4.4% 15 Aug 2008	4,420,000	98.96	4,374,251
US DOLLAR		33,399	1.00	33,399
US DOLLAR		300,000	1.00	300,000
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	40,500	114.00	46,170
VENTAS RLTY LTD PARTNERSHIP	7.125% 01 Jun 2015	120,000	105.00	126,000
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	120,500	108.00	130,140
VENTAS RLTY LTD PARTNERSHIP	6.75% 01 Jun 2010	130,000	102.50	133,250
VERIZON GLOBAL FDG CORP	7.25% 01 Dec 2010	1,180,000	108.64	1,281,993
VIACOM INC	5.625% 01 May 2007	4,310,000	100.61	4,336,218
VINTAGE PETE INC	8.25% 01 May 2012	357,000	107.25	382,883
VISTEON CORP	8.25% 01 Aug 2010	250,000	85.00	212,500
VODAFONE GROUP PLC NEW	3.95% 30 Jan 2008	3,790,000	98.23	3,722,987
WAMU	4.65% 25 Jun 2044	4,888,835	100.29	4,903,063
WAMU MTG PASS THROUGH CTFS	4.068884% 25 Oct 2033	7,900,000	97.10	7,670,694
WASTE MGMT INC DEL	7.375% 01 Aug 2010	190,000	108.91	206,930
WASTE MGMT INC DEL	6.875% 15 May 2009	4,000,000	105.44	4,217,564
WELLS FARGO + CO NEW	1% 15 Sep 2009	3,100,000	100.10	3,103,145
WELLS FARGO MTG BACKED SECS	4.4853% 25 Jun 2035	5,493,616	98.13	5,390,615
WESTERN OIL SANDS INC	8.375% 01 May 2012	397,000	112.38	446,129
WESTLAKE CHEM CORP	8.75% 15 Jul 2011	105,000	107.00	112,350
WEYERHAEUSER CO	6.125% 15 Mar 2007	1,961,000	101.41	1,988,608
WFS FINL 2002 2 OWNER TR	4.5% 20 Feb 2010	3,301,228	99.97	3,300,198
WILLIAMS COS INC	5.89% 01 Oct 2010	2,250,000	101.00	2,272,500
WILLIAMS COS INC CR CTF TR III	6.75% 15 Apr 2009	8,795,000	101.25	8,904,938
WORLD FINL NETWORK CR CARD MAS	4.49% 15 May 2012	2,250,000	100.61	2,263,712
ZFS FIN USA TR III	5.65125% 15 Dec 2065	1,500,000	100.25	1,503,780
	Sub-Total: Fund 5732 / Pimco 6 of 6			1,209,311,882

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Current value
				(n/a)
			Par Value
	2005-HYB9 5A1	*FLT* DTD 11/1/05 DUE 2/20/36	999,893		994,194
	AAA 2005-2 A1	*FLT* DTD 5/20/05 DUE 11/26/35	304,947		305,138
	ACE 2004-HE3 A2B	*FLT* DD 10/29/04 DUE 11/25/34	210,737		210,754
	AHM 2004-3 5A	*FLT* DD 9/1/04 DUE 10/25/34	1,927,701		1,883,256
	BALTA 2003-3 1A	*FLT* DTD 9/1/03 DUE 10/25/33	3,628,918		3,560,194
	BARCLAYS U.S. FDG LLC	COMMERCIAL PAPER	3,400,000		3,385,830
	BOISE CASCADE CO-MTNA	7.315 DTD 6/18/02 DUE 6/15/09	1,000,000		1,021,250
	BOMBARDIER CAPITAL INC -AI	7.09% DTD 12/20/01 DUE 3/30/07	500,000		500,625
	BSABS 2004-HE6 1A1	*FLT* DTD 7/30/04 DUE 7/25/31	465,466		465,631
	BSABS 2005-3 A2	*FLT* DTD 9/9/05 DUE 7/25/35	305,096		305,095
	BSARM 2003-8 2A1	*FLT* DTD 11/1/03 DUE 1/25/34	3,123,186		3,091,297
	BSARM 2004-7 1A1	*FLT* DTD 8/1/04 DUE 10/25/34	4,363,885		4,361,132
	CARR 2005-NC3 A1A	*FLT* DTD 6/7/05 DUE 6/25/35	2,706,486		2,706,063
	CBA (DE) FINANCE INC.	COMMERCIAL PAPER	28,400,000		28,369,754

CIT GROUP INC - MTN	*FLT* DTD 5/25/05 DUE 5/23/08	2,600,000	2,607,683
CITIGROUP INC	*FLT* DTD 12/27/05 DUE12/26/08	5,200,000	5,198,227
CMS ENEREGY CORP.	9.875% DD 10/12/00 DUE10/15/07	1,400,000	1,498,000
COLUMBIA-HCA HEALTHCARE 7%	DUE 7/1/07 DTD 6/30/97	170,000	173,443
CWALT 2003-J2 A1	6% DTD 9/1/03 DUE 10/25/33	1,107,023	1,104,648
CWHL 2004-11 11A2	*FLT* DTD 6/1/04 DUE 8/25/34	1,797,009	1,791,973
DAIMLERCHRYSLER NA HLDG-MTND	*FLT* DTD 9/10/04 DUE 9/10/07	2,900,000	2,906,020
DEXIA DELAWARE LLC	COMMERCIAL PAPER	3,000,000	2,996,433
DEXIA DELAWARE LLC	COMMERCIAL PAPER	28,300,000	28,195,353
DG FUNDING TRUST	PREFERRED STOCK	360	3,827,250
DNB NOR BANK ASA	COMMERCIAL PAPER	28,300,000	28,188,679
EL PASO TERM B	*FLT* DTD 12/3/04 DUE 11/22/09	2,767,500	2,782,876
EL PASO TERM LC	*FLT* DTD 12/2/04 DUE 11/22/09	1,687,500	1,695,117
ENTERPRISE PRODUCTS OPER -B	4% DTD 10/4/04 DUE 10/15/07	1,700,000	1,664,477
FANNIE MAE	PREFERRED STOCK	20,400	1,108,740
FED REPUBLIC OF BRAZIL	12% DTD 4/16/02 DUE 4/15/10	700,000	851,200
FED REPUBLIC OF BRAZIL	*FLT* DTD 6/28/04 DUE 6/29/09	2,000,000	2,310,000
FED REPUBLIC OF BRAZIL	8.0% DTD 8/01/05 DUE 1/15/18	5,382,000	5,796,414
FED REPUBLIC OF BRAZIL -RG	*FLT* DTD 4/15/94 DUE 4/15/12	229,415	226,547
FED REPUBLIC OF BRAZIL-18YR	*FLT* DTD 4/15/94 DUE 4/15/12	994,131	981,705
FEDERAL HOME LOAN BANK	DISCOUNT NOTE	28,500,000	28,491,925
FFML 2003-FF5 A2	*FLT* DTD 12/1/03 DUE 3/25/34	2,227,365	2,228,816
FGLMC POOL # C61507	7% DTD 12/1/01 DUE 12/1/31	512,476	533,917
FHLMC GOLD 30YR JAN 2006 TBA	5% DTD 1/1/06 DUE 1/1/36	37,500,000	36,292,950
FHLMC GOLD# 1G1114	4.731% DTD 8/1/05 DUE 9/1/35	32,017,827	31,621,430
FHLMC POOL#1L0185	*FLT* DTD 8/1/05 DUE 8/1/35	30,124,340	29,806,688
FHR 2400 FQ	*FLT* DTD 1/15/02 DUE 1/15/32	100,756	101,755
FHR 2572 HA	5.0% DTD 2/01/03 DUE 6/15/13	312,479	312,439
FHR 2844 PR	5% DTD 8/1/04 DUE 9/15/17	3,065,341	3,063,620
FHR 2999 NA	4.5% DTD 7/01/05 DUE 2/15/15	21,600,000	21,393,638
FNARM POOL# 833479	*ADJ* DTD 9/1/05 DUE 9/1/35	23,856,332	23,678,424
FNARM POOL# 836019	*ADJ* DTD 9/1/05 DUE 10/1/35	1,675,603	1,650,817
FNMA PL # 357639	5.5% DTD 11/1/04 DUE 11/01/34	396,482	392,979
FNMA POOL # 357705	5.5% DTD 02/01/05 DUE 02/01/35	582,971	577,820
FNMA POOL # 655756	7.5% DTD 8/1/02 DUE 8/1/32	1,108,742	1,161,420
FNMA POOL # 795928	5.5% DTD 02/01/05 DUE 02/01/35	314,418	311,404
FNMA POOL # 796232	5.5% DTD 11/1/04 DUE 11/1/2034	406,354	402,764
FNMA POOL # 804313	5.5% DTD 11/1/04 DUE 11/1/34	1,272,451	1,261,210
FNMA POOL # 808196	5.5% DTD 3/1/05 DUE 4/1/35	2,259,086	2,239,128
FNMA POOL # 814710	5.5% DTD 03/01/05 DUE 04/01/35	430,710	426,582
FNMA POOL #357669	5.5% DTD 12/01/04 DUE 12/1/34	1,221,116	1,210,328
FNMA POOL #357748	5.5% DTD 4/1/05 DUE 4/1/35	2,076,638	2,056,737
FNMA POOL #799132	5.5% DTD 04/01/05 DUE 05/01/35	45,380	44,945
FNMA POOL# 255458	5.5% DTD 10/1/04 DUE 11/1/34	173,084	171,555
FNMA POOL# 255554	5.50% DTD 12/01/04 DUE 1/01/35	757,450	750,758
FNMA POOL# 255580	5.5% DTD 1/1/05 DUE 2/1/35	1,393,994	1,381,679
FNMA POOL# 255631	5.5% DTD 2/01/05 DUE 3/01/35	5,854,035	5,797,934
FNMA POOL# 255671	5.5% DTD 3/01/05 DUE 4/01/35	70,223	69,550
FNMA POOL# 256022	5.5% DTD 11/1/05 DUE 11/1/35	99,697	98,742
FNMA POOL# 357687	5.5% DTD 01/01/05 DUE 01/01/35	624,140	618,626
FNMA POOL# 357747	5.5% DTD 4/1/05 DUE 3/1/05	681,644	675,112
FNMA POOL# 357755	5.5% DTD 04/01/05 DUE 03/01/35	462,734	458,299
FNMA POOL# 357797	5.5% DTD 6/1/05 DUE 6/1/35	8,880,858	8,795,750
FNMA POOL# 606734	5.898% DTD 9/1/01 DUE 10/1/31	136,011	138,791
FNMA POOL# 649592	7.5% DTD 6/1/02 DUE 6/1/32	81,606	85,483
FNMA POOL# 653361	7.5% DTD 8/1/02 DUE 8/1/32	46,844	49,069
FNMA POOL# 659956	7.5% DTD 8/1/02 DUE 9/1/32	267,855	280,581
FNMA POOL# 661277	7.5% DTD 8/1/02 DUE 9/1/32	984,043	1,030,796
FNMA POOL# 661281	7.5% DTD 8/1/02 DUE 9/1/32	70,379	73,723
FNMA POOL# 661951	7.5% DTD 9/1/02 DUE 10/1/32	514,873	539,336
FNMA POOL# 663263	7.5% DTD 9/1/02 DUE 9/1/32	56,656	59,348
FNMA POOL# 664890	7.5% DTD 10/1/02 DUE 10/1/32	1,367,285	1,432,247
FNMA POOL# 666478	7.5% DTD 10/1/02 DUE 10/1/32	86,358	90,461
FNMA POOL# 709060	5% DTD 6/1/03 DUE 6/1/18	165,371	163,840
FNMA POOL# 721134	5.5% DTD 09/01/04 DUE 10/01/34	210,292	208,434
FNMA POOL# 725948	5.5% DD 10/1/04 DUE 10/1/34	186,407	184,760
FNMA POOL# 735227	5.5% DTD 1/1/05 DUE 2/1/35	2,198,967	2,179,540
FNMA POOL# 735480	5.5% DTD 4/01/05 DUE 4/01/35	305,182	302,257
FNMA POOL# 735754	*ADJ* DTD 7/1/05 DUE 7/1/35	1,919,880	1,895,916
FNMA POOL# 735773	*ADJ* DTD 7/1/05 DUE 7/1/35	13,135,108	13,020,658
FNMA POOL# 769472	5.5% DTD 09/01/04 DUE 09/01/34	93,097	92,274
FNMA POOL# 781585	5.5% DTD 9/1/04 DUE 9/1/34	7,440,158	7,374,427
FNMA POOL# 781607	5.5% DTD 10/01/04 DUE 10/01/34	574,253	569,180

FNMA POOL# 781755	5.5% DTD 9/1/04 DUE 9/1/34	914,881	906,799
FNMA POOL# 781795	5.5% DTD 11/1/04 DUE 11/1/34	301,173	298,512
FNMA POOL# 783633	*ADJ* DTD 8/1/05 DUE 8/1/35	32,757,266	32,182,883
FNMA POOL# 783635	*ASJ* DTD 8/1/05 DUE 8/1/35	7,712,589	7,608,286
FNMA POOL# 784325	5.5% DTD 11/01/04 DUE 11/01/34	384,587	381,190
FNMA POOL# 785291	*ADJ* DTD 6/1/04 DUE 6/1/19	10,983,777	10,786,014
FNMA POOL# 789259	5.5% DTD 10/01/04 DUE 10/01/34	363,515	360,304
FNMA POOL# 789874	5.5% DTD 10/1/04 DUE 10/1/34	2,262,537	2,242,549
FNMA POOL# 791439	5.5% DTD 10/01/04 DUE 10/1/34	2,131,133	2,112,305
FNMA POOL# 791699	5.5% DTD 01/01/05 DUE 01/01/35	250,231	248,021
FNMA POOL# 793968	5.5% DTD 02/01/05 DUE 02/01/35	1,915,693	1,897,335
FNMA POOL# 793981	5.5% DTD 9/1/04 DUE 9/1/34	2,766,305	2,741,866
FNMA POOL# 794256	5.5% DTD 09/01/04 DUE 09/01/34	2,931,388	2,905,491
FNMA POOL# 794291	5.5% DTD 09/01/04 DUE 09/01/34	631,578	625,999
FNMA POOL# 794486	5.5% DTD 09/01/04 DUE 10/01/34	322,345	319,497
FNMA POOL# 794601	5.5% DTD 09/01/04 DUE 09/01/34	98,132	97,265
FNMA POOL# 794675	5.5% DTD 9/1/04 DUE 10/1/34	154,841	153,473
FNMA POOL# 794734	5.5% DTD 09/01/04 DUE 10/01/34	289,774	287,214
FNMA POOL# 794994	5.5% DTD 9/1/04 DUE 10/1/34	558,635	553,700
FNMA POOL# 795047	5.5% DTD 10/01/04 DUE 10/01/34	577,556	572,453
FNMA POOL# 795664	5.5% DTD 2/01/05 DUE 2/01/35	234,804	232,554
FNMA POOL# 795678	5.5% DTD 1/01/05 DUE 1/01/35	414,566	410,903
FNMA POOL# 796119	5.5% DTD 10/01/04 DUE 10/01/34	287,072	284,536
FNMA POOL# 796161	5.5% DTD 10/01/04 DUE 10/01/34	2,078,904	2,060,538
FNMA POOL# 796199	5.5% DTD 11/1/04 DUE 11/1/34	563,310	558,333
FNMA POOL# 796288	5.5% DTD 12/01/04 DUE 12/01/34	128,626	127,489
FNMA POOL# 796738	5.5% DTD 10/01/04 DUE 10/01/34	449,775	445,801
FNMA POOL# 796799	5.5% DTD 02/01/05 DUE 02/01/35	276,697	274,045
FNMA POOL# 797444	5.5% DTD 1/1/05 DUE 1/1/35	844,030	836,573
FNMA POOL# 797448	5.5% DTD 1/1/05 DUE 1/1/35	418,218	414,523
FNMA POOL# 797471	5.5% DTD 01/01/05 DUE 02/01/35	320,747	317,674
FNMA POOL# 797523	5.5% DTD 03/01/05 DUE 03/01/35	1,084,298	1,073,906
FNMA POOL# 7979443	5.5% DTD 1/1/05 DUE 1/1/35	1,835,945	1,819,725
FNMA POOL# 798016	5.5% DTD 12/1/04 DUE 1/1/35	880,079	872,304
FNMA POOL# 798062	5.5% DTD 02/01/05 DUE 02/01/35	934,732	926,475
FNMA POOL# 798449	5.5% DTD 10/01/04 DUE 10/01/34	372,883	369,589
FNMA POOL# 798728	5.5% DTD 11/1/04 DUE 11/1/34	370,499	367,226
FNMA POOL# 798730	5.5% DTD 11/01/04 DUE 11/1/34	634,362	628,757
FNMA POOL# 798735	5.5% DTD 11/01/04 DUE 11/01/34	650,366	644,620
FNMA POOL# 799062	5.5% DTD 3/01/05 DUE 3/01/35	232,656	230,426
FNMA POOL# 799557	5.5% DTD 10/01/04 DUE 11/01/34	407,966	404,362
FNMA POOL# 799592	5.5% DTD 10/1/04 DUE 11/1/34	363,603	360,391
FNMA POOL# 799624	5.5% DTD 10/01/04 DUE 11/1/34	2,143,073	2,124,140
FNMA POOL# 799754	5.5% DTD 10/1/04 DUE 11/1/34	2,282,579	2,262,413
FNMA POOL# 800152	5.5% DTD 11/01/04 DUE 12/01/34	92,993	92,172
FNMA POOL# 800171	5.0% DTD 11/1/04 DUE 12/1/34	7,409,645	7,424,809
FNMA POOL# 800182	5.5% DTD 11/01/04 DUE 11/01/34	528,758	524,087
FNMA POOL# 800329	5.5% DTD 11/01/04 DUE 12/01/34	729,034	722,593
FNMA POOL# 800463	5.5% DTD 10/01/04 DUE 10/01/34	1,110,705	1,100,893
FNMA POOL# 800817	5.5% DTD 10/1/04 DUE 10/1/34	554,708	549,807
FNMA POOL# 800998	5.5% DTD 11/01/04 DUE 11/01/34	272,937	270,526
FNMA POOL# 801031	5.5% DTD 11/1/04 DUE 11/1/34	2,836,439	2,811,381
FNMA POOL# 801048	5.5% DTD 11/01/04 DUE 11/01/34	217,426	215,505
FNMA POOL# 801052	5.5% DTD 11/01/04 DUE 11/01/34	178,338	176,762
FNMA POOL# 801096	5.5% DTD 11/1/04 DUE 11/1/34	159,428	158,019
FNMA POOL# 801228	5.5% DTD 11/01/04 DUE 11/01/34	358,371	355,205
FNMA POOL# 801313	5.5% DTD 10/01/04 DUE 10/01/34	573,178	568,114
FNMA POOL# 801319	5.5% DTD 10/01/04 DUE 10/01/34	825,918	818,621
FNMA POOL# 801351	5.5% DTD 10/01/04 DUE 10/01/34	420,290	416,577
FNMA POOL# 801448	5.5% DTD 11/01/04 DUE 11/1/34	2,658,299	2,634,815
FNMA POOL# 801451	5.5% DTD 10/01/04 DUE 10/01/34	492,854	488,500
FNMA POOL# 801479	5.5% DTD 11/1/04 DUE 11/1/34	2,610,781	2,587,716
FNMA POOL# 801498	5.5% DTD 11/1/04 DUE 11/1/34	2,559,991	2,537,375
FNMA POOL# 801679	5.5% DTD 11/01/04 DUE 11/1/34	245,946	244,143
FNMA POOL# 801691	5.5% DTD 12/1/04 DUE 11/1/34	777,295	770,428
FNMA POOL# 801715	5.5% DTD 10/01/04 DUE 10/01/34	286,636	284,103
FNMA POOL# 801716	5.5% DTD 10/1/04 DUE 10/1/34	1,427,756	1,415,143
FNMA POOL# 801887	5.5% DTD 11/01/04 DUE 11/01/34	317,654	314,848
FNMA POOL# 801986	5.5% DTD 11/01/04 DUE 11/01/34	437,005	433,144
FNMA POOL# 802073	5.5% DTD 10/01/04 DUE 10/01/34	526,352	521,702
FNMA POOL# 802074	5.5% DTD 10/01/04 DUE 10/01/34	561,814	556,850
FNMA POOL# 802100	5.5% DTD 10/01/04 DUE 10/01/34	549,975	545,117
FNMA POOL# 802126	5.5% DTD 11/01/04 DUE 11/01/34	679,536	673,532

FNMA POOL# 802372	5.5% DTD 12/01/04 DUE 12/01/34	260,695	258,392
FNMA POOL# 802490	5.5% DTD 11/1/04 DUE 11/1/34	8,876,864	8,798,441
FNMA POOL# 802499	5.5% DTD 11/1/04 DUE 11/1/34	1,001,981	993,129
FNMA POOL# 802558	5.5% DTD 11/01/04 DUE 11/01/34	495,653	491,274
FNMA POOL# 802628	5.5% DTD 4/01/05 DUE 4/01/35	61,653	61,201
FNMA POOL# 802770	5.5% DTD 11/01/04 DUE 11/01/34	165,889	164,423
FNMA POOL# 802921	5.5% DTD 11/01/04 DUE 11/01/34	381,490	378,119
FNMA POOL# 803355	5.5% DTD02/01/05 DUE03/01/35	173,605	171,941
FNMA POOL# 803963	5.5% DTD 11/01/04 DUE 11/01/34	415,212	411,544
FNMA POOL# 803969	5.5% DTD 11/01/04 DUE 11/01/34	81,668	80,946
FNMA POOL# 804185	5.5% DTD 11/01/04 DUE 11/01/34	177,491	175,923
FNMA POOL# 804295	5.5% DTD 11/01/04 DUE 11/01/34	609,526	604,141
FNMA POOL# 804686	5.5% DTD 12/01/04 DUE 01/01/35	1,617,876	1,603,583
FNMA POOL# 804837	5.5% DTD 12/01/04 DUE 01/01/35	392,170	388,705
FNMA POOL# 804881	5.5% DTD 12/01/04 DUE 01/01/35	58,397	57,837
FNMA POOL# 805512	5.5% DTD 02/01/05 DUE 02/01/35	1,846,919	1,829,219
FNMA POOL# 805590	5.5% DTD 12/01/04 DUE 11/01/34	1,572,809	1,558,914
FNMA POOL# 805713	5.5% DTD 1/01/05 DUE 11/01/34	836,290	828,901
FNMA POOL# 805721	5.5% DTD 1/1/05 DUE 12/1/34	684,581	678,533
FNMA POOL# 805722	5.5% DTD 01/01/05 DUE 12/01/34	87,626	86,852
FNMA POOL# 805723	5.5% DTD 01/01/05 DUE 12/01/34	738,626	732,101
FNMA POOL# 805913	5.5% DTD 01/01/05 DUE 01/01/35	58,890	58,325
FNMA POOL# 805926	5.5% DTD 11/01/04 DUE 11/01/34	746,779	740,181
FNMA POOL# 805947	5.5% DTD 11/01/04 DUE 12/01/34	172,364	170,841
FNMA POOL# 806693	5.5% DTD 12/01/04 DUE 12/01/34	203,128	201,334
FNMA POOL# 807694	5.5% DTD 1/1/05 DUE 1/1/35	484,825	480,179
FNMA POOL# 807800	5.5% DTD 03/01/05 DUE 03/01/35	1,525,199	1,511,724
FNMA POOL# 807913	5.5% DTD 03/01/05 DUE 03/01/35	999,819	990,237
FNMA POOL# 807967	5.5% DTD 1/1/05 DUE 1/01/35	1,249,262	1,238,225
FNMA POOL# 808018	5.5% DTD 1/1/05 DUE 1/1/35	5,197,670	5,151,751
FNMA POOL# 808182	5.5% DTD 3/01/05 DUE 3/01/35	1,253,372	1,242,299
FNMA POOL# 808248	5.5% DTD 3/1/05 DUE 3/1/35	3,578,456	3,544,162
FNMA POOL# 808249	5.5% DTD 3/1/05 DUE 3/1/35	2,331,338	2,308,996
FNMA POOL# 810075	5.5% DTD 2/1/05 DUE 3/1/35	282,304	279,598
FNMA POOL# 810419	5.5% DTD 02/01/05 DUE 02/01/35	281,911	279,420
FNMA POOL# 812116	5.5% DTD 02/01/05 DUE 02/01/35	6,278,566	6,223,098
FNMA POOL# 812749	5.5% DTD 02/01/05 DUE 02/01/35	10,277,686	10,179,192
FNMA POOL# 813026	5.5% DTD 03/01/05 DUE 03/01/35	1,766,567	1,749,638
FNMA POOL# 813148	5.5% DTD 02/01/05 DUE 02/01/35	272,480	269,869
FNMA POOL# 814537	5.5% DTD 3/1/05 DUE 4/1/35	6,878,733	6,812,812
FNMA POOL# 814722	5.5% DTD 03/01/05 DUE 04/01/35	573,261	567,768
FNMA POOL# 814911	5.5% DTD 04/01/05 DUE 02/01/35	301,603	298,939
FNMA POOL# 815129	5.5% DTD 04/01/05 DUE 04/01/35	195,196	193,325
FNMA POOL# 815191	5.5% DTD 4/1/05 DUE 4/1/35	5,074,214	5,025,586
FNMA POOL# 815417	5.5% DTD 2/1/05 DUE 2/1/35	4,661,771	4,617,095
FNMA POOL# 815901	5.5% DTD 02/01/05 DUE 02/01/35	1,801,807	1,784,540
FNMA POOL# 819104	5.5% DTD 04/01/05 DUE 03/01/35	317,149	314,110
FNMA POOL# 819158	5.5% DTD 03/01/05 DUE 03/01/35	304,702	302,010
FNMA POOL# 819175	5.5% DTD 3/1/05 DUE 3/1/35	8,122,669	8,050,909
FNMA POOL# 821078	5.5% DTD 3/01/05 DUE 3/01/35	281,635	279,147
FNMA POOL# 821342	5.5% DTD 05/01/05 DUE 01/01/35	840,503	833,078
FNMA POOL# 821593	5.5% DTD 5/01/05 DUE 6/01/35	1,875,107	1,857,138
FNMA POOL# 821788	5.5% DTD 05/01/05 DUE 06/01/35	1,778,108	1,761,068
FNMA POOL# 823155	5.5% DTD 5/1/05 DUE 5/1/35	5,824,844	5,769,023
FNMA POOL# 829197	5.5% DTD 7/1/05 DUE 7/1/35	965,601	956,348
FNMA POOL# 835719	5.5% DTD 9/1/05 DUE 8/1/35	480,622	476,016
FNMA POOL# 838543	5.5% DTD 10/01/05 DUE 10/01/35	219,879	217,772
FNMA POOL# 841068	*ADJ* DTD 9/1/05 DUE 11/1/34	45,607,239	45,110,325
FNMA POOL# 844532	*FLT* DTD 11/1/05 DUE 11/1/35	3,188,123	3,186,923
FNMA POOL#357690	5.5% DTD 1/1/05 DUE 1/1/35	2,772,797	2,748,301
FNMA POOL#841035	*ADJ* DTD 11/01/05 DUE 11/1/35	3,999,643	3,949,969
FNR 2001-79 BA	7% DTD 12/01/01 DUE 03/25/45	9,851,053	10,193,477
FNR 2002-60 F1	*FLT* DTD 8/25/02 DUE 6/25/32	701,637	702,482
FNR 2002-80 A1	6.5% DTD 10/1/02 DUE 11/25/42	4,572,716	4,682,750
FNR 2003-116 FA	*FLT* DTD 10/25/03 DUE11/25/33	13,956,369	14,051,177
FNR 2003-18 A1	6.5% DTD 2/01/03 DUE 12/25/42	4,805,833	4,921,476
FNR 2003-7 A1	6.5% DTD 1/1/03 DUE 12/25/42	6,856,454	7,028,316
FNW 2004-W2 1A3F	*FLT* DTD 2/25/04 DUE 2/25/44	4,977,271	4,962,004
FNW 2004-W6 3A2	*FLT* DTD 5/25/04 DUE 7/25/34	2,580,908	2,582,350
FORD MOTOR CREDIT	6.50% DUE 02/15/06	922,000	917,686
FORD MOTOR CREDIT CO	6.5% DTD 10/25/01 DUE 1/25/07	7,700,000	7,449,519
FREDDIE MAC	DISCOUNT NOTE	15,000,000	14,888,490
FSPC T-61 1A1	*FLT* DTD 6/01/04 DUE 7/25/44	16,758,371	17,007,634

GENL MOTORS ACCEPT CORP	*FLT* DTD 8/20/04 DUE 3/20/07	5,900,000	5,572,869
GERMAN TREASURY BILL	COMMERCIAL PAPER	3,500,000	4,118,189
GE-WMC MORTGAGE SECURITIES LLC	*FLT* DTD 12/19/05 DUE 1/25/36	4,300,000	4,292,608
GNMA POOL# 357994	7.5% DTD 9/1/93 DUE 9/15/23	20,730	21,947
GNMA POOL# 361507	7.5% DTD 11/1/93 DUE 11/15/23	4,683	4,958
GNMA POOL# 364752	7.5% DTD 11/1/93 DUE 11/15/23	2,741	2,901
GNMA POOL# 780957	6% DTD 1/1/9 DUE 1/15/19	706,764	723,545
GNR 2001-30 FD	*FLT* DD 6/20/01 DUE 3/20/31	1,465,665	1,490,304
GOLDEN ST TOB SECURITIZATION	5% DTD 01/29/03 DUE 06/01/21	910,000	918,108
GOLDMAN SACHS GROUP INC	*FLT* DTD 7/23/04 DUE 7/23/09	5,000,000	5,026,345
GOLDMAN SACHS GROUP INC	*FLT* DD 12/22/05 DUE 12/22/08	5,300,000	5,298,410
GOV’T NAT’L MTG ASSN	PL 341870 7.5% DUE 4/15/23	10,290	10,893
GPMF 2005-AR1 A2	*FLT* DTD 4/29/05 DUE 6/25/45	3,659,288	3,653,062
HARRAS OPERATING CO INC	7.5% DTD 1/20/99 DUE 1/15/09	2,091,000	2,214,716
HBOS TREASURY SERV PLC	COMMERCIAL PAPER	28,300,000	28,178,565
HCA INC -MTN	8.05% DTD 8/25/94 DUE 8/25/06	5,000,000	5,071,165
HCA-THE HEALTHCARE	7.125 DTD 5/22/01 DUE6/1/06	1,000,000	1,008,200
HOME OWNERSHIP FUNDING CORP	13.331% PREFERRED STOCK	8,000	2,212,750
HSBC FINANCE CORP	*FLT* DTD 9/15/05 DUE 9/15/08	900,000	900,674
HSBC FINANCE CORP -MTN	*FLT* DTD 5/10/05 DUE 5/10/07	5,100,000	5,101,851
LEHMAN BROTHERS REPO	REPURCHASE AGREEMENT	39,000,000	39,000,000
MCI INC	7.688% DTD 4/20/04 DUE 5/1/09	5,700,000	5,885,250
MGM MIRAGE INC	7.25% DD 10/30/96 DUE 10/15/06	3,000,000	3,041,250
MIRAGE RESORTS INC.	6.75% DTD 8/05/97 DUE 8/01/07	5,248,000	5,320,160
NAA 2004-R1 A2	7.5% DTD 1/1/04 DUE 3/25/34	12,792,500	13,285,683
NCHET2005-3 A2A	*FLT* DTD 6/24/05DUE 7/25/35	2,069,033	2,068,687
PSEG POWER LLC	6.875% DD 10/15/01 DUE 4/15/06	2,600,000	2,613,465
RABOBANK USA FINL CORP	COMMERCIAL PAPER	28,600,000	28,589,776
RAMP 2004-RS9 AI1 1MLIB+18	*FLT* DTD 9/29/04 DUE 12/25/23	52,967	52,959
REGAL 1999-1 A	*FLT* DTD 7/1/99 DUE 9/29/31	1,968,540	1,960,433
REPUBLIC OF BRAZIL - NMB L	*VAR* DTD 4/15/94 DUE 4/15/09	41,180	40,917
REPUBLIC OF ITALY	3.8% DTD 4/3/96 DUE 3/27/2008	687,000,000	6,265,384
REPUBLIC OF ITALY	0.375% DTD10/10/01 DUE10/10/06	1,140,000,000	9,682,196
REPUBLIC OF PANAMA	9.625% DTD 2/8/01 DUE 2/8/11	2,550,000	2,977,125
RESONA BANK LTD-144A	*VAR* DD 9/15/05 DUE PERPETUAL	6,000,000	5,974,644
RMF 1997-1 B	6.872% DTD 7/1/97 DUE 1/15/19	4,991,666	4,982,865
SACO 2004-1 A1	*FLT* DTD 6/30/04 DUE 2/25/28	183,445	183,463
SACO 2005-WM2 A2	*FLT* DTD 9/30/05 DUE 7/25/35	1,889,131	1,889,038
SAIL 2004-3 A5	*FLT* DTD 3/25/04 DUE 4/25/34	951,483	951,640
SASC 2001-9 5A1	7.5% DTD 6/1/01 DUE 7/25/16	41,934	41,738
SBAP 2005-20G 1	4.75% DTD 7/13/05 DUE 7/01/25	2,400,000	2,354,163
SBIC 2001-P10A 1	6.64% DTD 2/21/01 DUE 2/10/11	3,530,336	3,692,601
SMALL BUSINESS ADMIN - 95-B	8.15% DTD 2/15/95 DUE 2/1/15	268,895	284,483
SMALL BUSINESS ADMIN -SINKALBE	8.5% DTD 1/11/95 DUE 1/01/15	1,212,379	1,288,191
SOCIETE GEN NO AMER	COMMERCIAL PAPER	300,000	299,892
SOCIETE GEN NO AMERCIA	COMMERCIAL PAPER	28,300,000	28,182,638
SOCIETE GEN NO AMERICA	COMMERCIAL PAPER	3,000,000	2,982,190
SVENSKA HANDLSBAN ‘S’	COMMERCIAL PAPER	5,600,000	5,578,645
SVHE 2005-OPT3 A2	*FLT* DTD 9/30/05 DUE 11/25/35	2,133,634	2,133,634
TXU ENERGY CO LLC	*FLT* DTD 4/14/05 DUE 1/17/06	1,900,000	1,899,922
UBS FINANCE	COMMERCIAL PAPER	2,500,000	2,491,729
UBS FINANCE (DELW)	COMMERCIAL PAPER	200,000	199,930
UBS FINANCE (DELW)	COMMERCIAL PAPER	28,500,000	28,489,811
UNITED AIRLINES-97 A	*FLT* DTD 12/23/97 DUE 3/2/49	2,082,348	2,081,578
US TREASURY BILL		75,000	74,400
US TREASURY BILL		250,000	247,992
US TREASURY BILL		250,000	248,352
US TREASURY BILL		260,000	257,925
US TREASURY BILL		330,000	327,370
US TREASURY BILL		500,000	495,990
US TREASURY BILL		560,000	556,309
US TREASURY BILL		800,000	794,761
US TREASURY BILL		840,000	833,235
US TREASURY BILL		850,000	843,141
US TREASURY BILL		1,220,000	1,210,265
US TREASURY BILL		1,250,000	1,239,941
US TREASURY BILL		2,000,000	1,983,958
VTB CAPTIAL (VNESHTORGBK)-144A	*FLT* DTD 12/21/05 DUE 9/21/07	2,600,000	2,600,000
WAMU 2003-R1 A3	*FLT* DD 10/30/03 DUE 12/25/27	1,654,367	1,655,405

	Sub-Total: Fund 585/Mass Mutual Insurance 1 of 1		1,047,886,746

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Current Value
				(n/a)
			Par Value

	Commingled Fund-Managed by JPM	JPMorgan Prive Mortgage Fund	13,379,454		303,044,636

		Sub-Total: Fund 5734 / JPMorgan Private Mortgage Fund 1 of 1			303,044,636

		Sub Total: Stable Value Fund-Investment Contracts (8 funds)			6,526,432,443
		Wrapper Value			(121,525,135)
		Other Assets / Liabilities - Net			(691,649,862)
		TOTAL : Stable Value Fund-Investment Contracts (7 funds)			5,713,257,446